As filed with the Securities and Exchange Commission on May 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Multi Packaging Solutions International Limited

(Exact name of registrant as specified in its charter)

Bermuda	2759	98-1249740
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 E 52nd St, 28th Floor

New York, New York 10022

(646) 885-0157

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

William H. Hogan

Executive Vice President and Chief Financial Officer

Multi Packaging Solutions International Limited

150 E 52nd St, 28th Floor

New York, New York 10022

(646) 885-0157

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 (202) 637-2200	Marko Zatylny Ropes & Gray LLP 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(a)	Proposed maximum offering price per share(b)	Proposed maximum aggregate offering price(a)(b)	Amount of registration fee
Common Shares, $1.00 per share	11,500,000	$15.39	$176,985,000	$17,823

(a)	Includes additional common shares that may be purchased by the underwriters.
(b)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the common shares on May 13, 2016, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated May 16, 2016

PROSPECTUS

10,000,000 Shares

Multi Packaging Solutions International Limited

Common Shares

The selling shareholders named in this prospectus, including investment funds controlled by The Carlyle Group (“Carlyle”) and Madison Dearborn Partners, LLC (“Madison Dearborn”), are selling 10,000,000 common shares in this offering. We will not receive any proceeds from the sale of our common shares by the selling shareholders, including from any exercise by the underwriters of their option to purchase additional common shares described below.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MPSX”. On May 13, 2016, the closing sale price of our common shares as reported on the NYSE was $15.29 per share.

Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page 25 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds to selling shareholders	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See the section entitled “Underwriting” for additional information regarding underwriting compensation.

The underwriters may also purchase up to an additional 1,500,000 common shares from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about                     , 2016.

The date of this prospectus is             , 2016.

Multi Packaging Solutions

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We are responsible for the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize. We and the selling shareholders have not authorized anyone to give you any other information, and we and the selling shareholders take no responsibility for any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, the common shares only in jurisdictions where offers and sales are permitted.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998, which regulates the sale of securities in Bermuda. Further, the Bermuda Monetary Authority (the “BMA”) must approve all issues and transfers of shares of a Bermuda exempted company under the Exchange Control Act, 1972 and regulations made thereunder. The BMA has given general permission which will permit the issue of the common shares by Multi Packaging Solutions International Limited and the transfer of such common shares among non-residents for Bermuda exchange control purposes so long as voting securities of Multi Packaging Solutions International Limited remain listed on the NYSE or any other appointed stock exchange. In giving such permission, the BMA accepts no responsibility for the financial soundness of any proposal or for the correctness of any statements made or opinions expressed herein.

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BASIS OF PRESENTATION AND OTHER INFORMATION

Multi Packaging Solutions International Limited

Unless the context otherwise requires, all references to “MPS Limited,” the “Company,” “we,” “us” and “our” refer to Multi Packaging Solutions International Limited, a Bermuda exempted company incorporated under the laws of Bermuda on June 19, 2015, together with the entities that became its consolidated subsidiaries on October 7, 2015. The entities that became the consolidated subsidiaries of MPS Limited consist of Multi Packaging Solutions Global Holdings Limited, which we refer to as “MPS Holdings,” and its subsidiaries. On October 7, 2015, MPS Limited became the direct parent company of MPS Holdings through a series of internal reorganizational transactions. We collectively refer to these reorganizational transactions as the “Reorg Transactions.”

Multi Packaging Solutions Global Holdings Limited

On August 15, 2013, Multi Packaging Solutions, Inc. and its primary shareholder, IPC/Packaging LLC, entered into an Agreement and Plan of Merger to be purchased by Mustang Parent Corp. (“Mustang”), an entity controlled by funds advised by Madison Dearborn. The acquisition of Multi Packaging Solutions, Inc. by Madison Dearborn is referred to as the “Madison Dearborn Transaction.” On November 18, 2013, an investment fund controlled by Madison Dearborn and an investment fund controlled by Carlyle entered into a Combination Agreement, whereby Madison Dearborn contributed 100% of the outstanding equity of Mustang to Chesapeake Finance 2 Limited (“Chesapeake”), in exchange for a 50% equity interest in Chesapeake. The combination transaction between Chesapeake and Mustang was consummated on February 14, 2014 and was accounted for as a reverse acquisition with Chesapeake as the legal acquiror and new parent entity, and Mustang as the legal subsidiary but the accounting acquiror. Subsequently, Chesapeake changed its name to Multi Packaging Solutions Global Holdings Limited.

The financial information prior to the February 14, 2014 completion of the combination reflects that of Mustang and its predecessor.

MARKET AND INDUSTRY DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included in this prospectus, including the size of certain markets, the market opportunity across our primary addressable markets, and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Unless otherwise noted, all of our market share, market opportunity and market position information presented in this prospectus is an approximation based on management’s knowledge. Our market share and market position in each of our businesses and product groups, unless otherwise noted, is based on our sales relative to the estimated sales in the markets we serve. References herein to our being a leader in a market or product category refer to our belief that we have a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic

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aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

We own or otherwise have rights to the trademarks, service marks, copyrights and trade names, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, which are protected under applicable intellectual property laws and are our property and the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks, service marks, trade names and copyrights referred to in this prospectus may appear without the ®,™ or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

OUR INITIAL PUBLIC OFFERING

In October 2015, we and certain shareholders sold 18,975,000 of our common shares at a price of $13.00 per share in our initial public offering (our “IPO”). Upon the completion of our IPO, our common shares were listed on the NYSE under the symbol “MPSX”.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. Unless the context otherwise requires or otherwise provided herein, references herein to the “Company,” “we,” “us,” “our” and “our company” refer to MPS Limited and its consolidated subsidiaries. See “Basis of Presentation and Other Information.” References herein to “fiscal year” refer to our fiscal years, which end on June 30. See “—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information.” References herein to the financial measures “EBITDA” and “Adjusted EBITDA” refer to financial measures that do not comply with generally accepted accounting principles in the United States (“U.S. GAAP”). For information about how we calculate EBITDA and Adjusted EBITDA, see footnote 5 to the table under the heading “—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information.” References to “LTM” refer to the twelve-month period ended March 31, 2016. References to “pro forma” reflect numbers giving effect to all acquisitions that have been completed through June 30, 2015 as if the relevant acquisitions occurred as of the beginning of the period referenced. References to “acquisition adjusted net sales” and “acquisition adjusted Adjusted EBITDA” give effect to net sales and EBITDA, respectively, for BP Media Limited (“BP Media”), which was acquired on July 1, 2015 and Chicago Paper Tube & Can Co. (“CPT”), which was acquired on January 26, 2016. See footnotes 1, 3, 6 and 7 to the table under the heading “—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information” for further detail on these metrics.

Company Overview

We are a leading, global provider of value-added specialty packaging solutions, based on sales, focused on high complexity products for the consumer, healthcare and multi-media markets. We provide our customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes, which are complemented by value-added services, including creative design, new product development and customized supply chain solutions. For the LTM period, approximately 48%, 47% and 5% of our acquisition adjusted net sales came from our North American, European and Asian segments, respectively. We believe that our core addressable consumer and healthcare end markets, which account for approximately 89% of our acquisition adjusted net sales for the LTM period, encompass attractive, resilient and growing packaging categories, and we believe we are a leader in these end markets across North America and Europe based on sales. Additionally, we believe we have a market-leading position in the multi-media specialty packaging sector based on sales, which accounts for 11% of our acquisition adjusted global net sales in the LTM period. For the LTM period, acquisition adjusted net sales and acquisition adjusted Adjusted EBITDA were $1,697.3 million and $260.4 million, respectively.

Based on management estimates, we believe the market opportunity across our primary addressable markets is currently in excess of $17 billion of annual sales. We believe we are market leaders in a fragmented industry as we are one of the few large scale participants serving our addressable markets on a global basis. Our competitive position in our addressable markets is bolstered by our ability to provide comprehensive product solutions, which often include combination or bundled products, across our global platform driving new customer wins and strengthening our existing customer relationships through product and geographic cross-selling opportunities. Furthermore, the highly fragmented nature of our industry presents numerous acquisition opportunities as we continue to lead consolidation within our core businesses.

We have long-term relationships with our blue chip customer base, who are leaders in our target end markets and include AstraZeneca, Coty, Diageo, Estée Lauder, GlaxoSmithKline, L’Oréal, Mondelēz International, Nestlé, Pernod Ricard, Pfizer and Sony. Our relationships with our top 20 customers exceed 34 years on average, with many of our customers operating under multi-year contracts. Servicing our customers requires us to meet stringent quality specifications, a high level of customer service and meaningful investment requirements. Our healthcare customers, for example, require exacting standards of manufacturing in order to meet their regulatory requirements, and we are at the front end of our consumer customers’ branding and marketing strategy, enhancing the visual impact at the shelf while also ensuring product integrity and regulatory compliance.

We believe we are one of the few companies in our addressable markets which offers a full range of products across multiple geographies. This unique capability presents a compelling value proposition to our customers as they continue to rationalize their supply chain and seek to partner with global suppliers. Our global manufacturing footprint consists of 59 manufacturing sites and eight sales offices across North America, Europe and Asia. Our strategically located facilities have enabled us to grow our business by leveraging our customer relationships across multiple geographies and products, and drive incremental growth through our ability to integrate and improve our customers’ supply chains.

Since 2005, we have evolved from our initial U.S. platform of five facilities into a global specialty packaging leader, based on sales, through completing a total of 16 transactions. Our acquisitions expanded our core end markets and added complementary products and locations. In 2014, we entered into a transformational merger (the “Merger”) with Chesapeake Finance 2 Limited (“Chesapeake”), acquired the North American and Asian print businesses of AGI-Shorewood Group (“ASG”) and in addition completed six further acquisitions since the Merger, which further expanded our global footprint and significantly diversified our product and end market profile. We are continuing to leverage the strategic benefits of these combinations. For example, we believe there is additional cross-sell potential through opportunities from the MPS and Chesapeake combination in terms of increasing sales to existing customers in new product areas and geographies. Additionally, we estimate that as of March 31, 2016 we have realized a total of approximately $40 million of synergies from the Chesapeake and ASG transactions.

The charts below illustrate our diversification by geographic region, end market and product offering as a percentage of acquisition adjusted net sales for the LTM period.

By Geography	By End Market	By Product Offering

Our Products

We provide our customers a comprehensive suite of value-added specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging, which utilize a wide variety of substrates (e.g., paper and paperboard, pressure sensitive labels, plastic, foil) and finishes (e.g., UV coatings, film lamination, stamping, embossing). We also employ an array of value-add decorative technologies to create iridescent, holographic, textured and dimensional effects to provide differentiated specialty packaging products to our customers.

The table below outlines our key product offerings and their competitive advantages.

	Premium Folding Cartons	Inserts	Labels	Rigid Packaging	Other Consumer Packaging
LTM March 31, 2016 Acquisition Adjusted Net Sales	$1,032 million 61% of total	$231 million 14% of total	$123 million 7% of total	$112 million 6% of total	$199 million 12% of total

Products	• Paperboard cartons	• Healthcare inserts, outserts • Booklets • Folders • Slipsheets	• Pressure sensitive • Extended content • Cut & stack	• Rigid boxes • Tubes	• Transaction cards • Grower tags • Brochures • Product literature

Key Competitive Advantages	• Breadth of product offering • Geographic proximity to customers • Advanced and innovative technology	• Design and manufacturing capability • Breadth of folding technologies • Global presence	• Wide variety of product and service capabilities • Product quality and consistency • Ability to handle the increasing complexity

•  Creative product solutions

•  Geographic proximity to customers

•  Significant manufacturing capabilities in our key geographies

•  Dedicated sourcing team focused on supplementing the key offerings to our customers

• Unique end-to-end ability to service open and closed loop transaction cards • Provide multiple value-added print solutions

Product Examples

Premium Folding Cartons

Premium folding cartons are widely used, versatile forms of secondary packaging, which play an important role in our customers’ branding and marketing strategy by influencing purchase decisions at the point-of-sale by conveying an exceptional appearance, shelf presence and impact through the use of specialty graphics, a variety of printed finishes and other creative designs. Our folding carton offering competes at the premium end of the market, utilizes quality inputs such as solid bleached sulfate, and is manufactured with various features and finishes.

Additionally, our premium folding cartons offering must adhere to stringent regulatory requirements by playing a key role in our customers’ product safety as well as ensuring product authenticity, accurate product information and product compliance to the end customer.

Inserts

We provide inserts for all the end markets we serve, with the majority of our sales in this category being to the healthcare end market. Inserts are of particular importance in the healthcare end market given stringent regulations to ensure the accuracy of product information. Numerous regulatory bodies require an increasing level of product information to be made available to the consumer. Providing this increasing amount of information requires larger and, in many instances, more complex inserts. Regulations evolve and consequently, product disclosure requirements change, oftentimes on short notice, which requires the need for a flexible manufacturing footprint and process capabilities, as well as quick reaction and turn-around of insert production.

Labels

Labels are one of the most visible and recognizable packaging components and are used in a wide variety of applications serving as the primary means of identifying products to consumers, while creating shelf appeal and brand recognition for products. Labels also function as a conduit for fulfilling regulatory requirements, communicating product-related information to consumers and contributing to product integrity and security. We supply a broad range of pressure sensitive labels, including single-panel, multi-panel, multi-ply and extended content labels, as well as cut and stack labels through the application of multiple print technologies.

The majority of our sales in this category are pressure sensitive labels sold primarily into the healthcare market which, like our inserts, are subject to stringent regulations to ensure the accuracy of product information. Additionally, we supply both pressure sensitive and cut and stack labels to the consumer products markets.

Rigid Packaging

Our rigid packaging offering is comprised of rigid boxes, which are commonly used to present ultra-premium products for the high-end spirits, perfume and other luxury product markets. We believe our rigid packaging offering presents a meaningful growth opportunity in the future.

Other Consumer Products Packaging

We offer a number of additional print-based specialty packaging products, including transaction cards, point-of-purchase displays, brochures, product literature, marketing materials and grower tags and plant stakes for the horticultural market. Our transaction cards and card services offerings are of a particular focus. Our integrated supply chain for these products greatly simplifies the development and execution of card programs and drives competitive differentiation.

Value-Added Services

We complement our broad product offering with several value-added services, such as creative design and new product development for which we have a team of more than 105 structural designers and graphic designers across a number of key locations. We also provide our customers with customized supply chain solutions, including vendor managed inventory (“VMI”) programs. VMI solutions help customers manage production based on actual demand to reduce lead times, minimize inventory, eliminate waste and enhance supply chain security. Our value-added services build entrenched partnerships with customers and allow us to become a more critical part of the supply chain by helping to improve workflow efficiencies and reduce our customers’ total cost of ownership for packaging materials.

Our End Markets

The following table illustrates our sales, key drivers, end use, customers and competitors for each of our end markets. Additionally, the table reflects our estimates of our addressable market size and growth.

	Consumer	Healthcare	Multi-Media
LTM March 31, 2016 Acquisition Adjusted Net Sales	$865 million 51% of total	$639 million 38% of total	$193 million 11% of total

Key Drivers	• Brand differentiation • Enhanced design attributes • Product innovation • Rapid refresh cycles	• Population demographics • Proliferation of pharmaceutical products • Regulatory requirements	• Commemorative, special editions • Games and gaming platforms

2015 Addressable Market(1)	• $8+ billion	• $8+ billion	• $0.3 billion (North America only)

Market Growth 2015E – 2020E Compound Annual Growth Rate (“CAGR”)(1)	• 2.0%	• 6.0%	• (8.0)%

End Use	• Personal care • Spirits • Cosmetics • Confectionary	• Over-the-counter and ethical pharmaceuticals • Medical devices • Nutritional and dietary supplements, vitamins and minerals	• Home video • Recorded music • Video games • Software

Representative Customers	• Coty • Diageo • Estée Lauder • Henkel • L’Oréal • Mondelēz International • Nestlé • Pernod Ricard	• AstraZeneca • GlaxoSmithKline • Merck • Pfizer	• Electronic Arts • Paramount Pictures • Sony • Universal Pictures Home Entertainment • Universal Music • Warner Home Video

Select Competitors	• Arkay Packaging • Autajon • CCL Industries • Edelmann Group • Multi-Color Corporation	• CCL Industries • Essentra • Jones Packaging • Nosco	• ASG Europe • Bert-Co Industries • Wynalda Packaging

(1)	Based on management estimates of annual sales.

Consumer (51% of LTM March 31, 2016 Acquisition Adjusted Net Sales)

We focus on the premium end of the personal care, spirits, cosmetics and confectionary markets where high-impact graphics and innovative designs and finishes help brands drive “top-of-mind” positioning at the point-of-purchase. Our multinational customers not only require innovative product solutions, which our leading global design division has positioned us well to deliver, but they have also increasingly centralized their procurement functions seeking fewer, more strategic partners capable of meeting their packaging needs across a range of products, services and geographies. We are well-positioned to benefit from this trend in vendor rationalization by leveraging our ability to deliver a broad range of solutions on a local basis while simultaneously providing global coverage to our multinational customers.

Healthcare (38% of LTM March 31, 2016 Acquisition Adjusted Net Sales)

Our healthcare packaging offering is used in a wide variety of applications. The healthcare packaging market is characterized by significant technical requirements, recession-resilient demand characteristics and numerous growth opportunities. Healthcare packaging has stringent quality specifications, prerequisite manufacturing standards and compliance with ever-increasing regulatory requirements. Product innovation also plays a key role in the industry as pharmaceutical manufacturers increasingly incorporate authentication features into packaging to assist in the prevention of counterfeiting. We have developed strong relationships with leading healthcare companies as a result of our high-quality products, expertise in print technologies, excellent customer service and customized supply solutions, which we believe positions us well as the healthcare sector continues to consolidate its packaging spend to those suppliers who can provide consistent high-quality service on a multi-country basis.

Multi-Media (11% of LTM March 31, 2016 Acquisition Adjusted Net Sales)

Our multi-media end market sales are focused on high quality specialty packaging, which often requires quick response, including commemorative and special editions for home videos, recorded music, video games and software. The production of packaging for multi-media customers requires dedicated equipment, order volumes, enterprise resource planning systems and customer relationships, all of which are significant competitive advantages over any new market entrants.

Our Competitive Strengths

Industry leader focused on attractive end markets

We believe that we are a leading supplier, based on sales, in our core addressable consumer and healthcare end markets, which account for approximately 89% of our acquisition adjusted global net sales. We believe the global markets for consumer and healthcare packaging have generally proven to be recession resistant over time, experiencing steady growth in excess of gross domestic product (“GDP”), which is expected to continue. For example, based on management estimates, we estimate that the annual sales for the healthcare packaging market grew at a CAGR of 6.4% from 2010 to 2015. Over the same period, based on management estimates, we believe annual sales for the remainder of our addressable market in the consumer end market grew at a CAGR of approximately 2.9%.

Scale benefits in a fragmented industry

As one of the leading global providers, based on sales, of value-added specialty packaging solutions in a highly fragmented industry, our scale provides us with competitive advantages including: innovative design and new product development, purchasing leverage, value-added supply chain solutions (e.g., VMI) and redundant manufacturing capacity from our global footprint. Further, our global scale enables us to reliably serve our multinational customers intent on consolidating their supplier bases across multiple geographies. This is a significant competitive advantage as most other market participants lack the financial resources to replicate our enterprise capabilities. Additionally, our scale provides us with the financial flexibility to selectively pursue and integrate bolt-on acquisition opportunities in this highly fragmented industry.

Long-term relationships with a diverse, blue chip customer base

We have long-term customer relationships driven by our local and global presence, breadth of products, value-added service offering and innovative packaging solutions. Our relationships with our top 20 customers exceed 34 years on average, with no one customer accounting for more than 5% of our acquisition adjusted net sales for the LTM period and our top ten customers accounting for less than 27% of acquisition adjusted net sales for the same time period.

Strategically located global manufacturing footprint and high quality asset base

Our global packaging footprint provides us with the ability to serve our customers across North America, Europe and Asia. We believe this is a key competitive differentiator in a fragmented industry that has predominantly regional and locally focused peers. Our global sales, design and manufacturing capabilities enable us to simplify and economize our global customers’ supply chains through executing global supply contracts with key multinational customers. We believe our global production management capabilities and technologically advanced asset base positions us as a “provider-of-choice” for customers looking for product quality in emerging markets. We continually invest in our asset base to ensure we have state-of-the-art technology and high-performing equipment and implement operating best practices across our sites.

Product innovation capabilities and complementary service offering

We believe our new product development capabilities result in products with unique performance characteristics that add value for our customers, drive customer loyalty and support our overall profitability. Furthermore, as design and regulations continue to evolve, we believe it is imperative to constantly innovate in order to comprehensively address customer needs.

Our innovative product offering is complemented with several value-added services and technologies that our larger customers demand, including creative design, new product development and bespoke supply chain solutions. We believe our sales and design capabilities, in tandem with our global footprint, facilitate a superior speed-to-market versus our competitors, which enables us to provide customers with faster product turnaround that leads to reduced inventory and product obsolescence when introducing new and redesigned products. Our value-added services, such as on-demand printing and customer-dedicated presses and facilities, allow us to build entrenched partnerships with customers. In this fragmented industry, our size and financial resources enable us to continuously innovate, which we believe is a significant competitive advantage.

Proven acquisition track record

We have a successful track record of acquiring strategically relevant companies, establishing and realizing savings and synergy programs and integrating acquired operations and customers into our global platform. Through successful execution and integration of acquired businesses, we have expanded our geographic reach and product and service offering, which has enabled us to better serve our large multinational customers, as well as penetrate new regional and local customers in our key end markets. We have expanded the operating margins of companies we have acquired, achieving our synergy targets and leveraging our platform as evidenced by our accreting EBITDA margins subsequent to each acquisition.

Strong earnings growth, margin improvement and free cash flow generation

We have a successful track record of creating shareholder value since our inception. We have consistently delivered growth through a focus on attractive products and end markets, operational excellence and executing value accretive acquisitions. Adjusted EBITDA has grown at a CAGR of 22.9% from fiscal year 2006 to fiscal year 2013. Over the same period we have increased Adjusted EBITDA margins from 9.8% to 15.0%. The chart below illustrates our growth in Adjusted EBITDA and related margin. The pro forma results below reflect the acquisitions we made through June 30, 2015 as if they occurred on July 1, 2013. The pro forma Adjusted EBITDA margins for the fiscal years ended June 30, 2014 and 2015 are lower than historical periods primarily due to the lower historical Adjusted EBITDA margin for the acquired ASG businesses and is reflective of the potential accretion opportunity available to us.

Adjusted EBITDA ($ in millions)

Note:	Our fiscal year ends June 30th. See footnote 5 set forth in “—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information” for a reconciliation of Adjusted EBITDA to net income. Acquisition adjusted pro forma FY 2015 includes EBITDA of $2.0 million and $1.1 million for BP Media and CPT, respectively, prior to the respective dates of acquisition. Acquisition adjusted LTM period includes EBITDA of $0.3 million and $1.2 million for BP Media and CPT, respectively, prior to the respective dates of acquisition.

We have also consistently demonstrated our ability to generate strong cash flows driven by efficient investment of capital, good working capital control and operational discipline throughout the Company. Our capital investment requirements have generally been in the range of 3.5 to 3.9% of net sales, achieving strong free cash flow conversion relative to our Adjusted EBITDA margin. Our free cash flow (defined as Adjusted EBITDA less capital expenditures) has increased in each of the last seven years.

Free Cash Flow ($ in millions)

Note:	Free cash flow is defined as Adjusted EBITDA less capital expenditures. See footnote 5 set forth in “—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information” for a reconciliation of Adjusted EBITDA to net income. Pro forma FY 2015 is calculated using pro forma Adjusted EBITDA adjusted for the acquisitions of BP Media and CPT.

Experienced management team with strong track record of execution

Our seasoned and capable senior management team consisting of 30 individuals averages more than 20 years of direct industry experience and brings an impressive track record of both operating businesses and sourcing and integrating acquisitions. We are led by our Chief Executive Officer, Marc Shore, the former Chairman and CEO of Shorewood Packaging Corporation (“Shorewood”), which completed an initial public offering in October 1986 and was eventually sold to International Paper in February 2000, resulting in a total return of 22% on a compounded annual basis over that period. At MPS, Mr. Shore and the management team are responsible for taking us from $209 million of net sales in 2006 to $1.7 billion in acquisition adjusted net sales for the LTM period. Mr. Shore is joined by Dennis Kaltman, our President, and William Hogan, our Executive Vice President and Chief Financial Officer, both of whom helped build Shorewood alongside Mr. Shore. Mr. Kaltman and Mr. Hogan joined MPS in July 2005 and February 2006, respectively, and have more than 50 years of combined experience in the print-based specialty packaging industry. This management team is supported by a large number of seasoned employees, many who have joined from acquired businesses and have extensive operational experience and strong customer relationships.

Our Strategies

We seek to continue to take advantage of our competitive strengths by pursuing the following business strategies:

Position for organic growth in core markets

We seek to further develop our product capabilities and geographic reach in order to: enhance our existing customer relationships; take advantage of positive growth dynamics within our core consumer and healthcare markets; and focus on market segments where we have sustainable, competitive advantages. Additionally, our footprint in Asia and Eastern Europe gives us access to higher growth emerging markets.

•	Consumer: As traditional forms of advertising media have continued to fragment, it is becoming increasingly important to have high quality packaging in order to capture consumers’ attention at point-of-sale. Security and safety concerns are resulting in the growth of tamper-proof packaging. Additionally, increasing focus on environmental issues and recyclability of materials represents an opportunity for us to further strengthen our market position. Finally, continued compression in the product life cycle of consumer goods and a rapid refresh cycle have led to a growing need for new and differentiated packaging products. Our strength in new product development positions us to benefit from this trend.

•	Healthcare: An aging population demographic, increasing consumer awareness regarding health and wellness, generic pharmaceutical SKU proliferation and evolving regulatory standards are expected to be key drivers of continued growth. The growing global population has increased the market for pharmaceuticals, an effect that is amplified by demographic shifts as the universe for pharmaceuticals targeting chronic diseases has expanded. We believe that we have a market leading position in the healthcare end market based on sales, which coupled with our multinational presence, give us global scale and a significant opportunity to follow customers looking to consolidate their supply chains.

Leverage our scale and differentiated approach to market to increase market share

We believe our ability to serve our customers through our global presence, breadth of products, value-added service offering and innovative packaging solutions is a competitive advantage. Our ability to be a “one-stop shop” on a global basis for our customers simplifies and optimizes their supply chains and represents a significant opportunity to take market share from smaller, local and regionally focused specialty packaging providers. Our extensive range of complementary high value-added products and solutions supports our value proposition to our customers and creates a “stickiness” to our customer relationships.

Continue to leverage cross-sell potential opportunities

We believe we can continue to increase our share of specialty packaging sales to our existing customers through meaningful geographic and product cross-selling opportunities related to our merger with Chesapeake and purchase of ASG. Our ability to provide multiple products across numerous locations enables us to maximize cross-selling opportunities to our existing customers. For example, Chesapeake brought European spirits and confectionary capability which we can leverage into the United States, while we brought a broader personal care and healthcare customer base seeking suppliers with capabilities in Europe. We are continuing to realize new sales opportunities as a consequence of bringing MPS, Chesapeake and ASG together.

Continue pursuit of operational excellence and margin expansion

Continuous operational improvement is core to our strategy. We consistently benchmark our sites against each other in terms of profitability metrics and key performance indicators across our equipment to optimize our processes. We continue to develop and implement operating best practices and remediate underperforming sites through utilization improvement, expense management and facility rationalizations. Over the last five years we have invested over $330 million in our manufacturing network to provide and improve scale and geographic coverage, operational flexibility, security of redundant capacity and ensure site accreditation. Our key cost savings initiatives include improving our productivity and asset utilization, optimizing our industrial footprint and investing capital efficiently. Through these initiatives, as well as our global lean manufacturing efforts, we believe we will continue to drive operational excellence in order to further improve our operating margins. In addition, we remain focused on driving synergies from acquisitions to increase our Adjusted EBITDA margin. We successfully increased Adjusted EBITDA margin prepared on a pro forma basis for the fiscal year ended June 30, 2015 from 13.5% to 15.9% for the nine-month period ended March 31, 2016 due, in part, to the realization of synergies from the Chesapeake merger and ASG acquisition. These savings came from procurement, leveraging our existing selling, general and administrative functions, optimizing workflow within and across sites and driving strong operational performance through close monitoring and management.

Continue disciplined acquisition strategy

We have established a track record of successfully sourcing, executing and integrating strategic, value accretive acquisitions in the fragmented specialty packaging industry. We maintain and monitor a list of potential acquisition targets and we believe we will continue to be able to achieve and execute acquisitions at attractive post-synergy valuations. Since 2005, we have completed 16 acquisitions at what we believe were attractive pre-synergy and post-synergy multiples. As a result of our management’s tenure in the industry, most of our acquisitions have been identified and initiated by our management team outside of formal sale processes.

Maximize free cash flow generation

Free cash flow generation continues to be a focus of our business, and our consistent free cash flow generation is a result of: (i) a stable gross margin profile that reflects the value of the products and services we provide; (ii) management’s focus on operational efficiency; (iii) disciplined capital expenditures focused on attractive, high return on investment projects and the ability to repurpose machinery; and (iv) the optimization of operations and realization of synergies from acquisitions, including leveraging our fixed-cost base. We believe our execution of operational improvements and acquisition integration, supplemented with modest capital expenditure requirements, will continue to drive our free cash flow in the future.

Risks Related to Our Business

Investing in our common shares involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common shares. There are several risks related to our business and our ability to leverage our strengths that are described under “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:

•	our ability to compete against competitors with greater resources or lower operating costs;

•	adverse developments in economic conditions, including downturns in the geographies and target markets that we serve;

•	difficulties in restructuring operations, closing facilities or disposing of assets;

•	our ability to successfully integrate our acquisitions and identify and integrate future acquisitions;

•	our ability to realize the growth opportunities and cost savings and synergies we anticipate from the initiatives that we undertake;

•	changes in technology trends and our ability to develop and market new products to respond to changing customer preferences and regulatory environment;

•	the impact of electronic media and similar technological changes, including the substitution of physical products for digital content;

•	seasonal fluctuations;

•	the impact of significant regulations and compliance expenditures as a result of environmental, health and safety laws;

•	risks associated with our non-U.S. operations;

•	exposure to foreign currency exchange rate volatility;

•	the loss of, or reduced purchases by, one or more of our large customers;

•	failure to attract and retain key personnel;

•	increased information technology security threats and targeted cybercrime;

•	changes in the cost and availability of raw materials;

•	operational problems at our facilities;

•	the impact of any labor disputes or increased labor costs;

•	the failure of quality control measures and systems resulting in faulty or contaminated products;

•	the occurrence or threat of extraordinary events, including natural disasters and domestic and international terrorist attacks;

•	increased energy or transportation costs;

•	our ability to develop product innovations and improve production technology and expertise;

•	the impact of litigation, uninsured judgments or increased insurance premiums;

•	an impairment of our goodwill or intangible assets;

•	our ability to comply with all applicable export control laws and regulations of the United States and other countries and restrictions imposed by the Foreign Corrupt Practices Act;

•	the impact of regulations to address climate change;

•	risks associated with the funding of our pension plans, including actions by governmental authorities;

•	the impact of regulations related to conflict minerals;

•	our ability to acquire and protect our intellectual property rights and avoid claims of intellectual property infringement;

•	risks related to our substantial indebtedness;

•	failure of internal controls over financial reporting; and

•	the ability of Carlyle and Madison Dearborn to control us.

Our Principal Shareholders

Affiliates of Madison Dearborn and Carlyle collectively currently beneficially own a majority of our common shares. Following consummation of this offering affiliates of Madison Dearborn and Carlyle will continue to be controlling shareholders and will have the right to designate a number of directors to our Board of Directors pursuant to a shareholders’ agreement. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” and “Principal and Selling Shareholders.”

Carlyle

Founded in 1987, Carlyle is a global alternative asset manager and one of the world’s largest global private equity firms with approximately $178 billion of assets under management across 125 funds and 164 fund of funds vehicles as of March 31, 2016. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. Carlyle employs more than 1,650 employees, including more than 700 investment professionals, in 36 offices across six continents.

Madison Dearborn

Madison Dearborn, based in Chicago, is an experienced private equity investment firm that has raised over $21 billion of capital. Since its formation in 1992, Madison Dearborn’s investment funds have invested in approximately 130 companies across a broad spectrum of industries, including basic industries; business and government services; consumer; financial and transaction services; healthcare; and telecom, media and technology services. Madison Dearborn’s objective is to invest in companies with strong competitive characteristics that it believes have the potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams that have a solid understanding of their businesses as well as track records of building shareholder value.

Company Information

Multi Packaging Solutions International Limited was incorporated pursuant to the laws of Bermuda on June 19, 2015. Our principal executive offices are located at 150 E 52nd St., 28th Floor, New York, New York, 10022, and our telephone number is (646) 885-0005. Our website address is www.multipkg.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein. You should rely only on the information contained in this prospectus when making a decision as to whether to invest in our common shares.

We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of our registered office is (441) 295-5950.

The Offering

Common shares offered by the selling shareholders	10,000,000 shares.

Selling shareholders	The selling shareholders identified in “Principal and Selling Shareholders.”

Common shares outstanding after this offering	77,452,946 shares.

Option to purchase additional common shares	The selling shareholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional 1,500,000 common shares at the public offering price, less underwriting discounts and commissions.

Use of proceeds	We will not receive any net proceeds from the sale of common shares by the selling shareholders, including from any exercise by the underwriters of their option to purchase additional common shares. For more information about the selling shareholders, see “Principal and Selling Shareholders.” See “Use of Proceeds” for additional information.

Dividend policy	We do not currently pay and do not currently anticipate paying dividends on our common shares following this offering. Any declaration and payment of future dividends to holders of our common shares may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of the Board of Directors of MPS Limited (our “Board of Directors”) and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. In addition, Bermuda law imposes requirements that may restrict our ability to pay dividends to holders of our common shares. Under the Companies Act, 1981, we may declare and pay a dividend only if we have reasonable grounds to believe that we are, or would be after the payment, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Share Capital.”

NYSE symbol	“MPSX”.

Risk factors	See “Risk Factors” beginning on page 25 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The number of common shares to be outstanding after completion of this offering is based on the number of common shares outstanding as of May 16, 2016, is not impacted by the 10,000,000 common shares to be sold by the selling shareholders, and excludes 8,979,424 common shares reserved for issuance under our 2015 Incentive Award Plan (the “2015 Plan”).

Unless we specifically state otherwise, all information in this prospectus assumes no exercise of the option to purchase additional common shares by the underwriters.

Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information

The following table sets forth our summary historical audited and unaudited consolidated and unaudited pro forma combined financial information for the periods and dates indicated.

The balance sheet data as of June 30, 2014 and 2015 and the statements of operations and cash flow data for the fiscal year ended June 30, 2013, the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015 have been derived from the audited consolidated financial statements of MPS Limited appearing elsewhere in this prospectus. The balance sheet data as of March 31, 2016 and the statements of operations and cash flow data for the nine-month periods ended March 31, 2016 and March 31, 2015 have been derived from the unaudited interim consolidated financial statements of MPS Limited appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The statements of operations and cash flow data are presented for the Predecessor period, which relates to the period preceding the Madison Dearborn Transaction, and the Successor period, which relates the period succeeding the Madison Dearborn Transaction.

We have also presented summary unaudited consolidated financial data for the twelve-month period ended March 31, 2016, which does not comply with U.S. GAAP (this period is referred to elsewhere in this prospectus as the LTM period). This data has been calculated by subtracting the unaudited statements of operations and cash flow data for the nine-month period ended March 31, 2015 from the statements of operations and cash flow data for the year ended June 30, 2015 and then adding the unaudited statements of operations and cash flow data for the nine-month period ended March 31, 2016 included elsewhere in this prospectus. We have presented this financial data because we believe it provides our investors with useful information to assess our recent performance.

We have derived the summary unaudited pro forma combined financial data for the year ended June 30, 2015 from our unaudited pro forma combined financial statements appearing elsewhere in this prospectus.

The unaudited pro forma combined financial data for the year ended June 30, 2015 give effect to the following transactions as if they had occurred on July 1, 2014:

•	the acquisition of Armstrong Packaging Limited on July 8, 2014;

•	the acquisitions of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. and the U.S. Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC on November 21, 2014; and

•	the acquisition of Presentation Products Group on February 28, 2015.

We refer to the foregoing collectively as the “Transactions.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Transactions.”

The unaudited pro forma combined financial data for the year ended June 30, 2015 do not give effect to the acquisitions of BP Media on July 1, 2015 and CPT on January 26, 2016, the impact of which is not material to the Company’s financial results.

The summary unaudited pro forma combined financial data is for informational purposes only and does not purport to represent what our results of operations would have been if the Transactions had occurred as of those dates or what those results will be for future periods. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for preparation of the summary unaudited pro forma combined financial data will prove to be correct.

Historical results are not indicative of the results to be expected in the future. You should read the following data together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes thereto and our unaudited pro forma combined financial statements appearing elsewhere in this prospectus.

Statement of Operations

		Fiscal year ended June 30, 2014
	Predecessor		Successor					Pro forma
(Dollars in thousands, except share and per share data)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016	Twelve months ended March 31, 2016(1)	Twelve months ended June 30, 2014(2)	Twelve months ended June 30, 2015(3)
Net sales	$579,401	$74,081	$814,213	$1,617,640	$1,215,116	$1,287,592	$1,690,116	$1,902,429	$1,807,513
Cost of goods sold	456,958	58,054	668,441	1,285,673	966,069	1,005,779	1,325,383	1,517,731	1,447,787

Gross margin	122,443	16,027	145,772	331,967	249,047	281,813	364,733	384,698	359,726
Selling, general and administrative expenses:
Selling, general and administrative expenses	73,682	9,604	133,678	241,638	180,052	178,149	239,735	364,437	265,651
Stock based and deferred compensation expense	2,578	125	1,534	5,722	1,403	27,064	31,383	1,618	5,722
Management fees and expenses	2,315	264	—	—	—	—	—	4,882	236
Transaction and other related expenses	3,080	28,370	38,844	13,630	6,098	2,785	10,317	85,224	2,203

	81,655	38,363	174,056	260,990	187,553	207,998	281,435	456,161	273,812

Operating income (loss)	40,788	(22,336)	(28,284)	70,977	61,494	73,815	83,298	(71,463)	85,914
Other income (expense):
Other (expense) income, net	1,426	1,063	370	10,625	10,643	(4,797)	(4,815)	4,643	14,612
Debt extinguishment charges	(4,140)	(14,042)	—	(1,019)	—	(3,931)	(4,950)	(14,042)	(1,019)
Interest expense	(24,546)	(3,991)	(43,215)	(75,437)	(54,042)	(49,641)	(71,036)	(84,983)	(77,936)

Total other expense, net	(27,260)	(16,970)	(42,845)	(65,831)	(43,399)	(58,369)	(80,801)	(94,382)	(64,343)

Income (loss) before income taxes	13,528	(39,306)	(71,129)	5,146	18,095	15,446	2,497	(165,845)	21,571
Income taxes (benefit) expense	4,195	(15,621)	(19,481)	(1,880)	6,212	6,753	(1,339)	(45,425)	7,399

Net income (loss)	9,333	(23,685)	(51,648)	7,026	11,883	8,693	3,836	(120,420)	14,172
Income (loss) attributable to noncontrolling interest	—	—	216	527	525	(180)	(178)	(853)	527

Net income (loss) attributable to the Company	$9,333	$(23,685)	$(51,864)	$6,499	$11,358	$8,873	$4,014	$(119,567)	$13,645
Preferred stock dividends	(9,275)	(25)	—	—	—	—	—	—	—

Income available (loss attributable) to common shareholders	$58	$(23,710)	$(51,864)	$6,499	$11,358	$8,873	$4,014	$(119,567)	$13,645

Earnings (loss) per share:
Basic	$.50	$(203.74)	$(1.17)	$.10	$.18	$.12	$.06	$(1.94)	$.22
Diluted	$.49	$(203.74)	$(1.17)	$.10	$.18	$.12	$.06	$(1.94)	$.22
Weighted average shares outstanding:
Basic	116,110	116,373	44,228,626	61,939,432	61,939,432	71,075,525	68,791,501	61,939,452	61,939,432
Diluted	119,073	116,373	44,228,626	61,939,432	61,939,432	71,075,525	68,791,501	61,939,452	61,939,432

Balance Sheet Data

	Predecessor	Successor
(Dollars in thousands)	As of June 30, 2013	As of June 30, 2014	As of June 30, 2015	As of March 31, 2016
Total debt	$389,198	$1,133,202	$1,188,389	$946,301
Cash and cash equivalents	27,123	27,533	55,675	46,551
Net debt (4)	362,075	1,105,669	1,132,714	899,750

Other Financial Data

		Fiscal year ended June 30, 2014
	Predecessor		Successor						Pro Forma
(Dollars in thousands)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016	Twelve months ended March 31, 2016		Twelve months ended June 30, 2014	Twelve months ended June 30, 2015
EBITDA (5)	$74,734	$(31,543)	$45,292	$212,286	$170,122	$162,577	$204,741		$61,604	$235,275
Adjusted EBITDA (5)	86,675	10,471	118,790	230,962	176,948	204,953	258,967	(6)	221,226	244,068(7)
Adjusted EBITDA margin (8)	15.0%	14.1%	14.6%	14.3%	14.6%	15.9%	15.3%		11.6%	13.5%
Capital expenditures	22,433	2,741	39,888	59,535	37,678	36,719	58,576		72,354	62,483
Free cash flow (5) (9)	64,242	7,730	78,902	171,427	139,270	168,234	200,391		148,872	181,585
Adjusted operating income (5) (10)				98,498	78,378	107,230	126,303
Adjusted net income attributable to the Company (5) (11)				21,679	16,550	45,804	50,930
Adjusted net income per share (5) (11)				$.35	$.27	$.64	$.74

(1)	Does not include the impact of BP Media, which we acquired on July 1, 2015, or CPT, which we acquired on January 26, 2016, prior to the respective dates of acquisition, including net sales of $2.9 million and $4.2 million for BP Media and CPT, respectively, during these periods.
(2)	The unaudited pro forma financial data for the year ended June 30, 2014 give effect to the following transactions as if they had occurred on July 1, 2013: (i) the merger with Chesapeake on February 14, 2014, accounted for as a reverse acquisition, whereby MPS Holdings was the accounting acquirer; (ii) the acquisition of Integrated Print Solutions, LLC on April 4, 2014; (iii) the acquisition of JLI Acquisition, Inc. on April 4, 2014; (iv) the acquisition of Armstrong Packaging Limited on July 8, 2014; (v) the acquisitions of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. and the U.S. Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC on November 21, 2014; and (vi) the acquisition of Presentation Products Group on February 28, 2015. The primary adjustments compared to the audited results presented elsewhere in this prospectus are associated with net sales adjustments of approximately $20.1 million, cost of goods sold adjustments related to depreciation and carve-out of $39.1 million, cost of goods sold adjustments related to inventory valuation of $3.7 million, selling general and administrative expenses of $7.9 million, transaction costs of $37.0 million, adjustments to other income of $(16.7) million, increased interest expense of $3.6 million and adjustments for income tax at the effective rate of $(12.1) million.
(3)	Does not include $23.0 million and $4.3 million of net sales for the twelve-month period ended June 30, 2015 for BP Media and CPT, respectively.
(4)	Net debt represents total debt less cash and cash equivalents.
(5)	To supplement our financial information presented in accordance with U.S. GAAP, we use the following additional non-U.S. GAAP financial measures to clarify and enhance an understanding of past performance: EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe that these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors.

EBITDA consists of net income (loss) attributable to MPS Limited before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for transaction costs, management fees, stock based and deferred compensation, multi-employer plan exits, debt extinguishment costs, amortization of inventory step-up, restructuring charges, (gain)/loss on sale of fixed assets, contract start-up costs and amortization costs, legal settlements, impairment charges and items that form part of other income/(expense). Adjusted operating income consists of operating income adjusted principally for transaction costs, stock based and deferred compensation, purchase accounting adjustments, restructuring charges and (gain)/loss on sale of fixed assets. Adjusted net income attributable to the Company consists of net income attributable to the Company adjusted principally for transaction costs, stock based and deferred compensation, purchase accounting adjustments, debt extinguishment costs, restructuring charges, (gain)/loss on sale of fixed assets and foreign currency gains (losses). In the case of Adjusted EBITDA, Adjusted operating income and Adjusted net income attributable to the Company, we believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period to period basis.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company may vary from that of others in our industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss), earnings per share or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA, Adjusted EBITDA, free cash flow and Adjusted operating income:

•	exclude certain tax payments that may represent a reduction in cash available to us;

•	exclude certain impairments and adjustments for purchase accounting;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt; and

•	additionally, EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and free cash flow do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using these financial measures only supplementally.

In calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company, we add back certain non-cash, nonrecurring and other items and make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted operating income and Adjusted net income attributable to the Company should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following tables reconcile net income (loss) attributable to MPS Limited to EBITDA and Adjusted EBITDA for the periods presented:

		Twelve months ended June 30, 2014
	Predecessor		Successor						Pro forma
(Dollars in thousands)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016	Twelve months ended March 31, 2016		Twelve months ended June 30, 2014	Twelve months ended June 30, 2015
Net income (loss)	$9,333	$(23,685)	$(51,648)	$7,026	$11,883	$8,693	$3,836		$(120,420)	$14,172
Depreciation and amortization	36,660	3,772	73,206	131,703	97,985	97,490	131,208		142,466	135,768
Interest expense	24,546	3,991	43,215	75,437	54,042	49,641	71,036		84,983	77,936
Income tax expense (benefit)	4,195	(15,621)	(19,481)	(1,880)	6,212	6,753	(1,339)		(45,425)	7,399

EBITDA	74,734	(31,543)	45,292	212,286	170,122	162,577	204,741		61,604	235,275
Transaction costs (a)	3,080	28,370	38,844	13,630	6,098	2,785	10,317		85,224	2,203
Management fees (b)	2,315	264	—	—	—	—	—		4,882	236
Stock based and deferred compensation (c)	2,578	125	1,534	5,722	1,403	27,064	31,383		1,618	5,722
Multi-employer plan exits (d)	—	(676)	9,250	—	—	—	—		8,574	—
Debt extinguishment costs (e)	4,140	14,042	—	1,019	—	3,931	4,950		14,042	1,019
Purchase accounting adjustments (f)	—	—	10,836	3,094	2,024	878	1,948		6,415	3,094
Restructuring charges (g)	736	3	10,037	6,419	5,490	4,269	5,198		30,542	7,307
(Gain) loss on sale of fixed assets (h)	(853)	(96)	2,278	584	645	598	537		3,221	428
Impairment charges (i)	2,112	—	1,006	—	—	—	—		3,348	—
Foreign currency (gains) losses	220	(364)	(777)	(12,171)	(13,835)	3,850	5,514		—	(12,171)
Other adjustments to EBITDA (k)	(2,387)	346	490	379	5,001	(999)	(5,621)		1,756	955

Adjusted EBITDA	$86,675	$10,471	$118,790	$230,962	$176,948	$204,953	$258,967	(6)	$221,226	$244,068	(7)

	Year ended June 30,								Pro forma year ended June 30,
(Dollars in thousands)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Net income (loss)	$(12,564)	$2,101	$1,285	$(2,088)	$4,677	$3,195	$4,136	$9,333	$(120,420)	$14,172
Depreciation and amortization	15,302	21,055	22,888	27,868	31,674	32,699	38,841	36,660	142,466	135,768
Interest expense	10,296	12,710	13,396	17,534	15,902	17,515	19,490	24,546	84,983	77,936
Income tax expense (benefit)	1,080	(5,778)	2,382	299	4,248	6,589	1,260	4,195	(45,425)	7,399

EBITDA	14,114	30,088	39,951	43,613	56,501	59,998	63,727	74,734	61,604	235,275
Transaction costs (a)	711	—	969	388	—	8,642	—	3,080	85,224	2,203
Management fees (b)	814	1,049	990	1,373	1,521	1,730	1,984	2,315	4,882	236
Equity based and deferred compensation (c)	1,520	1,520	1,520	1,564	578	197	600	2,578	1,618	5,722
Multi-employer plan exits (d)	—	—	—	—	—	—	4,591	—	8,574	—
Debt extinguishment costs (e)	—	—	—	—	—	—	—	4,140	14,042	1,019
Purchase accounting adjustments (f)	3,250	—	—	—	—	251	1,310	—	6,415	3,094
Restructuring charges (g)	—	—	—	1,562	563	1,444	3,717	736	30,542	7,307
(Gain) loss on sale of fixed assets (h)	—	—	—	107	(257)	260	(359)	(853)	3,221	428
Impairment charges (i)	—	—	—	—	—	—	7,705	2,112	3,348	—
Legal settlement (j)	—	—	300	99	—	(1,620)	120	—	—	—
Foreign currency (gains) losses	—	—	—	—	—	—	—	220	—	(12,171)
Other adjustments (k)	—	—	173	527	309	19	3,140	(2,387)	1,756	955

Adjusted EBITDA	$20,409	$32,657	$43,903	$49,233	$59,215	$70,921	$86,535	$86,675	$221,226	$244,068	(7)

(a)	Fees related to change in equity ownership, mergers and acquisitions.
(b)	We entered into a management agreement with an affiliate which required quarterly payments equal to the greater of a fixed annual fee or a percentage of our annual EBITDA. The successor sponsors do not have an annual management fee.
(c)	We record expense related to equity compensation, contingent compensation based on performance targets of CD Cartondruck AG (which we acquired in 2011), as well as deferred compensation agreements from certain acquisitions.
(d)	We participated in three multi employer pension plans and recorded a liability for all three plans. In 2014, we exited one of the plans which resulted in a gain.
(e)	We settled the remaining principal balance of the Predecessor debt which resulted in fees as well as a write-off of old deferred finance fees. For the fiscal year ended June 30, 2015, we recorded extinguishment of debt in the amount of $1.0 million for the pro rata share of deferred financing fees and original issue discount that was extinguished.
(f)	Relates to amortization of purchase price/inventory adjustments in connection with purchase accounting fair valuation, amortization of deferred revenue related to government grants and fair value lease amortization as of the applicable opening balance sheet date.
(g)	Costs relating to reorganization.
(h)	Gains or losses incurred due to the sale of fixed assets.

(i)	Includes impairment charges associated with the write-off of non-consolidated investments, and a non-cash trade name impairment which was the result of management’s decision to discontinue investment in a legacy trade name.
(j)	Costs associated with a non-operating legal settlement.
(k)	Comprised of: (i) pension interest income, (ii) gain on settlement of Series C shares, (iii) gains or losses, as applicable, on derivatives, (iv) other interest costs and (v) contract amortization cost.

(6)	Adjusted EBITDA would have been $260.4 million with the inclusion of EBITDA of $0.3 million and $1.2 million for BP Media and CPT, respectively, prior to the respective dates of acquisition.

(7)	Adjusted EBITDA would have been $247.1 million with the inclusion of EBITDA of $2.0 million and $1.1 million for BP Media and CPT, respectively, prior to the respective dates of acquisition.

(8)	Adjusted EBITDA margin represents Adjusted EBITDA for the relevant period divided by net sales. The table below sets forth the calculation of our Adjusted EBITDA margin.

	Year ended June 30,								Pro forma year ended June 30,				Twelve months ended March 31,
(Dollars in thousands)	2006	2007	2008	2009	2010	2011	2012	2013	2014		2015		2016
Adjusted EBITDA	$20,409	$32,657	$43,903	$49,233	$59,215	$70,921	$86,535	$86,675	$221,226		$244,068	(7)	$258,967	(6)

Net sales	208,663	276,728	344,147	404,374	484,133	514,695	596,414	579,401	1,902,429		1,807,513		1,690,116

Adjusted EBITDA %	9.8%	11.8%	12.8%	12.2%	12.2%	13.8%	14.5%	15.0%	11.6%	(a)	13.5%	(a)	15.3%

(a)	Reflects the acquisitions we made through June 30, 2015 as if they occurred on July 1, 2013. The pro forma Adjusted EBITDA margins for the fiscal years ended June 30, 2014 and 2015 are lower than historical periods primarily due to the lower historical Adjusted EBITDA margin for the acquired ASG businesses and is reflective of the potential accretion opportunity available to us.

(9)	Free cash flow represents Adjusted EBITDA less capital expenditures. The table below sets forth our free cash flow.

	Year ended June 30,								Pro forma year ended June 30,			Twelve months ended March 31,
(Dollars in thousands)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015		2016
Adjusted EBITDA	$20,409	$32,657	$43,903	$49,233	$59,215	$70,921	$86,535	$86,675	$221,226	$244,068	(7)	$258,967	(6)
Capital Expenditures	(14,939)	(15,280)	(12,214)	(11,662)	(13,732)	(12,671)	(24,345)	(22,433)	(72,354)	(62,483)		(58,576)

Free Cash Flow	$5,470	$17,377	$31,689	$37,571	$45,483	$58,250	$62,190	$64,242	$148,872	$181,585		$200,391

(10)	Adjusted operating income represents operating income adjusted for certain items as set forth in the table below (except as otherwise indicated, footnotes refer to footnote 5).

(Dollars in thousands)	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016	Twelve months ended March 31, 2016
Operating income (loss)	$70,977	$61,494	$73,815	$83,298
Transaction costs (a)	13,630	6,098	2,785	10,317
Stock based and deferred compensation (c)	5,722	1,403	27,064	31,380
Purchase accounting adjustments (f)	3,094	2,024	878	1,948
Restructuring charges (g)	6,419	5,490	4,269	5,198
Loss on sale of fixed assets (h)	584	645	598	537
Other adjustments to operating income (#)	(1,928)	1,224	(2,179)	(5,331)

Adjusted operating income	$98,498	$78,378	$107,230	$127,347

(#)	Primarily reflects pension interest income and contract amortization cost.

(11)	Adjusted net income attributable to the Company represents net income attributable to the Company adjusted for certain items as set forth in the table below (except as otherwise indicated, footnotes refer to footnote 5).

(Dollars in thousands)	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016	Twelve months ended March 31, 2016
Net income attributable to the Company	$7,026	$11,883	$8,693	$3,836
Transaction costs (a)	13,630	6,098	2,785	10,317
Stock based and deferred compensation (c)	5,722	1,403	27,064	31,380
Purchase accounting adjustments (f)	3,094	2,024	878	1,948
Restructuring charges (g)	6,419	5,490	4,269	5,198
Loss on sale of fixed assets (h)	584	645	598	537
Debt extinguishment costs (e)	1,019	—	3,931	4,950
Foreign currency (gains) losses	(12,171)	(13,835)	3,850	5,514
Other adjustments (k)	379	5,001	(999)	(5,621)
Tax impact of adjusting entries	(3,496)	(1,634)	(5,445)	(7,307)

Adjusted net income	22,206	17,075	45,624	50,752
Less: net (income) loss attributable to noncontrolling interest	(527)	(525)	180	178

Adjusted net income attributable to the Company	$21,679	$16,550	$45,804	$50,930

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should consider carefully the following risks, together with the other information contained in this prospectus, before you decide whether to buy our common shares. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations, financial condition and cash flows could suffer significantly. As a result, the market price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares. The following is a summary of all the material risks known to us.

Risks Related to Our Business

We face competition in our markets, which may harm our financial performance and growth prospects.

We operate in a competitive market in which we face competition in each of our product lines from numerous competitors. We compete on the basis of product quality and reliability, breadth of product offering, manufacturing capability and flexibility, delivery times and range, technical capability, product innovation, customer service, price and completeness of order fulfillment. Certain of our competitors may have lower operating costs, greater operational flexibility, greater productive capacity, more financial flexibility and other resources that are greater than ours. We also face competition to a certain extent from companies that produce alternative products including plastic, board, paper, foil-based and other products that we do not currently offer. In addition, changes within the packaging industries, including the consolidation of our competitors, and consolidation of our customers, have occurred and may continue to occur. As a result of the foregoing factors, we may lose customers or be forced to reduce prices, which could have a material adverse effect on our business, financial condition and operating results. In addition, because of the level of fixed costs in our specialty print-based packaging business, our profitability is sensitive to changes in the balance between supply and demand in the specialty print-based packaging market. Competitors with lower operating costs than ours will have a competitive advantage over us with respect to products that are particularly price-sensitive. Increased production capacity within the industry could cause an oversupply resulting in lower prices, which could have a material adverse effect on our business, financial condition and operating results.

Our business performance may be impacted by general economic conditions, including downturns in the geographies and target markets that we serve.

The growth of our business and demand for our products is affected by changes in the health of the overall global economy and regional economies. Demand for our products is principally driven by consumer consumption of the products sold in the packages or with the inserts and labels we produce, which is affected by general economic conditions and changes in consumer preferences. Our primary end markets are consumer products, such as personal care, spirits, cosmetics and confectionary products, healthcare products, such as pharmaceuticals, medical devices, nutritional supplements and vitamins, and multi-media products, such as home videos, video games and software. Downturns or periods of economic weakness in these markets could result in decreased demand for our products. In general, our business may be adversely affected by decreases in the overall level of global economic activity, such as decreases in business and consumer spending. In particular, our business could be adversely affected by any economic downturn that results in difficulties for any of our major customers.

We may encounter difficulties in restructuring operations, closing facilities and disposing of assets and facilities.

We have closed facilities, sold assets and otherwise restructured operations in an effort to improve our cost competitiveness and profitability. Some of these activities are ongoing, and there is no guarantee that any such activities will not divert the attention of management or disrupt our operations or achieve the intended cost and operations improvements. These activities, and any future activities we may undertake, could have a material adverse effect on our business, financial condition and operating results.

If we are unable to successfully integrate our acquisitions and identify and integrate future acquisitions, our results of operations could be adversely affected.

We have completed a number of acquisitions, including the transformative combination with Chesapeake. We continue to integrate acquisitions into our business, but may not be able to do so successfully. Furthermore, we may seek to identify and complete additional acquisitions that meet our strategic and financial return criteria. However, there can be no assurance that we will be able to locate suitable targets or acquire them on acceptable terms or, because of limitations imposed by the agreements governing our indebtedness, that we will be able to finance future acquisitions. Acquisitions involve a number of risks, including risks related to:

•	the diversion of management’s attention and resources to the assimilation of the acquired companies and their employees and to the management of expanding operations;

•	increased costs of integration activities;

•	disruption of our existing business operations;

•	the incorporation of acquired products into our current offerings;

•	problems associated with maintaining relationships with employees and customers of acquired businesses as a result of changes in ownership and management;

•	the increasing demands on our operational systems resulting from integration of the systems of acquired businesses;

•	the ability to integrate and implement effective disclosure controls and procedures and internal controls over financial reporting within the allowable timeframe;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the difficulty of converting acquired companies to our corporate culture and brands.

We may become responsible for unanticipated liabilities and contingencies that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions or any future acquisitions. We have typically required sellers to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. Although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such businesses and their assets and operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

We may not realize the growth opportunities and cost savings and synergies that are anticipated from our acquisitions and the other initiatives that we undertake.

The benefits that we expect to achieve as a result of our acquisitions will depend in part on our ability to realize anticipated growth opportunities and cost savings and synergies. Our success in realizing these opportunities and synergies and the timing of this realization depend on the successful integration of the acquired businesses and operations with our business and operations and the adoption of best practices. Even if we are able to integrate these businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and synergies we currently expect from this integration within the anticipated timeframe or at all. Accordingly, the benefits from these acquisitions may be offset by unanticipated costs or delays in integrating the companies.

Furthermore, we may not realize all of the cost savings and synergies we expect to achieve from our current strategic initiatives due to a variety of risks, including, but not limited to, difficulties in integrating shared services within our business, higher than expected employee severance or retention costs, higher than expected overhead expenses, delays in the anticipated timing of activities related to our cost savings plans and other unexpected costs associated with operating our business. If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, or if the implementation of these initiatives adversely affect our operations or cost more or take longer to effectuate than we expect, it could adversely affect our business, financial condition and results of operations.

If we cannot effectively anticipate technology trends and develop and market new products to respond to changing customer preferences and regulatory environment, our revenue, earnings and cash flow could be adversely affected.

We are a specialty packaging company serving the consumer, healthcare and multi-media markets. Our success in these markets depends on our ability to offer differentiated solutions to capture market share and grow scale. To enable this, we must continually develop and introduce new products and services in a timely manner to keep pace with technological and regulatory developments and achieve customer acceptance. In addition, the services and products that we provide to customers may not meet the needs of our customers as the business models of our customers evolve. Our customers may decide to decrease their product packaging or forego the packaging of certain products entirely. Regulatory developments can also significantly alter the market for our solutions. For example, a move to electronic distribution of disclaimers and other paperless regimes could negatively impact our healthcare inserts and labels businesses. In addition, it is difficult to successfully predict the products and services our customers will demand. The success of our business depends in part on our ability to identify and respond promptly to changes in customer preferences, expectations and needs. If we do not timely assess and respond to changing customer expectations, preferences and needs, our financial condition, results of operations or cash flows could be adversely affected.

The impact of electronic media and similar technological changes, including the substitution of physical products for digital content, may continue to adversely affect sales in the multi-media end market.

The multi-media landscape is experiencing rapid change due to the impact of electronic media and digital content delivery on the demand for physical products. Improvements in the accessibility and quality of digital media through the online distribution and hosting of media content, pay-per-view and on-demand entertainment services and mobile technologies has resulted, and will likely continue to result, in increased digital substitution by consumers. Ongoing consumer acceptance of such digital media will result in a decrease in demand for physical music, video game and home video units. This will likely in turn decrease the demand for certain of our multi-media packaging solutions and consequently result in reduced pricing for our products, which could adversely affect our business, financial condition and results of operations. For example, our multi-media sales in North America would have declined in each of the two most recent fiscal years if not for the increased sales that resulted from the ASG acquisition.

We are affected by seasonality.

Historically, our business experiences some seasonal fluctuations, with a greater portion of our consumer and multi-media sales occurring in the first and second fiscal quarters, reflecting increased demand for our customers’ products during the holiday selling seasons. As a result of this seasonality, any factors negatively affecting us during these periods of any year, including unfavorable economic conditions, could have a material adverse effect on our financial condition and results of operations for the entire year.

Our operations could expose us to significant regulations and compliance expenditures as a result of environmental, health and safety laws.

Our business and facilities are subject to a wide range of federal, state, local and foreign general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, management and disposal of regulated materials and site remediation. Certain of our operations require environmental permits or other approvals from governmental authorities, and certain of these permits and approvals are subject to expiration, denial, revocation or modification under various circumstances. We are also subject to frequent inspections and monitoring by government enforcement authorities. Compliance with these laws, regulations, permits and approvals is a significant factor in our business. From time to time we incur, and may in the future incur, significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws, regulations, permits and approvals. Our failure to comply with applicable environmental laws and regulations or permit or approval requirements could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions or costs, which could have a material adverse effect on our business, financial condition and operating results.

In addition, as an owner and operator of real estate, we may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability and natural resource damages, relating to past or present releases or threats of releases of regulated materials at, on, under or from our properties. Liability under these laws may be imposed without regard to whether we knew of or were responsible for the presence of those materials on our property; may be joint and several, meaning that the entire liability may be imposed on each party without regard to contribution; and may be retroactive and may not be limited to the value of the property. In addition, we or others may discover new material environmental liabilities, including liabilities related to third-party owned properties that we or our predecessors formerly owned or operated, or at which we or our predecessors have disposed of, or arranged for the disposal of, certain regulated materials. We may be involved in administrative or judicial proceedings and inquiries in the future relating to such environmental matters, which could have a material adverse effect on our business, financial condition and operating results.

New environmental laws or regulations (or changes in existing laws or regulations or their enforcement) may be enacted that require significant expenditures by us. If the resulting expenses significantly exceed our expectations, our business, financial condition and operating results could be materially and adversely affected.

We are also subject to various federal, state, local and foreign requirements concerning safety and health conditions at our manufacturing facilities. The operation of manufacturing facilities involves many risks, including the failure or substandard performance of equipment, suspension of operations and new governmental statutes, regulations, guidelines and policies. Our and our customers’ operations are also subject to various hazards incidental to the production, use, handling, processing, storage and transportation of certain hazardous materials. These hazards can cause personal injury, severe damage to and destruction of property and equipment and environmental damage. Furthermore, we may become subject to claims with respect to workplace exposure, workers’ compensation and other matters. We may be subject to material financial penalties or liabilities for noncompliance with safety and health requirements, as well as potential business disruption, if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any significant injury or any noncompliance with applicable requirements.

The occurrence of material operational problems, including, but not limited to, the above events, could have a material adverse effect on our business, financial condition and results of operations.

A significant part of our business is conducted outside of the United States, exposing us to additional risks that may not exist in the United States, which in turn could cause our business and operating results to suffer.

We have material operations outside of the United States. For the LTM period, approximately 57% of our total net sales, on an acquisition adjusted basis, were generated from sales outside of the United States. Our international operations are subject to risks, including risks related to:

•	foreign currency exchange rate fluctuations, including devaluations;

•	local political or economic instability, including local inflationary pressures;

•	restrictive government regulation, including changes in governmental regulation;

•	changes in import/export duties;

•	changes in laws and policies, including the laws and policies of the United States, affecting trade and foreign investment;

•	lack of experience in certain foreign markets;

•	difficulties and costs of staffing and managing operations in certain foreign countries;

•	work stoppages or other changes in labor conditions in foreign jurisdictions, which tend to have more expansive legal rights for labor unions and works councils;

•	difficulties in enforcing agreements and collecting accounts receivables on a timely basis or at all; and

•	adverse tax consequences or overlapping tax structures.

We plan to continue to market and sell our products internationally to respond to customer requirements and market opportunities. Establishing operations in any foreign country or region presents risks such as those described above as well as risks specific to the particular country or region. In addition, until a payment history is established over time with customers in a new geographic area or region, the likelihood of collecting receivables generated by such operations could be less than our expectations. As a result, there is a greater risk that the reserves set with respect to the collection of such receivables may be inadequate. If our operations in any foreign country are unsuccessful, we could incur significant losses and we may not be profitable.

In addition, changes in policies or laws of the United States or foreign governments resulting in, among other things, changes in regulations and the approval process, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. For example, in the event the United Kingdom votes to exit the European Union, the United Kingdom may enact laws, regulations or policies that are less favorable than those currently applicable to our European operations. If we fail to realize the anticipated revenue growth of our future international operations, our business and operating results could suffer.

Currency risk may adversely affect our financial condition and cash flows.

A substantial portion of our revenues are derived from outside the United States. We anticipate that revenues from international customers will continue to represent a substantial portion of our revenues for the foreseeable future. Because we generate revenues in foreign currencies, we are subject to the effects of exchange rate fluctuations. For the preparation of our consolidated financial statements, the financial results of our foreign subsidiaries are translated into U.S. dollars using average exchange rates during the applicable period. If the U.S. dollar appreciates against the foreign currencies, as has occurred in recent months, the revenues we recognize from sales by certain of our subsidiaries and the value of balance sheet items denominated in foreign currencies will be adversely impacted.

Furthermore, many of our foreign operations import or buy raw materials in a currency other than their functional currency, which can impact the operating results for these operations if we are unable to mitigate the impact of the currency exchange fluctuations. We may not be successful in achieving natural balances in currencies throughout our international operations. In addition, if the effective price of our products were to increase as a result of fluctuations in foreign currency exchange rates, demand for our products could decline and adversely affect our results of operations and financial condition. We cannot accurately predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. Accordingly, fluctuations in foreign exchange rates may have an adverse effect on our financial condition and cash flows.

Our largest customers together have historically accounted for a significant portion of our net sales volume. Accordingly, our business may be adversely affected by the loss of, or reduced purchases by, one or more of our large customers.

For the LTM period, our largest single customer accounted for 5% of our acquisition adjusted net sales and our top ten customers accounted for approximately 27% of our acquisition adjusted net sales. On occasion, a customer may relocate where certain of its products are manufactured to a location which we are not able to serve, resulting in the loss of business. If, for this or any other reason, one of our key customers were to purchase significantly less of our products in the future or were to terminate its purchases from us, and we are not able to sell our products to new customers at comparable or greater levels, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our business may suffer if we are unable to attract and retain key personnel.

We depend on the members of our management team and other key personnel. These employees have industry experience and relationships that we rely on to successfully implement our business plan. The loss of the services of our management team and/or other key personnel or the lack of success in attracting or retaining new and/or replacement personnel could have a material adverse effect on our business, financial position and results of operations.

Increased information technology security threats and more sophisticated and targeted cybercrime could pose a risk to our systems, networks, products, solutions and services.

Increased global security threats and more sophisticated and targeted cybercrime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. While we attempt to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems and maintenance of backup and protective systems, our systems, networks, products, solutions and services remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.

Our business and financial performance may be harmed by future increases in raw material costs.

Our business requires various raw materials which are purchased from third-party suppliers. These materials include paperboard, foils, inks, adhesives, coatings, resins, films, waxes, other chemicals and packaging supplies. The costs of these materials are subject to market fluctuations that are beyond our control. Future market conditions and/or the terms of our contracts with customers may prevent us from passing on raw material cost increases to our customers through selling price increases. In addition, we may not be able to achieve manufacturing productivity gains or other cost reductions to offset the impact of rising raw material cost. As a result, higher raw material costs may have a material adverse effect on our business, financial condition and operating results.

Unforeseen or recurring operational problems at any of our facilities may cause significant lost production.

Our manufacturing process could be affected by operational problems that could impair our production capability. Each of our facilities contains complex and sophisticated machines that are used in our manufacturing process. Disruptions or shutdowns at any of our facilities could be caused by:

•	outages to conduct maintenance activities that cannot be performed safely during operations;

•	prolonged power failures or reductions, including the effect of lightning strikes on our electrical supply;

•	breakdown, failure or substandard performance of any of our presses, diecutters and print and packaging-related machinery or other equipment;

•	noncompliance with material environmental requirements or permits;

•	disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads;

•	fires, floods, earthquakes, tornadoes, hurricanes, significant winter storms or other catastrophic disasters; or

•	other operational problems.

If our facilities are shut down, they may experience delays due to startup periods, regardless of the reason for the shutdown. Those startup periods could range from several days to several weeks or longer, depending on the reason for the shutdown and other factors. Any prolonged disruption in operations at any of our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition and operating results. To avoid such disruptions, we may also be required to incur substantial costs in keeping our facilities in good operating condition.

Labor disputes or increased labor costs could materially adversely affect our operating results.

As of March 31, 2016, we employed approximately 8,800 people, of which 3,400 are located in North America, 4,500 are located in Europe and the remainder are located in Asia. The majority of our workforce is non-union; however, we do participate in some collective bargaining agreements with various unions, which provide specified benefits to certain union employees, and certain of our employees in foreign jurisdictions are represented by works councils. Approximately 7% of our employees in North America are unionized and approximately 73% of our employees in Europe are members of a union or works council or otherwise covered by labor agreements. The labor agreements with our North American unions are set to expire in 2017, at which time we expect to negotiate a renewal of such agreements. To date, we have not experienced a stoppage in work or poor labor relations at any of our facilities. Management believes that our relations with our employees are good; however, as these labor contracts expire, there can be no assurances that there will be no strikes, work stoppages or other labor disputes as we negotiate new or renewed contracts. Any significant work stoppages or any significant increase in labor costs could have a material adverse effect on our business, financial condition and operating results.

Failure of quality control measures and systems resulting in faulty or contaminated product could have a material adverse effect on our business.

We have quality control measures and systems in place to ensure the maximum safety and quality of our products. The consequences of a product not meeting these standards due to, among other things, accidental or malicious raw materials contamination or supply chain contamination caused by human error or equipment fault, could be severe. Such consequences might include adverse effects on consumer health, litigation exposure, loss of market share, financial costs and loss of revenues.

In addition, if our products fail to meet our usual standards, we may be required to incur substantial costs in taking appropriate corrective action (up to and including recalling products from end consumers) and to reimburse customers and/or end consumers for losses that they suffer as a result of this failure. Customers and end consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim despite there being no negligence or other fault on our part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and/or prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage our reputation. This could in turn have a material adverse effect on our business, financial condition and results of operations. Although we have not had material claims for damages for defective products in the past and have not conducted any substantial product recalls or other material corrective action in recent years, these events may occur in the future.

In certain contracts, we provide guarantees that our products are produced in accordance with customer specifications regarding the proper functioning of our products and the conformity of a product to the specific use defined by the customer. In addition, if the product contained in packaging manufactured by us is faulty or contaminated, it is possible that the manufacturer of the product in question may allege that the packaging we provided is the cause of the fault or contamination, even if the packaging complies with contractual specifications. If packaging produced by us fails to open properly or to preserve the integrity of its contents, we could face liability to our customers and to third parties for bodily injury or other tangible or intangible damages suffered as a result. Such liability, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on our business, financial condition and results of operations.

The occurrence or threat of extraordinary events, including natural disasters and domestic and international terrorist attacks, may disrupt our operations and decrease demand for our products.

Natural disasters and other weather-related disruptions and domestic and international terrorist attacks could affect our ability to sell to our customers by impacting many of our customers and our suppliers of certain raw materials, which would have an adverse impact on volume and cost for some of our products. If natural disasters or terrorist attacks occur in the future, they could negatively affect the results of operations in the affected regions, as well as have adverse impacts on the global economy.

Our energy or transportation costs may be higher than we anticipated, which could have a material adverse effect on our business, financial condition and operating results.

Energy, including energy sourced from coal, diesel fuel, electricity and natural gas, represents a significant portion of our manufacturing costs. Energy costs have fluctuated significantly and such fluctuations have primarily impacted us in the logistics processes, with a more minor impact on manufacturing costs. In addition, we distribute our products primarily by truck and rail. Reduced availability of trucks or rail cars could negatively impact our ability to ship our products in a timely manner. There can be no assurance that we will be able to recoup any increases in transportation rates or fuel surcharges through price increases for our products. If energy or transportation costs are greater than anticipated, our business, financial condition and operating results may be materially adversely affected.

If we are unable to develop product innovations and improve our production technology and expertise, we could lose customers or market share.

Our success may depend on our ability to adapt to technological changes in the specialty print-based packaging industry. If we are unable to develop and introduce new products on a timely basis, or enhance existing products, in response to changing market conditions or customer requirements or demands, our business, financial condition and operating results could be materially adversely affected.

We are subject to litigation in the ordinary course of business, and uninsured judgments or a rise in insurance premiums may adversely impact our results of operations.

In the ordinary course of business, we are subject to various claims and litigation, including actions brought against us by our employees. Any such claims, regardless of merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. For instance, in our healthcare end market, we print information on our labels, inserts and packages that, if incorrect, could give rise to product liability claims.

In accordance with customary practice, we maintain insurance against some, but not all, of these potential claims. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. The levels of insurance we maintain may not be adequate to fully cover any and all losses or liabilities. Further, we may not be able to maintain insurance at commercially acceptable premium levels or at all.

If any significant accident, judgment, claim (or a series of claims) or other event is not fully insured or indemnified against, it could have a material adverse impact on our business, financial condition and results of operations. There can be no assurance as to the actual amount of these liabilities or the timing thereof. We cannot be certain that the outcome of current or future litigation will not have a material adverse impact on our business and results of operations.

Our total assets include substantial amounts of goodwill and intangible assets and an impairment of our goodwill or intangible assets could adversely affect our results of operations.

Goodwill and intangible assets represented approximately 47% of our total assets as of March 31, 2016. We evaluate our goodwill for impairment on an annual basis and at other times during the year if events or circumstances indicate that it is more likely than not that the fair value is below the carrying value. We evaluate intangible assets for impairment when facts or circumstances suggest that the carrying value of these assets may not be recoverable. Our evaluation of impairment requires us to make certain estimates and assumptions, including projections of future results. Such estimates and assumptions may not prove to be accurate in the future. After performing our evaluation for impairment, including an analysis to determine the recoverability of intangible assets, we will record a noncash impairment loss when the carrying value of the underlying asset, asset group or reporting unit exceeds its fair value. If these impairment losses are significant, our results of operations could be adversely affected.

Our business operations are subject to a number of U.S. federal laws and regulations, including trade sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury and the U.S. Department of Commerce, as well as restrictions imposed by the Foreign Corrupt Practices Act, which could adversely affect our operations if violated.

We must comply with all applicable export control laws and regulations of the United States and other countries. We cannot provide products or services to certain countries or individuals subject to U.S. trade sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of Commerce. In addition, we are subject to the Foreign Corrupt Practices Act and the anti-corruption laws of other countries, which generally prohibit bribes of anything of value, including unreasonable gifts, to government officials. While we have implemented safeguards and policies designed to promote compliance with applicable laws, these safeguards and policies may prove to be less than effective, and our employees or agents may engage in conduct for which we might be held responsible. Violations of these laws or regulations could result in significant sanctions including fines, onerous compliance requirements, the denial of export privileges, reputational damage and loss of authorizations needed to conduct aspects of our international business, which could adversely affect our business, financial condition and results of operations.

Existing and proposed regulations to address climate change by limiting greenhouse gas emissions may cause us to incur significant additional operating and capital expenses.

Certain of our operations result in emissions of greenhouse gases (“GHG”), such as carbon dioxide and methane. Growing concern about the sources and impacts of global climate change has led to a number of national and supranational legislative and administrative measures, both proposed and enacted, to monitor, regulate and limit carbon dioxide and other GHG emissions, including in the United States, the European Union and China. Such measures, for example, could adversely affect our energy supply, or the costs (and types) of raw materials we use for fuel, or impose costs on us associated with GHG emissions resulting from our operations. Although we believe it is likely that GHG emissions will continue to be regulated in the United States, the European Union, China and elsewhere in the future, we cannot yet predict the form such regulation will take (such as a cap-and-trade program, technology mandate, emissions tax or other regulatory mechanism) or, consequently, estimate the direct or indirect financial impact to our business.

We are exposed to risks in connection with the funding of our pension commitments.

We operate three defined benefit pension plans in the United Kingdom: the Field Group Pension Plan (“FGPP”), the Chesapeake Pension Plan (“CPP”) and the GCM Retirement Benefits Scheme (“GCM”) (collectively, the “DB Plans”). As of June 30, 2015, the total overfunded status of our pension plans on a U.S. GAAP basis was $9.0 million. The most recent actuarially calculated scheme-specific funding deficit in respect of each of the DB Plans was £54.1 million (as combined between all three plans).

An actuarial valuation of the FGPP as of October 31, 2014 calculated that the FGPP’s scheme-specific funding deficit was £12.9 million. Currently, monthly deficit contribution payments of £0.5 million per month are being made to the FGPP to address this deficit. It has been agreed with the trustees of the FGPP that following the August 2016 payment of £0.5 million, no further deficit reduction contribution payments will be made to the FGPP until the FGPP’s next actuarial valuation. As discussed further below, employer contributions to help fund the ongoing accrual of benefits in the FGPP will continue to be made.

Contributions to the DB Plans are payable in accordance with the schedule of contributions and the recovery plans which are separately in place in respect of all three arrangements (except that the FGPP’s current recovery plan will fall away from September 2016, as discussed above). All of the DB Plans are currently open to future benefit accrual and the contribution rates payable by the company to the DB Plans reflect this in order to help fund those future accrual benefits. The contribution rates also take account of the deficits in each of the DB Plans to seek to make good those funding shortfalls within the timeframes specified in the recovery plans.

Should a wind-up trigger or insolvency event occur in relation to the DB Plans, the buy-out deficit will become due and payable by the employers. The actuarial valuation of the FGPP as of October 31, 2014 discussed above calculated that the buy-out deficit of the FGPP was £150.1 million ($240.1 million). The buy-out deficit was £21.5 million ($32.5 million) as of April 5, 2013 for the CPP and was £3.6 million ($5.7 million) as of February 1, 2013 for the GCM. Unless any future security is granted to the trustees of any of the three plans, those debts would rank as unsecured if the participating employers in any of the three plans became insolvent in the future.

Although the trustees of the DB Plans currently have no guarantees or other security in relation to the funding obligations owed to each of the DB Plans, if our leverage ratio reaches a particular level in the future, the trustees have an entitlement to be given a parental company guarantee to cover contributions due under the current recovery plans to fund the DB Plans up to the scheme-specific funding level basis.

Our defined benefit pension plan obligations are financed predominantly through externally invested pension plan assets via externally managed funds and insurance companies. The values attributable to the externally invested pension plan assets are subject to fluctuations in the capital markets that are beyond our influence. Unfavorable developments in the capital markets could result in a substantial coverage shortfall for these pension obligations, resulting in a significant increase in our net pension obligations. In addition, deterioration in our financial condition could lead to an increased funding commitment to the trustees, which could further exacerbate any financial difficulties we could face at such time. Any such increases in our net pension obligations could adversely affect our financial condition due to increased additional outflow of funds to finance the pension obligations. Also, we are exposed to risks associated with longevity and interest rate and inflation rate changes in connection with our pension commitments, as an interest rate increase or decrease in longevity could have an adverse effect on our liabilities under these pension plans. Furthermore, a strengthening of the regulatory funding regime could increase requirements for cash funding, demanding more financial resources to meet governmentally mandated pension requirements. The realization of any of these risks could require us to make significant additional payments to meet our pension commitments, which could have a material adverse effect on our business, financial condition and results of operations.

The Pensions Regulator in the United Kingdom has the statutory power in certain circumstances to issue contribution notices or financial support directions which, if issued, could result in significant liabilities arising for us.

Under the Pensions Act 2004, the Pensions Regulator in the United Kingdom may issue a contribution notice to any employer in the DB Plans or any person who is connected with or is an associate of any employer in any of those plans where the Pensions Regulator is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which had as its main purpose (or one of its main purposes) the avoidance of pension liabilities. Under the Pensions Act 2008, the Pensions Regulator has been granted the power to issue a contribution notice if it is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which has a materially detrimental effect on a pension plan without sufficient mitigation having been provided. The Pensions Regulator can only issue a contribution notice where it believes it is reasonable to do so and can generally only do so in respect of any act or failure to act which has taken place in the previous six years.

The terms “associate” and “connected person,” which are taken from the Insolvency Act 1986, are widely defined and could cover our significant shareholders and others deemed to be shadow directors.

If the Pensions Regulator considers that any of the employers participating in the DB Plans are “insufficiently resourced” or a “service company,” it may impose a financial support direction requiring us or any member of the Group, or any person associated or connected with that employer, to put in place financial support in relation to the relevant plan. The Pensions Regulator can only issue a financial support direction where it believes it is reasonable to do so and can generally only do so in respect of circumstances which have occurred in the previous two years.

Liabilities imposed under a contribution notice or financial support direction may be up to the amount of the buy-out deficit in the relevant DB Plan.

Regulations related to conflict minerals could adversely impact our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, originating from the Democratic Republic of Congo (the “DRC”) and adjoining countries. As a result, in August 2012 the Securities and Exchange Commission (the “SEC”) adopted annual disclosure and reporting requirements for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. Because certain of our products include tin, these new requirements will require due diligence efforts this year, with initial disclosure requirements beginning in 2018. There will be costs associated with complying with these disclosure requirements, including for diligence of our suppliers to determine the sources of conflict minerals used in our products and, if applicable, a third-party audit of our diligence process, and other potential changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free” conflict minerals, we cannot be sure that we will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. Conversely, we will be required to make similar certifications to our suppliers. If we are unable or fail to make the requisite certifications, our suppliers may terminate their relationship with us. Also, we may face adverse effects to our reputation if we determine that certain of our products contain minerals not determined to be “conflict free” or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

We may not be successful in acquiring and protecting our intellectual property rights or in avoiding claims that we infringed on the intellectual property rights of others.

Our ability to develop, acquire, and retain necessary intellectual property rights is important to our continued success and competitive position. If we were unable to protect our existing intellectual property rights, develop new rights, or if others developed similar or improved technologies there can be no assurance that such events would not be material to our results of operations, financial condition or cash flows. Some of our business depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons. Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation, regardless of merit, could be protracted and costly and could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to increased income taxes, and other restrictions and limitations, if we were to decide to repatriate any of our income, capital or cash to the United States or other jurisdictions.

Government regulations and restrictions in some countries may limit the amount of income, capital or cash that may be distributed or otherwise transferred to other jurisdictions. For example, the transfer of income, capital or cash from one country to another is often subject to restrictions such as the need for certain governmental consents. Even where there is no outright restriction, the mechanics of repatriation or, in certain countries, the lack of the availability of foreign currency (such as U.S. dollars) to non-governmental entities, may affect certain aspects of our operations. In the event we need to repatriate our non-U.S. income, capital or cash from a particular country to fund operations in another part of the world, we may need to repatriate some of our non-U.S. cash balances out of the country where they are located to another jurisdiction and we may be subject to additional income taxes in the jurisdiction receiving the cash. Any of these scenarios may subject us to costs, restrictions and/or limitations that result in us being unable to use our cash in the manner we desire, which may have a material adverse effect on our results of operations and financial condition.

Our status as a foreign corporation for U.S. federal tax purposes could be affected by IRS action or a change in U.S. tax law.

On February 14, 2014, Chesapeake, a corporation organized under the laws of England and Wales, completed the acquisition of Mustang, a Delaware corporation, in exchange for a 50% equity interest in Chesapeake. Chesapeake subsequently changed its name to Multi Packaging Solutions Global Holdings Limited and on October 7, 2015 became a wholly owned subsidiary of MPS Limited. A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because MPS Limited is a Bermuda incorporated entity, it would generally be classified as a foreign corporation under these rules. Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides an exception to this general rule, however, under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes. The Company believes that it (and, prior to the Reorg Transactions, MPS Holdings) has satisfied the requirements under Section 7874 of the Code to be treated as a foreign corporation, taking into account any impact of both the Mustang acquisition and the Reorg Transactions in the analysis. There is limited guidance, however, regarding the application of Section 7874 of the

Code. As a consequence, there can be no assurance that the IRS will agree with the position that the Company has satisfied the requirements under Section 7874 of the Code to be treated as a foreign corporation or that the IRS will not otherwise challenge the Company’s status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for the Company. Further, recent legislative and administrative proposals have addressed Section 7874 of the Code, some of which, if enacted, could have prospective or retroactive application to the Company, its shareholders and affiliates. Consequently, there can be no assurance that there will not exist in the future a change in law that might cause the Company to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect. If such a change in law were implemented, significant adverse tax consequences would result for the Company.

Risks Related to Our Indebtedness

We have substantial debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and meet our obligations with respect to our indebtedness.

As of March 31, 2016, we had approximately $946.3 million of indebtedness on a consolidated basis, including $196.8 million of the 8.500% senior unsecured notes due 2021 (the “Notes”) and $739.4 million of the Term Loans (as defined below). In addition, we had $48.8 million in borrowing capacity under our U.S. dollar revolving credit facility and £50.0 million ($72.0 million) in borrowing capacity available under our Pounds Sterling revolving credit facility. As of March 31, 2016, we had $1.2 million of outstanding letters of credit under our U.S. dollar revolving credit facility.

Our substantial debt could have important consequences to you. Because of our substantial debt:

•	it may be more difficult for us to satisfy our obligations to our lenders and creditors, resulting in possible defaults on and acceleration of such debt;

•	our ability to make loans and investments or engage in acquisitions without issuing additional equity or obtaining additional debt financing may be impaired in the future;

•	our ability to obtain additional financing with reasonable terms and conditions for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for other purposes;

•	we are exposed to the risk of increased interest rates as, over the term of our debt, the interest cost on a significant portion of our indebtedness is subject to changes in interest rates;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors who have less debt or comparable debt at more favorable interest rates and who, as a result, may be better positioned to withstand economic downturns or to finance capital expenditures or acquisitions;

•	our costs of borrowing may increase;

•	we may be unable to refinance our debt on terms as favorable as our existing debt or at all; and

•	our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve the operating margins of our businesses.

Despite our current indebtedness level, we and our subsidiaries may be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Subject to certain limitations, the credit agreement governing our senior secured credit facilities and the indenture governing our

Notes do not prohibit us or our subsidiaries from incurring additional indebtedness. In addition, the credit agreement governing our senior secured credit facilities and the indenture governing our Notes also permit us, our subsidiaries or our parents to accrue interest, accrue accreted value, accrue amortization of original issue discount and pay interest or dividends in the form of additional indebtedness. The restrictions on the incurrence of additional indebtedness are subject to a number of thresholds, qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. Additionally, these restrictions also will not prevent us from incurring obligations that, although preferential to our common shares in terms of payment, do not constitute indebtedness. In addition, as of March 31, 2016 we had $48.8 million of borrowing capacity available under our U.S. dollar revolving credit facility and £50.0 million ($72.0 million) of borrowing capacity available under our Pounds Sterling revolving credit facility. As of March 31, 2016 we had $1.2 million of outstanding letters of credit under our U.S. dollar revolving credit facility.

If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face would increase, and we may not be able to meet all our debt obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our management’s flexibility or our financial and operational flexibility to operate our business and could adversely affect you.

The credit agreement governing our senior secured credit facilities and/or the indenture governing our Notes contain, and certain of our current or future rollover foreign debt facilities may contain, covenants that, among other things, restrict our ability to:

•	dispose of assets, including capital stock of our subsidiaries;

•	incur additional indebtedness (including guarantees of additional indebtedness);

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or redeem, repurchase or retire our capital stock or our other indebtedness and make certain payments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in certain asset sales, mergers, acquisitions, consolidations or sales of all or substantially all of our assets;

•	engage in certain transactions with affiliates;

•	permit restrictions on our subsidiaries’ ability to pay dividends;

•	change our business;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	make loans and investments (including joint ventures).

The restrictions in the credit agreement governing our senior secured credit facilities, the indenture governing the Notes and rollover foreign debt facilities may prevent us from taking actions that we believe would be in the best interests of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

Our ability to comply with the covenants and restrictions contained in the credit agreement governing our senior secured credit facilities, the indenture governing the Notes and our rollover foreign debt facilities may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under the credit agreement governing our senior secured credit facilities, the indenture governing the Notes and our rollover foreign debt facilities that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In addition, such a default or acceleration may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured credit facilities and our rollover foreign debt facilities, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under our senior secured credit facilities and our rollover foreign debt facilities and may not be able to repay the amounts due under our senior secured credit facilities, our rollover foreign debt facilities or the Notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable or unwilling to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

During periods of volatile credit markets, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to extending credit up to the maximum permitted by a credit facility. If our lenders are unable or unwilling to fund borrowings under their revolving credit commitments or we are unable to borrow, it could be difficult in such environments to obtain sufficient liquidity to meet our operational needs.

Our ability to obtain additional capital on commercially reasonable terms may be limited.

Although we believe our cash and cash equivalents, together with cash we expect to generate from operations and availability under our revolving credit facility, provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively.

If we are unable to obtain capital on commercially reasonable terms, or at all, it could:

•	reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

•	restrict our ability to introduce new products or exploit business opportunities; and

•	increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate,

any and all of which could place us at a competitive disadvantage.

Certain of our indebtedness bears interest at variable rates and/or is denominated in a foreign currency, which subjects us to interest rate risk and foreign exchange risk, each of which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured credit facilities, which totaled $739.4 million, net of original issue discount of $10.8 million, as of March 31, 2016, subject us to exposure to variable rates of interest and foreign exchange rate fluctuations. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even if the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. The term loan under our senior secured credit facilities includes a floor on the applicable benchmark London Interbank Offered Rate (“LIBOR”), Euro Interbank Offered Rate (“EURIBOR”) or prime rate, which is in excess of the specified LIBOR, EURIBOR or prime rate that would otherwise apply. Assuming our senior secured credit facilities are fully drawn, each 0.125% change in assumed blended interest rates would result in an approximate $0.9 million change in annual interest expense on indebtedness under our senior secured credit facilities. We have entered, and in the future may enter, into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we have entered into or may enter into in the future may not fully mitigate our interest rate risk, which may prove disadvantageous or may create additional risks.

In addition, certain of our borrowings under our senior secured credit facilities are denominated in Euros and British Pounds Sterling, which do not necessarily correspond to the cash flow we generate in these currencies. Sharp changes in the exchange rates between the currencies in which we borrow and the currencies in which we generate cash flow could adversely affect us. In particular, for example, the exchange rate between the U.S. Dollar and the Euro has experienced significant volatility and may continue to fluctuate materially in the future. Certain of the Term Loans were borrowed in Euros and Pounds Sterling, while our functional currency is the U.S. Dollar and we maintain our accounting records in U.S. Dollars. As a result, unrealized foreign exchange gains and losses will occur upon the translation of the Euro-denominated and Pounds Sterling-denominated debt into U.S. Dollars. These unrealized foreign exchange gains or losses are recognized in profit or loss. In the future we may enter into contractual arrangements designed to hedge a portion of the foreign currency exchange risk associated with our Euro-denominated and Pounds Sterling-denominated debt. If these hedging arrangements are unsuccessful, we may experience a material adverse effect on our business and results of operations.

Risks Related to this Offering and Ownership of our Common Shares

Because our operations are conducted through our subsidiaries, we are largely dependent on our receipt of distributions and dividends or other payments from our subsidiaries for cash to fund all of our operations and expenses, including making future dividend payments, if any.

Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to repay any debt we may incur, to make interest payments with respect to such debt and to meet our other obligations. As a result, our ability to service our debt or to make future dividend payments, if any, is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us.

The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of the credit agreement governing our senior secured credit facilities and the indenture governing the Notes. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, may be junior to the claims of that subsidiary’s creditors, including trade creditors. In addition, there may be significant tax and other legal restrictions on the ability of foreign subsidiaries to remit money to us.

The price of our common shares may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common shares may prevent you from being able to sell your common shares at or above the price you paid for your common shares. The market price of our common shares could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common shares or the stock of other companies in our industry;

•	the failure of research analysts to cover our common shares;

•	credit ratings downgrades or other negative actions by ratings agencies for us or our subsidiaries;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the impact on our profitability temporarily caused by the time lag between when we experience cost increases until these increases flow through cost of sales because of our method of accounting for inventory, or the impact from our inability to pass on such price increases to our customers;

•	material litigations or government investigations;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	changes in key personnel;

•	sales of common shares by us, affiliates of Carlyle or Madison Dearborn or members of our management team;

•	termination or expiration of lock-up agreements with our management team and principal shareholders;

•	the granting of restricted common shares and share options;

•	volume of trading in our common shares; and

•	the realization of any risks described under this “Risk Factors” section.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. As a result, the price of our common shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price and cause you to lose all or part of your investment. Further, in the past, market fluctuations and price declines in a company’s stock have led to securities class action litigations. If such a suit were to arise, it could have a substantial cost and divert our resources regardless of the outcome.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and report any material weaknesses in such internal controls. Beginning with our annual report on Form 10-K for the fiscal year ended June 30, 2017, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting and our independent registered public accounting firm will be required to express an opinion as to the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly and complicated. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of common shares could decline and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and, when required, to obtain an unqualified report on internal controls from our auditors. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our common shares, and could adversely affect our ability to access the capital markets.

We have incurred and will continue to incur increased costs as a result of operating as a publicly traded company, and our management will be required to devote substantial time to new compliance initiatives.

As a publicly traded company, we have incurred and will continue to incur additional legal, accounting and other expenses that we did not previously incur, which we expect will be between $2.0 million and $3.0 million per year. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC and the NYSE impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we have incurred additional costs to maintain such coverage.

Furthermore, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our common shares could decline and we could be subject to potential delisting by the NYSE and review by the NYSE, the SEC or other regulatory authorities, which would require the expenditure by us of additional financial and management resources. As a result, our shareholders could lose confidence in our financial reporting, which would harm our business and the market price of our common shares.

We are controlled by Carlyle and Madison Dearborn, whose interests in our business may be different than yours.

As of March 31, 2016, entities controlled by affiliates of Carlyle and Madison Dearborn owned approximately 34.7% and 37.7% of our common shares, respectively, and are able to control our affairs in all cases. Following this offering, these entities will continue to own approximately 28.3% and 31.3% of our common shares, respectively (or 27.3% and 30.3%, respectively, if the underwriters exercise their option to purchase additional shares in full). Certain members of management hold interests in the entity controlled by Madison Dearborn. Pursuant to the shareholders’ agreement, a majority of our Board of Directors has been designated by affiliates of Carlyle and Madison Dearborn. See “Certain Relationships and Related Party Transactions.” As a result, affiliates of Carlyle and Madison Dearborn or their respective designees to our Board of Directors have the ability to control the appointment of our management, the entering into of mergers, sales of substantially all or all of our assets and other extraordinary transactions and influence amendments to our memorandum of association and bye-laws. So long as affiliates of Carlyle and Madison Dearborn collectively continue to own and/or control a majority of our common shares, they will have the ability to control the vote in any election of directors and will have the ability to prevent any transaction that requires shareholder approval regardless of whether other shareholders believe the transaction is in our best interests. In any of these matters, the interests of Carlyle and Madison Dearborn may differ from or conflict with your interests. Moreover, this concentration of share ownership may also adversely affect the trading price for our common shares to the extent investors perceive disadvantages in owning shares of a company with controlling shareholders. In addition, Carlyle and Madison Dearborn are in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential suppliers or customers. Carlyle or Madison Dearborn may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

We do not intend to pay dividends on our common shares for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We do not intend to declare and pay dividends on our common shares for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common shares for the foreseeable future and the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares. The payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Specifically, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due or (ii) the realizable value of its assets would thereby be less than its liabilities. The credit agreement governing our senior secured credit facilities and the indenture governing our Notes also effectively limit our ability to pay dividends. As a consequence of these limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common shares.

Future sales of our common shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common shares.

We and our shareholders may sell additional common shares in subsequent offerings. We may also issue additional common shares or convertible debt securities. As of May 1, 2016, we had 1,000,000,000 common shares authorized and 77,452,946 common shares outstanding. This number includes 10,000,000 common shares that the selling shareholders are selling in this offering (or 11,500,000 common shares if the underwriters exercise their option to purchase additional shares in full), which may be resold immediately in the public market. Of the remaining common shares, 46,429,736, or 59.9% of our total outstanding common shares, are restricted from immediate resale under the lock-up agreements between our executive officers, directors and certain of our current shareholders and the underwriters described in “Underwriting,” but may be sold into the market in the near future. Subject to compliance with the applicable requirements under Rule 144 of the Securities Act, these common shares will become available for sale following the expiration of the lock-up agreements entered into in connection with this offering, which, without the prior consent of certain of the representatives of the underwriters, is 90 days after the date of this prospectus (subject to certain exceptions).

We cannot predict the size of future issuances or sales of our common shares or the effect, if any, that future issuances and sales of our common shares will have on the market price of our common shares. Sales of substantial amounts of our common shares (including sales that may occur pursuant to Carlyle’s and Madison

Dearborn’s registration rights, sales by members of management and shares that may be issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common shares. See “Certain Relationships and Related Party Transactions” and “Shares Eligible for Future Sale.”

We are a “controlled company” within the meaning of the rules of the NYSE and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.

Following the consummation of this offering, affiliates of Carlyle and Madison Dearborn will collectively continue to own a majority in voting power of the outstanding common shares. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of such company’s Board of Directors consist of independent directors;

•	the requirement that such company have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that such company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of such company’s nominating and corporate governance committee and compensation committee.

We currently utilize these exemptions and intend to continue to utilize these exemptions for so long as we continue to qualify as a “controlled company.” For so long as we utilize these exemptions, we will not have a majority of independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, our shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Upon the sale of a sufficient number of shares by Carlyle and Madison Dearborn, we will no longer be a controlled company, and we may have difficulties complying with NYSE rules relating to the composition of our Board of Directors listed above. We intend to comply with these NYSE rules if we cease to be a controlled company. However, there can be no assurance that we will be able to attract and retain the number of independent directors needed to comply with NYSE rules during the phase-in period for compliance.

If Carlyle and Madison Dearborn sell a controlling interest in us to a third party in a private transaction, you may not realize any change-of-control premium on our common shares and we may become subject to the control of a presently unknown third party.

Following the completion of this offering, Carlyle and Madison Dearborn will continue to beneficially own a substantial majority of our common shares. Carlyle and Madison Dearborn will have the ability, should they choose to do so, to sell some or all of our common shares in a privately negotiated transaction, which, if sufficient in size, could result in our change of control. The ability of Carlyle and Madison Dearborn to privately sell such shares may not be subject to any requirement for a concurrent offer to be made to acquire all of our common shares that are publicly traded, which could prevent you from realizing any change-of-control premium on your common shares that may otherwise accrue to Carlyle and Madison Dearborn upon their private sale of our common shares. Additionally, if Carlyle and Madison Dearborn privately sell a significant equity interest in us, we may become subject to the control of a presently unknown third party. Such third party may have interests that conflict with the interests of our other shareholders.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are a Bermuda exempted company. As a result, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in another jurisdiction, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Bermuda law differs from the laws in effect in the United States and may afford less protection to our shareholders.

We are organized under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act, 1981 (the “Companies Act”), which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Shareholder class actions are not available under Bermuda law. The circumstances in which shareholder derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than those who actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company, in circumstances where the facts would otherwise justify the winding up of the company on just and equitable grounds but to do so would unfairly prejudice the shareholders applying for the assistance of the court. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of our shareholders and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

We may be treated as a “foreign financial institution” under the U.S. Foreign Account Tax Compliance Act, which could impose withholding requirements on certain payments made with respect to the common shares after December 31, 2018.

Certain provisions of the Code and applicable U.S. Treasury regulations (commonly collectively referred to as “FATCA”) generally impose a 30% withholding tax regime with respect to certain “foreign passthru payments” made by a “foreign financial institution” (an “FFI”). Under current guidance, it is not clear whether we would be treated as an FFI for purposes of FATCA. If we were to be treated as an FFI, such withholding may be imposed on such payments to any other FFI (including an intermediary through which an investor may hold the common shares) that is not a “participating FFI” (as defined under FATCA) or any other investor who does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, unless such other FFI or investor is otherwise exempt from FATCA. Under current guidance, the term “foreign passthru payment” is not defined, and it is therefore not clear whether or to what extent payments on the common shares would be considered foreign passthru payments. Withholding on foreign passthru payments would not be required with respect to payments made before the later of January 1, 2019 and the date of publication in the Federal Register of final regulations defining the term “foreign passthru payment.” The United States has entered into various intergovernmental agreements, including intergovernmental agreements between the United States and Bermuda and between the United States and the United Kingdom, which potentially modify the rules described above. Prospective investors in the common shares should consult their tax advisors regarding the potential impact of FATCA, the intergovernmental agreements and any non-U.S. legislation implementing FATCA on their potential investment in the common shares.

FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	our ability to compete against competitors with greater resources or lower operating costs;

•	adverse developments in economic conditions, including downturns in the geographies and target markets that we serve;

•	difficulties in restructuring operations, closing facilities or disposing of assets;

•	our ability to successfully integrate our acquisitions and identify and integrate future acquisitions;

•	our ability to realize the growth opportunities and cost savings and synergies we anticipate from the initiatives that we undertake;

•	changes in technology trends and our ability to develop and market new products to respond to changing customer preferences and regulatory environment;

•	the impact of electronic media and similar technological changes, including the substitution of physical products for digital content;

•	seasonal fluctuations;

•	the impact of significant regulations and compliance expenditures as a result of environmental, health and safety laws;

•	risks associated with our non-U.S. operations;

•	exposure to foreign currency exchange rate volatility;

•	the loss of, or reduced purchases by, one or more of our large customers;

•	failure to attract and retain key personnel;

•	increased information technology security threats and targeted cybercrime;

•	changes in the cost and availability of raw materials;

•	operational problems at our facilities;

•	the impact of any labor disputes or increased labor costs;

•	the failure of quality control measures and systems resulting in faulty or contaminated products;

•	the occurrence or threat of extraordinary events, including natural disasters and domestic and international terrorist attacks;

•	increased energy or transportation costs;

•	our ability to develop product innovations and improve production technology and expertise;

•	the impact of litigation, uninsured judgments or increased insurance premiums;

•	an impairment of our goodwill or intangible assets;

•	our ability to comply with all applicable export control laws and regulations of the United States and other countries and restrictions imposed by the Foreign Corrupt Practices Act;

•	the impact of regulations to address climate change;

•	risks associated with the funding of our pension plans, including actions by governmental authorities;

•	the impact of regulations related to conflict minerals;

•	our ability to acquire and protect our intellectual property rights and avoid claims of intellectual property infringement;

•	risks related to our substantial indebtedness;

•	failure of internal controls over financial reporting;

•	the ability of Carlyle and Madison Dearborn to control us;

•	other factors disclosed in this prospectus; and

•	other factors beyond our control.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET PRICE OF OUR COMMON SHARES

Our common shares have been listed on the NYSE under the symbol “MPSX” since October 22, 2015. Prior to that time, there was no public market for our common shares. The following table sets forth for the periods indicated the high and low sale prices of our common shares on the NYSE.

	High	Low
Fiscal 2016
Second Quarter (beginning October 22, 2015)	$18.81	$12.90
Third Quarter	$17.84	$13.20
Fourth Quarter (through May 13, 2016)	$17.28	$14.66

A recent reported closing price for our common shares is set forth on the cover page of this prospectus. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common shares. On May 13, 2016, we had approximately 56 holders of record of our common shares. The actual number of holders of common shares is greater than this number of record holders and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and nominees. The number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

USE OF PROCEEDS

All of the common shares offered by this prospectus are being sold by the selling shareholders. We will not receive any of the proceeds from the sale of shares by the selling shareholders in this offering, including from any exercise by the underwriters of their option to purchase additional shares. For more information about the selling shareholders, see “Principal and Selling Shareholders.”

DIVIDEND POLICY

On December 2, 2012, we paid a dividend on the common stock of our previous owners in the amount of $14.2 million. Since that time, we have not paid any cash dividends and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business and the repayment of debt. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our Board of Directors may deem relevant. Specifically, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due or (ii) the realizable value of its assets would thereby be less than its liabilities. Our ability to pay dividends to holders of our common shares is also dependent upon our subsidiaries’ ability to make distributions to us, which is limited by the terms of the agreements governing the terms of their indebtedness. Additionally, the negative covenants in the agreements governing our indebtedness limit our ability to pay dividends and make distributions to our shareholders. For additional information on these limitations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2016.

The information in this table should be read in conjunction with “Use of Proceeds,” “Selected Historical Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto appearing elsewhere in this prospectus.

As of March 31, 2016
(Dollars in thousands, except per share data)
Cash and cash equivalents	$46,551

Debt (net of discount)(1):
Senior secured credit facilities, consisting of the following:
Term Loans	$739,441
Revolving Credit Facilities	—
Notes(2)	196,777
Other foreign debt	8,999
Other financing	1,084

Total debt	946,301
Shareholders’ equity:
Contributed capital, par value $1.00 per share: 1,000,000,000 common shares authorized, 77,452,946 common shares issued and outstanding	77,453
Paid-in capital	469,688
Accumulated deficit	(36,492)
Accumulated other comprehensive loss	(38,061)

Total shareholders’ equity	472,588
Noncontrolling interests	2,891

Total shareholders’ equity and noncontrolling interests	475,479

Total capitalization	$1,421,780

(1)

Presented net of debt discount of $14.0 million. The senior secured credit facilities consist of (a) a $122.0 million Dollar Tranche A term loan maturing in September 2020 (the “Dollar Tranche A Term Loan”), (b) a $330.0 million Dollar Tranche B term loan maturing in September 2020 (the “Dollar Tranche B Term Loan”), (c) a $135.0 million Dollar Tranche C term loan maturing in September 2020 (the “Dollar Tranche C Term Loan”), (d) a £145.0 million Sterling term loan maturing in September 2020 (the “Sterling Term Loan”), (e) a €145.0 million Euro term loan maturing in September 2020 (the “Euro Term Loan” and, together with the Dollar Tranche A Term Loan, the Dollar Tranche B Term Loan, the Dollar Tranche C Term Loan, and the Sterling Term Loan, the “Term Loans”), (f) a $50.0 million U.S. dollar revolving credit facility maturing in August 2018 (the “Dollar Revolving Credit Facility”) and (g) a £50.0 million multi-currency revolving credit facility maturing in September 2019 (the “Multi-Currency Revolving Credit Facility” and, together with the Dollar Revolving Credit Facility, the “Revolving Credit Facilities”). As of March 31, 2016, we had $95.9 million (net of debt discount) of outstanding borrowings under the Dollar Tranche A Term Loan, $257.8 million (net of debt discount) of outstanding borrowings under the Dollar Tranche B Term Loan, $105.0 million (net of debt discount) of outstanding borrowings under the Dollar Tranche C Term Loan, $129.6 million (net of debt discount) of outstanding borrowings under the Sterling Term Loan, $151.2 million (net of debt discount) of outstanding borrowings under the Euro Term Loan and no outstanding borrowings under the Revolving Credit Facilities. As of March 31, 2016, we had approximately $48.8 million in additional borrowing capacity available under our Dollar Revolving Credit Facility, after giving effect to $1.2 million of outstanding letters of credit, and approximately £50.0 million in additional borrowing capacity available under our Multi-Currency Revolving Credit Facility, after giving effect to £0.0 of outstanding letters of credit.
(2)	Consists of $196.8 million (net of debt discount) in aggregate principal amount of 8.500% senior unsecured notes due 2021.

The table set forth above is based on the number of common shares outstanding as of May 1, 2016. The table does not reflect 8,979,424 common shares reserved for issuance that have not yet been issued under the 2015 Plan, which was adopted in connection with our IPO.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our historical audited and unaudited consolidated financial information for the periods and dates indicated.

The balance sheet data as of June 30, 2014 and 2015 and the statements of operations and cash flow data for the fiscal year ended June 30, 2013, the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015 have been derived from the audited consolidated financial statements of MPS Limited appearing elsewhere in this prospectus. The balance sheet data as of June 30, 2011, 2012 and 2013 and the statement of operations and cash flow data for the years ended June 30, 2010, 2011 and 2012 have been derived from the audited consolidated financial statements of MPS Limited not included in this prospectus. The balance sheet data as of March 31, 2016 and the statements of operations and cash flow data for the nine-month periods ended March 31, 2016 and March 31, 2015 have been derived from the unaudited interim consolidated financial statements of MPS Holdings appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The statements of operations and cash flow data are presented for the Predecessor period, which relates to the period preceding the Madison Dearborn Transaction, and the Successor period, which relates the period succeeding the Madison Dearborn Transaction.

Historical results are not indicative of the results to be expected in the future. You should read the following data together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

					Twelve months ended June 30, 2014
	Predecessor					Successor
	For the fiscal years ended June 30,				Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016
(Dollars in thousands, except share and per share data)	2010	2011	2012	2013
Net sales	$484,133	$514,695	$596,414	$579,401	$74,081	$814,213	$1,617,640	$1,215,116	$1,287,592
Cost of goods sold	380,067	400,861	478,951	456,958	58,054	668,441	1,285,673	966,069	1,005,779

Gross margin	104,066	113,834	117,463	122,443	16,027	145,772	331,967	249,047	281,813
Selling, general and administrative expenses
Selling, general and administrative	77,397	77,741	81,913	73,682	9,604	133,678	241,638	180,052	178,149
Stock based and deferred compensation expense	578	197	600	2,578	125	1,534	5,722	1,403	27,064
Management fees and expenses	1,521	1,730	1,984	2,315	264	—	—	—	—
Trade name impairment	—	—	7,705	—	—	—	—	—	—
Transaction and other related expenses	—	8,642	—	3,080	28,370	38,844	13,630	6,098	2,785

	79,496	88,310	92,202	81,655	38,363	174,056	260,990	187,553	207,998

Operating income (loss)	24,570	25,524	25,261	40,788	(22,336)	(28,284)	70,977	61,494	73,815
Other income (expense)
Other income (expense), net	257	1,775	(375)	1,426	1,063	370	10,625	10,643	(4,797)
Debt extinguishment charges	—	—	—	(4,140)	(14,042)	—	(1,019)	—	(3,931)
Interest (expense)	(15,902)	(17,515)	(19,490)	(24,546)	(3,991)	(43,215)	(75,437)	(54,042)	(49,641)

Total other expense, net	(15,645)	(15,740)	(19,865)	(27,260)	(16,970)	(42,845)	(65,831)	(43,399)	(58,369)

Income (loss) before income taxes	8,925	9,784	5,396	13,528	(39,306)	(71,129)	5,146	18,095	15,446
Income tax (benefit) expense	4,248	6,589	1,260	4,195	(15,621)	(19,481)	(1,880)	6,212	6,753

Net income	4,677	3,195	4,136	9,333	(23,685)	(51,648)	7,026	11,883	8,693
Less: income (loss) attributable to noncontrolling interest	—	—	—	—	—	216	527	525	(180)

Net income (loss) attributable to Company	4,677	3,195	4,136	9,333	(23,685)	(51,864)	6,499	11,358	8,873
Preferred stock dividends	(21,781)	(15,691)	(18,696)	(9,275)	(25)	—	—	—	—

Income available (loss attributable) to common shareholders	$(17,104)	$(12,496)	$(14,560)	$58	$(23,710)	$(51,864)	$6,499	$11,358	$8,873

Earnings (loss) per share:
Basic	$(148.87)	$(108.73)	$(125.81)	$.50	$(203.74)	$(1.17)	$.10	$.18	$.12
Diluted	$(148.87)	$(108.73)	$(125.81)	$.49	$(203.74)	$(1.17)	$.10	$.18	$.12
Weighted average shares outstanding:
Basic	114,892	114,925	115,728	116,110	116,373	44,228,626	61,939,432	61,939,432	71,075,525
Diluted	114,892	114,925	115,728	119,073	116,373	44,228,626	61,939,432	61,939,432	71,075,525

	Predecessor			Successor
	As of June 30,			As of June 30,		As of March 31,
(Dollars in thousands)	2011	2012	2013	2014	2015	2016
Total assets	$385,061	$349,201	$347,505	$1,844,155	$1,882,125	$1,787,388
Debt	229,473	207,523	389,198	1,133,202	1,188,389	946,301
Redeemable preferred stock	8,468	8,667	—	—	—	—
Cash dividends on common shares	—	—	14,162	—	—	—
Cash dividends per common share	—	—	121.69	—	—	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated June 30, 2015 annual and March 31, 2016 quarterly financial statements. The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and other forward-looking statements are subject to numerous known and unknown risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Prospectus Summary—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information,” “Selected Historical Financial Information,” the unaudited pro forma combined financial statements appearing elsewhere in this prospectus and historical audited and unaudited consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on June 30. For purposes of this section, all references to “we,” “us,” “our,” “MPS” or the “Company” refer to Multi Packaging Solutions International Limited and subsidiaries.

Overview

We print and manufacture high quality paperboard, paper and plastic packaging in the North American, European and Asian segments. Within each of these geographic segments, we sell products into the healthcare, consumer and multi-media end markets.

The healthcare market includes pharmaceutical, nutraceutical and healthcare related products. The consumer market includes cosmetics, personal care and toiletries, food, spirits, sporting goods, transaction and gift cards, confectionary, liquor and general consumer products. The multi-media market includes home video, software, music, video games and media-related special packaging product.

Products are manufactured in 59 facilities located in the United States, Europe, Canada, Mexico and China. We also have strategic alliances with companies in Europe and China who outsource certain products and production activities. In some cases, we procure non-paperboard, paper or plastic products to include in special packaging project deliverables for our customers. Products are generally cartons, labels, inserts or other paper or paperboard packaging products.

Cartons are generally paperboard based folding cartons. Labels are generally paper and pressure sensitive label stock printed products that are delivered in reel form or in a cut and stack form and can include basic labels for bottles and boxes, and extended content labels designed to deliver more information to the ultimate purchaser of our customer’s products. Inserts include fine paper folded inserts used in the delivery of detailed warnings, instructions and other information to the ultimate purchaser of our customer’s products. Other products include all remaining products. Often the project deliverables to a customer include all or a combination of these products.

Our strategic objectives are (i) continuing to enhance our position as a leading provider of packaging products to the segments we serve and can serve in North America, Europe and Asia; (ii) the expansion further into international markets to meet the global sourcing needs of our customers; and (iii) the identification of other areas in the packaging industry that can most benefit from our ability to deliver quality packaging products according to our customers’ needs, including the leveraging of its recent transactions via cross-selling both products and geographies. To achieve these objectives, we intend to continue expanding our printing, packaging and graphic arts capabilities, including the development and application of advanced manufacturing technologies and the establishment of manufacturing facilities in strategic international markets.

On October 21, 2015, we priced our IPO, in which we and certain selling shareholders sold 18,975,000 common shares at a price of $13.00 per share.

Key Transactions

Certain key transactions have had a significant impact on the comparability of the information presented in this section. The timeline below shows our most recent transactions that impact comparability.

Acquisition of the Company by Madison Dearborn Partners, LLC

On August 15, 2013, IPC/Packaging LLC completed the sale of Multi Packaging Solutions, Inc. for approximately $647 million to Madison Dearborn. In connection with the transaction, all previously outstanding securities and debt were redeemed or repaid, and new credit facilities were established and the Notes were issued. The operations prior to August 15, 2013 are referred to as the “Predecessor” operations, and operations subsequent to August 15, 2013 are referred to as the “Successor” operations.

Combination with Chesapeake

On February 14, 2014, we completed the closing of the combination with Chesapeake. Chesapeake emerged as the new parent entity, and subsequently changed its name to Multi Packaging Solutions Global Holdings Limited. Prior to our IPO, we were 50% owned by the former shareholders of MPS (Madison Dearborn) and 50% by the former shareholders of Chesapeake (Carlyle). The combination was accounted for as a reverse acquisition with Chesapeake as the legal acquiror and Mustang as the legal subsidiary but the accounting acquiror. Chesapeake had annual sales of approximately $852 million for the twelve months ending immediately prior to the date of the combination. Results for the Chesapeake business are included in our results for the fiscal year ended June 30, 2014 since February 14, 2014, the date of the acquisition.

Acquisition of Integrated Print Solutions and Jet Lithocolor

On April 4, 2014, we completed the acquisitions of 70% of Integrated Printing Solutions (“IPS”) and all of Jet Lithocolor (“Jet”) to create a comprehensive end-to-end solution for the credit, debit, gift, loyalty and insurance card markets. The acquisitions solidify our market position by adding a full complement of card production capabilities to our existing creative services, decorative technologies and sustainable solutions. These capabilities include laminated card production, imaging, affixing, direct mail and fulfillment. Furthermore, the acquisitions provide us with a fully integrated supply chain for cards, carriers, multi-packs and point-of-purchase displays in a range of materials, with turnkey resources for design, production and distribution for open and closed-loop card programs. IPS and Jet had annual sales of approximately $34 million and $61 million, respectively, for the twelve months ending immediately prior to the date of the acquisition.

Acquisition of Armstrong

On July 8, 2014 we completed the acquisition of Armstrong Packaging (“Armstrong”), a United Kingdom-based producer of specialty rigid boxes. The acquisition of Armstrong expands our global platform for luxury packaging, gift sets, travel retail and commemorative editions. Armstrong’s product development and rigid box manufacturing complement our existing manufacturing, creative design, project management and global sourcing capabilities. Armstrong has annual sales of approximately $15 million for the twelve months ending immediately prior to the date of the acquisition.

Acquisition of ASG North American, Mexican and China Print and Packaging Operations

On November 21, 2014 we completed the acquisition of the North American and Asian print businesses of AGI Global Holdings Coöperatief U.A. and AGI Shorewood Group, US Holdings, LLC (collectively, “ASG”). The acquisition of ASG, a manufacturer of print and packaging in the United States, Canada, Mexico and China, expands our global network and customer base. ASG has annual sales of approximately $350 million for the twelve months ending immediately prior to the date of the acquisition.

Acquisition of Presentation Products

On February 28, 2015 we completed the acquisition of Presentation Products (“Presentation”). The acquisition of Presentation complements the acquisition of Armstrong (discussed above). Presentation is a rigid specialty box manufacturer located in the United Kingdom and has import and China sourcing offices located in Hong Kong, China. Presentation specializes in high end consumer packaging with an emphasis in the spirits market. Presentation has annual sales of approximately $42 million for the twelve months ending immediately prior to the date of the acquisition.

Acquisition of BP Media

On July 1, 2015 we completed the acquisition of BP Media, Ltd. (“BP Media”). The acquisition of BP Media provides us with pre-press and digital services in the European market, facilitating the processes surrounding translation and interchangeability of print content for foreign locations. In addition, BP Media provides us with an established sales presence in the media markets in Europe which will enable us to serve the European needs of global media releases. BP Media had annual sales of approximately $23 million for the twelve months immediately prior to the date of acquisition. The initial purchase consideration was $5.2 million. Additional future payments up to $3.9 million may be paid based on operating results.

Acquisition of CPT

On January 26, 2016, we completed the acquisition of CPT. CPT provides the Company with high end round rigid packaging capability in North America. CPT had annual sales of approximately $5 million for the twelve months immediately prior to the date of acquisition.

Acquisition Accounting

All of the transactions described above were accounted for using the acquisition method of accounting. Accordingly, in all cases the assets and liabilities of the acquired or merged entities were recorded at fair value as of the respective closing dates and the results of operations of the entities are included in our results of operations from the date of closing.

Trends

General Information

Our largest customers are generally large multinational entities, many of which are consolidating global packaging requirements under a smaller number of suppliers. We believe we are favorably situated for this transition due to our many facilities, global footprint, standardized equipment from plant to plant and our relative size to other packaging suppliers. The packaging marketplace is very fragmented, with no one vendor providing a significant portion of the packaging needs.

Net Sales Trends

Net sales are impacted by the macroeconomic performance of our geographic segments and the markets within these geographic segments. Packaging net sales tend to be strongest just before the underlying customer’s busy season, which for high-end branded products is generally strongest in our first and second fiscal quarters.

Healthcare net sales in each of our geographic segments are influenced by the severity of a particular region’s cold and flu seasons, as well as the development and acceptance of certain new products, and the stage of product, from the prescription-only stage to the private label or generic stage.

European consumer net sales of confectionary products are generally stronger in our second quarter due to the holiday season. North American and European consumer net sales of spirits are also generally stronger in our second quarter due to the holiday season. Asia consumer net sales of spirits are generally stronger in their holiday season, generally in our third fiscal quarter.

Net sales to the North American multi-media end market are influenced by the success of a particular year’s movie releases, which can generate special packaging needs for these customers. Net sales of packaging in the North American video game market are generally influenced by the age of existing, and introduction of new, gaming platforms. Product launches, which cannot be predicted far in advance, have an impact on net sales, particularly with respect to special packaging needed for the holiday season. Overall, we expect our multi-media net sales to continue to decline as a percentage of our total net sales.

Impact of Inflation and Pricing

We have not historically been and do not expect to be significantly impacted by inflation. Increases in payroll costs and any increases in raw material costs that we have encountered are generally able to be offset through lean manufacturing activities. We have consistently made annual investments in capital that deliver efficiencies and cost savings. The benefits of these efforts generally offset the margin impact of competitive pricing conditions in all of the markets we serve.

We remain sensitive to price competitiveness in the markets that we serve and in the areas that are targeted for growth, and believe that the installation of state-of-the-art printing and manufacturing equipment as well as utilization of lean manufacturing (and related labor and production efficiencies) will enable us to compete effectively.

Operational Restructurings

We regularly evaluate our operating facilities in our geographic segments in order to determine how to allocate our resources, share best practices, ensure logistics that serve customers are appropriate and maximize our operating efficiencies. In connection with these evaluations, we have closed certain facilities in recent periods. For example, in April 2014, we announced the planned closure of our plants in Evansville, Indiana and in Fairfield, New Jersey. The Evansville plant closure was completed in September 2014, and the Fairfield plant closure was completed in December 2014. In connection with the closures, we recorded approximately $3.0 million in restructuring charges in the period ended June 30, 2014. We sold both of the related plant facilities in the period ended June 30, 2015 for proceeds of approximately $5.0 million with no significant gain or loss recorded in our income statement.

On November 1, 2013, we announced the closure of our plant in Terre Haute, Indiana. For the year ended June 30, 2014 we recorded approximately $4.7 million in restructuring charges, which includes approximately $2.8 million for severance and benefits and approximately $1.9 million for facility exit costs.

On September 1, 2015, the Company announced the closure of the former ASG facility located in Melrose Park, Illinois, and the closure was completed in February 2016. In addition to the restructuring expense recorded in September, the Company incurred duplicative costs associated with the transfer of Melrose Park work to other facilities, and as such recorded incremental restructuring expense in the nine months ended March 31, 2016 of approximately $0.8 million.

We are embarking on another wave of efficiency projects. For example, we have announced our intention to relocate our Stuttgart, Germany business and are working with the European Works Councils to this end. We expect to consolidate this facility into other existing facilities in Germany in order to better serve our customers and gain operational efficiencies. Our plans also include evaluating several other opportunities over the next few quarters in order to maximize the efficiency of our global manufacturing footprint. In connection with these plans, the Company expects to record $5 million of restructuring and closure cost charges over the next four quarters.

Results of Operations

Nine Months Ended March 31, 2015 Compared to Nine Months Ended March 31, 2016

The table below presents our results of operations for the respective periods.

	Nine Months Ended March 31,
(amounts in thousands)	2015	2016
Net sales	$1,215,116	$1,287,592
Cost of goods sold	966,069	1,005,779

Gross profit	249,047	281,813

Selling, general and administrative expenses
Selling, general and administrative expenses	180,052	178,149
Stock based and deferred compensation expense	1,403	27,064
Transaction related expenses	6,098	2,785

Total selling, general and administrative expenses	187,553	207,998

Operating income	61,494	73,815

Other (expense) income, net	10,643	(4,797)
Debt extinguishment charges	—	(3,931)
Interest expense	(54,042)	(49,641)

Total other expense, net	(43,399)	(58,369)

Income before income taxes	18,095	15,446
Income tax expense	(6,212)	(6,753)

Consolidated net income	11,883	8,693
Net (income) loss attributable to noncontrolling interest	(525)	180

Net income attributable to shareholders of Multi Packaging Solutions International Limited	$11,358	$8,873

Net Sales

The increase in net sales for the nine months ended March 31, 2016 was $72.5 million, or 6.0%, when compared to the nine months ended March 31, 2015. The increase is due to the inclusion of sales from the acquired operations of CPT, BP Media, Presentation and ASG, which were acquired in January 2016, July 2015, February 2015 and November 2014, respectively. Net sales were unfavorably impacted by foreign currency changes, principally from translation differences, which resulted in reduced net sales of $71.2 million as compared to the prior year period. The Company expects the remainder of this fiscal year will continue to have impacts from foreign exchange when results are compared to the prior year period, although to a lesser extent.

Net sales adjusted for the acquisitions referenced above, had they been included since the beginning of the prior year period, were $1.43 billion for the nine months ended March 31, 2015 as compared to $1.29 billion for the nine months ended March 31, 2016. This decrease in net sales of $137.9 million is primarily attributable to the foreign exchange impact noted previously, as well as a reduction in general multi-media sales of $44.4 million, a decline in sales from two consumer products companies of approximately $31.2 million, the lower than anticipated sales related to a toy project of approximately $20.4 million (of which $12.4 million is included in the general multi-media sales reduction), a decline in sales associated with tobacco companies of approximately $11.0 million (approximately $14.1 million in the most recently completed 12 months) due to tobacco legislation in the UK impacting the related customers, and to a lesser extent the elimination of certain non-core businesses from the acquired operations of ASG. These decreases were partially offset by general net sales increases throughout the remaining customer portfolio.

We operate our business in the following operating segments, which are grouped based on geographic region: North America, Europe and Asia. Net sales by geographic segment, as further broken down by end market, are summarized as follows:

Net Sales by Geographic Segment

	For the Nine Months Ended March 31,
(amounts in thousands)	2015	2016
North America
Consumer	$221,729	$255,513
Health Care	205,426	219,889
Multi-Media	114,986	135,441

	$542,141	$610,843

Europe
Consumer	$367,188	$350,391
Health Care	264,888	238,602
Multi-Media	5,209	17,883

	$637,285	$606,876

Asia
Consumer	$20,476	$53,760
Health Care	15,214	16,113

	$35,690	$69,873

Total	$1,215,116	$1,287,592

Sales in local currency for the nine months ended March 31, 2016 were higher than the prior year period due to the acquisition of ASG and, to a lesser extent, the acquisitions of BP Media and Presentation. The acquisition of ASG in November 2014 increased consumer, health care and multi-media sales due to that acquisition serving those end markets. However, overall sales trends in multi-media are expected to continue to decline and absent the acquisition activity, would have declined. Multi-media sales are declining due to the change in delivery systems towards digital delivery via downloads or online and pay-per-view systems. Our sales are reflective of the overall trend in the multi-media end market. Sales related to acquired businesses are evaluated as to profitability and optimization of manufacturing facility and if they are core to the Company’s ongoing business strategy. As a result, the Company may exit business that was not profitable or not core to its overall business, and can move manufacturing to facilities that optimize the manufacturing efficiency.

North America

The increase in North America net sales for the nine months ended March 31, 2016 was $68.7 million, or 12.7%, when compared to the nine months ended March 31, 2015. The increase in North America consumer net sales for the period was $33.8 million, or 15.2%, when compared to the prior year period. The increase in North America health care sales for the period was $14.5 million, or 7.0%, when compared to the prior year period. The increase in North America multi-media sales for the period was $20.5 million, or 17.8%, when compared to the prior year period. All of these increases are primarily a result of the ASG acquisition completed in November 2014. ASG had a majority of its business operations in North America.

Adjusted for the aforementioned acquisitions that impacted the North America segment, North America net sales were $609.6 million in the nine months ended March 31, 2016 compared to $667.8 million for the nine months ended March 31, 2015. The decrease is principally due to the previously mentioned decline in net sales for two consumer product companies, foreign exchange of approximately $11.3 million related to our Canada and Mexico subsidiaries, and the toy project discussed above.

Although North American multi-media sales increased by $20.5 million for the nine months ended March 31, 2016 when compared to the nine months ended March 31, 2015, this increase was principally due to the inclusion of the sales from the acquired ASG operations for the full nine months in the current period as compared to only approximately four months in the prior year period. The acquired ASG operations were integrated immediately upon acquisition and, as a result, it is not possible to isolate the portion of revenues attributable to the ASG operations. However, had the ASG acquisition not occurred, multi-media sales would have declined for the nine months ended March 31, 2016.

Europe

The decrease in Europe net sales for the nine months ended March 31, 2016 was $30.4 million, or 4.8%, when compared to the nine months ended March 31, 2015, principally due to the unfavorable impact of foreign exchange of $58.1 million partially offset by the sales from the acquired businesses, BP Media and Presentation, acquired in July 2015 and February 2015, respectively.

The decrease in Europe consumer net sales for the period was $16.8 million, or 4.6%, when compared to the prior year period. Net sales associated with tobacco companies decreased approximately $11.0 million due to tobacco legislation in the United Kingdom impacting the related customers. The Company does not have nor expect to have significant future sales to tobacco customers that have been impacted by the UK legislation in the future. Such sales are approximately $14.1 million in the most recently completed 12 months. The decrease in Europe health care net sales for the period was $26.3 million, or 9.9%, when compared to the prior year period, primarily due to the unfavorable impact of foreign exchange. The increase in multi-media net sales for the period was $12.7 million, or 243.3%, when compared to the prior year period. The increase in multi-media net sales is primarily due to the acquisitions of BP Media and Presentation.

Adjusted for the aforementioned acquisitions that impacted the Europe segment, Europe net sales were $607.2 million in the nine months ended March 31, 2016 compared to $679.2 million in the nine months ended March 31, 2015, a decrease of $72.1 million. The decrease is principally from the impact of foreign exchange.

Asia

The increase in Asia net sales for the nine months ended March 31, 2016 was $34.2 million, or 95.8%, when compared to the nine months ended March 31, 2015. The increase in Asia consumer net sales for the period was $33.3 million, or 162.6%, when compared to the prior year period. The increase in Asia health care net sales for the period was $0.9 million, or 5.9%, when compared to the prior year period. The overall increase in Asia net sales is primarily the result of the acquisition of ASG in November 2014 and the inclusion of its net sales for the period.

Adjusted for the ASG acquisition in the prior year, Asia net sales were $78.1 million in the nine months ended March 31, 2015, a decrease of $8.2 million when compared to the current year period. The decrease is principally due to the discontinuance of sales from non-core customers obtained with the ASG acquisition.

Gross Profit

	Nine Months Ended March 31,
(Dollars in thousands)	2015	2016
Net sales	$1,215,116	$1,287,592
Cost of goods sold	966,069	1,005,779

Gross profit	$249,047	$281,813

Gross profit %	20.5%	21.9%

Gross profit for the nine months ended March 31, 2016 increased when compared to the gross profit for the nine months ended March 31, 2015 principally due to the inclusion of the sales from acquisitions for the entire period, as well as the favorable impact of integration programs and synergies realized from the merger with Chesapeake in February 2014 and the acquisition of ASG in November 2014. Gross profit percentage for the nine months ended March 31, 2016 was 21.9%, an increase of 140 basis points compared to 20.5% for the nine months ended March 31, 2015. The increase reflects the Company’s continuing facility improvement programs and realized synergies from acquisitions, offset by restructuring and related charges of approximately $4.5 million recorded in the period.

Selling, General and Administrative Expenses

Total selling, general and administrative expenses for the nine months ended March 31, 2016 were $208.0 million, an increase of $20.4 million when compared to the prior year period. The increase is principally due to an increase of $25.7 million in stock based and deferred compensation expense associated with the vesting of incentive units held by employees at the date of the Company’s initial public offering in October 2015. This was partially offset by a reduction in transaction related expenses of $3.3 million. Excluding stock based and deferred compensation and transaction related expenses, selling, general and administrative expenses for the nine months ended March 31, 2016 were $178.2 million, a decrease of $1.9 million when compared to the prior year period. As a percentage of net sales excluding these items, such expenses were 13.8% for the nine months ended March 31, 2016 as compared to 14.8% for the prior year period, a favorable decrease of 100 basis points. The reduction in these expenses is principally due to the benefit of reduced personnel costs associated with the integration of the acquired operations discussed above, offset by approximately $1.3 million of additional costs incurred in the current period associated with operating as a public reporting company.

Other (Expense) Income

Other (expense) income is principally related to foreign currency gains and losses and the change in fair value of the Company’s derivative instruments.

Interest expense for the nine months ended March 31, 2016 was $49.6 million compared to $54.0 million for the nine months ended March 31, 2015. The reduction in interest expense is primarily due to the repayment of $182.4 million of term loans from the proceeds of the Company’s initial public offering and $40.0 million from the voluntary early partial repayment of term loans during the period. Additionally, interest expense reduced as a result of the favorable repricing of the Company’s European debt facilities in December 2014. This reduction was partially offset by the Company’s borrowing in November 2014 to fund the ASG transaction. Included in interest expense in the nine months ended March 31, 2016 and 2015 is amortization of deferred finance fees and debt discount of $3.1 million and $3.4 million, respectively.

In connection with the repayment of the Company’s debt, the Company recognized incremental amortization on the deferred financing and debt discount fees in the amount of $3.9 million as debt extinguishment charges for the nine months ended March 31, 2016.

Income Taxes

Our effective income tax rate for the nine months ended March 31, 2016 and 2015, was 43.7% and 34.3%, respectively. For the nine months ended March 31, 2016 the Company recorded a discrete benefit of $2.7 million as a result of the enacted reduction in the future United Kingdom tax rates and the associated impact on the Company’s net deferred tax liabilities. The Company’s effective tax rate was principally impacted by non-deductible stock compensation expense, and to a lesser extent, the mix of income by taxable jurisdiction.

Operating Income/Adjusted EBITDA

	Nine Months Ended March 31,
(amounts in thousands)	2015	2016
Operating Income
North America	$17,888	$21,242
Europe	42,176	42,846
Asia	1,430	9,727

Total	$61,494	$73,815

Adjusted EBITDA
North America	$73,220	$88,382
Europe	99,566	103,423
Asia	4,162	13,148

Total	$176,948	$204,953

North America

North America operating income was $21.2 million and $17.9 million for the nine months ended March 31, 2016 and 2015, respectively, and North America Adjusted EBITDA was $88.4 million and $73.2 million for the nine months ended March 31, 2016 and 2015, respectively. Operating income as a percentage of net sales was 3.5% and 3.3% for the nine months ended March 31, 2016 and 2015, respectively. North America operating income was negatively impacted for the nine months ended March 31, 2016 due to the recording of $18.5 million of stock compensation expense for North American employees associated with the Company’s initial public offering. Excluding this charge, operating income as a percentage of net sales was 6.5% for the nine months ended March 31, 2016. The increases in operating income, operating income percentage and Adjusted EBITDA from the prior year period are principally due to the inclusion of the operating income resulting from the acquisition of the ASG businesses discussed above, as well as the Company’s plant improvement programs and integration activities for this transaction which favorably impacted the segment’s operating results. Additionally, certain corporate costs, including the increased costs as a result of operating as a public reporting company are included in the North America segment.

Europe

Europe operating income was $42.8 million and $42.2 million for the nine months ended March 31, 2016 and 2015, respectively, and Europe Adjusted EBITDA was $103.4 million and $99.6 million for the nine months ended March 31, 2016 and 2015, respectively. Operating income as a percentage of net sales was 7.1% and 6.6% for the nine months ended March 31, 2016 and 2015, respectively. Europe operating income for the nine months ended March 31, 2016 was negatively impacted due to the recording of $8.5 million of stock compensation expense for European employees associated with the Company’s initial public offering. Excluding this charge, operating income as a percentage of net sales was 8.5% for the nine months ended March 31, 2016. The increases in operating income, operating income percentage and Adjusted EBITDA from the prior year period are principally due to the inclusion of the operating income from the acquisitions of BP Media and Presentation, as well as the Company’s plant improvement programs, which was partially offset by unfavorable foreign exchange impacts.

Asia

Asia operating income was $9.7 million and $1.4 million for the nine months ended March 31, 2016 and 2015, respectively, and Asia Adjusted EBITDA was $13.1 million and $4.2 million for the nine months ended March 31, 2016 and 2015, respectively. Operating income as a percentage of net sales was 13.9% and 4.0% for the nine months ended March 31, 2016 and 2015, respectively. The increases in operating income, Adjusted EBITDA and operating margin are principally due to the inclusion of the operating income resulting from the acquisition of the ASG businesses discussed above.

Fiscal Periods Ended August 14, 2013 and June 30, 2014 Compared to Fiscal Year Ended June 30, 2015

The table below presents our results of operations for the respective periods:

	Fiscal Year ended June 30, 2014
	Predecessor	Successor
(Dollars in thousands)	Period from July 1, 2013 to August 14, 2013	Period from August 14, 2013 to June 30, 2014	Fiscal year ended June 30, 2015
Net Sales	$74,081	$814,213	$1,617,640
Cost of Goods Sold	58,054	668,441	1,285,673

Gross Margin	16,027	145,772	331,967

Selling, General and Administrative Expenses
Selling General and Administrative	9,729	135,212	247,360
Management Fees	264	—	—
Transaction and other related expenses	28,370	38,844	13,630

	38,363	174,056	260,990

Operating income (loss)	(22,336)	(28,284)	70,977

Other income (expense)
Other income net	1,063	370	10,625
Debt extinguishment charges	(14,042)	—	(1,019)
Interest Expense	(3,991)	(43,215)	(75,437)

Total other expense, net	(16,970)	(42,845)	(65,831)

Income (loss) before income taxes	(39,306)	(71,129)	5,146
Income tax (benefit) expense	(15,621)	(19,481)	(1,880)

Net income (loss)	(23,685)	(51,648)	7,026
Less: income attributable to non-controlling interest	—	216	527

Net income (loss) attributable to Company	$(23,685)	$(51,864)	$6,499

Net Sales

Our consolidated financial statements will not be directly comparable to the consolidated financial statements of the Predecessor due to the effects of the Madison Dearborn Transaction in August 2013. However, for purposes of discussion of the results of operations for net sales, we compared the net sales for the fiscal year ended June 30, 2015 to the combined results of the Predecessor from July 1, 2013 to August 14, 2013 and the Successor from August 15, 2013 to June 30, 2014. We believe the comparison to combined net sales assists readers in understanding and assessing the trends and significant changes in our net sales, provides a more meaningful method of comparison and does not impact the drivers of the financial changes between the relevant periods.

The increase in net sales for the fiscal year ended June 30, 2015 was $729.3 million, or 82.1%, when compared to the fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). The increase is due to the inclusion of a full year’s sales following the combination of Chesapeake, and the inclusion of sales from the acquired operations of ASG and other acquisitions. Sales related to the acquired operations increased sales by approximately $766.5 million. In addition, sales were negatively impacted by foreign exchange by approximately $76.0 million.

We operate our business along the following operating segments, which are grouped based on the basis of geographic region: North America, Europe and Asia. Net sales by geographic segment, as further broken down by end market, are summarized as follows:

	Fiscal Year ended June 30, 2014
	Predecessor	Successor
Net Sales by Geographic Segment (Dollars in thousands)	Period from July 1, 2013 to August 14, 2013	Period from August 14, 2013 to June 30, 2014	Fiscal year ended June 30, 2015
North America
Healthcare	$20,837	$181,255	$277,832
Consumer	14,071	158,627	306,758
Multi-media	23,820	112,149	153,298

	58,728	452,031	$737,888

Europe
Healthcare	92	140,977	346,777
Consumer	12,023	209,268	469,136
Multi-media	3,238	4,151	4,478

	15,353	354,396	820,391

Asia
Healthcare	—	7,786	19,373
Consumer	—	0	39,988

	—	7,786	59,361

	$74,081	$814,213	$1,617,640

North America

The increase in North American net sales for the fiscal year ended June 30, 2015 was $227.1 million, or 44.5%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). The increase in North American healthcare sales for the fiscal year ended June 30, 2015 was $75.7 million, or 37.5%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). The increase in North American consumer net sales for the fiscal year ended June 30, 2015 was $134.1 million, or 77.6%, when compared to the combined fiscal year ended June 30, 2014

(inclusive of both the Predecessor and Successor periods). The increase in North American media sales for the fiscal year ended June 30, 2015 was $17.3 million or 12.7%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods).

North American healthcare and consumer net sales primarily increased due to the inclusion of a full year of sales from the merger with Chesapeake, which included customers that sell (i) healthcare-related products and prescription drugs and (ii) consumer products such as confectionary, spirits and cosmetics. Consumer sales are also higher due to inclusion of a full year of operations of Jet and IPS, both of which serve the transaction card consumer market.

The acquisition of ASG in November 2014 increased consumer, healthcare and media sales due to that acquisition serving those markets. Multi-media sales went up principally due to that acquisition, but overall sales trends in multi-media are expected to continue to decline and absent the acquisition activity, would have declined. Multi-media sales are declining due to the change in delivery systems towards digital delivery via downloads or online and pay-per-view systems. Our sales are reflective of the overall trend in the multi-media end market.

Europe

The increase in Europe net sales for the fiscal year ended June 30, 2015 was $450.6 million, or 121.9%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). Overall, the increase in net sales for Europe was due to the merger with Chesapeake.

The increase in Europe healthcare sales for the fiscal year ended June 30, 2015 was $205.7 million, or 145.8%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). The increase in Europe consumer net sales for the fiscal year ended June 30, 2015 was $247.8 million, or 112.0%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods).

The increase in healthcare sales and consumer sales in Europe is principally due to the merger with Chesapeake and including a full year of its operations in the financial statements. The largest portion of the negative foreign exchange impact was in the consumer segment of the business. Without foreign exchange and the acquisitions, net sales for both markets would have increased slightly.

The decrease in Europe multi-media sales for the fiscal year ended June 30, 2015 was $2.9 million, or 39.4%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). This multi-media decline in Europe is for the same reasons as described above for North America.

Asia

The increase in Asia net sales for the fiscal year ended June 30, 2015 was $51.6 million, or 662.4%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). The merger with Chesapeake and the inclusion of a full year of operations had a positive impact on sales, but the largest impact was due to the acquisition of ASG in November 2014 and the inclusion of its sales for a portion of the year.

The increase in Asia healthcare sales for the fiscal year ended June 30, 2015 was $11.6 million, or 148.8%, when compared to the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods). The increase was due to the acquisitions described above.

Cost of Sales/Gross Margin

	Fiscal Year ended June 30, 2014
	Predecessor	Successor
(Dollars in thousands)	Period from July 1, 2013 to August 14, 2013	Period from August 14, 2013 to June 30, 2014	Fiscal year ended June 30, 2015
Net Sales	$74,081	$814,213	$1,617,640
Cost of Goods Sold	58,054	668,441	1,285,673

Gross Margin	16,027	145,772	331,967

Gross Margin %	21.6%	17.9%	20.5%

The gross margin percentage for the fiscal year ended June 30, 2015 increased compared to the gross margin percentage for the Successor period ended June 30, 2014 principally due to the favorable impact of integration programs and synergies realized from the merger with Chesapeake for a full year, and the acquisition of ASG in November 2014. The gross margin for the fiscal year ended June 30, 2015 is lower than the gross margin for the Predecessor period ended August 14, 2013 principally due to the effect of lower gross margin of the ASG operations where integration programs and synergy programs had not yet had a full year of impact. In addition, the gross margin for the period ended June 30, 2015 was lower due to the increased depreciation and amortization as well as inventory step up in value that resulted from the acquisitions discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales for the year ended June 30, 2015 was 15.3% as compared to 16.6% for the Successor period ended June 30, 2014. The reduction in this percentage is principally due to the benefit of reduced personnel costs associated with the integration of the acquired operations discussed above. Selling, general and administrative expenses for the Predecessor period ended August 14, 2013 was 13.1%. The increase in the percentage of selling, general and administrative expenses for the fiscal year ended June 30, 2015 when compared to the period ended August 14, 2013 was principally due to the amortization of intangible assets recorded in connection with the acquisitions described above.

There were no management fees paid in the Successor periods ended June 30, 2014 and fiscal year ended June 30, 2015 as the current sponsors do not charge a management fee.

Transaction expenses for the fiscal year ended June 30, 2015 are directly related to the acquisition and merger activity discussed above, and are comprised primarily of legal fees, diligence expenses and opening balance sheet fair valuation expenses of approximately $8.6 million and synergy achievement bonuses of approximately $5.0 million. Approximately half of these bonus payments were made in August 2015 and the remainder were paid in January 2016.

Other Income (Expense)

Other income (expense) is principally related to foreign currency transaction gains and losses.

The increase in foreign currency transaction gains in the fiscal year ended June 30, 2015 is due to fluctuations in foreign currency exchange rates.

The increase in interest expense in the fiscal year ended June 30, 2015 as compared to the period ended June 30, 2014 and the period ended August 14, 2013 was principally due to the increased debt associated with the acquisitions. We borrowed additional funds in November 2014 to complete the ASG transaction, and interest expense associated with this additional debt was partially offset by the repricing of our European debt facilities in

December 2014. Included in interest expense in the fiscal year ended June 30, 2015 and the periods ended June 30, 2014 and August 14, 2013 are deferred finance fees and debt discount of approximately $4.6 million, $2.7 million and $0.3 million, respectively.

Income Taxes

Our effective income tax rate for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the year ended June 30, 2015 was 39.7%, 27.4% and 36.5%, respectively. For the period from July 1, 2013 to August 14, 2013 and the period from August 15, 2013 to June 30, 2014 the effective tax rate was principally impacted by permanent differences arising from transaction costs that were not deductible for tax purposes, as well as foreign tax rate differentials and losses in jurisdictions where no benefit is realized. For the year ended June 30, 2015 the effective tax rate was principally impacted by the recognition of previously unrecognized tax benefits due to the expirations of statute of limitations for certain foreign uncertain tax positions and a change in the state income tax rate from 3.5% to 2.0%.

Operating Income/Adjusted EBITDA

Our operating income (loss) and Adjusted EBITDA as presented in the tables below are principally impacted by (i) the period from August 15, 2013 to June 30, 2014 being shorter than the fiscal year ended June 30, 2015 by 1.5 months, (ii) the acquisition of ASG in November 2014, (iii) the inclusion of a full year of operations of Chesapeake in the June 30, 2015 results and (iv) the fiscal year ended June 30, 2015 results being negatively impacted by foreign exchange rates in the amount of $15.0 million.

	Fiscal Year ended June 30, 2014
	Predecessor	Successor
(Dollars in thousands)	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014	Fiscal year ended June 30, 2015
Operating Income (Loss)
North America	$(24,524)	$(37,181)	$18,317
Europe	2,188	8,711	$46,442
Asia	—	186	$6,218

	$(22,336)	$(28,284)	$70,977

Adjusted EBITDA
North America	$7,390	$71,290	$97,001
Europe	3,081	46,816	126,350
Asia	—	684	7,611

	$10,471	$118,790	$230,962

North America

North American operating income (loss) was $(24.5) million, $(37.2) million and $18.3 million for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015, respectively.

North American Adjusted EBITDA was $7.4 million, $71.3 million and $97.0 million for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015, respectively.

North American operating income and Adjusted EBITDA increased for the period from August 15, 2013 to June 30, 2014, compared to the fiscal year ended June 30, 2015, principally due to (i) the period from August 15, 2013 to June 30, 2014 is shorter than the fiscal year ended June 30, 2015 by 1.5 months and (ii) the acquisition of

ASG in November 2014 which has the majority of its operations in North America, offset by transaction costs associated with the acquisition of ASG. North American operating loss for the period from July 1, 2013 to August 14, 2013 was lower than the loss for the period August 14, 2013 to June 30, 2014 (and Adjusted EBITDA was higher) principally due to (i) the costs associated with the inclusion of the results of Chesapeake in the June 30, 2014 period, (ii) the transaction costs during the June 30, 2014 period related to the Chesapeake merger and other acquisitions discussed previously, as well as (iii) the amortization of step up adjustments from the fair valuation of assets and liabilities related to the acquisition accounting.

Europe

Europe operating income (loss) was $2.2 million, $8.7 million and $46.4 million for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015, respectively.

Europe Adjusted EBITDA was $3.1 million, $46.8 million and $126.4 million for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015, respectively.

Europe operating income and Adjusted EBITDA increased for the period from August 15, 2013 to June 30, 2014, compared to the fiscal year ended June 30, 2015, principally due to (i) the period from August 15, 2013 to June 30, 2014 is shorter than the fiscal year ended June 30, 2015 by 1.5 months and (ii) the inclusion of a full year of operations of Chesapeake in the June 30, 2015 results which had the majority of its operations in Europe, offset by transaction costs associated with the merger of Chesapeake. Europe operating income and Adjusted EBITDA for the period from July 1, 2013 to August 14, 2013 was higher than the operating income and Adjusted EBITDA for the period August 14, 2013 to June 30, 2014 principally due to (i) the inclusion of the results of Chesapeake in the June 30, 2014 period, (ii) the transaction costs during the June 30, 2014 period related to the Chesapeake merger and other acquisitions discussed previously, as well as (iii) the amortization of step up adjustments from the fair valuation of assets and liabilities related to the acquisition accounting.

Asia

Asia operating income (loss) was $0, $0.2 million and $6.2 million for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015, respectively.

Asia Adjusted EBITDA was $0, $0.7 million and $7.6 million for the period from July 1, 2013 to August 14, 2013, the period from August 15, 2013 to June 30, 2014 and the fiscal year ended June 30, 2015, respectively.

Asia operating income and Adjusted EBITDA increased for the period from August 15, 2013 to June 30, 2014, compared to the fiscal year ended June 30, 2015, principally due to (i) the period from August 15, 2013 to June 30, 2014 is shorter than the fiscal year ended June 30, 2015 by 1.5 months, and (ii) the inclusion of the results of the ASG acquisition which was acquired in November 2014 and had operations in China. Asia operating income and Adjusted EBITDA for the period from July 1, 2013 to August 14, 2013 was higher than the operating income and Adjusted EBITDA for the period August 14, 2013 to June 30, 2014 principally due to the (i) the inclusion of the results of Chesapeake in the June 30, 2014 period (the predecessor did not have operations in Asia.

Fiscal Year Ended June 30, 2013 Compared to Fiscal Periods Ended August 14, 2013 and June 30, 2014

The table below presents our results of operations for the respective periods.

		Fiscal year ended June 30, 2014
	Predecessor		Successor
(Dollars in thousands)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014
Net sales	$579,401	$74,081	$814,213
Cost of goods sold	456,958	58,054	668,441

Gross margin	122,443	16,027	145,772

Selling, general and administrative expenses
Selling, general and administrative expenses	76,260	9,729	135,212
Management fees and expenses	2,315	264	—
Transaction and other related expenses	3,080	28,370	38,844

	81,655	38,363	174,056

Operating income (loss)	40,788	(22,336)	(28,284)

Other income (expense)
Other income (expense), net	1,426	1,063	370
Debt extinguishment charges	(4,140)	(14,042)	—
Interest expense	(24,546)	(3,991)	(43,215)

Total other expense, net	(27,260)	(16,970)	(42,845)

Income (loss) before income taxes	13,528	(39,306)	(71,129)
Income tax (benefit) expense	4,195	(15,621)	(19,481)

Net income (loss)	9,333	(23,685)	(51,648)
Less: income attributable to noncontrolling interest	—	—	216

Net income (loss) attributable to Company	$9,333	$(23,685)	$(51,864)

Net Sales

Our consolidated financial statements will not be directly comparable to the consolidated financial statements of the Predecessor due to the effects of the Madison Dearborn Transaction in August 2013. However, for purposes of discussion of the results of operations for net sales, we compared the net sales of the Predecessor for the fiscal year ended June 30, 2013 to the combined results, including the net sales for the Predecessor period from July 1, 2013 to August 14, 2013 and the Successor period from August 15, 2013 to June 30, 2014. We believe the comparison to combined net sales assists readers in understanding and assessing the trends and significant changes in our net sales, provides a more meaningful method of comparison and does not impact the drivers of the financial changes between the relevant periods.

The increase in net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $308.9 million, or 53.3%, when compared to the fiscal year ended June 30, 2013. The increase is due to the previously described acquisitions, which increased net sales by $326.9 million.

We operate our business along the following operating segments, which are grouped based on the basis of geographic region: North America, Europe and Asia. Although North America and Europe comprise substantially all of our current net sales, we have identified Asia as an operating segment given the expected growth in that region coupled with our recent acquisitions. Net sales by geographic segment, as further broken down by end market, is summarized as follows:

		Fiscal year ended June 30, 2014
	Predecessor		Successor
Net Sales by Geographic Segment (Dollars in thousands)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014
North America
Healthcare	$190,669	$20,837	$181,255
Consumer	133,926	14,071	158,627
Multi-media	155,455	23,820	112,149

	480,050	58,728	452,031

Europe
Healthcare	731	92	140,977
Consumer	86,975	12,023	209,268
Multi-media	11,645	3,238	4,151

	99,351	15,353	354,396

Asia
Healthcare	—	—	7,786

Total	$579,401	$74,081	$814,213

North America

The increase in North American net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $30.7 million, or 6.4%, when compared to the fiscal year ended June 30, 2013. The increase is due to the acquisitions described above.

The increase in North American healthcare net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $11.4 million, or 6.0%, when compared to the fiscal year ended June 30, 2013. The increase in North American consumer net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $38.8 million, or 29.0%, when compared to the fiscal year ended June 30, 2013. North American healthcare and consumer net sales primarily increased due to our acquisition of Chesapeake, which included customers that sell (i) healthcare-related products and prescription drugs and (ii) consumer products such as confectionary, spirits and cosmetics. North American consumer net sales are also higher due to the acquisition of Jet and IPS, both of which serve the transaction card consumer market.

The decrease in North American multi-media net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $19.5 million, or 12.5%, when compared to the fiscal year ended June 30, 2013. Our net sales in the multi-media end market are declining due to the change in delivery systems towards digital delivery via downloads or online and pay-per-view systems, and is reflective of the overall trend in multi-media end market.

Europe

The increase in European net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $270.4 million, or 272.2%, when compared to the fiscal year ended June 30, 2013. This is principally due to the acquisition of Chesapeake.

The increase in European healthcare net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $140.3 million, a significant increase when compared to the fiscal year ended June 30, 2013. The increase in European consumer net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $134.3 million, or 154.4%, when compared to the fiscal year ended June 30, 2013. European healthcare and consumer net sales primarily increased due to our acquisition of Chesapeake, which included customers that sell (i) healthcare-related products and prescription drugs and (ii) consumer products such as confectionary, spirits and cosmetics. The decrease in European multi-media net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $4.3 million, or 36.5%, when compared to the fiscal year ended June 30, 2013. As discussed above, our sales in the multi-media end market are declining due to the change in delivery systems towards digital delivery via downloads or online and pay-per-view systems.

Asia

The increase in Asian net sales for the combined fiscal year ended June 30, 2014 (inclusive of both the Predecessor and Successor periods) was $7.8 million when compared to the fiscal year ended June 30, 2013. The increase was exclusively due to the healthcare end market in connection with recent acquisitions.

Cost of Sales/Gross Margin

		Fiscal year ended June 30, 2014
	Predecessor		Successor
(Dollars in thousands)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014
Net Sales	$579,401	$74,081	$814,213
Cost of Sales	456,958	58,054	668,441

Gross Margin	$122,443	$16,027	$145,772

Gross Margin %	21.1%	21.6%	17.9%

The gross margin percentage for the Predecessor period from July 1, 2013 to August 14, 2013 increased 50 basis points when compared to the gross margin percentage for the fiscal year end June 30, 2013. This is principally due to the favorable impact of capital investments and lean manufacturing programs. The gross margin percentage for the Successor period from August 15, 2013 to June 30, 2014 is lower than the gross margin percentage for the previous periods presented primarily due to the increased depreciation and amortization of the inventory step-up resulting from fair value adjustments in connection with the acquisitions discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales for the Predecessor year ended June 30, 2013 of 13.2% is consistent with 13.1% for the Predecessor period from July 1, 2013 to August 14, 2013. Selling, general and administrative expenses as a percentage of net sales for the Successor period from August 15, 2013 to June 30, 2014 is 16.6%. The increase in the Successor period from August 15, 2013 to June 30, 2014 as compared to previous periods is primarily due to the amortization of intangible assets recorded in connection with the acquisitions.

Management fees in the Predecessor periods presented are associated with fees paid for management services provided by the prior sponsor and related board expenses. There are no management fees in the Successor period, as the current sponsors do not charge a management fee.

Transaction expenses for the periods presented are directly related to the acquisition and merger activity discussed above, and comprise primarily of legal fees, diligence expenses and finder’s fees.

Other Income (Expense)

Other income (expense) is principally related to foreign currency transaction gains and losses.

The loss on debt extinguishment in the period from July 1, 2013 to August 14, 2013 is due to the write-off of financing costs due to the establishment of new debt facilities in connection with the Madison Dearborn Transaction.

The increase in interest expense in the Successor period from August 15, 2013 to June 30, 2014 is related to the increased debt associated with the acquisitions.

Income Taxes

Our effective income tax rate for the fiscal year ended June 30, 2013, the Predecessor period from July 1, 2013 to August 14, 2013 and the Successor period from August 15, 2013 to June 30, 2014 was 31.0%, 39.7% and 27.4%, respectively. The effective tax rate is principally impacted by permanent differences arising from transaction costs that are not deductible for tax purposes, as well as foreign tax rate differentials and losses in jurisdictions where no benefit is realized.

Operating Income/Adjusted EBITDA

		Fiscal Year ended June 30, 2014
	Predecessor		Successor
(Dollars in thousands)	Fiscal year end June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014
Operating Income (Loss)
North America	$28,808	$(24,524)	$(37,181)
Europe	11,980	2,188	8,711
Asia	—	—	186

Total Operating Income (Loss)	$40,788	$(22,336)	$(28,284)

Adjusted EBITDA
North America	$67,761	$7,390	$71,290
Europe	18,914	3,081	46,816
Asia	—	—	684

Total Adjusted EBITDA	$86,675	$10,471	$118,790

North America

North American operating income (loss) was $28.8 million, $(24.5) million and $(37.2) million for the year ended June 30, 2013, the period from July 1, 2013 to August 14, 2013 and the period from August 15, 2013 to June 30, 2014, respectively. The decrease was due primarily to an increase in transaction-related expenses for the period from July 1, 2013 to August 14, 2013 and the period from August 15, 2013 to June 30, 2014 as compared to the year ended June 30, 2013 and the amortization of intangible assets recorded in connection with the acquisitions described above.

North American Adjusted EBITDA was $67.8 million, $7.4 million and $71.3 million for the year ended June 30, 2013, the period from July 1, 2013 to August 14, 2013 and the period from August 15, 2013 to June 30, 2014, respectively. The increase was due to the acquisitions described above.

Europe

European operating income was $12.0 million, $2.2 million and $8.7 million for the year ended June 30, 2013, the period from July 1, 2013 to August 14, 2013 and the period from August 15, 2013 to June 30, 2014, respectively. The decrease was due primarily to an increase in transaction-related expenses and the amortization of intangible assets recorded in connection with the acquisitions described above.

European Adjusted EBITDA was $18.9 million, $3.1 million and $46.8 million for the year ended June 30, 2013, the period from July 1, 2013 to August 14, 2013 and the period from August 15, 2013 to June 30, 2014, respectively. This increase from the year ended June 30, 2013 to the period from August 15, 2013 to June 30, 2014 was due primarily to the acquisitions described above.

Asia

Asian operating income was $0.2 million and Adjusted EBITDA was $0.7 million for the period from August 15, 2013 to June 30, 2014, which was primarily the result of the acquisition of ASG.

Liquidity and Capital Resources

Cash flow provided by (used in) operating activities, investing activities and financing activities is summarized in the following table:

		Fiscal year ended June 30, 2014
	Predecessor		Successor
(Dollars in thousands)	Fiscal year ended June 30, 2013	Period from July 1, 2013 to August 14, 2013	Period from August 15, 2013 to June 30, 2014	Fiscal year ended June 30, 2015	Nine months ended March 31, 2015	Nine months ended March 31, 2016
Cash flow provided by (used in) operating activities	$55,573	$(964)	$19,930	$108,617	$65,221	$88,917
Cash flow provided by (used in) investing activities	(21,414)	(2,762)	(154,208)	(190,104)	(169,675)	45,053
Cash flow provided by (used in) financing activities	(22,347)	(794)	145,068	109,828	116,749	(55,480)

Cash Flow Provided by (Used in) Operating Activities

Cash flow provided by operating activities for the year ended June 30, 2013 was $55.6 million. This is principally due to net income from the period of $9.3 million and depreciation and amortization expenses of approximately $39.6 million, deferred income taxes of approximately $4.0 million and stock compensation of approximately $2.3 million. These amounts were offset by the non-cash gain on the exchange of Series C preferred shares of $3.2 million and by net investments made in working capital.

Cash flow used in operating activities for the period from July 1, 2013 to August 14, 2013 was $1.0 million. This is principally due to a net loss from the period of $23.7 million and a deferred tax benefit of $15.4 million, offset by depreciation and amortization expenses of approximately $4.1 million, a shareholder note forgiveness of $2.8 million, the loss on extinguishment of debt of $11.6 million and by net reductions in working capital.

Cash flow provided by operating activities for the period from August 15, 2013 to June 30, 2014 was $19.9 million. This is principally due to a net loss for the period of $51.6 million and a deferred tax benefit of $24.6 million, offset by depreciation and amortization of $75.9 million and net reductions of working capital.

Cash flow provided by operating activities for the fiscal year ended June 30, 2015 was $108.6 million. This is principally due to net income of $7.0 million and depreciation and amortization expenses of $136.2 million, offset by net investments in working capital.

Cash flow provided by operating activities for the nine months ended March 31, 2016 increased by $23.7 million when compared to the prior year period, principally due to the increase in Adjusted EBITDA as discussed above. The increase in net income and other non-cash items was $33.1 million in the current period as compared to the prior year period. This increase was partially offset by a net increase in the change in working capital accounts of $9.4 million as compared to the prior year period.

Cash Flow Provided by (Used in) Investing Activities

Cash flow used in investing activities for the year ended June 30, 2013 was $21.4 million. This is principally due to investments to property, plant and equipment of $22.4 million.

Cash flow used in investing activities for the period from July 1, 2013 to August 14, 2013 was $2.8 million. This is principally due to investments in property, plant and equipment of $2.7 million.

Cash flow used in investing activities for the period from August 15, 2013 to June 30, 2014 was $154.2 million. This is principally due to the acquisition of businesses described above of $116.3 million and investments in property, plant and equipment of $39.9 million.

Cash flow used in investing activities for the fiscal year ended June 30, 2015 was $190.1 million. This is principally due to the acquisition of businesses described above of $137.3 million and investments in property, plant and equipment of $59.5 million.

Cash flow used in investing activities for the nine months ended March 31, 2016 decreased by $124.6 million when compared to the prior year period, principally due to the acquisition of ASG in the prior year period. Cash flow used in investing activities for the nine months ended March 31, 2016 was $45.1 million, principally related to current period capital expenditures of $36.7 million and the acquisitions of BP Media and CPT in the current period. Cash flow used in investing activities for the nine months ended March 31, 2015 was $169.7 million, principally related to the acquisition of ASG, and also capital expenditures totaling $37.7 million.

Cash Flow Provided by (Used in) Financing Activities

Cash flow used in financing activities for the year ended June 30, 2013 was $22.3 million. This is principally due to the net effect of financings in the period of $181.4 million, debt issuance costs of $13.3 million and common and preferred stock dividends and preferred stock redemptions totaling $190.6 million.

Cash flow used in financing activities for the period from July 1, 2013 to August 14, 2014 was $0.8 million. This is principally due to the payments under our debt agreements.

Cash flow provided by financing activities for the period from August 15, 2013 to June 30, 2014 was $145.1 million. This is principally due to the issuance of common stock and proceeds from borrowings to fund acquisitions, offset by payments of short- and long-term debt and debt issuance costs.

Cash flow provided by financing activities for the fiscal year ended June 30, 2015 was $109.8 million. This is principally due to the proceeds from borrowings to fund acquisitions, offset by payments of short- and long-term debt and debt issuance costs.

Cash flow used in financing activities was $55.5 million for the nine months ended March 31, 2016 compared to cash flow provided by financing activities of $116.7 million for the nine months ended March 31, 2015, a change of $172.2 million. The change is principally due to the lending activity in the prior year period associated with the acquisition of ASG, and the early repayment of debt from available cash balances of $40.0 million in the current period (initial public offering proceeds were generally offset by the related payment of term loans).

Cash and Working Capital

At March 31, 2016 and June 30, 2015, the Company had cash and cash equivalents of $46.6 million and $55.7 million, respectively, of which $38.1 million and $39.6 million, respectively, were held outside the United States. Working capital was $235.8 million as compared to $207.6 million and the current ratio was 1.9 to one as compared to 1.7 to one as of the same dates, respectively. Liquidity is affected by many factors, some of which are based on normal ongoing operations of the Company’s business and some of which arise from fluctuations related to global economics and markets. Cash balances are generated and held in many locations throughout the world. It is the Company’s current intent to indefinitely reinvest the earnings of its subsidiaries in those respective jurisdictions and its current plans do not demonstrate a need to repatriate them to the parent company. If these funds were needed for the Company’s operations in other jurisdictions, it may be required to record and pay significant income taxes to repatriate these funds to the parent company. Additionally, local government regulations may restrict the Company’s ability to move cash balances to meet cash needs under certain circumstances. The Company currently does not expect such regulations and restrictions to impact its ability to make acquisitions or to pay vendors and conduct operations throughout the global organization

Debt Agreements

Our liquidity requirements are significant due to the highly leveraged nature of our company as well as our working capital requirements. At March 31, 2016, there were no borrowings under the Multi-Currency Revolving Facility or the Dollar Revolving Facility with total availability under the Multi-Currency Revolving Facility of £50.0 million, and availability of $48.8 million under the Dollar Revolving Facility, after giving effect to $1.2 million of outstanding letters of credit, all of which may be borrowed by us without violating any covenants under the Restated Credit Agreement or the indenture governing the Notes. As of March 31, 2016, we had $946.3 million in outstanding indebtedness.

Senior Secured Credit Facilities

Prior to the merger with MPS, and Chesapeake’s acquisition by Carlyle, Chesapeake entered into a senior secured credit facility agreement (the “Original Credit Agreement”) with the lenders from time to time party thereto and Barclays Bank PLC as administrative agent and collateral agent. The Original Credit Agreement provided for (i) a tranche of term loans in Pounds Sterling to in an aggregate principal amount of £145.0 million (the “Initial Sterling Term Facility”), (ii) a tranche of term loans in Euros in an aggregate principal amount of €173.0 million (the “Initial Euro Term Facility”) and (iii) a multicurrency revolving line of credit in an aggregate principal amount of £50.0 million for the making of revolving loans and the issuance of letters of credit (the “Multicurrency Revolving Facility”).

In connection with the acquisition of Chesapeake by Carlyle, the Original Credit Agreement was amended by that certain First Amendment to Credit Agreement dated as of September 27, 2013 (the “First Amendment”; the Original Credit Agreement as so amended, the “First Amended Credit Agreement”), by and among the original borrowers, Chesapeake and Barclays Bank PLC in its capacity as administrative agent. The First Amendment fixed the exchange rate for Pounds Sterling to Euros under the Initial Euro Term Facility and made certain conforming changes.

In connection with the Merger transaction, the First Amended Credit Agreement was further amended and restated by that certain Second Amendment and Waiver to Credit Agreement and First Amendment to Security Agreement dated as of December 24, 2013 (the “Second Amendment”; the First Amended Credit Agreement as so amended and restated, the “Second Amended Credit Agreement”) by and among the original borrowers, the Company, Chesapeake, Multi Packaging Solutions, Inc., a corporation organized under the laws of Delaware (the “MPS U.S. Borrower”) and Mustang Parent Corp., a corporation organized under the laws of Delaware (the “MPS U.S. Parent Borrower” and together with the original borrowers and the MPS U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the lenders party thereto, and Barclays Bank PLC in its capacities as administrative agent and collateral agent. The Second Amendment (i) joined the MPS U.S. Borrower and the MPS U.S. Parent Borrower as borrowers under the Second Amended Credit Agreement; (ii) provided for, in addition to the credit facilities provided under the First Amended Credit Agreement, (A) a tranche of term loans in dollars available to the MPS U.S. Parent Borrower, as borrower (and, at the option of the Borrowers, an additional co-borrower), in an aggregate principal amount of $122 million (the “Dollar Tranche A Term Facility”), (B) a tranche of term loans in dollars available to the MPS U.S. Borrower and the U.K. Borrower, as co-borrowers, in an aggregate principal amount of $280 million (the “Dollar Tranche B Term Facility”), and (C) a revolving credit facility in dollars available to the MPS U.S. Borrower and the U.K. Borrower, as co-borrowers, in a principal amount of $50 million (the “Dollar Revolving Credit Facility”); (iii) converted and increased the cash-capped component of the incremental facility from £35 million to $150 million and added additional incremental capacity in an amount equal to all voluntary prepayments of Term Loans (as defined in the Second Amended Credit Agreement) (other than in the case of a refinancing through the incurrence of new debt), repurchases thereof made through Dutch Auctions (as defined in the Second Amended Credit Agreement) or voluntary prepayments of Revolving Credit Loans and Revolving Commitment Increases (as each such term is defined in the Second Amended Credit Agreement), to the extent the applicable revolving commitments are permanently reduced by the amount of such payments and other than in the case of a refinancing through the incurrence of new debt; (iv) adjusted financial definitions, covenant baskets and thresholds to compensate for the joint business needs of the MPS U.S. Borrower and the MPS U.S. Parent Borrower; and (v) made certain conforming changes.

The Second Amended Credit Agreement was further supplemented and amended by (i) that certain Incremental Joinder Agreement and Amendment dated as of April 4, 2014 (the “Incremental Amendment”) by and among the U.K. Borrower and the MPS U.S. Borrower, each as a Borrower under the Dollar Tranche B Term Facility, the other loan parties party thereto, the lenders party thereto, and Barclays Bank PLC in its capacities as administrative agent and collateral agent and (ii) that certain Third Amendment to Credit Agreement dated as of May 9, 2014 (the “Third Amendment”; the Second Amended Credit Agreement as so supplemented and amended by the Incremental Amendment and the Third Amendment, the “Third Amended Credit Agreement”) by and among the Borrowers, Chesapeake, the lenders party thereto, and Barclays Bank PLC in its capacities as administrative agent and collateral agent. The Incremental Amendment effected a Term Commitment Increase (as defined in the Third Amended Credit Agreement) of $50 million to the Dollar Tranche B Term Facility. The Third Amendment changed the fiscal year of the U.K. Borrower and its subsidiaries from a December 31st fiscal year-end to a June 30th fiscal year-end and made certain conforming changes related thereto.

The Third Amended Credit Agreement was further supplemented and amended by (i) that certain Second Incremental Joinder Agreement and Amendment dated as of November 21, 2014 (the “Second Incremental Amendment”) by and among the U.K. Borrower and the MPS U.S. Borrower, each as a borrower under the Dollar Tranche C Term Facility (as defined below), the loan parties party thereto, and Barclays Bank PLC in its capacities as sole arranger and sole bookrunner for the Dollar Tranche C Term Facility, initial lender under the Dollar Tranche C Term Facility, administrative agent, and collateral agent and (ii) that certain Fourth Amendment to Credit Agreement dated as of December 16, 2014 (the “Fourth Amendment” and the Third Amended Credit Agreement as so supplemented and amended by the Second Incremental Amendment and the Fourth Amendment, the “Fourth Amended Credit Agreement”) by and among the original borrowers, each as a Borrower under each of the Sterling Tranche B Term Facility and the Euro Tranche B Term Facility (each as defined below), the other loan parties party thereto, Credit Suisse AG, London Branch, as sole lead arranger and sole bookrunner for the Euro Tranche B Term Facility and the Sterling Tranche B Term Facility, and in its capacity as the Initial Additional Term Lender (as defined in the Fourth Amendment), and Barclays Bank PLC, as administrative agent and collateral agent. The Second Incremental Amendment (i) added a new term facility in the aggregate principal amount of $135 million (the “Dollar Tranche C Term Facility”) to the facilities governed by the Fourth Amended Credit Agreement on substantially the same terms as the Dollar Tranche A Term Facility and the Dollar Tranche B Term Facility; (ii) applied a 1.00% prepayment premium to any voluntary prepayment of Dollar Term Loans, refinancing of Dollar Term Loans or amendment of Dollar Term Loans on or prior to the six-month anniversary of the effective date of the Second Incremental Amendment, in each case in connection with or resulting in a Dollar Term Loan Repricing Event (as defined in the Fourth Amended Credit Agreement); and (iii) made certain conforming changes. The Fourth Amendment (i) refinanced the existing Initial Sterling Term Facility with a new tranche of term loans in Pounds Sterling (the “Sterling Tranche B Term Facility”); (ii) refinanced the existing Initial Euro Term Facility with a new tranche of term loans in Euros (the “Euro Tranche B Term Facility”); and (iii) made certain conforming changes.

Each of the Dollar A Term Facility, the Dollar B Term Facility and the Dollar C Term Facility bear interest equal to, at the applicable Borrower’s option, (i) (A) the greater of (x) LIBOR (as defined in the Fourth Amended Credit Agreement) and (y) 1.00% per annum plus (B) a margin of 3.25% per annum or (ii) (A) the Base Rate (as defined in the Fourth Amended Credit Agreement) plus (B) a margin of 2.25%. The Sterling Tranche B Term Facility bears interest at (i) (A) the greater of (x) LIBOR and (y) 1.00% per annum plus (B) a margin of 4.50% per annum. The Euro Tranche B Term Facility bears interest at (i) (A) the greater of (x) EURIBOR and (y) 1.00% per annum plus (B) a margin of 3.75% per annum.

The Multicurrency Revolving Facility bears interest equal to (i) (A) in the case of a Multicurrency Revolving Credit Loan (as defined in the Fourth Amended Credit Agreement) denominated in an Agreed Currency (as defined in the Fourth Amended Credit Agreement) other than Dollars, Pounds Sterling or Euros, LIBOR, or (B) in the case of a Multicurrency Revolving Credit Loan denominated in Dollars, Pounds Sterling or Euros, the greater of (x) LIBOR and (y) 1.00% per annum, plus (C) in either case, a margin equal to (x) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate (as defined in the Fourth Amended Credit Agreement) is less than 3.50:1.00, 3.75% or (y) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is equal to or greater than 3.50:1.00, 4.00%. In the case of Multicurrency Revolving Credit Loans denominated in Dollars, the applicable Borrower may elect an interest rate equal to (i) the Base Rate plus (ii) a margin of 2.25%. We are also required to pay an unused commitment fee in Pounds Sterling at the rate of 40% of the applicable margin (as in effect from time to time) with respect to the Multicurrency Revolving Facility.

The Dollar Revolving Credit Facility bears interest equal to, at the applicable Borrower’s option, (i) (A) the greater of (x) LIBOR and (y) 1.00% per annum, plus (B) (i) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is equal to or less than 3.00:1.00, a margin of 3.00% or (ii) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is greater than 3.00:1.00, a margin of 3.25% or (ii) (A) the Base Rate plus (B) (i) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is equal to or less than 3.00:1.00, a margin of 2.00% or (ii) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is greater than 3.00:1.00, a margin of 2.25%. We are also required to pay an unused commitment fee in Dollars with respect to the Dollar Revolving Credit Facility of (i) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is less than 3.00:1.00, a rate of 0.375% or (ii) if the First Lien Net Leverage Ratio as calculated on the most recent Compliance Certificate is greater than or equal to 3.00:1.00, a rate of 0.500%.

The Fourth Amended Credit Agreement requires us to comply with certain affirmative and negative covenants, including a financial covenant which requires that, at the end of each fiscal quarter, for so long as the aggregate Revolving Credit Exposure (as defined in the Fourth Amended Credit Agreement) exceeds 25% of the Revolving Credit Commitments (as defined in the Fourth Amended Credit Agreement) (excluding any L/C Obligations to the extent Cash Collateralized (as each such term is defined in the Fourth Amended Credit Agreement)), the First

Lien Net Leverage Ratio cannot exceed (A) 6.00:1.00 for the first three fiscal quarters of 2014; (B) 5.75:1.00 for the last fiscal quarter of 2014 and the first three fiscal quarters of 2015 and (C) 5.50:1.00 for the last fiscal quarter of 2015 and thereafter. As of June 30, 2015 and March 31, 2016, we were in compliance with all such covenants. All obligations under the Term Loans and Revolving Facility are guaranteed and collateralized by substantially all our tangible and intangible assets.

Costs of $5.6 million related to the issuance of the senior secured credit facilities are recorded within “Deferred financing costs, net” and are being amortized as interest expense over the life of the senior secured credit facilities. At March 31, 2016, the remaining unamortized balance of such costs was $3.0 million. Original issue discount of $22.3 million related to the senior secured credit facilities is recorded as a reduction of the principal amount of the borrowings and is amortized as interest expense over the life of the senior secured credit facilities. At March 31, 2016, the remaining unamortized original issue discount was $10.8 million.

Notes

On August 15, 2013, the MPS U.S. Borrower (the “Issuer”) issued $200.0 million in aggregate principal amount of 8.500% senior unsecured notes due 2021 and related guarantees thereof. The Notes bear interest at 8.500% payable semi-annually on February 15 and August 15. Costs of $0.3 million related to the issuance of the Notes are recorded as “Deferred financing costs, net” and are amortized as interest expense over the life of the Notes. At March 31, 2016, the remaining unamortized balance of such costs was $0.2 million. Original issue discount of $4.8 million related to the Notes is recorded as a reduction of the principal amount of the borrowings and is amortized as interest expense over the life of the Notes. At March 31, 2016, the remaining unamortized original issue discount was $3.2 million.

The Notes are guaranteed on a senior basis by certain of the Issuer’s affiliates. The indenture governing the Notes contains covenants that restrict the ability of the Issuer and certain affiliates of the Issuer to, among other things, incur additional debt, make certain payments including payment of dividends or repurchases of equity interest of the Issuer, make loans or acquisitions or capital contributions and certain investments, incur certain liens, sell assets, merge or consolidate or liquidate other entities and enter into transactions with affiliates.
On or after August 15, 2016, we have the option to redeem all or part of the Notes at the redemption prices set forth below (expressed as percentages of principal amount) during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2016	106.375%
2017	104.250%
2018	102.125%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to August 15, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Notes), at a redemption price of 108.500% plus accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of certain events constituting a change of control, holders of the Notes have the right to require us to repurchase all or any part of the Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Notes is senior unsecured indebtedness of the Issuer, is senior in right of payment to all future subordinated indebtedness of the Issuer and is equal in right of payment to all existing and future senior indebtedness of the Issuer. The Notes are effectively subordinated to any secured indebtedness of the Issuer (including indebtedness of the Issuer outstanding under the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness.

Short-Term Foreign Borrowings

We finance the working capital needs of certain foreign operations using short-term borrowing arrangements in various currencies. At March 31, 2016 and June 30, 2015, there were borrowings outstanding under these arrangements of $4.6 million and $3.5 million, respectively. The weighted average interest rate on these arrangements was 6.1% and 6.0%, at March 31, 2016 and June 30, 2015, respectively. The short-term foreign borrowing arrangements are secured by land and buildings.

Foreign Debt

Our foreign debt bears interest at rates ranging from 2.15% to 5.35%, with varying maturities through 2026. At March 31, 2016 and June 30, 2015, the weighted average interest rates on these foreign debt instruments were approximately 3.5% and 3.4%, respectively. The foreign debt instruments are generally issued in support of specific capital expenditures and are secured by the underlying value of these assets.

The weighted average interest rate across all debt obligations at March 31, 2016 was 5.3%.

Contractual Obligations

The following table summarizes our contractual obligations at June 30, 2015:

(Dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt obligations—Term Loans(1)(2)	$1,224,410	$56,207	$110,352	$108,485	$949,366
Debt obligations—Notes(1)	304,888	17,000	34,000	34,000	219,888
Debt obligations—Other(3)	11,689	7,046	3,196	1,347	100
Debt obligations—Capital leases(1)	2,782	1,996	773	13	—
Pension Obligations	19,795	10,789	7,876	1,130	—
Multi-employer pension obligations	11,448	918	1,836	1,836	6,858
Operating lease obligations	54,388	13,399	17,967	9,401	13,621

Total	$1,629,400	$107,355	$176,000	$156,212	$1,189,833

(1) Includes principal and interest payments on our debt. Estimated future payments on outstanding debt obligations are based on interest rates as of June 30, 2015. Actual cash flows may differ significantly due to changes in underlying estimates.

(2) During the nine months ended March 31, 2016, we made voluntary prepayments of approximately $222.6 million on our first lien term loans, consisting of a $15.2 million prepayment on March 9, 2016, a $25.0 million prepayment on October 7, 2015 and a $182.4 million prepayment on October 29, 2015 using the proceeds from our IPO. These payments, along with our regularly scheduled payments, reduced our estimated total obligation under the first lien term loans from $1,224.4 million as of June 30, 2015 to $896.3 million as of March 31, 2016, based on interest rates as of March 31, 2016. Actual cash flows may differ significantly due to changes in underlying estimates.

(3) Consists of short-term foreign borrowings and foreign debt discussed above.

The table above does not give effect to the approximately $1.6 million payment related to German real estate transfer taxes that was incurred in connection with the Reorg Transactions. See “Basis of Presentation and Other Information—Multi Packaging Solutions International Limited.”

Off-Balance Sheet Arrangements

The Company has no off-balance-sheet arrangements.

Significant Accounting Policies and Critical Accounting Estimates

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented net of an allowance for doubtful accounts of $1.9 million and $2.9 million as of March 31, 2016 and June 30, 2015, respectively. The allowance for doubtful accounts reduces receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall and industry-specific economic conditions, statutory requirements, historical and anticipated customer performance, historical experience with write-offs and the level of past-due amounts. Changes in these conditions may result in additional allowances. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at the lower of cost or market value. Inventory costs include materials, labor and manufacturing overhead. Cost is determined by the first-in, first-out method. Obsolete inventory is identified based on an analysis of inventory for known obsolescence issues and a write-down or write-off is provided based on this analysis.

Property, Plant and Equipment

Property, plant and equipment was adjusted to fair value on August 15, 2013, which represents a new cost basis. Expenditures for maintenance and repairs are charged to current operations; while major improvements that materially extend useful lives are capitalized. Depreciation is computed over the estimated useful lives of the assets using the straight-line method as follows:

Buildings and improvements	3-40 years
Machinery and equipment	3-13 years
Furniture and fixtures	3-7 years

Depreciation expense was $55.8 million, $78.0 million, $41.8 million and $2.8 million for the nine months ended March 31, 2016, the year ended June 30, 2015, the Successor period ended June 30, 2014 and the Predecessor period ended August 14, 2013, respectively.

Goodwill and Intangible Assets

Goodwill represents the cost of acquired businesses in excess of the fair value of the assets acquired and liabilities assumed of such businesses at the acquisition date. Goodwill is not amortized, but is subject to impairment tests. We review the carrying amounts of goodwill by reporting unit at least annually on April 1 (the annual assessment date), or more frequently when indicators of impairment are present, to determine if goodwill may be impaired. We may first assess qualitative factors to determine whether it is more likely than not that the fair value of goodwill is less than its carrying value. We would not be required to quantitatively determine the fair value of goodwill unless we determine, based on the qualitative assessment, that it is more likely than not that its fair value is less than the carrying value.

If we determine that it is more likely than not that the fair value is less than the carrying value based on the qualitative assessment, a quantitative assessment based upon discounted cash flow and market approach analyses is performed to determine the estimated fair value of the reporting units. We include assumptions about expected future operating performance as part of a discounted cash flow analysis to estimate fair value. If the carrying value of goodwill is not recoverable, based on the discounted cash flow analysis, management performs the next step, which compares the fair value of the reporting unit to the carrying value of the tangible and intangible net assets of the reporting unit. Goodwill is considered impaired if the recorded fair value of the tangible and intangible net assets exceeds the fair value of the reporting unit.

We did not recognize any impairment charges for goodwill during any of the periods presented, as our annual impairment testing indicated that all reporting unit goodwill fair values exceeded their respective carrying values. We have not completed our annual impairment testing for the current year; however, to date, nothing has come to our attention in connection with the ongoing review to suggest that it is more likely than not that our goodwill fair values are less than the respective carrying values.

Intangible assets have been acquired through various business acquisitions and include customer relationships, developed technology, licensing agreements, and a photo library. The intangible assets are initially valued at their acquisition date using either a discounted cash flow model or relief from royalty method. The relief of royalty method is used for developed technology and licensing agreement and assumes that if the acquired company did not own the intangible asset or intellectual property, it would be willing to pay a royalty for its use. The benefit of ownership of the intellectual property is valued as the relief from the royalty expense that would otherwise be incurred. Intangible assets are amortized on a straight-line basis which approximates the expected cash flows generated from such assets, except for customer relationship intangibles that are amortized on an accelerated basis. Useful lives vary by asset type and are determined based on the period over which the intangible asset is expected to contribute directly or indirectly to the company’s future cash flows.

Impairment of Long-Lived Assets

We review our definite-lived long-lived assets for impairment whenever events or changes in circumstances indicate that carrying amount of the asset may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the carrying value of the asset being evaluated exceed the estimated undiscounted future cash flows, an impairment loss would be indicated, at which point recognition of the impairment would occur based on a determination of the asset’s fair value. There was no impairment with respect to our definite-lived long-lived assets for any periods presented.

Derivative Instruments

We use derivative instruments to manage our exposure to certain risks relating to its ongoing business operations. We have not elected hedge accounting for these derivative instruments, and accordingly are valued at fair value with unrealized gains or losses reported in earnings during the period of the change. No derivative instruments are entered into for speculative purposes.

One risk we manage using derivative instruments is interest rate risk. To manage interest rate exposure, we enter into hedge transactions (interest rate swaps) using derivative financial instruments. The objective of entering into interest rate swaps is to eliminate the variability of cash flows in the LIBOR interest payments associated with variable-rate loans over the life of the loans. As changes in interest rates affect the future cash flow of interest payments, the hedges provide a synthetic offset to interest rate movements.

We are also exposed to foreign-currency exchange-rate fluctuations in the normal course of business, primarily related to Pounds Sterling, Euros, Mexican Peso, Canadian Dollar and the Polish Zloty denominated assets and liabilities within its international subsidiaries whose functional currency is other than the U.S. dollar. We manage these fluctuations, in part, using non-deliverable forward foreign exchange contracts and foreign currency forward contracts, that are intended to offset changes in cash flow attributable to currency exchange movements. These contracts are intended primarily to economically address exposure merchandise inventory expenditures made by our international subsidiaries whose functional currency is other than the U.S. dollar.

Revenue Recognition

We produce packaging products, principally cartons, labels, inserts and rigid packaging for sale to manufacturers of branded and private label consumer goods, pharmaceutical, medical and multi-media products. Products are printed on board, paper or plastic substrates and converted via printing presses and oftentimes subsequently finished in a folding or gluing or other operation. We record revenue on the sales of products manufactured when title to the product transfers, which is generally at the time of shipment to the customer.

In all of the above cases, revenue is recorded only when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed and determinable and (iv) collectability of the sales is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded when they are determined to be probable and estimable.

Equity-Based Compensation

The 2014 Equity Incentive Plan (the “2014 Plan”) provided for profits interests and restricted capital interests in Mustang Investment Holdings L.P. (“Holdings”) to be granted to directors, officers and employees of the Company. All the awards under the 2014 Plan were remeasured to their estimated fair value quarterly similar to liability awards as the awards are held in the equity interests of an equity method investee company. The profits interest awards included service- and performance-based awards, while the capital interest awards were all service-based. Time-vesting profits interests vested 20% per year on each of the first five anniversaries of August 15, 2013, as per the applicable award agreement. All performance-vesting profits interests would vest based on Holdings’ principal investors obtaining various thresholds of an internal rate of return as defined in the 2014 Plan, which represents a performance condition. On October 27, 2015, the Company completed its initial public offering and in connection with the initial public offering the performance-vesting profits interests vested and the Company accelerated the vesting of the time-vesting profits interest and capital interests.

We used the Black-Scholes option pricing model to measure the fair value of profits interest and restricted capital interest awards. We chose the Black-Scholes model based on our experience with the model and the determination that the model could be used to provide a reasonable estimate of the fair value of awards with terms such as those issued by us. Option-pricing models require estimates of a number of key valuation inputs including: fair value of the underlying common stock, expected volatility, expected dividend yield, expected term and risk-free interest rate. Certain of these inputs are subjective since the Company was privately-held and did not have objective historical or public market value information. The most subjective inputs were the expected term, expected volatility and determination of equity value. The expected term was determined using probability weighted expectations and expected volatility is determined using a selected group of guideline companies which are comparable to the Company.

We utilized and equally weighed three widely recognized valuation models to estimate the fair value of Holdings equity:

•	Discounted Cash Flow Analysis (Income Model) — The discounted cash flow analysis is dependent on a number of significant management assumptions regarding the expected future financial results of us and Holdings as well as upon estimates of an appropriate cost of capital.

•	Guideline Public Companies (Market Model) — Multiples of historical and projected EBITDA determined based on guideline public companies are applied to estimate the fair value for the equity of Holdings.

•	Mergers and Acquisition (Market Model) — Multiples of historical equity value divided by last twelve months revenues, and equity value by last twelve months, EBITDA for mergers and acquisitions of companies in the same industry.

As an input to the Black-Scholes model, and for valuation of the profits interest and restricted capital interest awards, we estimated the fair value of Holdings equity quarterly. After considering all of these estimates of fair value, we then determined a single estimated fair value of the equity of Holdings to be used in the Black-Scholes model to determine the fair value of the profit interest and restricted capital interest awards and equity-based compensation expense.

In connection with Carlyle’s acquisition of Chesapeake, certain members of Chesapeake’s management were allowed to co-invest with Carlyle in an entity controlled by Carlyle that holds an investment in the Company. At the time of the grant, those members of management that invested alongside Carlyle received a specified number of ordinary shares, which were subject to a performance-based ratchet (the “Ratchet”). Pursuant to the Ratchet, members of management’s ownership percentage can increase based on Chesapeake completing an “Exit” that results in a specified return on invested capital (“MOIC”) and internal rate of return (“IRR”) for certain investors. An Exit is defined as the completion of a liquidating event, which includes the completion of an initial public offering. Since a liquidity event, including an initial public offering, is generally not probable until it occurs, no compensation cost had been recognized in the financial statements through the initial public offering date. On October 27, 2015, the Company completed its initial public offering and accordingly the performance-based units vested and the Company recognized stock based compensation expense of approximately $9.5 million during the nine months ended March 31, 2016. The expense at the time of the initial public offering was calculated using the initial public offering stock price of $13 per share on a per share equivalent basis of Carlyle shares, less a lack of marketability discount rate due to the shares not being freely tradeable by the members of management.

In connection with our initial public offering, outstanding equity awards held by certain members of our management vested in full, which triggered a related expense during our second fiscal quarter ended December 31, 2015 comprised of an approximately $26.2 million non-cash compensation expense and an approximately $0.7 million cash expense related to taxes that we were required to pay in Europe as a result of the vesting of these awards. These expenses related to existing equity awards granted to management prior to our IPO, the vesting of which did not result in any additional dilution to shareholders at the time of the initial public offering.

The assumptions used in estimating the fair value of equity-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, equity-based compensation expense could be different in the future.

Following our initial public offering, our common shares became publicly traded and certain key valuation inputs, which are used to estimate the fair value of equity-based compensation, are now based on publicly available information. These key valuation inputs include the fair value of the common shares, and once there is a sufficient trading history, the volatility is expected to be derived from the historical trading activity of the common shares.

Refer to Note 20 “Stock Based Compensation” to the audited consolidated financial statements of MPS Limited included elsewhere in this prospectus for details regarding our equity-based compensation plan.

Income Taxes

We recognize income taxes in accordance with guidance established by U.S. GAAP, which requires an asset and liability approach for financial accounting and reporting for income taxes and establishes a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The provision for income taxes is based upon income or loss after adjustment for those items that are not considered in the determination of taxable income.

Deferred income taxes represent the tax effects of differences between the financial reporting and tax bases of our assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. We evaluate the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. We are also exposed to changes in the prices of certain commodities that we use in production. Changes in these rates and commodity prices may have an impact on future cash flow and earnings.

We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by using valuation models whose inputs are derived using market observable inputs, including interest rate yield curves, and reflects the asset or liability position as of the end of each reporting period. When the fair value of a derivative contract is positive, the counterparty owes us, thus creating a receivable risk for us. We are exposed to counterparty credit risk in the event of non-performance by counterparties to our derivative agreements. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest Rate Risk

We are subject to interest rate market risk in connection with our borrowings. A one-eighth percent change in the applicable interest rate for borrowings under the senior secured credit facilities (assuming the Revolving Credit Facilities are undrawn and the LIBOR floor has been exceeded) would have an annual impact of approximately $0.9 million on cash interest expense considering the impact of our hedging positions currently in place.

We selectively use derivative instruments to reduce market risk associated with changes in interest rates. The use of derivatives is intended for hedging purposes only and we do not enter into derivative instruments for speculative purposes. The Company maintains two amortizing interest rate swaps that mature in December 2017. The swaps are being used to hedge the exposure to changes in the market LIBOR or EURIBOR rates. At March 31, 2016, one of the swaps had a notional amount of £85.0 million ($122.4 million) whereby the Company pays a fixed rate of interest of 1.1649% and receives a variable rate based on LIBOR on the amortizing notional amount. The other swap had a notional amount of €98.0 million ($110.9 million) whereby the Company pays a fixed rate of interest of 1.0139% and receives a variable rate based on EURIBOR (Euro Interbank Offered Rate) on the amortizing notional amount. As of March 31, 2016 and June 30, 2015, the swaps had a negative fair value of $3.6 million and $3.0 million, respectively, which is included in other long-term liabilities in the condensed consolidated balance sheets.

Foreign Exchange Rates Risk

We are exposed to foreign currency risk by virtue of our international operations. Our exposure to foreign exchange relates to our European, Mexican, Canadian and Chinese facilities which have Pounds Sterling, Euro, Polish Zloty, Mexican Peso, Canadian Dollar and Chinese Yuan denominated assets and liabilities, and functional currencies. In the majority of our jurisdictions, we earn net sales and incur costs in the local currency of such jurisdiction; however they are not perfectly matched. Movements in exchange rates could cause our expenses to fluctuate, impacting our future profitability and cash flows. Our future business operations and opportunities, including the continued expansion of our business outside North America, may further increase the risk that cash flows resulting from these activities may be adversely affected by changes in currency exchange rates.

Our Sterling Term Loan and Euro Term Loan are denominated in Pounds Sterling and Euros, respectively. As a result, movements in the Pounds Sterling and Euro exchange rate in relation to the U.S. dollar could cause the amount of Sterling Term Loan and Euro Term Loan borrowings to fluctuate, impacting our future profitability and cash flows.

We translate our statements of operations into U.S. dollars at exchange rates for the periods presented. During the period ended June 30, 2014, exchange rate changes did not have a material impact when translating the financial statements. During the nine months ended March 31, 2016 and year ended June 30, 2015, net sales were negatively impacted by exchange rate changes by approximately $71.2 million and $76.0 million, respectively.

A hypothetical change of 10% in average exchange rates used to translate Pounds Sterling, Euro, Polish Zloty, Mexican Peso, Canadian Dollar and Chinese Yuan to U.S. dollars would have impacted operating income by approximately $2.4 million and $3.0 million for the nine months ended March 31, 2016 and year ended June 30, 2015, respectively.

INDUSTRY OVERVIEW

Major End Markets

Consumer Products Packaging End Market

The consumer products end market includes personal care, spirits, cosmetics and confectionary products. Personal care makes up one of the largest product categories in the consumer packaging end market and has some of the most demanding requirements of any consumer packaging product category for unique, value-add packaging solutions. Based on management estimates, we estimate annual sales in the addressable market for our customers’ consumer products currently exceed $8 billion and expect annual sales in this end market will grow at an average of 2% annually through 2020, with forecasts varying by product category.

Consumer packaging, particularly for the personal care product category, is characterized by an image-driven market promoted by strong brand emphasis which drives a need for a wide range of packaging. Consumer packaging, such as folding cartons and labels, are a means of promoting brand identity to customers at the point-of-purchase. Large surface areas, high-impact graphics and innovative designs and finishes generate consumer interest, attract attention and create an affinity for companies’ brands and products in the eyes of the consumer. Representative premium products in the personal care product category include cosmetics, hair care products, skin creams, lotions and fragrances.

Trends driving growth of the consumer products packaging end market include:

•	Shortened product life cycle—Focus on new product introductions with unique packaging designs that promote brand identity and on-shelf differentiation is driving growth. In order to achieve the first-mover advantage, personal care companies rely on suppliers able to rapidly design and commercialize these new, high quality packages.

•	Enhanced product design and brand promotion—Personal care companies have increasing demand for packaging suppliers who are able to offer new technologies and services to promote brand identity, premium positioning and shelf appeal. This is increasingly favoring suppliers with differentiated capabilities, such as finishing technologies for iridescent, holographic, textured and dimensional effects.

•	Positive demographic trends and increasing health and wellness awareness—The growing and aging population sensitive about preserving a youthful image is driving a positive shift in the consumption patterns of personal care products, including products used to reverse signs of aging, such as anti-wrinkle skin creams, lotions, serums and hair colorants. People are generally tending to take better care of themselves and are willing to pay more for products with perceived benefits.

•	Increasing premiumization—Individuals have greater capability to purchase higher end consumer products, particularly in developing regions such as Asia and Latin America. Sophisticated packaging solutions allow for better shelf visibility and brand positioning. The propensity to use secondary packaging, such as premium rigid boxes and labeling, is higher in premium type spirits and confections, as it represents one of the principal ways to command higher price points and differentiate products.

•	Demand for sustainable and intelligent packaging—Increasing consumer focus on environmental issues and recyclability of materials represents an opportunity for advanced high value-add producers to further strengthen market positions. Consumers are increasingly purchasing products that are sustainable and offer recyclable packaging and many companies have embraced this trend, moving towards eco-friendly packaging materials.

Healthcare Packaging End Market

Healthcare packaging is used in a wide variety of applications including over-the-counter and prescription pharmaceuticals, medical devices, nutritional and dietary supplements, vitamins and minerals. We estimate annual sales in the healthcare packaging end market currently exceed $8 billion, characterized by significant technical requirements, recession-resilient demand characteristics and strong growth opportunities. Print-based packaging products, such as cartons, labels and inserts for the healthcare market, are used to provide information to consumers as well as comply with regulations. Healthcare packaging has stringent quality specifications, prerequisite manufacturing standards and evolving regulatory requirements. Packaging supplier sites are regularly audited and certified. Switching costs are high given the high value of the end product and significant cost of disruption. In addition, manufacturers are increasingly demanding more comprehensive design services, reduced delivery times, more flexibility in order size and broader geographic coverage from their packaging suppliers. Further, product innovation plays a key role in the industry as pharmaceutical manufacturers increasingly incorporate authentication features into packaging to assist in the prevention of counterfeiting.

Based on management estimates, we estimate that annual sales in the secondary packaging market for pharmaceuticals will grow by approximately 6% annually from 2014 to 2019 in North America and Western Europe, reaching approximately $5 billion and $6 billion, respectively, in 2019. This in large part will be driven by an increase in the use of security labels (e.g., anti-counterfeiting). The growth in the secondary packaging market for pharmaceuticals in the United States and Europe is depicted below:

Source: Management estimates.

(1)	Includes standard labels, specialty labels (leaflet labels) and security labels (track & trace).
(2)	Covers the following secondary carton packaging categories: folding cartons, secondary blister packaging and outer paperboard boxes.
(3)	Includes 31 countries and territories that include the members of the European Union and Switzerland.

Trends driving growth of the healthcare packaging market include:

•	Population demographics—Population growth, an increased focus on chronic diseases and the aging population have increased the market for pharmaceuticals as consumers require a growing number and diversity of prescription and over-the-counter medicines and nutritional supplements, including those that target age-related conditions and illnesses.

•	Globalization and vendor rationalization—Regulatory pressures and increased product quality requirements have encouraged large multinational pharmaceutical and supplement manufacturers to focus their packaging spend on fewer suppliers that can provide consistent service and product quality on a global basis. We believe this trend favors scale players with the capability to support product launches across multiple products and geographies. We expect vendor rationalization to continue as customers seek to contain costs without sacrificing logistical flexibility and product quality.

•	Increasing consumer awareness regarding health and wellness—Manufacturers and marketers of nutritional and dietary supplements are continuously introducing and marketing new product offerings in order to appeal to growing consumer awareness regarding health and wellness and preventative medicine.

•	Growth in drug treatments and availability—The volume of pharmaceutical products available in the market has been expanding for both branded and generic drugs. The demand for generic drugs may accelerate as some branded pharmaceutical products become available in generic formulations after the expiration of patents. While our branded business is set to grow with the overall market, we also expect to benefit from the growth of generic pharmaceuticals.

•	Evolving regulatory standards and regulations—Regulatory standards to improve security and prevent drug counterfeiting as well as provide greater, more accessible disclosure to patients and healthcare providers create a dynamic regulatory environment that requires creative, value-added packaging solutions. For example, the blister packaging market is expected to benefit from the implementation of U.S. Food and Drug Administration regulations requiring all prescribed pharmaceuticals dispensed in hospitals and nursing homes to be packaged in unit dose formats with barcodes in order to reduce dispensing errors. Overall drug spend is also forecast to grow, given recent government legislation and regulation around the Patient Protection and Affordable Care Act.

Multi-Media Packaging Market

Our multi-media end market net sales are focused on high quality specialty packaging, which often requires quick response, including; commemorative and special editions for home videos, recorded music, video games and software. We produce a full line of printed packaging products for leading multi-media companies including folding cartons, booklets, folders, inserts, cover sheets and slipcases, as well as highly customized, graphical and value-added packaging components. We are one of the largest producers of these products in the North American multi-media end market based on sales. We estimate the addressable North American market for our multi-media products to be approximately $0.3 billion of annual sales and expect this market will contract approximately 8% annually through 2020.

This market is characterized by:

•	Digital substitution—We believe the combination of our talented sales executives with longstanding customer relationships and our product and operational excellence has allowed us to generate attractive margins and cash flow despite the decline in multi-media packaging demand. The increasing popularity of digital distribution will continue to erode the shipments of physical music, video game and home video units. See “Risk Factors—Risks Related to Our Business—The impact of electronic media and similar technological changes, including the substitution of physical products for digital content, may continue to adversely affect sales in the multi-media end market.” We believe that through our market-leading positions in the multi-media specialty packaging sector we will be able to continue to execute on profitable and opportunistic multi-media packaging business. Moreover, highly anticipated video game launches, such as Grand Theft Auto, and blockbuster movie releases, such as Furious 7, drive increased demand for gaming and home video, respectively, including higher value-add commemorative editions and box sets, and can generate above-average growth and profitability.

BUSINESS

We are a leading, global provider of value-added specialty packaging solutions, based on sales, focused on high complexity products for the consumer, healthcare and multi-media markets. For the LTM period, approximately 48%, 47% and 45% of our acquisition adjusted net sales came from our North American, European and Asian operations, respectively, and approximately 89% of our acquisition adjusted global net sales were derived from our consumer and healthcare end markets. We believe that our core addressable consumer and healthcare end markets encompass attractive, resilient and growing packaging categories, and we believe we are a leader in these end markets across North America and Europe based on sales. Additionally, we believe we have a market-leading position in the multi-media specialty packaging sector based on sales, which accounts for 11% of our acquisition adjusted global net sales in the LTM period. We provide our customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes, which are complemented by value-added services, including creative design, new product development and customized supply chain solutions. Based on management estimates, we believe the market opportunity across our primary addressable markets is currently in excess of $17 billion of annual sales.

We have long-term customer relationships driven by our global presence, breadth of products, value-added service offering, reputation for operational excellence, innovative packaging solutions and highly experienced management team. We serve a blue chip customer base, including some of the world’s largest companies and the leaders in our target end markets. Our global platform allows us to serve our customers, which include AstraZeneca, Coty, Diageo, Estée Lauder, GlaxoSmithKline, L’Oréal, Mondelēz International, Nestlé, Pernod Ricard, Pfizer and Sony, on both a local and global basis. Our relationships with our top 20 customers exceeds 34 years on average with many of our customers operating under multi-year contracts. No one customer accounts for more than 5% of our acquisition adjusted net sales for the LTM period. Servicing our customers requires us to meet stringent quality specifications, significant customer service standards and meaningful investment requirements. Our healthcare customers, for example, require exacting standards of manufacturing in order to meet their regulatory requirements, which include strict process controls, site certification, chain of custody product information and strict adherence to print requirements and print quality due to the nature of the use of the product by our customers’ end users. For our consumer customers, we are at the front end of their branding and marketing strategy, enhancing the visual impact at the shelf while also ensuring product integrity and regulatory compliance. We believe our advanced printing and finish effects and designs often help our customers position their products at the premium end of their addressable markets. In addition we provide value-added supply chain services such as VMI, specific carton-by-carton scan ability and data which enable the customer to track a product from manufacturer to end user.

We believe we are one of a few companies in the end markets we serve offering a full range of products across multiple geographies, allowing us to provide specialty packaging solutions for customers locally and globally, a capability our customers find valuable in presenting a consistent image of the underlying product. Our global manufacturing footprint consists of 59 manufacturing sites and eight sales offices across North America, Europe and Asia. Our strategically located facilities have enabled us to grow our business by leveraging our customer relationships across multiple geographies and products, and drive incremental growth through our ability to integrate and improve our customers’ supply chains. These solutions highlight our competitive difference and allow us to win new customers and strengthen our existing client relationships through cross-selling opportunities across our unique global platform, with further benefits to be realized from recent acquisitions. Additionally, our global manufacturing footprint is supported by our sales and design teams, which consist of a dedicated research and development group, more than 105 structural and graphic designers and over 215 sales personnel.

Our History

Since 2005, we have evolved from our initial U.S. platform of five facilities into a global specialty packaging leader, based on sales, in the consumer, healthcare and multi-media end markets. We have completed a total of 16 transactions within our addressable products and markets, with early acquisitions targeted at obtaining and building the necessary technology footprint to serve consumer and pharmaceutical companies. Later acquisitions focused on expanding that platform into complementary products and creating a global footprint capable of meeting all of our customers’ value-added packaging requirements. In 2014, we entered into a transformational merger with Chesapeake (February 2014), acquired ASG (November 2014) and in addition completed six further acquisitions since the Merger, which expanded our global reach and diversified our product and end market profile. We have a successful track record of acquiring strategically relevant companies, establishing and realizing savings and synergy programs and integrating acquired operations and customers into our global platform. Through successful execution and integration of acquired businesses, we have expanded our geographic reach and product and service offering, which has enabled us to better serve our large multinational customers, as well as penetrate new regional and local customers in our key end markets. We have expanded the operating margins of companies we have acquired, achieving our synergy targets and leveraging our platform as evidenced by our accreting EBITDA margins subsequent to each acquisition. Specifically, we estimate that as of March 31, 2016 we have realized a total of approximately $40 million of synergies from the Chesapeake and ASG transactions.

The MPS and Chesapeake platforms are highly complementary. At the time of the merger between the two companies, MPS was predominantly focused on the personal care and generic pharmaceutical end markets within North America. Conversely, Chesapeake was focused on the branded pharmaceutical, confectionary and Scotch whisky end markets in Europe. The combination provides for significant cross-selling opportunities across our global platform.

Note: Partially shaded symbols represent limited presence and fully shaded symbols represent significant presence.

We have a consistent track record of delivering Adjusted EBITDA growth and Adjusted EBITDA margin expansion through a focus on attractive products and end markets, operational excellence and executing value accretive acquisitions. The chart below illustrates our growth in Adjusted EBITDA and related margin. The pro forma results below reflect the acquisitions we made through June 30, 2015 as if they occurred on July 1, 2013. The pro forma Adjusted EBITDA margins for the fiscal years ended June 30, 2014 and 2015 are lower than historical periods primarily due to the lower historical Adjusted EBITDA margin for the acquired ASG businesses and is reflective of the potential accretion opportunity available to us.

Adjusted EBITDA ($ in millions)

Note:	Our fiscal year ends June 30th. See footnote 5 set forth in “Prospectus Summary—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information” for a reconciliation of Adjusted EBITDA to net income. Acquisition adjusted pro forma FY 2015 includes EBITDA of $2.0 million and $1.1 million for BP Media and CPT, respectively, prior to the respective dates of acquisition. Acquisition adjusted LTM period includes EBITDA of $0.3 million and $1.2 million for BP Media and CPT, respectively, prior to the respective dates of acquisition.

We have also consistently demonstrated our ability to generate strong cash flows driven by efficient investment of capital, working capital control and operational discipline throughout the Company. Our capital investment requirements have generally been in the range of 3.5 to 3.9% of net sales, achieving strong free cash flow conversion relative to our Adjusted EBITDA margin. Our free cash flow (defined as Adjusted EBITDA less capital expenditures) has increased each of the last seven years.

Free Cash Flow Conversion ($ in millions)

Note:	Free cash flow is defined as Adjusted EBITDA less capital expenditures. See footnote 5 set forth in “Prospectus Summary—Summary Historical Audited and Unaudited Consolidated and Unaudited Pro Forma Combined Financial Information” for a reconciliation of Adjusted EBITDA to net income. Pro forma FY 2015 is calculated using pro forma Adjusted EBITDA adjusted for the acquisitions of BP Media and CPT.

We have integrated the sales forces around key global account managers and are launching global sales initiatives around major end markets such as confectionary, spirits, cosmetics and fragrances to take advantage of our global presence. The ASG acquisition allowed us to expand our footprint into Mexico, Canada and China and broadened our personal care capability. With respect to costs and operations, we have largely centralized procurement and are in the process of realizing savings from optimizing purchase prices between the organizations as well as consolidating our purchase volumes. We continuously benchmark our sites and work to bring lower performing sites up to the level of higher performing ones. We are also realizing efficiencies from our ongoing investments in our equipment to improve run speeds, reduce changeover times and reduce manning.

We believe that we are a leader within our addressable market on the basis of revenue and believe that we have the ability to continue to grow organically, as well as pursue prudent value accretive acquisitions to augment our product portfolio and geographic presence to better serve new and existing customers. Further, we will continue to drive operational excellence through improving our productivity and asset utilization, optimizing our industrial footprint, and investing capital efficiently. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Transactions.”

Our Products

We provide our customers a comprehensive suite of innovative specialty products and services, including premium folding cartons, inserts, labels and rigid packaging. Our packaging solutions utilize a wide variety of substrates (e.g., paper and paperboard, pressure sensitive labels, plastic, foil) and finishes (e.g., UV coatings, film lamination, stamping, embossing). We also employ an array of value-add decorative technologies to create iridescent, holographic, textured and dimensional effects to provide differentiated specialty packaging products to our customers. Our comprehensive solutions, which often include combination or bundled products, and a technologically advanced asset base allow us to win new customers and strengthen our existing client relationships through cross-selling opportunities across our unique global platform.

Premium Folding Cartons (LTM March 31, 2016 Acquisition Adjusted Net Sales of $1,032 million, or 61% of Total)

Premium folding cartons are widely used, versatile forms of secondary packaging that our customers utilize to attract consumer attention at the point-of-sale and provide critical product information to end users. Our folding carton offering is targeted at the premium end of the market, utilizes high quality inputs such as solid bleached sulfate, and is manufactured with various features and finishes, including lamination, embossing, foil stamping and windowing. Rigid packaging serves a functional purpose by providing protection to the product throughout the shipping, distribution and merchandising processes.

Our premium folding cartons offering plays an important role in our customers’ branding and marketing strategies through influencing purchase decisions at the point-of-sale by conveying an exceptional appearance, shelf presence and impact through the use of specialty graphics, a variety of printed finishes and other creative designs. Additionally, our premium folding cartons offering must adhere to stringent regulatory requirements by playing a key role in our customers’ product safety as well as ensuring product authenticity, accurate product information and product compliance to the end customer. Our premium folding carton customers oftentimes purchase associated labels and inserts. Leveraging cross-selling opportunities is a key strategic initiative of recent acquisitions that we have completed.

Inserts (LTM March 31, 2016 Acquisition Adjusted Net Sales of $231 million, or 14% of Total)

We provide inserts for all the end markets we serve, with the majority of our net sales in this category being to the healthcare end market. Inserts are of particular importance in the healthcare end market given stringent regulations to ensure the accuracy of product information, although they are also used in non-healthcare markets in which product literature is required to be presented to the end user. Inserts are included either inside a secondary package (e.g., folding carton) or affixed to the outside of a primary package (e.g., bottle). Numerous regulatory bodies, such as the U.S. Food and Drug Administration, the U.S. Department of Agriculture and various trade associations, require an increasing level of product information, including nutritional, performance and other related product disclosures. Providing this increasing amount of information requires larger and, in many instances, more complex inserts. Specific technical equipment is necessary to produce the folded leaflet, which requires significant upfront investment. Evolving regulations require that insert manufacturers stay abreast of new developments and maintain manufacturing equipment and process capabilities necessary to meet strict inspection and quality control standards. Product disclosure requirements change, oftentimes on short notice, due to regulatory oversight. This results in the need for quick reaction and turnaround of production. Oftentimes our ability to be an integral part of our customers’ information management systems allows us to monitor customer demand and limit their exposure to inventory obsolescence when product disclosure changes.

Labels (LTM March 31, 2016 Acquisition Adjusted Net Sales of $123 million, or 7% of Total)

Labels are one of the most visible and recognizable packaging components and are used in a wide variety of applications serving as the primary means of identifying products to consumers, while creating shelf appeal and brand recognition for products. Labels also function as a conduit for fulfilling regulatory requirements, communicating product-related information to consumers and contributing to product integrity and security. We supply a broad range of pressure sensitive labels, including single-panel, multi-panel, multi-ply and extended content labels, as well as cut and stack labels.

The majority of our net sales in this category are pressure sensitive labels sold primarily into the healthcare market which, like our inserts, are subject to stringent regulations to ensure the accuracy of product information. Additionally, we supply both pressure sensitive and cut and stack labels to the consumer products markets where decorative labels are utilized to differentiate products at the retail point-of-sale. We employ multiple print technologies with respect to labels, utilizing digital, flexographic and offset printing press technologies to serve our customers globally.

Rigid Packaging (LTM March 31, 2016 Acquisition Adjusted Net Sales of $112 million, or 6% of Total)

Rigid boxes are commonly used to present ultra-premium products and vary from rigid top load boxes for the high-end spirits market to specialized boxes for perfumes and other luxury products. We historically provided rigid box offerings, oftentimes described as top load box or set up boxes, via strategic outsource suppliers. Consistent with our acquisition strategy to acquire appropriate technologies, we completed two recent strategic acquisitions which added our own internal manufacturing capability for a premium rigid packaging product offering with the addition of customized/high-end rigid boxes. We have a growing presence in rigid packaging and believe this is a meaningful area for growth in the future.

Other Consumer Products Packaging (LTM March 31, 2016 Acquisition Adjusted Net Sales of $199 million, or 12% of Total)

We offer a number of additional printed packaging products, including transaction cards, point-of-purchase displays, brochures, product literature, marketing materials and grower tags and plant stakes for the horticultural market. These products are supplied to various niche markets that require print-based specialty packaging. Our transaction cards and card services offerings are of a particular focus. We provide our customers a comprehensive end-to-end solution for credit, debit, general prepaid reloadable, gift, loyalty, hospitality, insurance and other card-based programs. Our integrated supply chain for cards, carriers, multi-packs and point-of-purchase displays greatly simplifies the development and execution of card programs and drives competitive differentiation.

Value-Added Services

We provide a range of value-added services to our customers ranging from collaboration on the initial packaging concept to total management of the supply chain. We work closely with our customers to understand their specific requirements and thereby implement streamlined workflows starting from pre-press through to fulfillment. These valuable service capabilities complement our broad product offering and, when matched with our manufacturing operations, enable us to consistently deliver high quality products and superior service to our customers. Examples of such value-added services include creative design and new product development, for which we have a team of more than 105 structural designers and graphic designers across a number of key locations. We also provide our customers with customized supply chain solutions, including VMI programs. VMI solutions help customers manage production based on actual demand to reduce lead times, minimize inventory, eliminate waste and enhance supply chain security. Our ability to provide on-demand services for our customers via digital print technology has allowed us to reduce our lead times. Shorter lead times provide a distinct advantage in consumer and healthcare-facing industries where companies must move quickly to introduce new products and ramp-up supply in response to market trends and consumer demand. Shorter lead times also limit our customers’ exposure to inventory obsolescence. Our value-added services build entrenched partnerships with customers and allow us to become a more critical part of the supply chain by helping to improve workflow efficiencies and reduce our customers’ total cost of ownership for packaging materials.

•	Digital Workflow: Ability to manage all of a customer’s digital assets for simplified management on a regional or global scale. These digital assets range from artwork and front-end solutions to tracking codes that account for individual items throughout the supply chain and activation codes that scan at retail.

•	Creative Services: Award-winning creative team with a reputation for innovation and quality, comprised of 25 structural designers and nine graphic designers who provide packaging engineering, 3-D renderings, product animation, prototyping and testing.

•	Pre-Press Services: Fully staffed, around-the-clock team to provide same day or next day service including full proofing capabilities, artwork enhancement and file correction.

•	Vendor Managed Inventory: Ability to manage production based on a customer’s actual demand provides numerous benefits, including shorter lead times, reduced physical inventory, waste reduction and increased supply chain security.

•	Late Stage Customization: Ability to leverage our flexible manufacturing capabilities by printing common graphics on long-run equipment and customizing products on-demand with printed labels or inserts using short-run digital equipment. A proprietary finishing system prints and applies labels and delivers finished cartons on an as needed basis.

•	Co-Located Facilities: Onsite facilities management provides equipment and staffing for printing and packaging production physically located within a customer’s facility. On-demand packaging capabilities provide numerous customer benefits, including lower inventory levels, reduced obsolescence and cycle time reductions.

•	Brand Protection / E-Pedigree: We provide brand security through the application of various technologies, including magnetic inks, invisible bar codes and holographic cold foil, to help ensure the traceability and authenticity of our customers’ products.

•	Environmental Solutions: We have made substantial investments in sustainability and environmentally-friendly products, technologies and manufacturing processes to meet the environmental objectives of our customers.

Our End Markets

Consumer (51% of LTM March 31, 2016 Acquisition Adjusted Net Sales)

We produce a full line of specialty print-based packaging products for a wide range of customers in the personal care, spirits, cosmetics and confectionary markets. We focus on the premium end of the market where high-impact graphics, and innovative designs and finishes attract attention and help brands drive “top-of-mind” positioning with consumers at the point-of-purchase. Our scale and financial resources have enabled us to build out a leading global design division which has been at the forefront of our product innovation capabilities. Multinational customers have also increasingly centralized their procurement functions seeking fewer, more strategic partners capable of meeting their consumer packaging needs and consistent marketing image across a range of products, services and geographies. We are well-positioned to benefit from this trend in vendor rationalization by leveraging our ability to deliver a broad range of local solutions while simultaneously providing global coverage to our multinational customers.

Acquisition Adjusted Pro Forma Net Sales Within Consumer End Market	Net Sales to Consumer End Market

Note: Fiscal years end on June 30. 2014 is presented on a combined basis, 2015 is presented on an acquisition adjusted pro forma basis and the LTM period is presented on an acquisition adjusted basis. 2015 and the LTM period have been impacted negatively by foreign exchange. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Growth in this market is driven by:

•	Shortened product life cycle—Focus on new product introductions with unique packaging designs that promote brand identity and on-shelf differentiation in order to drive growth. In order to achieve the first-mover advantage, personal care companies rely on suppliers able to rapidly design and commercialize these new, high quality packages.

•	Enhanced product design and brand promotion—Personal care companies have increasing demand for packaging suppliers who are able to offer new technologies and services to promote brand identity, premium positioning and shelf appeal. This trend increasingly favors suppliers with differentiated capabilities, such as finishing technologies for iridescent, holographic, textured and dimensional effects.

•	Positive demographic trends and increasing health and wellness awareness—The growing and aging population sensitive about preserving a youthful image is driving a positive shift in the consumption patterns of personal care products, including products used to reverse signs of aging, such as anti-wrinkle skin creams, lotions, serums and hair colorants. People are generally tending to take better care of themselves and are willing to pay more for products with perceived benefits.

•	Increasing disposable premiumization—Individuals have greater capability to purchase higher end consumer products, particularly in developing regions such as Asia and Latin America. Sophisticated packaging solutions allow for better shelf visibility and brand positioning. The propensity to use secondary packaging, such as premium rigid boxes and labeling, is higher in premium type spirits and confections, as it represents one of the principal ways to command higher price points and differentiate products.

•	Demand for sustainable and intelligent packaging—Increasing consumer focus on environmental issues and recyclability of materials represents an opportunity for advanced high value-add producers to further strengthen market positions. Consumers are increasingly purchasing products that are sustainable and offer recyclable packaging and many companies have embraced this trend, moving towards eco-friendly products.

Healthcare (38% of LTM March 31, 2016 Acquisition Adjusted Net Sales)

Healthcare packaging is used in a wide variety of applications including over-the-counter and prescription pharmaceuticals, medical devices, nutritional and dietary supplements, vitamins and minerals. We offer a full line of print-based packaging products serving the healthcare market, including folding cartons, inserts, labels, outserts and booklets. The healthcare packaging market is characterized by significant technical requirements, recession-resilient demand characteristics and numerous growth opportunities. Healthcare packaging has stringent quality specifications, prerequisite manufacturing standards and evolving regulatory requirements. Product innovation plays a key role in the industry as pharmaceutical manufacturers increasingly incorporate authentication features into packaging to assist in the prevention of counterfeiting. We have developed strong relationships with leading healthcare companies as a result of our high-quality products, expertise in print technologies including digital print technology, excellent customer service and customized supply solutions, and quick response and turnaround times. Through this approach, we believe we have established ourselves as an important supplier to the industry and see significant opportunity for future growth with new and existing customers.

Acquisition Adjusted Pro Forma Net Sales Within Healthcare End Market	Net Sales to Healthcare End Market

Note: Fiscal years end on June 30. 2014 is presented on a combined basis, 2015 is presented on an acquisition adjusted pro forma basis and the LTM period is presented on an acquisition adjusted basis. 2015 and the LTM period have been impacted negatively by foreign exchange. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Growth in this market is driven by:

•	Population demographics—Population growth, an increased focus on chronic diseases and the aging population have increased the market for pharmaceuticals as consumers require a growing number and diversity of prescription and over-the-counter medicines and nutritional supplements, including those that target age-related conditions and illnesses.

•	Globalization and vendor rationalization—Regulatory pressures and increased product quality requirements have encouraged large multinational pharmaceutical and supplement manufacturers to focus their packaging spend on fewer suppliers that can provide consistent service and product quality on a global basis. We believe this trend favors scale players with the capability to support product launches across multiple products and geographies. We expect vendor rationalization to continue as customers seek to contain costs without sacrificing logistical flexibility and product quality.

•	Increasing consumer awareness regarding health and wellness—Manufacturers and marketers of nutritional and dietary supplements are continuously introducing and marketing new product offerings in order to appeal to growing consumer awareness regarding health and wellness and preventative medicine.

•	Growth in drug treatments and availability—The volume of pharmaceutical products available in the market has been expanding for both branded and generic drugs. The demand for generic drugs may accelerate as some branded pharmaceutical products become available in generic formulations after the expiration of patents. While our branded business is set to grow with the overall market, we also expect to benefit from the growth of generic pharmaceuticals.

•	Evolving regulatory standards and regulations—Regulatory standards to improve security and prevent drug counterfeiting as well as provide greater, more accessible disclosure to patients and healthcare providers create a dynamic regulatory environment that requires creative, value-added packaging solutions. For example, the blister packaging market is expected to benefit from the implementation of U.S. Food and Drug Administration regulations requiring all prescribed pharmaceuticals dispensed in hospitals and nursing homes to be packaged in unit dose formats with barcodes in order to reduce dispensing errors. Overall drug spend is also forecast to grow, given recent government legislation and regulation around the Patient Protection and Affordable Care Act.

Multi-Media (11% of LTM March 31, 2016 Acquisition Adjusted Net Sales)

Our multi-media end market net sales is focused on high quality specialty packaging, which often requires quick response, including commemorative and special editions for home videos, recorded music, video games and software. We produce a full line of printed packaging products for leading multi-media companies including folding cartons, booklets, folders, inserts, cover sheets and slipcases, as well as highly customized, graphical and value-added packaging components. We are one of the largest producers of these products in the North American multi-media end market based on sales.

Acquisition Adjusted Net Sales Within Multi-Media End Market	Net Sales to Multi-Media End Market

Note: Fiscal years end on June 30. 2014 is presented on a combined basis, 2015 is presented on an acquisition adjusted pro forma basis and the LTM period is presented on an acquisition adjusted basis. 2015 and the LTM period have been impacted negatively by foreign exchange. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

This market is characterized by:

•	Digital substitution—We believe the combination of our talented sales executives with longstanding customer relationships and our product and operational excellence has allowed us to generate attractive margins and cash flow despite the decline in multi-media packaging demand. The increasing popularity of digital distribution will continue to erode the shipments of physical music and video game and home video units. See “Risk Factors—Risks Related to Our Business—The impact of electronic media and similar technological changes, including the substitution of physical products for digital content, may continue to adversely affect sales in the multi-media end market.” We believe that through our market-leading positions in the multi-media specialty packaging sector we will be able to continue to execute on profitable and opportunistic multi-media packaging business. Moreover, highly anticipated video game launches, such as Grand Theft Auto, and blockbuster movie releases, such as Furious 7, drive increased demand for gaming and home video, respectively, including higher value-add commemorative editions and box sets, and can generate above average growth and profitability.

Our Sales and Marketing

We believe we maintain a world class sales and marketing organization with an ability to grow sales with new and existing customers, as well as cross-sell our comprehensive product offerings. The ability to identify and successfully recruit talented sales and marketing executives has contributed to our ability to achieve accelerated growth rates. Each vertical is led by dedicated sales executives who, in collaboration with our executive team, are responsible for maintaining existing relationships and identifying and pursuing a target account list of potential new customers.

We have a proven ability to provide customized solutions that reduce our customers’ total cost for packaging materials. By seeking out customers who would benefit from value-added solutions, we have been able to consistently expand our customer base and maintain longstanding relationships without competing solely on the basis of price.

Our Customers

We have a broad and diversified customer base. We benefit from longstanding relationships with well-recognized customers in each of our core markets. Our relationships with our top 20 customers exceed 34 years on average with no single customer representing more than 5% of acquisition adjusted pro forma net of sales for the twelve-month period ended June 30, 2015 and our top ten customers accounting for less than 27% of acquisition adjusted pro forma net sales for the same time period.

Our management is highly focused on creating and maintaining strategic partnerships beyond standard transactional customer relationships. Our customer relationships are reinforced by our innovation, consistent high quality products, integrated service offerings, reliable on-time delivery and outstanding customer service.

Our customer relationships are further entrenched by customer audit specifications and regulatory approvals required for packaging suppliers as well as the inherent risk of switching suppliers. Products are typically complex and involve short-run production lengths, while contracts include multiple SKUs with color and design variability. While secondary packaging is a low proportion of end-product cost or price (in healthcare, for example, it is often less than 1% of end-product cost/price), the potential cost of disruption to a packaging line as a result of poor quality products or unstable supply can be significant. Consequentially, end customers are focused on quality and stability of supply.

We maintain multi-year contracts with the majority of our customers with terms of three to four years on average. Consistent with industry practice, we do not typically receive volume commitments from customers, but often have a contractual right to a minimum percentage of a customer’s spend on identified products. We manage the majority of our raw material costs through a combination of market-based pricing and contracted escalators and de-escalators.

LTM Period Top Customer Breakdown

Our Facilities

We own or lease 59 manufacturing facilities and several dedicated sales and design offices in the United States and Europe. Our facility network is strategically located in close proximity to key customers.

Location	Activities	Approximate Square Feet	Owned or Leased
North America
Toronto, Canada	Manufacturing plant	145,000	Owned
Aguascalientes, Mexico	Manufacturing plant	167,000	Owned
Albuquerque, New Mexico, United States	Manufacturing plant	2,500	In Customer Facility
Allegan, MI, United States	Manufacturing plant	38,000	Leased
Carlstadt, NJ, United States	Design center/Sales office	44,000	Leased
Chicago, IL, United States (3 facilities)	Manufacturing plant	214,000	Leased
Dallas, TX, United States	Manufacturing plant	96,660	Leased
Denver, CO, United States	Manufacturing plant	42,000	Leased
Glendale, CA, United States	Design center/Sales office	18,800	Leased
Greensboro, NC, United States	Manufacturing plant	57,000	Owned
Hendersonville, NC, United States	Manufacturing plant	180,000	Owned
Hicksville, NY, United States	Manufacturing plant	76,800	Leased
Holland, MI, United States	Manufacturing plant	9,000	Leased
Holland, MI, United States	Manufacturing plant	66,000	Owned
Idaho Falls, ID, United States	Manufacturing plant	11,200	In Customer Facility
Indianapolis, IN, United States	Manufacturing plant	140,500	Owned
Lansing, MI, United States	Manufacturing plant	350,500	Owned
Lexington, NC, United States	Manufacturing plant	100,000	Owned
Los Angeles, CA, United States	Design center/Sales office	15,000	Leased
Louisville, KY, United States	Manufacturing plant	60,000	Owned
Louisville, KY, United States	Manufacturing plant	111,000	Leased
New York, NY, United States	Executive office	9,772	Leased
Raleigh, NC, United States	Manufacturing plant	75,000	Leased
San Angelo, TX, United States	Manufacturing plant	4,850	In Customer Facility
South Plainfield, NJ, United States	Manufacturing plant	100,000	Leased
Europe
Courcelles, Belgium	Manufacturing plant	2,700	In Customer Facility
Bornem, Belgium	Manufacturing plant	99,000	Owned
Ghent, Belgium	Manufacturing plant	86,000	Owned
Angouleme, France	Manufacturing plant	88,000	Owned
Montargis, France	Manufacturing plant	48,000	Leased
St. Pierre, France	Manufacturing plant	92,000	Owned
Ussel, France	Manufacturing plant	43,000	Owned
Duren, Germany	Manufacturing plant	115,000	Owned
Obersulm, Germany	Manufacturing plant	214,000	Owned
Melle, Germany	Manufacturing plant	129,000	Owned
Stuttgart, Germany	Manufacturing plant	112,000	Owned
Dublin, Ireland	Manufacturing plant	27,000	Leased
Limerick, Ireland	Manufacturing plant	31,000	Owned
Westport, Ireland	Manufacturing plant/Sales office	80,000	Owned
Bialystok, Poland	Manufacturing plant/Design center	127,000	Owned

Location	Activities	Approximate Square Feet	Owned or Leased
Tczew, Poland	Manufacturing plant	79,000	Owned
Oss, The Netherlands	Manufacturing plant	35,000	Leased
Arbroath, United Kingdom	Manufacturing plant	105,000	Leased
Arbroath, United Kingdom	Manufacturing plant	23,000	Owned
Belfast, United Kingdom	Manufacturing plant	125,000	Owned
Bourne, United Kingdom	Manufacturing plant	23,700	Owned
Bradford, United Kingdom	Manufacturing plant	83,000	Owned
Bristol, United Kingdom	Manufacturing plant	17,750	Leased
East Kilbride, United Kingdom	Manufacturing plant/Design center	223,000	Owned
Greenford, United Kingdom	Manufacturing plant	27,000	Leased
Hamilton, United Kingdom	Manufacturing plant	60,000	Leased
Hillington, United Kingdom	Manufacturing plant	22,000	Leased
Leicester, United Kingdom	Manufacturing plant	156,798	Owned
Newcastle, United Kingdom	Manufacturing plant/Design center	183,000	Owned
Nottingham, United Kingdom	Manufacturing plant	107,639	Owned
Portsmouth, United Kingdom	Manufacturing plant	155,000	Owned
Swadlincote, United Kingdom	Logistics center	93,730	Owned
Tewkesbury, United Kingdom	Manufacturing plant	66,000	Leased
Wrexham, United Kingdom	Manufacturing plant/Sales office	45,907	Leased
Asia
Guangzhou, China	Manufacturing plant/Design center	174,000	Owned
Hong Kong, China	Design center/Sales office	2,586	Leased
Kunshan, China (2 facilities)	Manufacturing plant/Sales office	270,000	Leased

We employ a largely integrated, enterprise-wide approach to management of our facilities and fundamental equipment, which enables us to redeploy plant assets and production processes to match customer and profitability objectives. At the same time, facility level specialization of our manufacturing footprint based on customer needs, substrate capabilities and technological offerings allows us to take advantage of enhanced profitability from efficiencies associated with running larger volumes of consistent products at specific locations. Acquired operations also benefit from this approach as business is optimized across the broader facility network incorporating a process of asset redeployment, facility rationalization and targeted capital investment.

Further, we have invested to ensure our facilities provide the scale, geographic coverage, operational flexibility and security of redundant capabilities that sophisticated customers require. Since our inception in 2005, we have pursued a capital investment program, which we believe has provided us with leading technological and operational capabilities and capacity for continued growth. We completed a capital investment program from fiscal year 2012 through fiscal year 2013 that expanded existing co-located facilities, expanded our Poland facility and consolidated two redundant facilities. As a result, our manufacturing platform is well positioned to support the ramp-up of production related to our new business pipeline and continued organic growth. We are able to deliver high quality products and services to our customers by way of the following:

•	Security of Supply—The scale of our multi-site network allows customers to confidently source a large portion of their packaging requirements from us.

•	Fully-Accredited Sites—All our facilities are registered to ISO9000 standards or are cGMP compliant. Many sites conform to relevant market sector standards such as the Pharmaceutical Code of Practice (PS9000), BRC / IoP, HAACP, ISO14001 and 18001.

•	Sites Meet Stringent Customer Requirements—Customer audits are undertaken for supplier approval and quality certifications. These demanding audits are accompanied by continually evolving and increasingly stringent regulatory standards and requirements.

Our Manufacturing

Our manufacturing footprint and dedicated sales force are strategically located in close proximity to our clients, which further enables our ability to manage customers in the region. Through continued capital investment and strategic acquisitions, we have become a leading print-based specialty packaging supplier offering a comprehensive range of technological capabilities to our customers. We have invested in state-of-the-art equipment and are a leader in the three principal specialty printing technologies:

•	Offset lithographic printing—In “offset” printing, rollers apply ink and water to plates which are then transferred to a rubber cylinder that transfers the image onto the paper. The lithographic printing process delivers superior quality graphics and can accommodate a variety of specialty finishes, including foil stamping and embossing. Benefits to offset printing include consistent high image quality and usability on a wide range of printing surfaces. In this process, paper is cut down to sheets (either internally or by outside vendors) and then fed through the printing press.

•	Flexographic printing—In “flexo” printing, inked rubber or plastic plates with a slightly raised image are rotated on a cylinder which transfers the image directly to the substrate. A versatile printing technology, flexography offers a unique blend of high quality graphics on a wide variety of substrates and supports flexible production requirements. In this process, the presses are web-fed or roll-fed, whereby a large roll of paper or paperboard is fed through the press.

•	Digital printing—Digital printing is ideal for short production runs and on-demand printing. Product concepts and design alternatives can be produced quickly on virtually any substrate. This value-added solution helps customers reduce inventory levels and practically eliminate inventory obsolescence.

We have also invested in finishing capabilities that utilize a variety of new technologies and equipment, including cutters, folders, gluers and other specialized equipment that we use to create the final product. Our footprint provides redundant and flexible capabilities that enable us to optimize facility loading to most effectively and efficiently service our customers’ needs.

We believe we also have significant available capacity for continued growth by means of our considerable investments in plant infrastructure and information technology systems. Moreover, our core information technology systems are being progressively updated to provide increased functionality and control.

Further contributing to our success is our creative design and product development expertise. Our products are manufactured with various features and finishes, including lamination, stamping, embossing and foil stamping. In addition, we are able to use our extensive decorative technology capabilities to create iridescent, holographic, textured and dimensional effects to provide differentiated packaging to our customers.

While we have undergone a lot of changes, particularly around the perimeter of our business, we are only part of the way through our operational efficiency journey. Going forward, our key areas of operational focus include:

•	Operational performance improvement—Significant savings could be realized if all sites can be brought up to the average group standard efficiency for key processes. Example areas of focus include machine performance improvements, material yield improvements and improved capacity utilization. For instance, we have yet to realize the full benefits of recent capital expenditures in new presses, which have reduced the number of presses required for the same output and led to lower raw material wastage and direct costs.

•	Additional plant optimization—Addressing underperforming plants with scope for further rationalization. Additionally, benefits from recently completed plant consolidations are still being realized.

•	Attractive capital projects—Achieving efficiencies from a number of recent capital expenditure projects. Additionally, there are numerous identified capital projects not yet implemented with attractive payback periods.

•	Procurement—The procurement function has evolved to a more centralized model globally but has largely focused on key, direct spend items and has yet to tackle its broader indirect purchase envelope which has historically been decentralized with a high number of suppliers to drive further savings.

•	Selling, general and administrative expenses improvement—There has been ongoing focus on reducing selling, general and administrative expenses, for example through further clustering of manufacturing sites, whereby facilities are integrated with common facility management teams as well as shared back office services, to drive cost efficiencies.

Lean manufacturing

We established lean manufacturing principles and have subsequently implemented lean manufacturing across the entire Company, with seven full-time employees dedicated to the implementation of best practices across the Company through the use of lean manufacturing tools. This discipline includes utilizing value stream mapping to identify opportunities for process improvement. We have realized significant benefits from lean manufacturing initiatives including shorter make-ready times, improved production workflow, faster cycle times, expanded capacity and reduced waste. Lean manufacturing benefits are essential components of our ability to compete and deal with the impacts of employee salary increases and raw material price increases. We maintain one of the key principles of lean manufacturing, continuous operational improvement, at the center of our corporate philosophy. As a reflection of this, we have implemented lean manufacturing at all acquired companies and conduct weekly and monthly calls to share best practices across facilities. We rigorously evaluate our manufacturing footprint on an ongoing basis by measuring several key performance indicators, including downtime, make-ready time and run speed, to identify underperforming facilities and ensure that measures are taken to bring them up to our company-wide manufacturing efficiency standards.

Our Suppliers and Raw Materials

Our largest raw material expenses are related to our major product substrates, including paperboard, paper, sheeted plastic and label stock. We also purchase inks, varnishes, coatings, adhesives and corrugated boxes that are used in the manufacturing process. We have a centralized purchasing function that allows us to leverage our growing scale to achieve competitive material pricing. Further, we have consistently used our scale to lower input costs at acquired businesses.

We utilize a diversified and global sourcing model with the ability to procure each key substrate from a variety of sources. We price non-contractual business based on prevailing raw material costs, which we believe mitigates the impact of rising input prices. All primary materials are available from multiple suppliers and we have not experienced any material disruptions in our ability to procure key inputs. We have been able to effectively manage raw material costs since our founding, including during periods of rapidly escalating commodity prices, either through contractual pass-through mechanisms or transactional business.

Seasonality

Net sales in our geographical segment markets are somewhat seasonal, with consumer and multi-media market net sales higher in the first and second quarter of the fiscal year due to the need to satisfy holiday-related packaging needs of our customers. Cash flow in our business is also seasonal, with sources of working capital generally provided in the second and fourth fiscal quarters, and investments in working capital in the first and third fiscal quarters.

Research and Development

We employ ten professionals in Europe and the United States to work on new technological developments and customer-focused solutions. The trademarked technologies employed by MPS were developed internally by MPS, and continue to be refined to provide more value-add to our customers. We also focus on the creation of compliance packaging for the healthcare industry, and we have successfully launched a number of products that are extensively used by our healthcare customers.

Intellectual Property and Licenses

Although our business is not dependent to any significant extent upon any single or related group of intellectual property, we have registered intellectual property in the United States and in a number of foreign jurisdictions. In addition, we have a book of copyrights. Further, we do not believe our licenses to third-party intellectual property are significant to our business other than licenses to commercially available third-party software.

Our Employees

As of March 31, 2016, we employed approximately 8,800 people, of which approximately 3,400 are located in North America, 4,500 are located in Europe and the remainder are located in Asia. The majority of our workforce is non-union; however, we participate in multiple collective bargaining agreements with various unions, which provide specified benefits to certain union employees. Approximately 7% of our employees in North America and approximately 73% of our employees in Europe are members of a union or works council or otherwise covered by labor agreements. The collective bargaining contract agreements with our North American unions are set to expire in 2017, at which time we expect to negotiate a renewal of the agreements.

Health, Safety and Environmental Matters and Governmental Regulation

Our business and facilities are subject to a wide range of federal, state, local and foreign general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, management and disposal of regulated materials and site remediation. Certain of our operations require environmental permits or other approvals from governmental authorities, and certain of these permits and approvals are subject to expiration, denial, revocation or modification under various circumstances. We are also subject to frequent inspections and monitoring by government enforcement authorities. Compliance with these laws, regulations, permits and approvals is a significant factor in our business. We incur, from time to time, and may incur in the future, significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws, regulations, permits and approvals. Our failure to comply with applicable environmental laws and regulations or permit or approval requirements could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions or costs, which could have a material adverse effect on our business, financial condition and operating results.

In addition, as an owner and operator of real estate, we may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability and natural resource damages, relating to past or present releases or threats of releases of regulated materials at, on, under or from our properties. Liability under these laws may be imposed without regard to whether we knew of or were responsible for, the presence of those materials on our property, may be joint and several, meaning that the entire liability may be imposed on each party without regard to contribution, and retroactive and may not be limited to the value of the property. In addition, we or others may discover new material environmental liabilities, including liabilities related to third-party owned properties that we or our predecessors formerly owned or operated, or at which we or our predecessors have disposed of, or arranged for the disposal of, certain materials.

We may be involved in administrative or judicial proceedings and inquiries in the future relating to such environmental matters, which could have a material adverse effect on our business, financial condition and operating results.

New environmental laws or regulations (or changes in existing laws or regulations or their enforcement) may be enacted that require significant expenditures by us. If the resulting expenses significantly exceed our expectations, our business, financial condition and operating results could be materially and adversely affected.

We are also subject to various federal, state, local, and foreign requirements concerning safety and health conditions at our manufacturing facilities. We may also be subject to material financial penalties or liabilities for non-compliance with those safety and health requirements, as well as potential business disruption, if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any significant injury or any non-compliance with applicable requirements. Such financial penalties or liabilities or business disruptions could have a material adverse effect on our business, financial condition and operating results.

Our manufacturing facilities are run in compliance with the rules and requirements set forth by the U.S. Food and Drug Administration and the U.S. Occupational Safety and Health Administration. We believe that our manufacturing facilities are in compliance, in all material respects, with these laws and regulations.

We are committed to ensuring that safe operating practices are established, implemented and maintained throughout our organization. In addition, we have instituted active health and safety programs throughout our company.

Legal Proceedings

We are from time to time party to legal proceedings that arise in the ordinary course of business. We are not involved in any litigation other than that which has arisen in the ordinary course of business. We do not expect that any currently pending lawsuits will have a material effect on us. See “Risk Factors—Risks Related to Our Business—We are subject to litigation in the ordinary course of business, and uninsured judgments or a rise in insurance premiums may adversely impact our results of operations.”

MANAGEMENT

The following table provides information regarding our executive officers and our Board of Directors:

Name	Age	Position
Marc Shore	61	Chief Executive Officer and Director
Dennis Kaltman	51	President
Rick Smith	47	Executive Vice President
William H. Hogan	57	Chief Financial Officer and Executive Vice President
Ross Weiner	38	Vice President — Finance, Chief Accounting Officer
Zeina Bain	38	Director
George Bayly	73	Director
Richard H. Copans	39	Director
Eric Kump	46	Director
Gary McGann	65	Director
Thomas S. Souleles	47	Director
Jason J. Tyler	44	Director

Marc Shore, Chief Executive Officer and Director. Mr. Shore joined MPS in March 2005. Mr. Shore has 38 years of experience in the print-based specialty packaging industry. Prior to joining MPS, Mr. Shore was CEO of Shorewood Packaging, which grew under his direction from $72 million in sales to $680 million, becoming one of the largest independent packaging companies in North America at that time. Mr. Shore led Shorewood through a successful initial public offering in 1986 and for 14 years as a public company, before its sale to International Paper (“IP”). Following IP’s acquisition of Shorewood in 2000, Mr. Shore continued as President of the business and as a corporate officer of IP until 2004. Mr. Shore received his B.S. in business administration from Boston University. Our Board of Directors has concluded that Mr. Shore should serve as a director because of his leadership role with our company and his extensive experience in and knowledge of the packaging industry.

Dennis Kaltman, President. Mr. Kaltman joined MPS in July 2005. Mr. Kaltman has more than 20 years of experience in the print-based specialty packaging industry. Prior to joining MPS, Mr. Kaltman served as Senior Vice President of IP’s Home Entertainment Packaging Division. Before joining IP, Mr. Kaltman was Senior Vice President of Shorewood Packaging from 1998 to 2000 and was Senior Vice President of Queens Group from 1990 to 1998. Queens Group was acquired by Shorewood Packaging in 1998. Mr. Kaltman and Mr. Shore have worked together for 17 years. Mr. Kaltman received his B.A. in political science from Northwestern University and his M.B.A. from Columbia University.

Rick Smith, Executive Vice President. Rick Smith joined MPS in 2014 after the consummation of the Chesapeake Transaction. Mr. Smith has more than 20 years of experience in the print and packaging sector. Prior to joining MPS, Mr. Smith served as Chief Financial Officer for Chesapeake and had been with the company for 18 years. Mr. Smith received his ACMA from the University of Derby and his DMS from Nottingham Trent University.

William H. Hogan, Chief Financial Officer and Executive Vice President. Mr. Hogan joined MPS in February 2006. Mr. Hogan has 30 years of experience in the print and packaging industry. Prior to joining MPS, Mr. Hogan spent one year with Computer Associates International as Senior Vice President of Finance. Before joining Computer Associates, Mr. Hogan served as Chief Financial Officer of IP Europe from 2001 to 2004. Before joining IP, Mr. Hogan served in various finance capacities at Shorewood from 1995 to 2000 and as Chief Financial Officer from 2000 to 2001. Prior to that, Mr. Hogan was a professional at Deloitte. Mr. Hogan has worked with Mr. Shore for more than 30 years, both at Deloitte and Shorewood, and with Mr. Kaltman for more than 10 years. Mr. Hogan is a Certified Public Accountant. Mr. Hogan received his B.S. in accounting from the State University of New York at Geneseo.

Ross Weiner, Vice President — Finance, Chief Accounting Officer. Mr. Weiner joined MPS in February 2016. Prior to joining MPS, Mr. Weiner served as Vice President — Chief Accounting Officer for The Hain Celestial

Group, Inc. (“Hain”), a manufacturer, marketer and distributor of organic and natural products. Before joining Hain, Mr. Weiner was a Senior Manager at Ernst & Young from 1999 to 2011. Mr. Weiner received his B.S. in Accounting from the State University of New York at Geneseo.

Zeina Bain, Director. Ms. Bain is a Managing Director at Carlyle and she advises on European buyout opportunities. Prior to joining Carlyle in 2001, Ms. Bain was an associate at European Digital Capital, a technology venture capital fund, and she also previously worked as an investment banking analyst in the emerging markets group at Merrill Lynch. Ms. Bain received her B.A. in philosophy, politics and economics from Oxford University. Ms. Bain is an observer on the Board of Directors of Axalta Coating Systems Limited and formerly served on the boards of directors of AZ Electronic Materials, Britax Childcare, Firth Rixson and RAC Limited, among others. Our Board of Directors has concluded that Ms. Bain should serve as a director because she brings extensive experience regarding the management of public and private companies and has significant core business skills, including financial and strategic planning.

George Bayly, Director. Mr. Bayly currently serves as principal of Whitehall Investors, LLC, a consulting and venture capital firm, having served in that role since August 2008. Mr. Bayly served as Chairman and Chief Executive Officer of Altivity Packaging LLC, a maker of consumer packaging products and services, from September 2006 to March 2008. He also served as Co-Chairman of U.S. Can Corporation from 2003 to 2006 and Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Prior to joining Packaging Corporation of America, Mr. Bayly served as a Lieutenant Commander in the United States Navy. Mr. Bayly currently serves on the Board of Directors of ACCO Brands Corporation and Treehouse Foods, Inc. and formerly served on the board of directors of Graphic Packaging Holding Co. Mr. Bayly holds a B.S. from Miami University and an M.B.A. from Northwestern University. Our Board of Directors has concluded that Mr. Bayly should serve as a director because of his experience as a former executive of numerous packaging companies and his extensive understanding of the operational, financial and strategic issues facing public and private companies.

Richard H. Copans, Director. Mr. Copans is a Managing Director at Madison Dearborn concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn in 2005, Mr. Copans was an analyst with Thomas H. Lee Partners and Morgan Stanley & Co. Mr. Copans received his A.B. in economics from Duke University and his M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management. Mr. Copans formerly served on the boards of directors of BWAY Holding Company, Schrader International and Yankee Candle Company, Inc. Our Board of Directors has concluded that Mr. Copans should serve as a director because he brings, among other things, extensive financial and management expertise and experience, extensive knowledge of and experience in the packaging industry and manufacturing sector and general business and financial acumen.

Eric Kump, Director. Mr. Kump became a director in June 2015. Mr. Kump is a Managing Director at Carlyle with responsibility for coverage of the U.K. market. Prior to joining Carlyle in 2010, Mr. Kump was a Managing Director and head of the London-based private equity team of Dubai International Capital (“DIC”). While at DIC, he was on the board of various investments including Alliance Medical, Almatis, Travelodge, Mauser Group and Merlin Entertainments Group. Prior to that, he was a Managing Director with Merrill Lynch Global Private Equity (“MLGPE”), where he was a member of the investment committee and a director of numerous portfolio companies. While at MLGPE, he focused on investments in a range of industries, including financial services, consumer, distribution, industrial and healthcare. Mr. Kump received his B.A. in finance and accounting from Pace University and his M.B.A. from Harvard Business School. Mr. Kump currently sits on the board of directors of Integrated Dental Holdings Limited. Our Board of Directors has concluded that Mr. Kump should serve as a director because he brings extensive experience regarding the management of public and private companies and has significant core business skills, including financial and strategic planning.

Gary McGann, Director. Mr. McGann was previously Chief Executive Officer of the Smurfit Kappa Group from 2002 until his retirement in 2015 and President and Chief Operations Officer of the Smurfit Group from 2000 to 2002. He joined the Smurfit Group in 1998 as Chief Financial Officer. He has held a number of senior positions in both the private and public sectors over the previous 20 years, including Chief Executive of Gilbeys of Ireland Group and Aer Lingus Group plc. He is Chairman of Paddy Power plc and Aon Ireland, a non-executive Director of the Smurfit Kappa Group, Green REIT plc and the Irish Business Employers Confederation, a former member of the European Round Table of Industrialists and Chairman of the Confederation of European Paper Industries. Mr. McGann obtained a B.A. from University College Dublin and holds a M.S. degree in Management Science. He is a Fellow of the Institute of Certified Accountants (FCCA) and an Honorary Fellow of the National College of Ireland. Our Board of Directors has concluded that Mr. McGann should serve as a director because of his experience in and knowledge of the packaging industry and his extensive understanding of the operational, financial and strategic issues facing public and private companies.

Thomas S. Souleles, Director. Mr. Souleles became a director in June 2015. Mr. Souleles is a Managing Director at Madison Dearborn concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn in 1995, Mr. Souleles was with Wasserstein Perella & Co., Inc. Mr. Souleles received his A.B. in The Woodrow Wilson School of Public and International Affairs from Princeton University, his J.D. from Harvard Law School and his M.B.A. from the Harvard Graduate School of Business Administration. Mr. Souleles currently sits on the boards of directors of Packaging Corporation of America and Children’s Hospital of Chicago Medical Center, and on the board of trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter. Our Board of Directors has concluded that Mr. Souleles should serve as a director because he brings, among other things, extensive financial and management expertise and experience, extensive knowledge of and experience in the packaging industry and basic industries sector and general business and financial acumen.

Jason J. Tyler, Director. Mr. Tyler became a director in January 2016. Mr. Tyler is the Global Head of the Institutional Group at Northern Trust Asset Management (“Northern Trust”) with oversight of institutional sales, client relationship management and advisory services, including the Outsourced Chief Investment Officer and Defined Contribution practices. Previously, Mr. Tyler was the Head of Corporate Strategy at Northern Trust. Mr. Tyler received his A.B. in Political Science from Princeton University and his M.B.A. from the University of Chicago Booth School of Business. Mr. Tyler currently sits on the boards of directors of Advance Illinois, Northwestern Memorial Hospital Foundation, One Million Degrees and the Joffrey Ballet. Our Board of Directors has concluded that Mr. Tyler should serve as a director because of his extensive understanding of the operational, financial and strategic issues facing public and private companies.

Controlled Company

For purposes of the rules of the NYSE, we are and upon consummation of this offering expect to continue to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Affiliates of Carlyle and Madison Dearborn collectively control, and after the completion of this offering, we expect will collectively continue to control more than 50% of the combined voting power of our common shares, with the right to designate a majority of the members of our Board of Directors for nomination for election and the voting power to elect such directors. Accordingly, we currently take advantage of certain exemptions from corporate governance requirements provided in the rules of the NYSE, and we intend to continue to take advantage of these exemptions from corporate governance requirements for so long as we continue to be a controlled company. Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees. Therefore, we do not have a majority of independent directors, our nominating and corporate governance and compensation committees do not consist entirely of independent directors and such committees are not be subject to annual performance evaluations; accordingly, our shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the NYSE rules. The controlled company exemption does not modify the independence requirements for the audit committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act and the NYSE rules with respect to audit committee independence.

Board of Directors Composition

Our Board of Directors currently consists of eight members. Mr. Shore is our Chairman of the Board of Directors. The exact number of members on our Board of Directors may be modified from time to time by the Board of Directors and the Board of Directors may fill any vacancies subject to the terms of our shareholders’ agreement. Our Board of Directors is divided into three classes whose members serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

At each annual meeting of shareholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of shareholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

We entered into a shareholders’ agreement with affiliates of Carlyle and Madison Dearborn upon the effectiveness of the registration statement that was filed in connection with our IPO. Pursuant to the shareholders’ agreement, affiliates of Carlyle and Madison Dearborn each have the right to designate two of our eight directors. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.”

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Board of Directors Committees

Our Board of Directors directs the management of our business and affairs and conducts its business through its meetings and three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. In addition, from time to time, other committees may be established under the direction of our Board of Directors when necessary or advisable to address specific issues.

Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates under a charter that has been approved by our Board of Directors. A copy of each of the audit committee, compensation committee and nominating and corporate governance committee charters is available at http://www.ir.multipkg.com/. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein.

Audit Committee

Our audit committee, which consists of Messrs. McGann (Chairman), Bayly and Tyler, is responsible for, among its other duties and responsibilities, assisting our Board of Directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

Our Board of Directors has determined that Messrs. McGann, Bayly and Tyler are each an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE. Our Board of Directors has also determined that Messrs. McGann, Bayly and Tyler are independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE standard, for purposes of the audit committee. All members of our audit committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Compensation Committee

Our compensation committee, which consists of Messrs. Kump (Chairman), Bayly and Souleles, is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our Chief Executive Officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, which consists of Messrs. Copans (Chairman), Shore and McGann, is responsible for, among its other duties and responsibilities, identifying and recommending candidates to our Board of Directors for election to our Board of Directors, reviewing the composition of members of our Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us and overseeing our Board of Directors’ and its committees’ evaluations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2015, our Board of Directors did not have a compensation committee. In connection with our IPO, our Board of Directors created a compensation committee, which consists of Messrs. Kump (Chairman), Bayly and Souleles. None of the members of our compensation committee is currently one of our officers or employees. Mr. Kump and Ms. Bain are employed by Carlyle, and Messrs. Copans and Souleles are employed by Madison Dearborn. Carlyle and Madison Dearborn are each a party to our shareholders’ agreement. See “Certain Relationships and Related Party Transactions.” In addition, during the fiscal year ended June 30, 2014, we paid Carlyle a one-time fee in the amount of $5.0 million upon consummation of the Merger for transactional advisory and other services pursuant to a consulting services agreement between us and Carlyle. See “Certain Relationships and Related Party Transactions—Consulting Services Agreement with Carlyle.” During the fiscal year ended June 30, 2015, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee.

Code of Conduct and Business Ethics

We adopted a Code of Conduct and Business Ethics that applies to all of our directors and employees, including our executive officers. A copy of the Code of Conduct and Business Ethics is available on our website and will also be provided to any person without charge. Requests should be made in writing to Investor Relations, Multi Packaging Solutions International Limited, 150 E 52nd St, 28th Floor, New York, New York 10022 or by telephone at (646) 885-0157.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview and analysis of the elements of the Company’s compensation program for our named executive officers identified below (the “NEOs”), the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis and the material factors considered in making those decisions. For the fiscal year ended June 30, 2015, our NEOs were:

•	Marc Shore, Chief Executive Officer;

•	William Hogan, Executive Vice President & Chief Financial Officer;

•	Dennis Kaltman, President;

•	Rick Smith, Executive Vice President; and

•	Mike Cheetham, Former President – Healthcare Packaging.

Compensation Philosophy

The Company’s overall executive compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with the Company’s success and their contribution to that success. The Company believes compensation should be structured to encourage “pay for performance” and to ensure that a significant portion of the compensation opportunity will be related to factors that are intended to directly and indirectly influence shareholder value. Accordingly, the Company sets goals designed to link each NEO’s compensation to the Company’s performance. Consistent with our performance-based philosophy, compensation for our NEOs includes a significant incentive-based component, which includes variable cash awards under our annual incentive bonus program based on the financial performance of the Company and individual performance objectives. Further, the NEOs generally maintain equity awards in the Company or one of its affiliates to align our NEOs’ interests with our long-term performance. The total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance to align the interests of management with shareholders. The variable annual cash incentive award and the equity awards are designed to provide that total compensation reflects the overall success or failure of the Company and to motivate the NEOs to meet appropriate performance measures, thereby maximizing total return to shareholders.

Elements of Compensation

The primary elements of our executive compensation program and the objectives that correspond to each such element are summarized in the following table:

Compensation Element	Objectives
Base salary	To provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities and to attract and retain individuals with superior talent.

Annual performance-based cash incentives	To promote the Company’s near-term performance objectives and reward individual contributions to the achievement of those objectives (including certain integration objectives following the merger of the Mustang and Chesapeake businesses).

Compensation Element	Objectives
Long-term equity incentive awards (1)	To emphasize the Company’s long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance benefits (2)	To encourage the continued attention and dedication of the applicable executives and to focus their attention on the Company’s ongoing business.

Retirement savings	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to the Company.

(1)	Currently, our NEOs hold equity awards in the Company or one of its affiliates. While we did not issue any equity compensation awards to the NEOs in the fiscal year ended June 30, 2015, the Company intends to issue equity incentive awards in the future.
(2)	Other than certain equity vesting that applies to other NEOs, Messrs. Shore and Smith are currently the only NEOs who are entitled to severance benefits upon termination of employment. See the section entitled “Potential Payments upon Termination or Change in Control” for further details regarding this severance eligibility.

Determination of Compensation

In support of our compensation philosophy, our overall executive compensation program, including the elements described above, is generally designed to be flexible rather than formulaic. Prior to our IPO, including with respect to compensation for the fiscal year ended June 30, 2015, the board of directors of MPS Holdings had primary authority to determine and approve compensation decisions. Historically, the board of directors of MPS Holdings has determined overall NEO compensation, and its allocation among the elements described above, in reliance upon the judgment and general industry knowledge of its members obtained through years of service with comparably sized companies in our and similar industries. Further, to aid the board of directors of MPS Holdings in making its determinations, our Chief Executive Officer historically has provided recommendations regarding the compensation of all officers, excluding himself. Following our initial public offering, the duties of the board of directors of MPS Holdings with respect to determination of compensation awards has generally been delegated to our compensation committee.

The compensation decisions for the NEOs in fiscal 2015 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis. All references to the “Board of Directors” in this Compensation Discussion and Analysis shall mean the board of directors of MPS Holdings with respect to compensation prior to the initial public offering and our Board of Directors or compensation committee, as applicable, after the initial public offering.

Base Salaries

Our NEOs receive a base salary to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive officer’s skill set, experience, role and responsibilities. Base salaries for our NEOs have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

The board of directors of MPS Holdings increased the base salaries for our NEOs for the fiscal year ended June 30, 2015 based on, among other things, increased responsibility due to the combination with Chesapeake and market adjustments. The base salaries for our NEOs for the fiscal year ended June 30, 2015 and the percentage increase in the base salaries as compared to the fiscal year ended June 30, 2014 are set forth in the following table:

Name	2015 Base Salary ($)		Percentage Increase from 2014 Base Salaries (%)
Marc Shore	1,087,738		2.0
William Hogan	370,005		6.7
Dennis Kaltman	450,000		7.1
Rick Smith	287,270	(1)(2)	2.8
Michael Cheetham	263,091	(3)	n/a

(1)	Amount reflects his base salary, converted to U.S. dollars at a conversion rate of U.S. $1.5791 per 1.00 British pound sterling (which reflects the average exchange rate during the fiscal year ended June 30, 2015).
(2)	Mr. Smith’s base salary was increased to approximately $292,134, effective as of December 1, 2014.
(3)	Mr. Cheetham’s employment with the Company terminated on December 31, 2014. Amount reflects his base salary through the termination of his employment, converted to U.S. dollars at a conversion rate of U.S. $1.5822 per 1.00 British pound sterling (which reflects the average exchange rate during the nine months ending March 31, 2015).

Annual Performance-Based Cash Compensation

The Company believes that the payment of annual, performance-based cash compensation provides incentives necessary to retain executive officers and reward them for short-term company performance. Each NEO is eligible to receive an annual performance-based cash bonus based on achievement of performance goals developed by the Board of Directors at the beginning of each year with input from our Chief Executive Officer. Each NEO has a target annual bonus award amount, expressed as a percentage of the NEO’s base salary. As soon as practical after the year is completed, the Board of Directors reviews actual performance against the stated goals and determines subjectively what it believes to be the appropriate level of cash bonus, if any, for the NEOs. None of our NEOs has a guaranteed minimum annual performance bonus, though Mr. Smith’s employment agreement provides for a target bonus opportunity equal to 40% of his base salary. The maximum and minimum portions of target awards, if any, payable under the plan may vary from year to year and are set at levels that the Company determines are necessary to maintain competitive compensation practices and properly motivate our NEOs by rewarding them for the Company’s annual performance and their contributions to that performance.

Manager Incentive Plan

The NEOs generally participated in our Manager Incentive Plan (the “MIP”) for the year ended June 30, 2015, which provides for annual, performance-based cash bonuses in the event certain specified performance measures are achieved, subject to certain adjustments to reflect the NEOs’ roles within the Company. For our year ended June 30, 2015, awards paid under the MIP to the NEOs were based upon the Adjusted EBITDA. The Company believes that this performance objective incentivizes the NEOs to reach the Company’s short-term goals and increase shareholder value. The target Adjusted EBITDA equaled approximately $241 million. Under the terms of the MIP, Messrs. Shore, Hogan, Kaltman and Smith had target bonus amounts equal to $200,000, $370,005, $450,000 and $114,908, respectively. The MIP did not contemplate any minimum or maximum bonus amounts. Each of the NEOs had the ability to earn more or less than their target bonus amounts for over performance or under performance, as determined with reference to Adjusted EBITDA performance goals.

Based on Adjusted EBITDA equal to approximately $244 million (and after taking into consideration Mr. Shore’s recommendations regarding the other NEOs), the board of directors of MPS Holdings approved bonus payments to Messrs. Shore, Hogan, Kaltman and Smith in amounts equal to $700,000, $390,000, $490,000 and $124,101, respectively. The actual award amounts earned by our NEOs for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table below. For purpose of the MIP, “EBITDA” consists of net income (loss) attributable to MPS Limited before interest, taxes, depreciation and amortization and “Adjusted EBITDA” consists of EBITDA adjusted for transaction costs, management fees, stock based and deferred compensation, multi-employer plan exits, debt extinguishment costs, amortization of inventory step-up, restructuring charges, (gain)/loss on sale of fixed assets, contract start-up costs and amortization costs, legal settlements, impairment charges and items that form part of other income/(expense).

Integration Bonus Plan

In addition, our NEOs, together with other members of management, were eligible to receive bonuses based on their performance in connection with the integration of the Mustang and Chesapeake businesses following the Merger. Such bonuses were based on the level of cost savings earned or expected in relation to, among other things, people costs, purchasing, plant closures and other selling, general and administrative costs, exceeding $23.5 million. Under the integration bonus plan, Messrs. Shore, Hogan, Kaltman and Smith had target bonus amounts equal to $200,000, $370,005, $450,000 and $175,000, respectively. The cost savings earned or expected through the end of fiscal year ended June 30, 2015, exceeded the target amount and, therefore, Messrs. Shore, Hogan, Kaltman and Smith became entitled to $600,000, $420,000, $510,000 and $219,737, respectively. Such bonuses were paid in two equal installments in August 2015 and January 2016. The payment to Mr. Smith was paid in British pound sterling and the amount in U.S. dollars above reflects such payment converted at a conversion rate of U.S. $1.5791 per 1.00 British pound sterling (which reflects the average exchange rate during the fiscal year ended June 30, 2015).

The actual amounts that our NEOs received under the integration bonus program are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table below.

Long-Term Equity Incentive Awards

We believe that providing a portion of our NEOs’ total compensation in the form of equity-based awards encourages responsible and profitable growth, encourages executive retention, promotes a long-term focus and aligns executive and shareholder interests. The NEOs, together with other members of management, have generally received one-time equity compensation awards from affiliates of the Company on or about the time of the Madison Dearborn Transaction or Carlyle’s investment in Chesapeake, as applicable. As a result, the Company has not historically made any direct, annual or regular equity grants to our NEOs or other employees and none of our NEOs were granted equity-based awards during fiscal year 2015. In connection with the initial public offering, we adopted the 2015 Plan to facilitate the grant of equity-based incentives to our directors, employees (including our NEOs) and consultants, and to enable the Company to obtain and retain the services of these individuals. On a going forward basis, we expect to make annual equity awards to our NEOs in connection with our compensation program.

Mustang Equity Interests

Messrs. Shore, Hogan and Kaltman previously received or purchased certain incentive units and common units in Holdings in connection with the Madison Dearborn Transaction and the combination with Chesapeake. Messrs. Shore, Hogan and Kaltman each pledged their respective common units as collateral for a promissory note in favor of Mustang Intermediate Investments S.à r.l., a wholly-owned subsidiary of Holdings, and, in connection with the initial public offering, the promissory notes were fully repaid. The Company has not arranged or otherwise been materially involved in any aspect of these promissory notes. The incentive and common units vested in full upon consummation of the initial public offering and, after repayment of the promissory notes and sale of certain common shares held by Holdings, currently represent a percentage interest in Holdings equal to approximately 5.74%, 1.41% and 2.05%, respectively, for each of Messrs. Shore, Hogan and Kaltman. Refer to the “Outstanding Equity Awards at 2015 Fiscal Year-End” table for a description of the incentive units and common units held by Messrs. Shore, Hogan and Kaltman prior to the consummation of the initial public offering.

Chesapeake Equity Interests

Certain of the NEOs also received equity interests in Chesapeake Holdings Ltd. (formerly known as Chase Topco Ltd.) (such equity interests, the “Class A Units”) in connection with or prior to the initial public offering, either directly in the form of A Ordinary Shares in Chesapeake Holdings Ltd. or indirectly in the form of Class A Limited Partner Interests in Chase Manco, L.P., a holder of A Ordinary Shares in Chesapeake Holdings Ltd.

Messrs. Smith and Cheetham received Class A Units prior to or in connection with the combination transaction between Chesapeake and Mustang. Sixty percent (60%) of these Class A Units were generally subject to time-based vesting over the two-year period commencing in October 2013, with 2.5% vesting monthly. Forty percent (40%) of these Class A Units were subject to vesting upon an exit event (including an initial public offering). The Class A Units vested in full upon consummation of the initial public offering and Messrs. Smith and Cheetham received 350,737 and 233,887, respectively, of our common shares in respect of their Class A Units (after taking into account the transfer of Class A Units by Mr. Cheetham to other members of management prior to the initial public offering (including 13,250 Class A Units transferred to Mr. Smith)). Refer to the “Outstanding Equity Awards at 2015 Fiscal Year-End” table for a description of the Class A Units held by Messrs. Smith and Cheetham prior to the consummation of the initial public offering.

Messrs. Shore and Kaltman received Class A Units prior to the consummation of the initial public offering. These Class A Units were subject to the same vesting requirements set out above in respect of the Class A Units held by Messrs. Smith and Cheetham. The Class A Units vested in full upon consummation of the initial public offering and Messrs. Shore and Kaltman became beneficially entitled to 55,031 each of our common shares in respect of their Class A Units.

Retirement Plans, Perquisites, and Other Elements of Compensation

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. In particular, we provide Mr. Shore with certain split dollar life insurance benefits. Messrs. Shore, Kaltman and Hogan are also provided with certain automobile allowances and employer matching contributions under our qualified retirement plan. Further, Messrs. Smith and Cheetham participate in one of our UK defined benefit pension plans, the Field Group Pension Plan (the “FGPP”), and are provided with an employer contribution (including a retirement supplement) to our UK defined contribution pension plan and an automobile allowance. In 2015, we provided each of the NEOs with the following perquisites and other compensation at the following cost to the Company:

Perquisite or Other Compensation	Marc Shore	William Hogan	Dennis Kaltman	Rick Smith		Mike Cheetham
Split dollar life insurance ($)	40,000	—	—	—		—
Automobile allowance ($)	6,750	3,354	6,638	14,496		11,867
Employer pension contribution ($)	7,800	7,947	8,246	29,718	(1)	44,329	(1)
Private Health Insurance ($)	—	—	—	1,429		590
Severance ($)	—	—	—	—		1,148,029
Total ($)	54,550	11,301	14,884	45,643		1,204,815

(1)	Represents (a) an employer contribution to the FGPP for Messrs. Smith and Cheetham equal to $24,453 and $22,862, respectively, and (b) an employer contribution to the applicable defined contribution plan for Messrs. Smith and Cheetham equal to $8,423 and $21,467, respectively.

None of our NEOs receives any tax gross up in connection with our provision of any perquisites or personal benefits. Further, we do not maintain any non-qualified deferred compensation plans or other special or supplemental executive retirement programs.

Employment and Severance Arrangements

The Board of Directors considers the maintenance of a sound management team to be essential to protecting and enhancing the best interests of the Company. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with the Company may result in the departure or distraction of management personnel to the detriment of the Company. Accordingly, the Company (directly or through one of its subsidiaries or affiliates) has entered into employment agreements with each of Mr. Shore, our current Chief Executive Officer, and Mr. Smith, one of our Executive Vice Presidents, to encourage their continued attention and dedication and to allow them to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment. Each contract generally addresses roles and responsibilities, certain minimum levels of compensation, and rights to compensation and/or benefits upon termination of employment (if any). Further, each contract provides for certain restrictions on competition and solicitation of employees and/or customers, which the Board of Directors believes is in the best interests of the Company. For a description of the existing employment agreements with Messrs. Shore and Smith and certain rights and payments thereunder, see the sections entitled “Employment and Separation Agreements” and “Potential Payments upon Termination or Change in Control” below.

Tax Considerations

As a general matter, our Board of Directors and the compensation committee review and consider the various tax and accounting implications of compensation programs we utilize.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer or an individual acting in such a capacity and the three other most highly compensated executive officers (excluding the chief executive officer or the chief financial officer) unless certain performance and other requirements are met. Our intent is to design and administer executive compensation programs in a manner that will allow us to preserve the deductibility of compensation paid to our NEOs (if determined appropriate). Further, we intend to comply with applicable laws in order to rely on the transition rules under Section 162(m) for newly public companies. Notwithstanding the foregoing, while it is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions, the Company will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m).

Compensation Risk Assessment

Company management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the Company. No such plans or practices were identified. The compensation committee has reviewed and agrees with management’s conclusion.

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the fiscal years ended June 30, 2015 and June 30, 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Marc Shore	2015	1,087,738			1,300,000	(2)			54,550		2,442,288
Chief Executive Officer	2014	1,066,410	2,730,000(1)	2,418,390(1)	600,000	(2)			4,804,751	(3)	11,619,551

William Hogan	2015	370,005			810,000	(2)			11,301		1,191,306
Executive Vice President & Chief Financial Officer	2014	346,706	980,000(1)	868,140(1)	330,000	(2)			405,207	(3)	2,930,053

Dennis Kaltman	2015	450,000			1,000,000	(2)			14,884		1,464,884
President	2014	420,250	1,575,000(1)	1,395,225(1)	400,000	(2)			413,329	(3)	4,203,804

Rick Smith Executive Vice President (4)	2015	287,270			343,837		231,348	(5)	45,643		908,098

Mike Cheetham	2015	263,091					201,938	(5)	1,204,815		1,669,304
Former President – Europe (6)

(1)	Amounts reflect the grant date fair value of the incentive units and restricted common units in Holdings computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, rather than the amounts paid to or realized by the applicable NEO. The assumptions used in the valuation of such units are set forth in Note 20 to the audited consolidated financial statements of MPS Limited appearing elsewhere in this prospectus. We believe that, despite the fact that the incentive units in Holdings do not require the payment of an exercise price, they are most similar economically to stock options and, as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K under the Securities Act as an instrument with an “option-like feature” and are thus reflected in the “Option Awards” column.
(2)	Amounts set forth in this column with respect to the fiscal years ended June 30, 2015 and June 30, 2014, respectively, reflect annual cash bonus compensation earned with respect to fiscal years ended June 30, 2015 and June 30, 2014, respectively, and paid in fiscal years ended June 30, 2016 and June 30, 2015, respectively.
(3)	Amounts include change in control bonuses paid to Messrs. Shore, Hogan and Kaltman in connection with the consummation of the Madison Dearborn Transaction. Such change in control bonuses for Messrs. Shore, Hogan and Kaltman equaled $1,967,147, $396,151 and $399,883, respectively.
(4)	Amounts paid to Mr. Smith were paid in British pound sterling. Such payments were converted to U.S. dollars at a conversion rate of U.S. $1.5791 per 1.00 British pound sterling (which reflects the average exchange rate during the fiscal year ended June 30, 2015).
(5)	Represents the aggregate change in the actuarial present value of the NEO’s accumulated benefit under the FGPP and, for Mr. Chatham, the CPP.
(6)	Amounts paid to Mr. Cheetham were paid in British pound sterling. Such payments were converted to U.S. dollars at a conversion rate of U.S. $1.5822 per 1.00 British pound sterling (which reflects the average exchange rate during the nine months ended March 31, 2015).

Grants of Plan-Based Awards for 2015

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)		Maximum ($)
Marc Shore		200,000	(1)	(2)
		200,000	(3)
William Hogan		370,005	(1)
		370,005	(3)
Dennis Kaltman		450,000	(1)
		450,000	(3)
Rick Smith		114,908	(1)
		175,000	(3)
Mike Cheetham (4)		n/a

(1)	Amounts shown reflect the target payment amounts to our NEOs under our Manager Incentive Plan for fiscal year 2015. The Manager Incentive Plan for fiscal 2015 did not contemplate any threshold or maximum payouts. Payments under the plan were made to the NEOs in October 2015. The amounts actually earned and paid to each NEO are set forth under “Non-Equity Incentive Plan Compensation” in the 2015 Summary Compensation Table above.
(2)	Pursuant to his employment agreement, Mr. Shore was entitled to a maximum bonus of $500,000. The Manager Incentive Plan, however, did not restrict his ability to earn a greater amount and, with respect to 2015, Mr. Shore earned $700,000.
(3)	Amounts shown reflect the target payment amounts to our NEOs under our Integration Bonus Plan for fiscal year 2015. The Integration Bonus Plan did not contemplate any threshold or maximum payouts. Payments under the plan were made to the NEOs in August 2015 and January 2016. The amounts actually earned and paid to each NEO are set forth under “Non-Equity Incentive Plan Compensation” in the 2015 Summary Compensation Table above.
(4)	Mr. Cheetham was initially eligible to receive a bonus under our Manager Incentive Plan and our Integration Bonus Plan. Such eligibility ceased, however, upon termination of his employment on December 31, 2014.

Employment and Separation Agreements

Employment Agreement with Marc Shore

The employment agreement with Mr. Shore was entered into in February 2014 and has an initial term through August 15, 2018. The agreement entitles Mr. Shore to an initial base salary of $1,066,410 and an annual bonus opportunity of $200,000 at target, with the actual amount determined based on the achievement of certain performance objectives and a maximum annual bonus of $500,000. Mr. Shore’s employment agreement also entitles him to an automobile allowance of up to $2,000 per month. Mr. Shore’s base salary and bonus earned in respect of the fiscal year ended June 30, 2015 exceeded the amounts required under his employment agreement.

The employment agreement also contains restrictive covenants pursuant to which Mr. Shore has agreed to refrain from competing with us for a period of one year after his termination of employment or soliciting our employees or consultants following his termination of employment for a period of two years thereafter.

Pursuant to his employment agreement, Mr. Shore is eligible for severance upon certain terminations of employment. For a description of potential severance payments to Mr. Shore, see the section entitled “Potential Payments upon Termination or Change in Control” below.

Employment Agreement with Rick Smith

The employment agreement with Mr. Smith was initially entered into on February 1, 2010 and was last amended pursuant to a letter agreement dated as of November 25, 2014. The agreement, as amended, entitles Mr. Smith to a base salary of £185,000, an annual bonus opportunity equal to 40% of base salary, and an automobile allowance in accordance with the applicable benefit plan or program.

The employment agreement also contains restrictive covenants pursuant to which Mr. Smith has agreed to refrain from competing with Chesapeake Limited or soliciting senior executives, customers or suppliers of Chesapeake Limited for a period of three months after his termination of employment.

Pursuant to his employment agreement, Mr. Smith is eligible for pay in lieu of notice upon certain terminations of employment. For a description of potential pay in lieu of notice to Mr. Smith, see the section entitled “Potential Payments upon Termination or Change in Control” below.

Separation Agreement with Mike Cheetham

Mr. Cheetham entered into a separation agreement in connection with his termination of employment. Pursuant to the separation agreement, Mr. Cheetham received the amounts set forth in the “All Other Compensation” column of the Summary Compensation Table above. For a description of separation payments to Mr. Cheetham, see the section entitled “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our NEOs as of June 30, 2015.

	Option Awards (1)							Stock Awards (2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Units That Have Not Vested (#) (g)		Market Value of Units That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (j)
Marc Shore		218,400	(3)	234,000	(4)	n/a	n/a	218,400	(5)	4,368,000		—		—
William Hogan		78,400	(3)	84,000	(4)	n/a	n/a	78,400	(5)	1,568,000		—		—
Dennis Kaltman		126,000	(3)	135,000	(4)	n/a	n/a	126,000	(5)	2,520,000		—		—
Rick Smith								7,500	(6)	185,117	(6)(7)	30,000	(8)	740,470
Mike Cheetham								33,750	(9)	833,028	(10)	—		—

(1)	The awards reported in these columns reflect the incentive units in Holdings granted to our NEOs. We believe that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K under the Securities Act as an instrument with an “option-like feature.”
(2)	The awards reported in these columns reflect the restricted common units in Holdings or Class A Units granted to our NEOs. Upon consummation of the initial public offering, all common units and Class A Units vested.
(3)	Represents the number of incentive units in Holdings subject to time-based vesting that were held by the applicable NEO as of June 30, 2015. Upon consummation of the initial public offering, all incentive units vested.

(4)	Represents the number of incentive units in Holdings subject to return-based vesting that were held by the applicable NEO as of June 30, 2015. Upon consummation of the initial public offering, all incentive units vested.
(5)	Represents the number of restricted common units in Holdings subject to time-based vesting that were held by the applicable NEO as of June 30, 2015. Upon consummation of the initial public offering, all common units vested.
(6)	Represents the number of unvested Class A Units held by Mr. Smith subject to time-based vesting. Two and one-half percent (2.5%) of the aggregate number of Class A Units granted to Mr. Smith (or 1,875 Class A Units) were eligible to vest monthly through September 2015, subject to his continued employment. Upon consummation of the initial public offering, all Class A Units held by Mr. Smith became vested. In connection with the initial public offering, Mr. Smith received 165,095 common shares in respect of his time-based vesting Class A Units pursuant to the pro rata distribution of common shares of the Company by Chesapeake Holdings Ltd. (the “Pro Rata Distribution”). The amounts set forth for Mr. Smith do not include 20,600 Class A Units transferred to Mr. Smith by Mr. Cheetham and CEP III prior to the initial public offering (or any common shares received in respect of those Class A Units).
(7)	Market value is denominated in British pounds sterling. Such value was converted to U.S. dollars at a conversion rate of U.S. $1.5791 per 1.00 British pound sterling (which reflects the average exchange rate during the fiscal year ended June 30, 2015).
(8)	Represents the number of unvested Class A Units held by Mr. Smith subject to vesting on an exit event. Upon consummation of the initial public offering, all Class A Units held by Mr. Smith vested. In connection with the initial public offering, Mr. Smith received 110,063 common shares in respect of his exit-based vesting Class A Units pursuant to the Pro Rata Distribution. The amounts set forth for Mr. Smith do not include 20,600 Class A Units transferred to Mr. Smith by Mr. Cheetham and CEP III prior to the initial public offering (or any common shares received in respect of those Class A Units).
(9)	Represents the number of unvested Class A Units held by Mr. Cheetham. Such Class A Units were no longer subject to time- or performance-based vesting, but remained subject to repurchase by Chesapeake Holdings Ltd. at cost as of June 30, 2015. Prior to the initial public offering, Mr. Cheetham transferred beneficial ownership of 26,250 of his unvested Class A Units to other members of management (including, 13,250 Class A Units to Mr. Smith) and retained the remaining 7,500 of his unvested Class A Units. In connection with the initial public offering, Mr. Cheetham received 233,887 common shares in respect of his Class A Units pursuant to the Pro Rata Distribution (after taking into account any transfers of Class A Units to other members of management).
(10)	Market value is denominated in British pounds sterling. Such value was converted to U.S. dollars at a conversion rate of U.S. $1.5822 per 1.00 British pound sterling (which reflects the average exchange rate during the nine months ended March 31, 2015).

Options Exercised and Stock Vested in 2015

None of the NEOs held options or stock in the Company as of June 30, 2015. However, the NEOs held certain equity interests in Holdings and Chesapeake Holdings Ltd., affiliates of the Company, as of June 30, 2015. The following table contains information concerning the vesting of such interests during fiscal year ended June 30, 2015.

	Option Awards (1)		Stock Awards (2)
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marc Shore	54,600	546,000	54,600	1,092,000	(4)
William Hogan	19,600	196,000	19,600	392,000	(4)
Dennis Kaltman	31,500	315,000	31,500	630,000	(4)
Rick Smith			22,500	487,309	(5)
Mike Cheetham			22,500	396,934	(6)

(1)	The awards reported in these columns reflect the incentive units in Holdings granted to our NEOs. We believe that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K under the Securities Act as an instrument with an “option-like feature.”
(2)	The awards reported in these columns reflect (a) for Messrs. Shore, Hogan and Kaltman, restricted common units in Holdings and (b) for Messrs. Smith and Cheetham, Class A Units.
(3)	Represents the market value of the incentive units as of the date of vesting.
(4)	Represents the market value of the common units as of the date of vesting.
(5)	Represents the market value denominated in British pounds sterling. Such value was converted to U.S. dollars at a conversion rate of U.S. $1.5791 per 1.00 British pound sterling (which reflects the average exchange rate during the fiscal year ended June 30, 2015). In connection with the initial public offering, all Class A Units became vested.
(6)	Represents the market value denominated in British pounds sterling. Such value was converted to U.S. dollars at a conversion rate of U.S. $1.5822 per 1.00 British pound sterling (which reflects the average exchange rate during the nine months ending March 31, 2015). In connection with the initial public offering, all Class A Units became vested.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Marc Shore	n/a	n/a	n/a	n/a
William Hogan	n/a	n/a	n/a	n/a
Dennis Kaltman	n/a	n/a	n/a	n/a
Rick Smith(2)	Field Group Pension Plan	17	1,115,661	0
Mike Cheetham(3)	Field Group Pension Plan Chesapeake Pension Plan	13	1,562,291 924,424	177,932

(1)	Present value of accumulated benefit is generally determined based on the target value of the applicable pension benefit earned by the applicable NEO. Such calculation is based on various assumptions including, without limitation, a discount rate equal to 3.8% and the applicable CMI mortality table.
(2)	Dollar amounts represent the market value denominated in British pounds sterling. Such value was converted to U.S. dollars at a conversion rate of U.S. $1.5791 per 1.00 British pound sterling (which reflects the average exchange rate during the 12 months ending June 30, 2015).
(3)	Dollar amounts represent the market value denominated in British pounds sterling. Such value was converted to U.S. dollars at a conversion rate of U.S. $1,5822 per 1.00 British pound sterling (which reflects the average exchange rate during the nine months ending March 31, 2015). Mr. Cheetham was provided with an additional year of credited service under the FGPP in connection with the termination of his employment.

Messrs. Smith and Cheetham are members of the FGPP, one of the UK defined benefit pension arrangements which Multi Packaging Solutions UK Limited, a subsidiary of the Company (“MPS UK Limited”), operates. Mr. Smith is an active member of the FGPP and is therefore continuing to accrue benefits in this arrangement in respect of his service with MPS UK Limited. Mr. Cheetham is a pensioner member of the FGPP and is currently in receipt of an annual pension of approximately $54,476.

The FGPP is an HM Revenue and Customs UK tax registered defined benefit pension arrangement. The benefits payable under the FGPP are governed by the trust deed and rules of the FGPP (as amended from time to time). Benefits payable from the FGPP to Messrs. Smith and Cheetham are based on a member’s length of pensionable service and pensionable salary with MPS UK Limited, calculated using an accrual rate of 1/60th and 1/45th, respectively, of final pensionable salary for each year of pensionable service. Pensionable salary for this purpose includes basic salary and, at MPS UK Limited’s discretion, bonus and commission payments. Pensions payable from the FGPP are increased on an annual basis to seek to keep pace with inflation. The FGPP’s normal retirement age is 65. Except in the case of early retirement due to ill health, benefits from the FGPP may be taken on or after age 55, subject to an actuarial reduction for early payment. Mr. Cheetham is also a member of the CPP. The CPP is an HM Revenue and Customs UK tax registered defined benefit pension arrangement. The benefits payable under the CPP are governed by the trust deed and rules of the CPP (as amended from time to time). Benefits payable from the CPP to Mr. Cheetham are based on his length of pensionable service and pensionable salary with MPS UK Limited, calculated using an accrual rate of 1/30th for each year of pensionable service. Pensionable salary for this purpose is basic salary (excluding bonus, commission, overtime and any other fluctuating emoluments). Pensions payable from the CPP are increased on an annual basis to seek to keep pace with inflation. The CPP’s normal retirement age is 65, although Mr. Cheetham has a normal retirement age of 62. Except in the case of early retirement due to ill health, benefits from the CPP may be taken on or after age 55, subject to an actuarial reduction for early payment.

Potential Payments upon Termination or Change in Control

Potential Payments upon Termination - Marc Shore

Mr. Shore is eligible to receive severance pursuant to his employment agreement. Pursuant to such agreement, in the event that Mr. Shore is terminated by us without “cause” or resigns for “good reason” (as such terms are defined below), subject to his timely execution of a release of claims in our favor, Mr. Shore is entitled to receive a pro-rata bonus for the year of termination and his annual base salary through the first anniversary of the date of termination. In addition, if Mr. Shore elects COBRA continuation of health coverage, we must pay the premiums of such coverage on a monthly basis for a period of 12 months after his termination. In the event that Mr. Shore is terminated due to non-extension of his employment term or due to disability, Mr. Shore is entitled to receive a pro-rata bonus for the year of termination and his annual base salary through the first anniversary of the date of termination. In the event Mr. Shore is terminated due to death, he is entitled to receive a pro-rata bonus for the year of termination.

For purposes of Mr. Shore’s employment agreement, “cause” generally means Mr. Shore’s (i) conviction of a misdemeanor involving dishonesty, disloyalty or moral turpitude, or of a felony, (ii) commission of any willful act or omission involving fraud or material dishonesty, (iii) use of illegal drugs, repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with Mr. Shore’s performance of his duties, (iv) gross negligence or willful misconduct in connection with Mr. Shore’s duties, provided that Mr. Shore does not cure such misconduct within 30 days following receipt of written notice from us, (v) continued failure, whether willful, intentional or negligent, to perform substantially his duties, provided that Mr. Shore does not cure such failure within 30 days following receipt of written notice from us, (vi) a material misrepresentation in respect to the representations and warranties made under his employment agreement, or a material breach of any covenant, obligation or provision of his employment agreement, provided that Mr. Shore does not cure such breach within 30 days following receipt of written notice from us or (vii) a failure or refusal to follow a lawful directive of the Board of Directors after the Board of Directors gives Mr. Shore notice and a reasonable opportunity to cure his performance.

For purposes of Mr. Shore’s employment agreement, “good reason” generally means the occurrence of any of the following, without his consent: (i) our failure to pay any compensation or provide any benefits to which he is entitled under his employment agreement, (ii) a change in his title to a lesser title or a reduction in his responsibilities to a level materially inconsistent with the titles he holds, (iii) failure to cause Mr. Shore to be elected to the Board of Directors, (iv) changing Mr. Shore’s principal place of work to a location other than in New York, New York, Westchester County, New York, or Fairfield County, Connecticut or (v) a sale of all or substantially all of our equity securities and/or assets to International Paper Company; provided that Mr. Shore must deliver to us written notice of his resignation for good reason within 45 days of the occurrence of such event, we do not cure the good reason within 45 days of receiving such written notice and Mr. Shore subsequently resigns within 30 days thereafter.

Potential Payments upon Termination - William Hogan and Dennis Kaltman

Neither Messrs. Hogan nor Kaltman are party to an employment or severance agreement that requires payment of severance or post-termination benefits, except as required by law. Nonetheless, pursuant to the terms of their equity awards in Holdings, the vesting of a portion of their unvested common units in Holdings would have accelerated upon a termination without cause or for good reason. In connection with the initial public offering, however, the common units held by Messrs. Hogan and Kaltman as of June 30, 2015 vested.

Potential Payments upon Termination - Rick Smith

Mr. Smith is eligible to receive severance pursuant to his employment agreement, as amended. Pursuant to such agreement, MPS UK Limited is required to provide Mr. Smith with twelve months’ notice of any termination of employment by MPS UK Limited (other than due to gross misconduct, gross negligence or other substantial grounds justifying immediate dismissal). MPS UK Limited is entitled, in lieu of any portion of such notice period, to terminate Mr. Smith’s employment immediately in exchange for payment in an amount equal to base salary for the remainder of the notice period.

Separation Payments - Mike Cheetham

Mr. Cheetham entered into a separation agreement, dated as of October 8, 2014, in connection with his termination of employment, effective as of December 31, 2014. Pursuant to the separation agreement, Mr. Cheetham was entitled to receive the following amounts: (i) cash payments in an aggregate amount equal to $1,049,933 and (ii) the value of recognition of one additional year of service for purposes of the Company’s defined benefit scheme (equal to $98,096). In addition, pursuant to the separation agreement, Chesapeake Holdings Ltd. and CEP III forfeited any right to repurchase the vested portion of Mr. Cheetham’s Class A Units. The separation agreement included a customary release of claims and confidentiality restrictions.

Change in Control

In connection with a change in control of the Company, the vesting of the equity awards held by the NEOs as of June 30, 2015, including the common and incentive units in Holdings and the Class A Units, would have accelerated. The fair market value of the unvested equity awards held by each of Messrs. Shore, Hogan, Kaltman and Smith, as of June 30, 2015, equaled $8,892,000, $3,192,000, $5,130,000, and $925,587, respectively. All equity awards held by the NEOs as of June 30, 2015 became vested in connection with the initial public offering.

Summary of Potential Payments upon Termination

As described above, the employment agreements and equity awards for each of the NEOs (other than Mr. Cheetham) provide for certain payments and benefits upon a termination of employment. Assuming a termination of employment, effective as of June 30, 2015, each of the NEOs (other than Mr. Cheetham) would have received certain payments and benefits, as more fully described below, in the following termination scenarios:

Name	Payment Type	Termination Without Cause ($)	Resignation for Good Reason ($)	Termination Due to Expiration of the Term or Disability ($)	Termination Due to Death ($)
Marc Shore	Salary	1,087,738	1,087,738	1,087,738	—
	Bonus (2)	700,000	700,000	700,000	700,000
	Benefit Continuation(3)	17,087	17,087	—	—
	Acceleration of Equity (4)	1,092,000	1,092,000	—	—
	Total	2,896,825	2,896,825	1,787,738	700,000

William Hogan	Acceleration of Equity (4)	392,000	n/a	n/a	n/a
	Total	392,000	n/a	n/a	n/a

Dennis Kaltman	Acceleration of Equity (4)	630,000	n/a	n/a	n/a
	Total	630,000	n/a	n/a	n/a

Rick Smith (5)	Salary	287,270	n/a	n/a	n/a
	Total	287,270	n/a	n/a	n/a

(1)	All equity awards held as of June 30, 2015 vested in connection with the initial public offering.
(2)	Mr. Shore is entitled to a prorated portion of his annual bonus for the year of termination. The amounts set forth herein assume termination of his employment on June 30, 2015 and thus represents the full, non-prorated amount of the annual bonus under the Manager Incentive Plan for the fiscal year ending June 30, 2015.
(3)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to the Company of such health coverage based upon past experience.
(4)	Represents accelerated vesting of restricted common units. Value has been determined by multiplying the number of unvested restricted common units subject to accelerated vesting and the fair market value of one common unit as of June 30, 2015. All common units vested in connection with the initial public offering.
(5)	Mr. Smith may also be entitled to statutory severance, calculated in accordance with HM Revenue and Customs UK guidelines, which currently equals approximately $15,884.

DIRECTOR COMPENSATION

Directors who are our employees receive no additional compensation for their service on our Board of Directors or its committees. We have not historically, and in the fiscal year ended June 30, 2015 we did not, pay compensation to our directors. With respect to service following our initial public offering, the Board of Directors has approved certain compensation for our non-employee directors (excluding those affiliated with Carlyle or Madison Dearborn). In particular, non-employee directors (excluding those affiliated with Carlyle or Madison Dearborn) will generally be entitled to $75,000 in cash retainer fees and annual share grants with a value equal to $75,000 (based on the closing price on the date of grant). Further, the committee chairpersons for each of the audit committee, the compensation committee and the nominating and corporate governance committee will receive an additional retainer fee of $15,000, $10,000 and $7,500, respectively. Notwithstanding the foregoing, no director will be entitled to awards under the 2015 Plan in any fiscal year with a value in excess of $500,000 (or, for the fiscal year of initial service, $750,000).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or more of our outstanding common shares and their immediate family members.

Consulting Services Agreement with Carlyle

Chesapeake Finance 1 Limited, which formerly held a 50% interest in the Company, and CIM Global, L.L.C., an affiliate of Carlyle, are parties to a consulting services agreement relating to the provision of certain financial and strategic advisory services and consulting services. We paid a one-time fee in the amount of $5.0 million upon consummation of the Merger for transactional advisory and other services.

Shareholders’ Agreement

In connection with our IPO, we entered into a shareholders’ agreement with affiliates of Carlyle and Madison Dearborn. Pursuant to the shareholders’ agreement, affiliates of Carlyle and Madison Dearborn each designated two members of our Board of Directors. In addition, our Chief Executive Officer, Mr. Shore, has the right pursuant to the shareholders’ agreement to serve as Chairman of the Board for so long as he serves as our Chief Executive Officer.

In addition, we granted affiliates of Carlyle and Madison Dearborn the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common shares held by affiliates of Carlyle and Madison Dearborn or to piggyback on such registration statements in certain circumstances. These shares will represent approximately 59.6% of our common shares after this offering, or 57.6% if the underwriters exercise their option to purchase additional common shares in full. These common shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The shareholders’ agreement also requires us to indemnify certain of our shareholders and their affiliates in connection with any registrations of our securities.

Indemnification Agreements

In connection with our IPO, we entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide those directors and officers with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions contained under Bermuda law. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

Employment Agreements

See “Compensation Discussion & Analysis—Executive Compensation—Employment and Separation Agreements” for information regarding the employment agreements that we have entered into with our Chief Executive Officer and one of our other NEOs.

Net sales to and Purchases from Portfolio Companies of Funds Affiliated with Carlyle or Madison Dearborn

We made net sales of packaging-related products in the amounts of approximately $1.9 million for each of the year ended June 30, 2013 and the combined year ended June 30, 2014, $0.9 million for the year ended June 30, 2015 and $0.3 million for the nine months ended March 31, 2016 to NBTY, Inc., a subsidiary of the Carlyle portfolio company, Alphabet Holding Company, Inc. Additionally, we purchased services in the amounts of approximately (i) $0.4 million for each of the year ended June 30, 2013 and the combined year ended June 30, 2014, $0.6 million for the year ended June 30, 2015 and $0.8 million for the nine months ended March 31, 2016 from CDW Corporation, a Madison Dearborn portfolio company; (ii) $0.1 million for each of the combined year ended June 30, 2014, the year ended June 30, 2015 and the nine months ended March 31, 2016 from Sage UK Limited, a subsidiary of the Madison Dearborn portfolio company, Sage Products Holdings, LLC; and (iii) $0.1 million for each of the combined year ended June 30, 2014, the year ended June 30, 2015 and the nine months ended March 31, 2016 from Duff & Phelps Corporation, a Carlyle portfolio company.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common shares as of May 1, 2016 by:

•	each person known to own beneficially more than 5% of our share capital;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The numbers listed below are based on 77,452,946 common shares outstanding as of May 1, 2016. As of May 1, 2016, certain affiliates of Carlyle and Madison Dearborn owned approximately 34.7% and 37.7%, respectively, of our common shares. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the issued share capital and the business address of each such beneficial owner is c/o Multi Packaging Solutions International Limited, 150 E 52nd St., 28th Floor, New York, New York 10022.

	Common Shares of Multi Packaging Solutions International Limited Beneficially Owned Prior to the Offering		Common Shares of Multi Packaging Solutions International Limited Beneficially Owned After the Offering
			Excluding Exercise of Option to Purchase Additional Common Shares		Including Exercise of Option to Purchase Additional Common Shares
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
Principal and Selling Shareholders
Investments funds affiliated with The Carlyle Group (1)	26,913,072	34.7%	21,913,072	28.3%	21,163,072	27.3%
Madison Dearborn (2)	29,232,216	37.7%	24,232,216	31.3%	23,482,216	30.3%
Executive Officers and Directors
Marc Shore (3)	27,588	*	27,588	*	27,588	*
Dennis Kaltman (3)	27,588	*	27,588	*	27,588	*
William H. Hogan (3)	14,000	*	14,000	*	14,000	*
Rick Smith	271,566	*	271,566	*	271,566	*
Ross Weiner	5,854	*	5,854	*	5,854	*
Zeina Bain (1)	—	—	—	—	—	—
George Bayly	4,436	*	4,436	*	4,436	*
Richard H. Copans (2)	—	—	—	—	—	—
Eric Kump (1)	—	—	—	—	—	—
Gary McGann	4,436	*	4,436	*	4,436	*
Thomas S. Souleles (2)	—	—	—	—	—	—
Jason J. Tyler	4,642	*	4,642	*	4,642	*

All executive officers and directors as a group (12 persons)	360,110	*	360,110	*	360,110	*

*	Denotes less than 1.0% of beneficial ownership.
(1)	CEP III Chase S.à r.l. (“CEP III”) is the record holder of 26,913,072 common shares. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of CEP III Managing GP Holdings, Ltd., which is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III Participations, S.à r.l., SICAR, which is the sole shareholder of CEP III.

Voting and investment determinations with respect to the common shares held by CEP III are made by an investment committee of CEP III Managing GP, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Kewsong Lee and Thomas Mayrhofer. Each member of the investment committees disclaims beneficial ownership of such common shares.

The address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. The address for CEP III and CEP III Participations, S.à r.l., SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, 4th floor, L -1653 Luxembourg, Luxembourg. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(2)	Held by Holdings. MDP Global Investors II Limited (“MDP Limited”) is the general partner of MDP VI Global GP, LP, which in turn is the general partner of each of MDCP VI-A Global Investments LP (“Global VI-A”), MDCP VI-C Global Investments LP (“Global VI-C”) and MDCP Executive VI-A Global Investments LP (“Global Executive VI-A”, together with Global VI-A and Global VI-C, the “MDP Global Funds”). MDP Limited is also the general partner of Holdings, and each of the MDP Global Funds, along with certain other persons, is a limited partner of Holdings.

Voting and investment determinations by MDP Limited are made by a majority vote of the members of MDP Limited. Each member of MDP Limited disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

The address for Holdings, each of the MDP Global Funds, and MDP Limited is c/o Maples and Calder, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)	In addition to the common shares listed, Messrs. Shore, Kaltman and Hogan are investors in Holdings. None of the foregoing persons has direct or indirect voting or dispositive power with respect to our common shares held of record by Holdings. Messrs. Shore, Kaltman and Hogan will receive their respective pro rata share of the proceeds from the sale of common shares by Holdings in this offering based on their respective partnership unit interests in Holdings.

DESCRIPTION OF SHARE CAPITAL

The following is a description of our share capital and the material provisions of our memorandum of association, and other agreements to which we and our shareholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of the memorandum of association and other agreements, copies of which are available as set forth under the caption entitled “Where You Can Find More Information.”

Issued Capital

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 50386. We were incorporated on June 19, 2015. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

The objects of our business are unrestricted, and the Company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Since our incorporation, other than (i) an increase in our authorized share capital to 1,000,000,000 shares on October 8, 2015 and (ii) the company’s issuance of 15,500,000 common shares in connection with our IPO, there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.

Our common shares are listed on the NYSE under the symbol “MPSX.”

Initial settlement of our common shares will take place on the closing date of this offering through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Share Capital

Our authorized share capital consists of issued common shares, par value $1.00 per share, and undesignated shares, par value $1.00 per share that our Board of Directors is authorized to designate from time to time as common shares or as preference shares. As of May 1, 2016, there were 77,452,946 common shares issued and outstanding and no preference shares issued and outstanding. All of our issued and outstanding common shares are fully paid.

Pursuant to our amended and restated bye-laws, subject to the requirements of the NYSE and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our amended and restated bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our amended and restated bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Any cash dividends payable to holders of our common shares listed on the NYSE will be paid to American Stock Transfer & Trust Company, LLC, our paying agent in the United States for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our amended and restated bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share on the basis that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our amended and restated bye-laws (or as near thereto as circumstances permit) or in such other common form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Where our shares are listed or admitted to trading on any appointed stock exchange, such as the NYSE, they will be transferred in accordance with the rules and regulations of such exchange.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which we refer to as the annual general meeting. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our amended and restated bye-laws provide that our Board of Directors may convene an annual general meeting and the chairman or a majority of our directors then in office may convene a special general meeting. Under our amended and restated bye-laws, at least 14 days’ notice of an annual general meeting or ten days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Subject to the rules of the NYSE, the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our amended and restated bye-laws provide that our Board of Directors shall consist of such number of directors as the Board of Directors may determine. Our Board of Directors currently consists of eight directors. Our Board of Directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2016, 2017 and 2018, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.

A shareholder holding not less than 10% in nominal value of the common shares in issue may propose for election as a director someone who is not an existing director or is not proposed by our Board of Directors.

Where a Director is to be elected at an annual general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a Director is to be elected at a special general meeting, that notice must be given not later than seven days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

For so long as investment funds affiliated with Carlyle and Madison Dearborn collectively own more than 50% of the common shares in issue, collectively, a director may be removed with or without cause by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Once investment funds affiliated with Carlyle and Madison Dearborn collectively cease to own more than 50% of the common shares in issue, collectively, a director may be removed, only with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our amended and restated bye-laws provide that our business is to be managed and conducted by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our amended and restated bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by the Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law is not entitled to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of the Board of Directors determines that such director is not disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our amended and restated bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our amended and restated bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our amended and restated bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders including the affirmative vote of a majority of all votes entitled to be cast on the resolution.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our amended and restated bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our amended and restated bye-laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, which serves as branch registrar and transfer agent.

Untraced Shareholders

Our amended and restated bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the BMA as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The BMA has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the BMA do not constitute a guarantee by the BMA as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the BMA nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the BMA.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 1, 2016, we had 77,452,946 outstanding common shares. Of these shares, 28,988,514 common shares (or 30,488,514 if the underwriters exercise their option to purchase additional shares in full) will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding common shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common shares purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

In connection with this offering, we, our executive officers, directors and the selling shareholders have agreed, subject to certain exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus without first obtaining the written consent of certain of the representatives of the underwriters. See “Underwriting.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of our IPO, a person (or persons whose common shares are required to be aggregated) who is an affiliate and who has beneficially owned our common shares for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which would equal approximately 774,529 shares based on 77,452,946 common shares outstanding as of May 1, 2016; or

•	the average weekly trading volume in our shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of our IPO, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of our IPO in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Registration Rights

Pursuant to the shareholders’ agreement, we have granted affiliates of Carlyle and Madison Dearborn the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common shares held by affiliates of Carlyle and Madison Dearborn or to piggyback on registration statements in certain circumstances. See “Certain Relationships and Related Party Transactions.” These shares will represent approximately 59.6% of our common shares outstanding after this offering, or 57.6% if the underwriters exercise their option to purchase additional shares in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. Our shareholders’ agreement also requires us to indemnify certain of our shareholders and their affiliates in connection with any registrations of our securities.

BERMUDA COMPANY CONSIDERATIONS

Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the General Corporation Law of the State of Delaware applicable to U.S. companies organized under the laws of Delaware and their stockholders.

Bermuda	Delaware
Shareholder meetings

•       May be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

• May be held in or outside Bermuda	• May be held in or outside of Delaware.

• Notice:	• Notice:

• Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	• Written notice shall be given not less than ten nor more than 60 days before the meeting.

• Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

•       Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights

• Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	• With limited exceptions, stockholders may act by written consent to elect directors unless prohibited by the certificate of incorporation.

•       Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

• Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

•       The voting rights of shareholders are regulated by a company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

•       For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Bermuda	Delaware
• Our bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	• When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

• The bye-laws may provide for cumulative voting, although our bye-laws do not.	• The certificate of incorporation may provide for cumulative voting.

•       The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

•       Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

•       Every company may at any meeting of its board of directors sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and in the best interests of the company to do so when authorized by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

•       Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•       Any company that is the wholly owned subsidiary of a holding company, or one or more companies which are wholly owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of the board of directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

•       Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

• Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

•       Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

• The board of directors must consist of at least one director.	• The board of directors must consist of at least one member.

Bermuda	Delaware
• The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the shareholders in accordance with the company’s bye-laws.

•       Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

• Removal:	• Removal:

•       Under our bye-laws, as long as investment funds affiliated with Carlyle and Madison Dearborn hold a majority of the common shares in issue, any or all directors may be removed, with or without cause by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal. Once investment funds affiliated with Carlyle and Madison Dearborn cease to own a majority of our common shares in issue, any or all directors may be removed only with cause by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.

•       Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

•       In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Duties of directors

•       The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•       a duty to act in good faith in the best interests of the company;

•       a duty not to make a personal profit from opportunities that arise from the office of director;

•       a duty to avoid conflicts of interest; and

•       a duty to exercise powers for the purpose for which such powers were intended.

•       Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

Bermuda	Delaware

•       The Companies Act imposes a duty on directors and officers of a Bermuda company:

•       to act honestly and in good faith with a view to the best interests of the company; and

•       to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•       The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.

•       In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Takeovers

•       An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•       By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•       By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the

•       Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

•       Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Bermuda	Delaware

approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•       Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenter’s rights of appraisal

•       A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

•       With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•       The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution

•       Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a

•       Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Bermuda	Delaware

period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Shareholder’s derivative actions

•       Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

•       In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

TAXATION

Material United States Federal Income Tax Consequences

The following discussion describes certain U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our common shares. This summary applies only to U.S. Holders that acquire common shares in exchange for cash in the offering pursuant to this prospectus, hold their common shares as capital assets within the meaning of Section 1221 of the Code and have the U.S. dollar as their functional currency. For purposes of this discussion the “Company,” “we,” “us” and “our” refers to Multi Packaging Solutions International Limited only and not its subsidiaries.

This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Code, and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. The statements in this prospectus are not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, and thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate or gift tax consequences, any state, local or non-U.S. tax consequences, the potential application of the “Medicare contribution tax” on net investment income or any other tax consequences other than U.S. federal income tax consequences.

In addition, the following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations, such as:

•	banks and certain other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	broker-dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	persons holding common shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our stock (by total combined voting power or value);

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	persons holding common shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds our common shares generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its tax advisor.

Dividends and Other Distributions on Our Common Shares

As discussed in the “Dividend Policy” section of this prospectus, we do not intend to pay any cash dividends for the foreseeable future. However, subject to the passive foreign investment company rules discussed below, the gross amount of any distributions made by us with respect to our common shares generally will be includible, as dividend income, in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts, if any, not treated as dividend income will constitute a return of capital and will first be applied to reduce a U.S. Holder’s tax basis in its common shares, but not below zero, and then any excess will be treated as capital gain realized on a sale or other disposition of the common shares. If we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder may be required to treat all distributions as dividends for these purposes. Dividends paid by us will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) we are not a “passive foreign investment company” (as discussed below) for either the taxable year in which the dividend was paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, the common shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NYSE, which our common shares currently are. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for “qualified dividend income” with respect to any distributions paid with respect to our common shares.

The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time. Any further gain or loss on a subsequent conversion or other disposition of the currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Dividends on our common shares generally will constitute foreign source income for foreign tax credit limitation purposes. If the dividends constitute qualified dividend income as discussed above, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate applicable to the qualified dividend income, divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for the credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for foreign taxes paid.

Sale or Other Taxable Disposition of Our Common Shares

Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of our common shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such common shares. Any such gain or loss generally will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of our common shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors about the availability of the foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Rules

We would be classified as a passive foreign investment company (a “PFIC”) for any taxable year if either: (a) at least 75% of our gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based on the past and anticipated market price of our common shares, and the past, current and anticipated composition of our and our subsidiaries’ income, assets and operations, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. This is a factual determination, however, that depends, among other things, on the composition of our and our subsidiaries’ income and assets, the fair market value of such assets and the market value of our stock, and thus the determination can only be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

If we are considered a PFIC at any time that a U.S. Holder holds common shares, the U.S. Holder could be subject to materially adverse U.S. federal income tax consequences with respect to certain distributions on, and gain realized from a disposition of, our common shares. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in our common shares.

Information Reporting and Backup Withholding

Distributions with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the IRS and possible U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct U.S. federal taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and such a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

Additional Information Reporting Requirements

Certain U.S. Holders who are individuals and who own certain “foreign financial assets” (which may include our common shares) may be required to file IRS Form 8938 or otherwise report information relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain U.S. financial institutions).

Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of our common shares.

U.S. Foreign Account Tax Compliance Act (FATCA)

Certain provisions of the Code and Treasury regulations (commonly collectively referred to as “FATCA”) generally impose a 30% withholding tax regime with respect to certain “foreign passthru payments” made by a “foreign financial institution” (an “FFI”). Under current guidance, it is not clear whether we would be treated as an FFI for purposes of FATCA. If we were to be treated as an FFI, such withholding may be imposed on such payments to any other FFI (including an intermediary through which an investor may hold our common shares) that is not a “participating FFI” (as defined under FATCA) or any other investor who does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, unless such other FFI or investor is otherwise exempt from FATCA. Under current guidance, the term “foreign passthru payment” is not defined, and it is therefore not clear whether or to what extent payments on the common shares would be considered foreign passthru payments. Withholding on foreign passthru payments would not be required with respect to payments made before the later of January 1, 2019 and the date of publication in the Federal Register of final regulations defining the term “foreign passthru payment.” The United States has entered into intergovernmental agreements between the United States and Bermuda and between the United States and the United Kingdom (the “IGAs”), which potentially modify the FATCA withholding regime described above with respect to us and our common shares. Prospective investors in our common shares should consult their tax advisors regarding the potential impact of FATCA, the IGAs and any non-U.S. legislation implementing FATCA on their potential investment in our common shares.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

                     are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares

Total	10,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discount that the selling shareholders are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

Paid by the Selling Shareholders
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The expenses of the offering, including expenses by the selling shareholders, but not including the underwriting discount, are estimated at $1.0 million and are payable by us. We have agreed to reimburse the underwriters for expenses related to clearance of this offering with the Financial Industry Regulatory Authority (in an amount not to exceed $20,000).

Option to Purchase Additional Shares

The selling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,500,000 additional common shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers, directors and the selling shareholders, have agreed, subject to certain exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Requests for the consent of certain of the representatives of the underwriters to the sale of common shares by us, our executive officers, directors or principal shareholders prior to the expiration of these lock-up agreements will be considered on a case-by-case basis by the representatives. When determining whether or not to grant their consent, the representatives may consider, among other factors, the reasons given by us or the relevant shareholder, as applicable, for requesting the consent, the number of common shares for which the consent is being requested and market conditions at such time.

New York Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “MPSX”.

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

None of us, the selling shareholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, none of us, the selling shareholders or any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The representatives may allocate a limited number of common shares for sale to their online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus.

Other Relationships

Affiliates of                  have made lending commitments under our Dollar Revolving Credit Facility and affiliates of                  have made lending commitments under our Multi-Currency Revolving Credit Facility. In addition, affiliates of                  are lenders under our Dollar Tranche B Term Loan and our Dollar Tranche C Term Loan. Some of the underwriters and their affiliates have also engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC

(including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF COMMON SHARES

The validity of the common shares being sold in this offering and certain other matters of Bermuda law will be passed upon for us by Conyers, Dill & Pearman Pte. Ltd., our special Bermuda counsel. Certain matters of U.S. federal and New York state law will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia, and for the underwriters by Ropes & Gray LLP, Boston, Massachusetts. Ropes & Gray LLP has represented, and from time to time represents, our company and certain of our affiliates other than us in matters unrelated to this offering.

EXPERTS

The consolidated financial statements and schedule of Multi Packaging Solutions International Limited at June 30, 2015 and 2014 (Successor), and for the year ended June 30, 2015 (Successor) and the period from August 15, 2013 to June 30, 2014 (Successor), and the period from July 1, 2013 to August 14, 2013 (Predecessor), and for the year ended June 30, 2013 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Multi Packaging Solutions Global Holdings Limited (formerly Chesapeake Finance 2 Limited) as of 29 December 2013 (Successor) and 30 December 2012 (Predecessor) and for the periods from 13 June 2013 (date of inception) to 29 December 2013 (Successor) and for the periods from 31 December 2012 through 29 September 2013 and 2 January 2012 through 30 December 2012 (Predecessor) included in this Prospectus have been audited by Deloitte LLP, independent auditors, as stated in their report appearing herein, which report expresses an unmodified opinion on the consolidated financial statements and includes an emphasis-of-matter paragraph referring to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The carve-out financial statements of the US Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC as of September 30, 2014 and for the nine-month period ended September 30, 2014, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The carve-out combined financial statements of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Cooperatief U.A. as of 30 September 2014 and for the nine-month period ended 30 September 2014, included in this Prospectus, have been so included in the reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act, covering the common shares being offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and our common shares, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

We are subject to the reporting requirements of the Exchange Act. These periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. You may access our reports and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge on the SEC’s website at www.sec.gov and on our website at http://www.ir.multipkg.com/ as soon as reasonably practicable after such information is electronically filed with, or furnished to, the SEC. Our website and the information contained therein or connected thereto and our filings with the SEC (other than those exhibits specifically incorporated by reference into the registration statement of which this prospectus forms a part) are not a part of this prospectus or the registration statement of which it forms a part.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Multi Packaging Solutions International Limited

150 E 52nd St, 28th Floor

New York, New York 10022

(646) 885-0157

ENFORCEMENT OF JUDGMENTS

We are a Bermuda exempted company. As a result, the rights of holders of our common shares are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Financial Statements (Unaudited)	F-1

Multi Packaging Solutions International Limited and Subsidiaries - Unaudited Condensed Consolidated Financial Statements Condensed Consolidated Financial Statements	F-3

Condensed Consolidated Balance Sheets as of March 31, 2016	F-4

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months Ended March 31, 2016	F-6

Condensed Consolidated Statement of Shareholders’ Equity for the Nine Months Ended March 31, 2016	F-7

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2016	F-8

Notes to the Condensed Consolidated Financial Statements	F-9

Multi Packaging Solutions International Limited - Audited Consolidated Financial Statements	F-30

Report of Independent Registered Public Accounting Firm	F-31

Consolidated Balance Sheets as of June 30, 2015 and June 30, 2014	F-32

Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended June 30, 2015, the period from August 15, 2013 to June 30, 2014, the period from July 1, 2013 to August 14, 2013 and for the year ended June 30, 2013

F-34

Consolidated Statements of Shareholders’ Equity (Deficiency) for the year ended June 30, 2015, the period from August 15, 2013 to June 30, 2014, the period from July 1, 2013 to August 14, 2013 and for the year ended June 30, 2013

F-35

Consolidated Statements of Cash Flows for the year ended June 30, 2015, the period from August 15, 2013 to June 30, 2014, the period from July 1, 2013 to August 14, 2013 and for the year ended June 30, 2013

F-38

Notes to Consolidated Financial Statements	F-39

Schedule II—Valuation and Qualifying Accounts	F-84

Multi Packaging Solutions Global Holdings Limited (formerly Chesapeake Finance 2 Limited) -Audited Financial Statements	F-85

Independent Auditors’ Report	F-87

Consolidated Profit and Loss Account for the 28 weeks ended 29 December 2013 (Successor), for the 39 weeks ended 30 September 2013 and the 52 weeks ended 30 December 2012 (Predecessor)	F-89

Consolidated Statements of Total Recognised Gains and Losses for the 28 weeks ended 29 December 2013 (Successor), for the 39 weeks ended 30 September 2013 and the 52 weeks ended 30 December 2012 (Predecessor)

F-90

Consolidated Balance Sheets as at 29 December 2013 (Successor) and 30 December 2012 (Predecessor)	F-91

Consolidated Cashflow Statement for the 28 weeks ended 29 December 2013 (Successor), for the 39 weeks ended 30 September 2013 and the 52 weeks ended 30 December 2012 (Predecessor)	F-92

Notes to the Consolidated Financial Statements	F-93

Page(s)

Audited Carve-Out Financial Statements of the U.S. Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC	F-147

Independent Auditors’ Report	F-147

Balance Sheet as of September 30, 2014	F-148

Statement of Income for the nine months ended September 30, 2014	F-149

Statement of Invested Capital for the nine months ended September 30, 2014	F-150

Statement of Cash Flows for the nine months ended September 30, 2014	F-151

Notes to Audited Carve-Out Financial Statements	F-152

Audited Carve-Out Combined Financial Statement of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Cooperatief U.A.	F-169

Independent Auditor’s Report	F-169

Balance Sheet as of September 30, 2014	F-171

Statement of Operations and Comprehensive Income for nine months September 30, 2014	F-173

Statement of Stockholders’ Equity for the nine months September 30, 2014	F-174

Statement of Cash Flows for the nine months September 30, 2014	F-175

Notes to Carve-Out Combined Financial Statements	F-176

Pro forma Statements of Operations (Unaudited)	F-210

Introduction to Condensed Combined Pro Forma Statements of Operations	F-211

Condensed Combined Pro forma Statement of Operations for year ended June 30, 2015	F-212

Notes to Condensed Combined Pro forma Statement of Operations for year ended June 30, 2015	F-213

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2016

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

ASSETS

	March 31, 2016	June 30, 2015
	(unaudited)
Current assets
Cash and cash equivalents	$46,551	$55,675
Accounts receivable, net	253,659	240,110
Inventories	161,831	171,836
Prepaid expenses and other current assets	28,147	26,892
Deferred income taxes	7,787	8,454

Total current assets	497,975	502,967

Property, plant and equipment
Land	55,345	58,316
Buildings and improvements	65,368	58,368
Machinery and equipment	387,955	373,639
Furniture and fixtures	15,513	13,056
Construction in progress	9,173	12,255

Total	533,354	515,634
Less: Accumulated depreciation	(136,434)	(86,691)

Total property, plant and equipment, net	396,920	428,943

Other assets
Intangible assets, net	367,041	419,733
Goodwill	474,030	474,901
Deferred financing costs, net	3,202	4,311
Deferred income taxes	13,247	14,568
Other assets	34,973	36,702

Total assets	$1,787,388	$1,882,125

See notes to condensed consolidated financial statements.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2016	June 30, 2015
	(unaudited)
Current liabilities
Accounts payable	$163,067	$176,431
Payroll and benefits	37,958	51,606
Other current liabilities	38,254	46,097
Short-term foreign borrowings	4,559	3,488
Current portion of long-term debt	9,619	11,740
Income taxes payable	8,685	6,022

Total current liabilities	262,142	295,384
Long-term debt, less current portion	932,123	1,173,161
Deferred income taxes	86,144	93,061
Other long-term liabilities	31,500	31,829

Total liabilities	1,311,909	1,593,435

Shareholders’ equity
Authorized share capital—$1.00 par value, 1,000,000,000 shares authorized
Preference shares—no shares issued	—	—
Common shares—77,452,946 and 61,939,432 issued and outstanding	77,453	61,939
Additional paid-in capital	469,688	278,695
Accumulated deficit	(36,492)	(45,365)
Accumulated other comprehensive loss	(38,061)	(13,287)

Total Multi Packaging Solutions International Limited shareholders’ equity	472,588	281,982
Noncontrolling interest	2,891	6,708

Total shareholders’ equity	475,479	288,690

Total liabilities and shareholders’ equity	$1,787,388	$1,882,125

See notes to condensed consolidated financial statements.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net sales	$399,184	$416,207	$1,287,592	$1,215,116
Cost of goods sold	312,437	331,877	1,005,779	966,069

Gross profit	86,747	84,330	281,813	249,047

Selling, general and administrative expenses
Selling, general and administrative expenses	60,259	63,069	178,149	180,052
Stock based and deferred compensation expense	104	517	27,064	1,403
Transaction related expenses	371	1,914	2,785	6,098

Total selling, general and administrative expenses	60,734	65,500	207,998	187,553

Operating income	26,013	18,830	73,815	61,494

Other (expense) income, net	(1,262)	9,100	(4,797)	10,643
Debt extinguishment charges	(64)	—	(3,931)	—
Interest expense	(14,896)	(17,631)	(49,641)	(54,042)

Total other expense, net	(16,222)	(8,531)	(58,369)	(43,399)

Income before income taxes	9,791	10,299	15,446	18,095
Income tax expense	(6,178)	(3,309)	(6,753)	(6,212)

Consolidated net income	3,613	6,990	8,693	11,883
Net (income) loss attributable to noncontrolling interest	170	(207)	180	(525)

Net income attributable to shareholders of Multi Packaging Solutions International Limited	$3,783	$6,783	$8,873	$11,358

Net income attributable to shareholders of Multi Packaging Solutions International Limited per share:
Basic	$0.05	$0.11	$0.12	$0.18
Diluted	$0.05	$0.11	$0.12	$0.18
Weighted-average number of common shares outstanding:
Basic	77,452	61,939	71,076	61,939
Diluted	77,452	61,939	71,076	61,939
Other comprehensive income (loss)
Cumulative foreign currency translation adjustment	$(1,192)	$(12,718)	$(22,764)	$(52,831)
Adjustment on available-for-sale securities	111	127	89	114
Pension adjustments	(3,541)	(1,428)	(2,087)	(790)

Total other comprehensive loss	(4,622)	(14,019)	(24,762)	(53,507)

Comprehensive loss	(1,009)	(7,029)	(16,069)	(41,624)
Comprehensive loss attributable to non-controlling interests	—	(441)	(17)	(554)

Comprehensive loss attributable to shareholders of Multi Packaging Solutions International Limited	$(1,009)	$(7,470)	$(16,086)	$(42,178)

See notes to condensed consolidated financial statements.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

(unaudited)

	Common Shares		Additional Paid-In Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Shareholders’ Equity
	Shares	Amount
Balance at June 30, 2015	61,939,432	$61,939	$278,695	$(45,365)	$(13,287)	$6,708	$288,690
Net income (loss)	—	—	—	8,873	—	(180)	8,693
Sale of 15,500,000 common shares, net of offering costs of $7,024	15,500,000	15,500	163,900	—	—	—	179,400
Stock compensation	13,514	14	26,030	—	—	—	26,044
Purchase of non-controlling interest	—	—	1,063	—	(12)	(3,637)	(2,586)
Other comprehensive income (loss)	—	—	—	—	(24,762)	—	(24,762)

Balance at March 31, 2016	77,452,946	$77,453	$469,688	$(36,492)	$(38,061)	$2,891	$475,479

See notes to condensed consolidated financial statements.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended March 31,
	2016	2015
Operating Activities
Net income	$8,693	$11,883
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation expense	55,825	58,085
Amortization expense	41,665	39,900
Amortization of deferred financing fees	3,102	3,350
Debt extinguishment charges	3,931	—
Deferred income taxes	(4,496)	(5,407)
Stock compensation	26,044	981
Unrealized foreign currency loss (gain)	2,818	(2,865)
Other	1,837	420
Change in assets and liabilities:
Accounts receivable	(11,887)	(12,962)
Inventories	5,231	13,336
Prepaid expenses and other current assets	355	(4,136)
Other assets	(7,201)	4,813
Accounts payable	(13,495)	(39,495)
Payroll and benefits	(13,110)	(2,111)
Other current liabilities	(10,010)	6,996
Income taxes payable	2,205	6,941
Other long-term liabilities	(2,590)	(14,508)

Net cash and cash equivalents provided by operating activities	88,917	65,221

Investing Activities
Additions to property, plant and equipment	(36,719)	(37,678)
Additions to intangible assets	(265)	(176)
Proceeds from sale of assets	2,616	5,962
Acquisitions of businesses, net of cash acquired	(10,685)	(137,783)

Net cash and cash equivalents used in investing activities	(45,053)	(169,675)

Financing Activities
Proceeds from initial public offering	186,424	—
Payments of offering costs	(7,024)	—
Proceeds from issuance of long-term debt	—	136,845
Proceeds from short-term borrowings	44,502	148,849
Payments on short-term borrowings	(43,755)	(151,394)
Payments on long-term debt	(235,627)	(12,592)
Deferred financing costs	—	(4,959)

Net cash and cash equivalents (used in) provided by financing activities	(55,480)	116,749

Effect of exchange rate changes on cash and cash equivalents	2,492	(673)

(Decrease) increase in cash and cash equivalents	(9,124)	11,622
Cash and cash equivalents—beginning	55,675	27,533

Cash and cash equivalents—ending	$46,551	$39,155

See notes to condensed consolidated financial statements.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 1—Nature of Business

The Company

“MPS” and the “Company” refer to Multi Packaging Solutions International Limited and its controlled subsidiaries. MPS is a leading, global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer, and multi-media end markets. MPS provides its customers with print-based specialty packaging, including premium-folding cartons, labels and inserts across a variety of substrates and finishes.

Bermuda Reincorporation

On October 7, 2015, 100% of the share capital of Multi Packaging Solutions Global Holdings Limited was acquired by Multi Packaging Solutions International Limited, a company incorporated and organized under the laws of Bermuda, from Chesapeake Finance 1 Limited and Mustang Investment Holdings L.P. The consideration for such acquisition was the issuance of shares in the Company to Chesapeake Finance 1 Limited and Mustang Investment Holdings L.P. In connection with the issuance of shares, the number of shares was increased as a result of the par value changing from one British Pound Sterling to one U.S. dollar.

Stock-split and Initial Public Offering

On October 8, 2015, the Company’s board of directors approved and the Company executed a 1 for 5.08 reverse stock split of its common shares prior to completing its proposed initial public offering. All share and per share data has been presented to reflect this reverse split. On October 27, 2015, the Company completed its initial public offering of 16,500,000 common shares at a price of $13.00 per share. In connection with the offering, funds controlled by The Carlyle Group (“Carlyle”) and certain current and former employees, sold 1,000,000 common shares. The underwriters also exercised their rights to purchase an additional 2,475,000 common shares from certain of the selling shareholders, including investment funds controlled by Madison Dearborn (“Madison”) and Carlyle, at the public offering price, less the underwriting discount. The Company did not receive any of the proceeds from the shares sold by Madison or Carlyle or from the exercise of the underwriters’ option. The Company received net proceeds of $186,424 from the initial public offering.

Note 2—Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of March 31, 2016 and for the three and nine months ended March 31, 2016 and 2015 have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the Company prepares its annual audited consolidated financial statements. The condensed consolidated balance sheet as of March 31, 2016 and the condensed consolidated statements of operations and comprehensive income (loss) for the three and nine months ended March 31, 2016 and 2015 and the statements of cash flows for the nine months ended March 31, 2016 and 2015 and statement of shareholders’ equity for the nine months ended March 31, 2016 are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 2—Basis of Presentation (continued)

of the consolidated financial position, operating results and cash flows for the periods presented. The results for the three and nine months ended March 31, 2016 are not necessarily indicative of results to be expected for the fiscal year ending June 30, 2016 or for any future interim period. The condensed consolidated balance sheet at June 30, 2015 has been derived from the audited consolidated financial statements of the Company. However, the interim financial information does not include all of the information and notes required by GAAP for complete consolidated financial statements. The accompanying condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements for the fiscal year June 30, 2015, and notes thereto included in the Company’s Registration Statement filed on Form S-1. There have been no material changes to the significant accounting policies previously disclosed in the Company’s Registration Statement filed on Form S-1.

Principles of Consolidation

The consolidated financial statements include the accounts of Multi Packaging Solutions International Limited and its controlled subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Newly Adopted Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. ASU No. 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU No. 2015-16 is effective for annual reporting periods beginning after December 15, 2015 and for interim periods within such annual period. Early application is permitted for financial statements that have not been previously issued. The Company has elected to early adopt the provisions of ASU No. 2015-16 at the end of the third quarter in fiscal 2016 (March 31, 2016). The adoption of the new guidance did not materially impact the Company’s consolidated financial position or results of operations.

Recently Issued Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718). ASU No. 2016-09 requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within such annual period. Early adoption is permitted, however all of guidance must be adopted in the same period under the transition requirements. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-02.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key information about the

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 2—Basis of Presentation (continued)

Recently Issued Accounting Pronouncements (continued)

entity’s leasing arrangements. Lease expenses will be recognized in the income statement in a manner similar to existing requirements. The amendments in this update are effective for annual periods beginning after December 15, 2018, and interim periods within such annual period, and must be adopted using a modified retrospective method for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-02.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods, with early adoption permitted as of the beginning of an interim or annual reporting period. The Company intends to adopt this new guidance, on a retrospective basis, in the fourth quarter of fiscal 2016. The adoption of this guidance will impact the balance sheet classification of such assets and liabilities.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU No. 2015-11 requires inventory measured using any method other than last-in, first out or the retail inventory method to be subsequently measured at the lower of cost or net realizable value, rather than at the lower of cost or market. ASU No. 2015-11 is effective for annual reporting periods beginning after December 15, 2016 and for interim periods within such annual period. Early application is permitted. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2015-11.

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in ASU No. 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the amendments. ASU No. 2015-03 must be applied retrospectively and is effective for annual reporting periods beginning after December 15, 2015 and for interim periods within such annual period. Early application is permitted for financial statements that have not been previously issued. In August 2015, the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. ASU No. 2015-15 states that for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting such costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company expects to early adopt the provisions of ASU Nos. 2015-03 and 2015-15 at the end of fiscal 2016 (June 30, 2016). The adoption of this new guidance will impact the balance sheet classification of such costs.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 2—Basis of Presentation (continued)

Recently Issued Accounting Pronouncements (continued)

industry-specific guidance throughout the Industry Topics of the Codification. Additionally, ASU No. 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. Under ASU No. 2014-09, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2017 and for interim periods within such annual period, with early application prohibited for annual reporting periods beginning after December 15, 2016. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. The Company is evaluating the transition method that will be elected and the potential effects of adopting the provisions of ASU No. 2014-09.

Note 3—Earnings Per Share

Earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable for unvested restricted stock, as calculated using the treasury stock method.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Numerator:
Net income available to common shareholders—basic and diluted	$3,783	$6,783	$8,873	$11,358
Denominator:
Weighted average number of common shares outstanding—basic	77,452	61,939	71,076	61,939
Effect of unvested restricted stocks *	—	—	—	—

Weighted average number of common shares outstanding—diluted	77,452	61,939	71,076	61,939

Basic earnings per common share	$0.05	$0.11	$0.12	$0.18
Dilutive earnings per common share	$0.05	$0.11	$0.12	$0.18

*	The effect of unvested restricted stocks rounds in thousands to zero.

Note 4—Acquisitions

The Company accounts for acquisitions using the acquisition method of accounting. The results of operations of the acquisitions are included in the consolidated results from their respective dates of acquisition. The purchase price of each acquisition is allocated to the tangible assets, liabilities, and identifiable intangible assets acquired based on their estimated fair values.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 4—Acquisitions (continued)

Chicago Paper Tube and Can Co.

On January 26, 2015, the Company completed the acquisition of Chicago Paper Tube & Can Co. (“CPT”). The acquisition of CPT provides the Company with high-end, round rigid packaging capability in North America. Consideration in the transaction consisted of cash totaling $8,189, net of cash acquired, and was funded from existing cash balances. CPT’s operations, which are included in the North America operating segment, are not material to the Company’s consolidated financial statements.

BluePrint Media Limited

On July 1, 2015, the Company completed the acquisition of BP Media, Ltd. (“BluePrint”). The acquisition of BluePrint provides the Company with pre-press and digital services in the European market, facilitating the processes surrounding translation and interchangeability of print content for foreign locations. In addition, BluePrint provides the Company with an established sales presence in the media markets in Europe, which will enable the Company to serve the European needs of global media releases. BluePrint had annual revenue of approximately $23,000 in its most recently completed year prior to the acquisition. Consideration in the transaction consisted of cash totaling £1,587 (approximately $2,496 at the transaction date exchange rate), net of cash acquired. The purchase price was funded from existing cash balances. Subject to the provisions in the agreement, additional consideration of £1,000 (approximately $1,440 at current exchange rates) is payable on June 30, 2018. Further consideration of 25% of the acquired businesses EBITDA, as defined in the share purchase agreement, for the three fiscal years ending June 30, 2018 is also payable to the sellers, subject to the achievement of a minimum EBITDA. The Company has preliminarily estimated £1,500 (approximately $2,160 at current exchange rates) as the fair value of such contingent consideration which is subject to further refinement upon finalization of the purchase price allocation. BluePrint’s operations, which are included in the Europe operating segment, are not material to the Company’s consolidated financial statements.

Presentation Products Group

On February 28, 2015, the Company acquired 100% of the outstanding Class A Common Units of Presentation Products Group (“Presentation Products”) for an aggregate purchase price of approximately $15,615 in cash. The Company acquired Presentation Products to expand its manufacturing operations and sourcing expertise in rigid packaging. Presentation’s operations, which are included in the Europe operating segment, are not material to the Company’s consolidated financial statements.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 4—Acquisitions (continued)

AGI Shorewood

On November 21, 2014, the Company acquired the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. and the US Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC (collectively, “ASG”) for an aggregate purchase price of approximately $133,794 in cash. The purchase price was funded with borrowings under the Company’s Credit Agreement (see note 10). The Company acquired ASG to further expand the Company’s global network and customer base. The following table summarizes the components of the purchase price for ASG.

Assets
Cash and cash equivalents	$19,401
Accounts receivable	76,435
Inventories	32,851
Prepaid expenses and other current assets	6,142
Deferred income taxes	15,322
Property, plant and equipment	49,470
Other long-term assets	3,610
Less: Liabilities
Current liabilities	(62,869)
Other long-term liabilities	(6,568)

Purchase price	$133,794

Armstrong Packaging Limited

On July 8, 2014, the Company acquired 100% of Armstrong Packaging Limited (“Armstrong”) for an aggregate purchase price of approximately $12,747 in cash. The Company acquired Armstrong to expand the Company’s global platform for luxury packaging, gift sets, travel retail, and commemorative editions. Armstrong’s product development and rigid box manufacturing complements the Company’s existing manufacturing, creative design, project management, and global sourcing capabilities. Armstrong’s operations, which are included in the Europe operating segment, are not material to the Company’s consolidated financial statements.

CD Cartondruck AG

The Company has contingent consideration relating to the June 9, 2011 purchase of CD Cartondruck AG (“Cartondruck”), of $2,317 payable on June 9, 2016. The value of the contingent consideration is being recorded as future compensation expense on a straight-line basis over the period of a required employment agreement. The contingent consideration is subject to satisfaction of certain employment contingencies. The Company has a restricted cash balance in the amount of $2,080 as of March 31, 2016, which is recorded in prepaid expenses and other current assets on the accompanying condensed consolidated balance sheets. The Company has a restricted cash balance at June 30, 2015 in the amount of $1,985, which is recorded in other assets on the accompanying condensed consolidated balance sheets.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 4—Acquisitions (continued)

CD Cartondruck AG (continued)

Additionally, with the purchase of Cartondruck, there could also be an additional payment (the “Earnout”), which is based on the future performance of the acquired company. The Earnout will be recorded as future compensation ratably over the period it becomes probable of achievement. The Earnout ranges from $0 to $3,475 based on cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA” as defined in the Share Purchase Agreement) achieved over a five-year period. As of March 31, 2016 and June 30, 2015, the Company concluded the Earnout was not probable of achievement and, therefore, no amount has been recognized to date.

Note 5—Inventories

Inventories consisted of the following:

	As of March 31, 2016	As of June 30, 2015
Raw materials	$51,873	$55,667
Work in progress	23,496	28,234
Finished goods	86,462	87,935

	$161,831	$171,836

Note 6—Intangible Assets

Intangible assets, net, consisted of the following:

As of March 31, 2016	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Useful Life (Years)
Customer relationships	$465,836	$(113,489)	$352,347	14
Developed technology	18,838	(7,884)	10,954	5
Photo library	1,360	(598)	762	5
Licensing agreements	3,554	(576)	2,978	4

Total	$489,588	$(122,547)	$367,041

As of June 30, 2015	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Useful Life (Years)
Customer relationships	$479,778	$(78,457)	$401,321	14
Developed technology	19,907	(5,508)	14,399	5
Photo library	1,259	(403)	856	5
Licensing agreements	3,524	(367)	3,157	4

Total	$504,468	$(84,735)	$419,733

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 6—Intangible Assets (continued)

Amortization expense included in selling, general and administrative expenses was as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Amortization of intangible assets	$13,557	$13,057	$41,665	$39,900

Note 7—Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. The Company tests goodwill for impairment annually as of the first day of the fourth fiscal quarter, or more frequently if indicators of potential impairment exist.

Changes in the carrying amount of goodwill by segment for the nine months ended March 31, 2016 were as follows:

	North America	Europe	Asia	Total
Balance as of June 30, 2015	$250,784	$223,275	$842	$474,901
Acquisition activity	7,297	1,187	—	8,484
Translation adjustments	—	(9,347)	(8)	(9,355)

Balance as of March 31, 2016	$258,081	$215,115	$834	$474,030

Note 8—Fair Value of Financial Instruments

The following table sets forth the Company’s financial assets and liabilities carried at fair value on a recurring basis by level within the fair value hierarchy:

As of March 31, 2016	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$332	$—	$—	$332
Foreign currency contracts	—	47	—	47

Liabilities:
Interest rate swaps	—	3,624	—	3,624

As of June 30, 2015	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$253	$—	$—	$253
Foreign currency contracts	—	57	—	57

Liabilities:
Interest rate swaps	—	2,988	—	2,988
Foreign currency contracts	—	34	—	34

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 8—Fair Value of Financial Instruments (continued)

Available for sale securities are reported at fair value based on quoted market prices. The fair value of interest rate swaps and foreign currency contracts are based on pricing models that rely on market observable inputs such as yield curves, currency exchange rates and forward prices.

The Company maintains two amortizing interest rate swaps that mature in December 2017. The swaps are being used to hedge the exposure to changes in the market LIBOR or EURIBOR rates. At March 31, 2016, one of the swaps had a notional amount of £85,043 whereby the Company pays a fixed rate of interest of 1.1649% and receives a variable rate based on LIBOR on the amortizing notional amount. The other swap had a notional amount of €98,037 whereby the Company pays a fixed rate of interest of 1.0139% and receives a variable rate based on EURIBOR (Euro Interbank Offered Rate) on the amortizing notional amount. As of March 31, 2016 and June 30, 2015, the swaps had a negative fair value of $3,624 and $2,988, respectively, which is included in other long-term liabilities in the condensed consolidated balance sheets. The Company has not designated these interest rate swaps as effective hedges and, as such, the change in the fair value each period is recorded in other (expense) income, net.

Note 9—Other (Expense) Income, net

Other (expense) income, net is comprised of the following for the three and nine months ended March 31, 2016 and 2015:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Loss on derivatives	$(752)	$(129)	$(935)	$(3,777)
Foreign currency (losses) gains	(510)	9,259	(3,850)	13,835
Other (loss) income	—	(30)	(12)	585

Other (expense) income, net	$(1,262)	$9,100	$(4,797)	$10,643

Note 10—Accumulated Other Comprehensive Income (Loss)

The change in accumulated other comprehensive income (loss) for the nine months ended March 31, 2016 and 2015 is as follows:

	Foreign Currency Translation Adjustments and other	Available for Sale Securities	Pension Adjustments	Total
Balance as of June 30, 2015	$(33,045)	$15	$19,743	$(13,287)
Other comprehensive income (loss) (a)	(22,764)	89	(2,087)	(24,762)
Other comprehensive income from noncontrolling interest due to the purchase of CD Cartondruck GmBH	(12)	—	—	(12)

Balance as of March 31, 2016	$(55,821)	$104	$17,656	$(38,061)

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 10—Accumulated Other Comprehensive Income (Loss) (continued)

(a)	Includes $12,375 of unrealized foreign currency gains and losses related to intercompany foreign currency transactions that are of a long-term investment nature and a net investment hedge.

	Foreign Currency Translation Adjustments	Available for Sale Securities	Pension Adjustments	Total
Balance as of June 30, 2014	$5,919	$9	$6,963	$12,891
Other comprehensive income (loss)	(52,831)	114	(790)	(53,507)

Balance as of March 31, 2015	$(46,912)	$123	$6,173	$(40,616)

There were no amounts reclassified from accumulated other comprehensive income during the three and nine months ended March 31, 2016 and 2015.

Note 11—Income Taxes

For the three and nine months ended March 31, 2016 and 2015, the effective tax rates, which includes the impact of discrete items, were as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Effective tax rate provision	63.1%	32.1%	43.7%	34.3%

Our effective tax rate differs from the US federal statutory income tax rate of 35.0%, due to the mix and levels between United States and foreign earnings. Included in the nine months ended March 31, 2016 was a benefit of $2,703 related to a reduction in the enacted UK statutory tax rate and a release of a reserve of $348 related to uncertain income tax positions. Excluding these discrete items, the effective tax rate for the three and nine months ended March 31, 2016 is higher than the statutory rate primarily due to non-deductible expenses, including stock compensation expense recorded in the current fiscal year to date. Additionally, the effective tax rate is higher due to the impact of losses in certain jurisdictions for which valuation allowances are being recorded.

As of March 31, 2016 and June 30, 2015, the total liability for uncertain tax benefits, including accrued interest and penalties, was $2,279 and $2,794, respectively, which is included in other long-term liabilities on the accompanying condensed consolidated balance sheets.

As of March 31, 2016, the Company is under tax audit in Canada for 2012-2014 and Germany for 2009-2011. In October 2015, the Mexican Tax Authorities concluded their audit of the 2008 and issued an assessment. The Company has filed an appeal with the Mexican Tax Court. The Company has been indemnified for all taxes payable and unrecognized tax positions by ASG from the prior owners for the audits in Canada and the tax court case in Mexico.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 11—Income Taxes (continued)

During the nine months ended March 31, 2016 and 2015, cash paid for taxes was $10,036 and $4,106, respectively.

Note 12—Employee Benefit Plans

Defined Benefit Plans

The Company maintains a number of defined benefit pension plans for the benefit of its employees throughout the world, which vary depending on the conditions and practices in the countries concerned. The principal defined benefit pension plan is the Field Group Pension Plan in the United Kingdom. The assets of the plan are held in an external trustee-administered fund. The Company also operates two further defined benefit pension plans in the United Kingdom (known as the Chesapeake pension plan and the GCM pension plan), as well as a number of defined benefit arrangements in France and Germany. The defined benefit pension plans in the United Kingdom are funded while the French and German plans are mainly unfunded. The benefits are based on a fixed rate of pay per year depending on the department worked in and function of the participant. Charges to expense are based upon costs computed using actuarial assumptions.

For the three and nine months ended March 31, 2016 and 2015, the components of total periodic benefit costs were as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Components of net periodic benefit costs:
Service cost	$924	$673	$2,865	$2,569
Interest cost	4,837	3,578	15,419	16,987
Expected return on plan assets	(5,745)	(4,598)	(18,315)	(19,670)

Net periodic cost (benefit)	$16	$(347)	$(31)	$(114)

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 13—Indebtedness

Total borrowings outstanding are summarized as follows:

	As of March 31, 2016	As of June 30, 2015
Short-term foreign borrowings	$4,559	$3,488

Term notes:
Dollar Tranche A Term Loan, due September 2020, net of discount	95,940	119,109
Dollar Tranche B Term Loans, due September 2020, net of discount	257,781	319,822
Dollar Tranche C Term Loans, due September 2020, net of discount	104,982	130,030
Sterling Term Loan, due September 2020, net of discount	129,569	219,933
Euro Term Loan, due September 2020, net of discount	151,169	189,831
Bonds Payable, due August 2021, net of discount	196,777	196,327
Other borrowings:
Foreign debt	4,440	8,049
Capital leases	1,084	1,800

Total borrowings outstanding	946,301	1,188,389
Less: short-term foreign borrowings and current portion of long-term debt, net of discount	(14,178)	(15,228)

Long-term debt, less current portion	$932,123	$1,173,161

As of March 31, 2016 and June 30, 2015, the fair value of the bonds payable, due August 2021, was $205,500 and $204,000, respectively, and the carrying value was $196,777 and $196,327, respectively. The bonds payable fair value was determined using quoted market prices (level 2). The carrying amount of the Company’s other borrowings approximate their fair value.

During the nine months ended March 31, 2016, the Company made voluntary prepayments of $222,633 on our long term debt, in addition to the periodic principal repayments required under certain agreements. At the time of the prepayments, the Company recognized incremental amortization on the deferred financing and debt discount fees as debt extinguishment charges totaling $3,931 for the nine months ended March 31, 2016.

The Company’s borrowing arrangements, including available borrowings under the Fourth Amendment to the Credit Agreement, are discussed further in the consolidated financial statements for the fiscal year June 30, 2015, and notes thereto included in the Company’s Registration Statement filed on Form S-1. As of March 31, 2016 and June 30, 2015, the Company was in compliance with all associated covenants.

Note 14—Restructuring Related Costs

The Company previously announced its intention to reorganize and cease its operations in certain North American facilities. Additionally, in the prior year, the Company recorded certain restructuring related severance costs primarily in Europe resulting from the integration of businesses subsequent to the merger with Chesapeake in February 2014.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 14—Restructuring Related Costs (continued)

The following is a summary of the activity with respect to the Company’s restructuring related costs.

	Severance and Employee Related	Costs Associated with Exit or Disposal Activities	Total
Balance at June 30, 2015	$256	$776	$1,032
Restructuring related costs	2,536	1,733	4,269
Amounts paid	(2,294)	(2,106)	(4,400)

Balance at March 31, 2016	$498	$403	$901

	Severance and	Costs Associated with Exit
	Employee Related	or Disposal Activities	Total
Balance at June 30, 2014	$2,060	$2,250	$4,310
Restructuring related costs	5,490	—	5,490
Amounts paid	(6,575)	(1,228)	(7,803)

Balance at March 31, 2015	$975	$1,022	$1,997

These costs are primarily recorded in cost of goods sold in the accompanying condensed consolidated statements of operations and comprehensive income (loss) for the three and nine months ended March 31, 2016 and 2015. Accrued restructuring related costs are included in other current liabilities on the condensed consolidated balance sheets.

Note 15—Commitments and Contingencies

The Company is involved in various proceedings, legal actions and claims arising in the normal course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. The Company records amounts for losses that are deemed to be probable and subject to reasonable estimate. The Company does not anticipate losses as a result of these proceedings that would materially affect the Company’s consolidated financial statements.

Note 16—Related Party Transactions

On February 13, 2014, the Company loaned CEP III Chase Finance S.à r.l., an entity owned by Carlyle, and Mustang Intermediate Investments S.à r.l., an entity owned by Madison Dearborn Partners, each $1,677 to enable them to purchase 5.1% of the outstanding capital stock of CD Cartondruck GmbH. The notes bear interest at a rate of 2.0%, compounded annually, and had a maturity date of February 14, 2015. The loan had automatic renewal periods unless terminated through a written notice no less than four weeks prior to maturity. The $3,354 note receivable was recorded in other assets on the consolidated balance sheet as of June 30, 2015. On October 8, 2015, the Company purchased CD Cartondruck GmbH for the value of the note plus interest. The transaction was accounted for as an acquisition of noncontrolling interest and included in the statement of stockholders’ equity. As of October 8, 2015, the Company owns 100% of the outstanding capital stock of CD Cartondruck GmBH.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 17—Stock Based Compensation

The Company recognized compensation expense related to awards under its stock based compensation plans as follows:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Performance Based Units	$—	$—	$9,460	$—
2014 Equity Incentive Plan	—	376	16,352	982
Payroll taxes relating to stock based compensation	—	—	723	—

	—	376	26,535	982
2015 Incentive Award Plan	75	—	225	—
Other	29	141	304	421

Total	$104	$517	$27,064	$1,403

Performance Based Units

In connection with Carlyle’s acquisition of Chesapeake (refer to the Company’s Registration Statement filed on Form S-1), certain members of Chesapeake’s management were allowed to co-invest with Carlyle in an entity controlled by Carlyle that holds an investment in the Company. At the time of the grant, those members of management that invested alongside Carlyle received a specified number of common shares, which were subject to a performance-based ratchet (the “Ratchet”). Pursuant to the Ratchet, members of management’s ownership percentage could increase based on Chesapeake completing an “Exit” that resulted in a specified return on invested capital (“MOIC”) and internal rate of return (“IRR”) for certain investors. An Exit is defined as the completion of a liquidating event, which includes the completion of an initial public offering (“IPO”). Since a liquidity event, including an IPO, is generally not probable until it occurs, no compensation cost had been recognized in the financial statements through the initial public offering date. On October 27, 2015, the Company completed its IPO (see Note 1) and accordingly the performance-based units vested and the Company recognized stock based compensation expense of approximately $9,460 during the nine months ended March 31, 2016. The expense at the time of the IPO was calculated using the IPO stock price of $13 per share on a per share equivalent basis of Carlyle shares, less a lack of marketability discount rate due to the shares not being freely tradeable by the members of management.

2014 Equity Incentive Plan (Mustang Investment Holdings L.P.)

The 2014 Equity Incentive Plan (the “2014 Plan”) provides for profits interests and restricted capital interests in Mustang Investment Holdings L.P. (“Holdings”) to be granted to directors, officers and employees of the Company. During the three and nine months ended March 31, 2016 and 2015, Holdings did not issue any time-vesting profits interests or performance-vesting profits interests. Time-vesting profits interests vested twenty percent per year on each of the first five anniversaries of August 15, 2013, as per the applicable award agreement. All performance-vesting profits interests would vest based on Holdings’ principal investors obtaining various thresholds of an internal rate of return as defined in the 2014 Plan, which represents a performance condition.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 17—Stock Based Compensation (continued)

2014 Equity Incentive Plan (Mustang Investment Holdings L.P.) (continued)

Since the profits interests issued under the 2014 Plan are for interests in Holdings, which is outside of the consolidated group, the value of the profits interests was marked to market at each of the Company’s reporting periods. On October 27, 2015, the Company completed its IPO and in connection with the IPO the performance-vesting units vested and the Company accelerated the vesting of the time-vesting profits interest.

The Company recognized compensation expense related to awards under the 2014 Plan as follows:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Time vesting profit interests	$—	229	$5,569	599
Time vesting restricted capital interests	—	147	3,410	383
Performance-vesting profit interests	—	—	7,373	—

Total	$—	$376	$16,352	$982

2014 Plan—Profits Interests Valuation

As an input to the Black-Scholes model, and for valuation of the profits interest and restricted capital interest awards, the Company estimated the fair value of Holdings’ equity quarterly. The Company relied on the results of a discounted cash flow analysis but also considered other widely recognized valuation models. The discounted cash flow analysis is dependent on a number of significant management assumptions regarding the expected future financial results of the Company and Holdings, as well as upon estimates of an appropriate cost of capital. A sensitivity analysis was performed in order to establish a narrow range of estimated fair values for the equity of Holdings. The market approach consists of identifying a set of guideline public companies. Multiples of historical and projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined based on the guideline companies are applied to Holdings’ EBITDA in order to establish a range of estimated fair value for the equity of Holdings. After considering all of these estimates of fair value, the Company then determines a single estimated fair value of the equity to be used in accounting for equity-based compensation.

The Company calculated the estimated fair value of each award as of the reporting date for each grant prior to the IPO using the Black–Scholes option valuation model. There was no active market for Holdings’ equity. Therefore, as a substitute for Holdings’ volatility, the Company elected to use the historical volatility of various publically traded companies in the printing industry. The expected term of profits interests granted is derived from the output of the option valuation model and represents the period of time that profits interests granted are expected to be outstanding. The risk-free rate for periods within the life of the profits interests is based on the U.S. Treasury yield curve in effect at the time of grant. During the three months ended March 31, 2015, the Company utilized 6.00 years as the expected term, 46.58% for its expected volatility, and 2.13% for the risk free rate of interest. The Company does not expect to pay any dividends and the weighted average of profits interest was $4.77 per profit interest. During the nine months ended March 31, 2015, the Company utilized 6.13 years as the expected term, 46.58% for its expected volatility, 2.13% for the risk free rate of interest, the Company does not expect to pay any dividends and the weighted average of profits interest was $4.77 per profit interest. The

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 17—Stock Based Compensation (continued)

2014 Plan—Profits Interests Valuation (continued)

expense at the time of the IPO was calculated using the IPO stock price of $13 per share on a per share equivalent basis of Holdings shares less a lack of marketability discount rate due to the shares not being freely tradeable.

At the time of the Company’s IPO all the profit interests in Holdings were converted on an equivalent share basis. As of March 31, 2016, there are no profit interests outstanding.

As of March 31, 2016, there was no unearned compensation related to unvested profit interests.

2014 Plan—Restricted Capital Interests Valuation

For Restricted Capital Interests issued under the 2014 Plan the Company calculated the estimated fair value of each award using the Black-Scholes option valuation model that uses the assumptions described below and considers a lack of marketability discount. There was no active market for Holdings’ equity. Therefore, as a substitute for Holdings’ volatility, the Company elected to use the historical volatility of various publicly traded companies in the printing industry. The Company uses historical data to estimate employee terminations within the valuation model. The expected term of restricted capital interests granted is derived from the output of the option valuation model and represents the period of time that restricted capital interests granted are expected to be outstanding. The risk-free rate for periods within the life of the restricted capital interests is based on the U.S. Treasury yield curve in effect at the time of grant. During the three months ended March 31, 2015, the Company utilized 6.00 years as the expected term, 46.58% for its expected volatility, and 2.13% for the risk free rate of interest. The Company does not expect to pay any dividends and the weighted average of restricted capital interests was $4.77 per profit interest. During the nine months ended March 31, 2015, the Company utilized 6.13 years as the expected term, 46.58% for its expected volatility, 2.13% for the risk free rate of interest, the Company does not expect to pay any dividends and the weighted average of the restricted capital interest was $4.77 per restricted capital interest. The expense at the time of the IPO was calculated using the IPO stock price of $13 per share on a per share equivalent basis of Holdings shares less a lack of marketability discount rate due to the shares not being freely tradeable.

At the time of the Company’s IPO all the restricted capital interests in Holdings were converted on an equivalent share basis. As of March 31, 2016, there are no restricted capital interests outstanding. There were no restricted capital interests issued during the periods presented.

There was no unearned compensation related to unvested restricted capital interests at March 31, 2016.

2015 Incentive Award Plan

The Multi Packaging Solutions International Limited 2015 Incentive Award Plan (the “2015 Plan”) was adopted in October 2015 and provides for the grant of stock options, including incentive stock options and nonqualified stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation rights, and other

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 17—Stock Based Compensation (continued)

2015 Incentive Award Plan (continued)

stock or cash-based awards. All awards under the 2015 Plan are granted pursuant to award agreements, which, together with the 2015 Plan, detail the terms and conditions of the awards, including any applicable vesting, payment terms and post-termination exercise limitations. Awards may be subject to performance criteria, which are determined by the Company’s Board of Directors (or a committee thereof), and that must be achieved in order for the awards to vest and/or be settled. An aggregate of 9,000 common shares was initially made available for issuance under the 2015 Plan.

The Company compensates its independent board members for their services through an annual cash payment of $75 and an annual stock grant valued at $75, which is fully vested at the date of grant. Additional cash compensation is given for service as chair of a committee of the Board of Directors. The Company recorded expense of $225 for the nine months ended March 31, 2016 in connection with stock grants to three directors during the period.

Note 18—Segments

The Company operates its business along three operating segments, which are grouped on the basis of geography: North America, Europe and Asia. The Company believes this method of segment reporting reflects both the way its business segments are managed and the way the performance of each segment is evaluated. The three segments consist of similar operating activities as each segment produces similar products.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 18—Segments (continued)

Generally, the Company evaluates performance based on stand-alone segment net income (loss) before income taxes, interest, depreciation, amortization, restructuring, transaction and other costs related to acquisitions (“Adjusted EBITDA”) and accounts for inter-segment sales and transfers, which were not material, as if the sales or transfers were to third parties, at current market prices.

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Net Sales
North America	$193,866	$204,671	$610,843	$542,141
Europe	184,492	192,096	606,876	637,285
Asia	20,826	19,440	69,873	35,690

Total Net Sales	$399,184	$416,207	$1,287,592	$1,215,116

Depreciation and Amortization
North America	$15,258	$16,074	$45,462	$45,809
Europe	15,261	15,440	49,000	50,506
Asia	933	891	3,028	1,670

Total Depreciation and Amortization	$31,452	$32,405	$97,490	$97,985

Operating Income
North America	$11,945	$6,551	$21,242	$17,888
Europe	12,303	11,785	42,846	42,176
Asia	1,765	494	9,727	1,430

Total Operating Income	$26,013	$18,830	$73,815	$61,494

Adjusted EBITDA *
North America	$26,581	$26,013	$88,382	$73,220
Europe	29,063	28,897	103,423	99,566
Asia	2,707	2,408	13,148	4,162

Total Adjusted EBITDA	$58,351	$57,318	$204,953	$176,948

*

To supplement our financial information presented in accordance with GAAP, the Company uses EBITDA and Adjusted EBITDA (non-GAAP financial measures) to clarify and enhance an understanding of past performance. The Company believes that the presentation of these financial measures enhances an investor’s understanding of our financial performance and that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. The Company also believes that these financial measures provide investors with a useful tool for assessing the comparability between periods of the ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. These financial measures are used for business planning purposes and in measuring performance relative to that of competitors and the Company believe these financial measures are

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 18—Segments (continued)

commonly used by investors. However, our use of the terms EBITDA and Adjusted EBITDA may vary from that of others in the industry. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is presented further below.

	For the Nine Months Ended March 31,
	2016	2015
Capital Expenditures
North America	$12,867	$13,436
Europe	18,846	22,976
Asia	5,006	1,266

Total Capital Expenditures	$36,719	$37,678

	As of March 31, 2016	As of June 30, 2015
Total Assets
North America	$787,224	$915,601
Europe	931,467	866,214
Asia	68,697	100,310

Total Assets	$1,787,388	$1,882,125

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 18—Segments (continued)

The Company’s product offerings consist of print-based specialty packaging products across the consumer, healthcare and multi-media end markets. The Company produces similar products including labels, cartons, inserts and rigid packaging (the “Specific Products”) in all of the geographies it serves, and in all of the end markets it serves. These Specific Products represent one product line. The nature of a specific carton, label, insert or rigid package is similar from end market to end market and geography to geography. Oftentimes, the Specific Products sold to the customer are bundled, including both label and carton, or label, carton and insert or any combination thereof. The following are summaries of gross sales estimated by product category and of net sales estimated by end markets for the respective periods:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Premium Folding Cartons	$257,827	$260,285	$842,704	$781,171
Inserts	56,274	81,003	183,361	202,527
Labels	36,216	27,689	101,865	95,316
Rigid Packaging	23,181	23,485	89,104	45,072
Other Consumer Products	57,576	57,291	167,716	170,678

Total	431,074	449,753	1,384,750	1,294,764
Sales Reserves and Eliminations	(31,890)	(33,546)	(97,158)	(79,648)

Total Net Sales	$399,184	$416,207	$1,287,592	$1,215,116

Net Sales by category
Consumer	$199,578	$204,990	$659,664	$609,393
Healthcare	166,791	176,469	474,604	485,528
Multi-Media	32,815	34,748	153,324	120,195

Total Net Sales	$399,184	$416,207	$1,287,592	$1,215,116

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

(unaudited)

Note 18—Segments (continued)

The following is a reconciliation of EBITDA and Adjusted EBITDA to the comparable GAAP financial measures.

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Consolidated net income	$3,613	$6,990	$8,693	$11,883
Depreciation and amortization	31,452	32,405	97,490	97,985
Interest expense	14,896	17,631	49,641	54,042
Income tax expense	6,178	3,309	6,753	6,212

EBITDA	56,139	60,335	162,577	170,122
Transaction costs	371	1,914	2,785	6,098
Stock based and deferred compensation	104	517	27,064	1,403
Debt extinguishment charges	64	—	3,931	—
Purchase accounting adjustments	255	1,171	878	2,024
Restructuring related costs	693	1,700	4,269	5,490
Loss on sale of fixed assets	236	237	598	645
Foreign currency (gains) losses	510	(9,259)	3,850	(13,835)
Other adjustments to EBITDA	(21)	703	(999)	5,001

Adjusted EBITDA	$58,351	$57,318	$204,953	$176,948

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED JUNE 30, 2015, PERIOD FROM AUGUST 15,

2013 THROUGH JUNE 30, 2014 (SUCCESSOR); AND THE PERIOD FROM JULY 1, 2013

THROUGH AUGUST 14, 2013,

AND THE YEAR ENDED JUNE 30, 2013 (PREDECESSOR)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Multi Packaging Solutions International Limited

We have audited the accompanying consolidated balance sheets of Multi Packaging Solutions International Limited and subsidiaries (the Company) as of June 30, 2015 and 2014 (Successor), and the related consolidated statements of operations and comprehensive income, shareholders’ equity (deficiency) and cash flows for the year ended June 30, 2015 (Successor), for the period from August 15, 2013 to June 30, 2014 (Successor), for the period from July 1, 2013 to August 14, 2013 (Predecessor), and for the year ended June 30, 2013 (Predecessor). Our audits also included the financial statement schedule included in the index as Schedule II. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multi Packaging Solutions International Limited and subsidiaries at June 30, 2015 and 2014 (Successor), and the consolidated results of their operations and their cash flows for the year ended June 30, 2015 and for the period from August 15, 2013 to June 30, 2014 (Successor) and the period from July 1, 2013 to August 14, 2013 (Predecessor), and for the year ended June 30, 2013 (Predecessor) in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young, LLP

Detroit, Michigan

September 11, 2015, except for Note 21 and the effects of the common stock transfer and reverse stock split as described in Note 22, as to which the date is October 9, 2015

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	Successor
	June 30, 2015	June 30, 2014
Current assets
Cash and cash equivalents	$55,675	$27,533
Accounts receivable, net	240,110	181,089
Inventories	171,836	144,342
Prepaid expenses and other current assets	26,892	20,704
Deferred income taxes	8,454	24,801

Total current assets	502,967	398,469

Property, plant and equipment
Land	58,316	58,489
Buildings and improvements	58,368	57,800
Machinery and equipment	373,639	351,134
Furniture and fixtures	13,056	14,484
Construction in progress	12,255	13,153

Total	515,634	495,060
Less: accumulated depreciation	(86,691)	(41,594)

Property, plant and equipment, net	428,943	453,466

Other long-term assets
Intangible assets, net	419,733	483,943
Goodwill	474,901	490,738
Deferred financing costs, net	4,311	4,812
Deferred income taxes	14,568	1,473
Other assets	36,702	11,254

Total assets	$1,882,125	$1,844,155

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(IN THOUSANDS, EXCEPT SHARE DATA)

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)

	Successor
	June 30, 2015	June 30, 2014
Current liabilities
Accounts payable	$176,431	$170,883
Payroll and benefits	51,606	40,006
Other current liabilities	46,097	33,137
Short-term foreign borrowings	3,488	7,883
Current portion of long-term debt	11,740	12,650
Income taxes payable	6,022	4,269

Total current liabilities	295,384	268,828
Long-term debt, less current portion	1,173,161	1,112,669
Deferred income taxes	93,061	120,686
Other long-term liabilities	31,829	39,440

Total liabilities	1,593,435	1,541,623

Commitments and Contingencies

Shareholders’ equity (deficiency)
Contributed capital, $1.00 par value, 61,939,432 shares authorized, issued and outstanding at June 30, 2015 and 2014	61,939	61,939
Paid in capital	278,695	273,536
Accumulated deficit	(45,365)	(51,864)
Accumulated other comprehensive income (loss)	(13,287)	12,891

Total Multi Packaging Solutions International Limited shareholders’ equity	281,982	296,502
Noncontrolling interest	6,708	6,030

Total shareholders’ equity	288,690	302,532

Total liabilities and shareholders’ equity	$1,882,125	$1,844,155

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Net sales	$1,617,640	$814,213	$74,081	$579,401
Cost of goods sold	1,285,673	668,441	58,054	456,958

Gross margin	331,967	145,772	16,027	122,443

Selling, general and administrative expenses
Selling, general and administrative expenses	247,360	135,212	9,729	76,260
Management fees and expenses	—	—	264	2,315
Transaction and other related expenses	13,630	38,844	28,370	3,080

Total selling, general and administrative expenses	260,990	174,056	38,363	81,655

Operating income (loss)	70,977	(28,284)	(22,336)	40,788

Other income (expense)
Other income, net	10,625	370	1,063	1,426
Debt extinguishment charges	(1,019)	—	(14,042)	(4,140)
Interest expense	(75,437)	(43,215)	(3,991)	(24,546)

Total other expense, net	(65,831)	(42,845)	(16,970)	(27,260)

Income (loss) before income taxes	5,146	(71,129)	(39,306)	13,528
Income tax expense (benefit)	(1,880)	(19,481)	(15,621)	4,195

Net income (loss)	7,026	(51,648)	(23,685)	9,333
Less: net income attributable to noncontrolling interest	527	216	—	—

Net income (loss) attributable to Multi Packaging International Limited	6,499	(51,864)	(23,685)	9,333
Preferred stock dividends	—	—	(25)	(9,275)

Income available (loss attributable) to common shareholders	$6,499	$(51,864)	$(23,710)	$58

Earnings (loss) per share
Basic	$.10	$(1.17)	$(203.74)	$0.50

Diluted	$.10	$(1.17)	$(203.74)	$0.49

Weighted-average number of common shares outstanding:
Basic	61,939,432	44,228,626	116,373	116,110

Diluted	61,939,432	44,228,626	116,373	119,073

Other comprehensive income (loss)
Cumulative foreign currency translation adjustment	(38,813)	5,835	731	391
Adjustment on available-for-sale securities	6	9	8	968
Pension adjustments, net	12,780	6,943	—	—

Total other comprehensive income (loss)	(26,027)	12,787	739	1,359

Comprehensive income (loss)	(19,001)	(38,861)	(22,946)	10,692
Less: comprehensive income attributable to non-controlling interests	151	112	—	—

Comprehensive income attributable to Multi Packaging Solutions International Limited	$(19,152)	$(38,973)	$(22,946)	$10,692

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

(IN THOUSANDS, EXCEPT SHARE DATA)

Predecessor	Series B Preferred		Series C Preferred		Common Stock		Accumulated dividends in arrears	Paid-In Capital	Equity secured receivables	Accumulated (deficit)	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total shareholders’ equity (deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE, July 1, 2012	123,251	$1	7,750	$—	115,413	$1	$40,274	$25,250	$(7,844)	$(15,532)	$(3,045)	$—	$39,105
Stock issued	—	—	—	—	960	—	—	1,688	—	—	—	—	1,688
Dividends accumulated	—	—	—	—	—	—	9,275	(9,275)	—	—	—	—	—
Contingent stock earned	—	—	—	—	—	—	—	427	—	—	—	—	427
Net income	—	—	—	—	—	—	—	—	—	9,333	—		9,333
Series B preferred stock redemption	(121,115)	(1)	—	—	—	—	—	(13,194)	—	(107,920)	—	—	(121,115)
Series B preferred stock dividends paid	—	—	—	—	—	—	(46,358)	—	—	—	—	—	(46,358)
Common stock dividends paid	—	—	—	—	—	—	—	—	—	(14,162)	—	—	(14,162)
Series C shares exchanged (See Note 15)	—	—	(7,750)	—	—	—	(2,813)	(4,937)	4,591	—	—	—	(3,159)
Interest on shareholder note receivable	—	—	—	—	—	—	—	—	(548)	—	—	—	(548)
Stock compensation expense	—	—	—	—	—	—	—	251	—	—	—	—	251
Fair market value adjustment on an available-for-sale security, net of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	968	—	968
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	391	—	391

BALANCE, June 30, 2013	2,136	$—	—	$—	116,373	$1	$378	$210	$(3,801)	$(128,281)	$(1,686)	$—	$(133,179)

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

(IN THOUSANDS, EXCEPT SHARE DATA)

Predecessor	Series B Preferred		Common Stock		Accumulated dividends in arrears	Paid-In Capital	Equity secured receivables	Accumulated (deficit)	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total shareholders’ equity (deficiency)
	Shares	Amount	Shares	Amount
BALANCE, June 30, 2013	2,136	$—	116,373	$1	$378	$210	$(3,801)	$(128,281)	$(1,686)	$—	$(133,179)
Dividends accumulated	—	—	—	—	25	(25)	—	—	—	—	—
Contingent stock earned	—	—	—	—	—	52	—	—	—	—	52
Net loss	—	—	—	—	—	—	—	(23,685)	—		(23,685)
Stock compensation expense	—	—	—	—	—	53	—	—	—	—	53
Contingent stock deposited in escrow	(2,136)	—	—	—	(403)	(898)	—	—	—	—	(1,301)
Settlement of shareholder notes	—	—	—	—	—	—	3,801	—	—	—	3,801
Fair market value adjustment on an available-for-sale security	—	—	—	—	—	—	—	—	8	—	8
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	731	—	731

BALANCE, August 14, 2013	—	$—	116,373	$1	$—	$(608)	$—	$(151,966)	$(947)	$—	$(153,520)

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

(IN THOUSANDS, EXCEPT SHARE DATA)

Successor	Common Stock		Paid-In Capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total shareholders’ equity
	Shares	Amount
BALANCE, August 15, 2013	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	30,969,716	30,969	130,366	—	—	—	161,335
Mustang shares converted upon reverse merger	30,969,716	30,970	141,371	—	—	—	172,341
Acquisition of noncontrolling interest	—	—	736	—	—	5,918	6,654
Net loss	—	—	—	(51,864)	—	216	(51,648)
Stock compensation expense	—	—	1,063	—	—	—	1,063
Fair market value adjustment on an available-for-sale security	—	—	—	—	9	—	9
Pension adjustment, net	—	—	—	—	6,963	(20)	6,943
Foreign currency translation adjustment	—	—	—	—	5,919	(84)	5,835

BALANCE, June 30, 2014	61,939,432	61,939	273,536	(51,864)	12,891	6,030	302,532
Net income	—	—	—	6,499	—	527	7,026
Stock compensation expense	—	—	5,159	—	—	—	5,159
Fair market value adjustment on an available-for-sale security	—	—	—	—	6	—	6
Pension adjustment, net	—	—	—	—	12,780	—	12,780
Foreign currency translation adjustment	—	—	—	—	(38,964)	151	(38,813)

BALANCE, June 30, 2015	61,939,432	$61,939	$278,695	$(45,365)	$(13,287)	$6,708	$288,690

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 to June 30, 2014	Period from July 1, 2013 to August 14, 2013	For the year ended June 30, 2013
Operating activities
Net income (loss)	$7,026	$(51,648)	$(23,685)	$9,333
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation expense	78,035	41,831	2,824	27,457
Amortization expense	58,121	34,036	1,233	12,109
Deferred income taxes	(9,477)	(24,648)	(15,377)	3,983
Stock compensation	5,159	1,063	109	2,317
Equity in earnings of unconsolidated subsidiary	(39)	(225)	(23)	(599)
Dividends received from unconsolidated subsidiary	12	407	225	381
Unrealized foreign currency (gain) loss	(11,355)	(381)	—	—
Interest on mandatorily redeemable preferred stock	—	—	—	290
Gain on return of Series C preferred shares	—	—	—	(3,159)
Shareholder note forgiveness	—	—	2,783	—
Loss on extinguishment of debt	1,019	—	11,642	4,140
Gain on settlement of pension liability	—	—	(676)	—
Impairment on investments	—	1,006	—	2,112
Other	4,104	2,263	1,806	(1,313)
Change in assets and liabilities:
Accounts receivable	13,615	9,427	(12,810)	(992)
Inventories	3,021	7,509	(1,985)	5,491
Prepaid expenses and other current assets	1,137	2,390	516	(365)
Other assets	(10,246)	(2,446)	(129)	55
Accounts payable	(17,775)	21,110	8,534	(2,162)
Payroll and benefits	3,530	(8,003)	1,749	(1,996)
Other current liabilities	(4,239)	(16,556)	26,209	263
Income taxes payable	2,653	(2,248)	(217)	(1,772)
Other long-term liabilities	(15,684)	5,043	(3,692)	—

Net cash and cash equivalents provided by (used in) operating activities	108,617	19,930	(964)	55,573

Investing activities
Additions to property, plant and equipment	$(59,535)	$(39,888)	$(2,741)	$(22,433)
Additions to intangible assets	(207)	(209)	(21)	(118)
Proceeds from sale of assets	6,907	2,226	—	1,137
Acquisitions of businesses, net of cash acquired	(137,269)	(116,337)	—	—

Net cash and cash equivalents used in investing activities	(190,104)	(154,208)	(2,762)	(21,414)

Financing activities
Issuance of preferred and common stock	$—	$585	$—	$121
Proceeds from issuance of long-term debt	133,650	172,137	—	372,582
Proceeds from short-term borrowings	171,456	66,369	—	18,288
Payments on short-term borrowings	(174,442)	(80,494)	(295)	(19,788)
Payments on long-term debt	(15,816)	(6,555)	(499)	(189,698)
Debt issuance costs	(5,020)	(6,974)	—	(13,260)
Common stock dividends	—	—	—	(14,162)
Preferred stock cash dividends paid / redemption of shares	—	—	—	(176,430)

Net cash and cash equivalents provided by (used in) financing activities	109,828	145,068	(794)	(22,347)

Effect of exchange rate changes on cash and cash equivalents	(199)	97	50	(3)

Increase (decrease) in cash and cash equivalents	28,142	10,887	(4,470)	11,809
Cash and cash equivalents—Beginning	27,533	16,646	27,123	15,314

Cash and cash equivalents—Ending	$55,675	$27,533	$22,653	$27,123

Note 1—Nature of Business

The Company

“MPS”, the “Company”, and the “Successor” refer to Multi Packaging Solutions International Limited. MPS is a leading, global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer, and multi-media end markets. MPS provides its customers with print-based specialty packaging, including premium-folding cartons, labels and inserts across a variety of substrates and finishes. The former Multi Packaging Solutions, Inc., and, as the context may require, its subsidiaries, are referred to herein as the “Predecessor”.

On August 15, 2013, the Predecessor and its primary shareholder, IPC/Packaging LLC (solely in its capacity as shareholder representative), entered into an Agreement and Plan of Merger to be purchased by Mustang Parent Corp. (“Mustang”), an entity controlled by funds advised by Madison Dearborn Partners, LLC (“MDP”) (the “Transaction”). Following completion of the Transaction, Mustang owned 100% of the outstanding equity of the Predecessor.

On February 14, 2014, MDP and the Carlyle Group (“Carlyle”) entered into a Combination Agreement, whereby MDP contributed 100% of the outstanding equity of Mustang to a subsidiary of Chesapeake Finance 2, Ltd. (“CF2”), in exchange for a 50% equity interest in CF2 (the “Merger”). The other 50% equity interest in CF2 is held by funds advised by Carlyle. CF2 emerged from the Merger as the new Parent entity, incorporated under the laws of England and Wales. Subsequent to the Merger, the name of CF2 was changed to Multi Packaging Solutions Global Holdings Limited. The Merger was accounted for as a reverse acquisition in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 805, whereby MPS was the accounting acquirer. The equity of the Successor was adjusted to reflect the exchange of shares pursuant to the Combination Agreement.

As further discussed in Note 22, on October 7, 2015, 100% of the share capital of Multi Packaging Solutions Global Holdings Limited was acquired by the Company.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The financial information set forth herein reflects: (a) the consolidated results of operations and cash flows of the Successor for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014 and the Predecessor for the period from July 1, 2013 through August 14, 2013 and the fiscal year ended June 30, 2013 and (b) the financial position of the Successor as of June 30, 2015 and 2014.

Principles of Consolidation

The consolidated financial statements include the accounts of Multi Packaging Solutions Global Holdings Limited and its controlled subsidiaries (collectively, referred to as the “Company”). All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Note 2—Summary of Significant Accounting Policies (continued)

Foreign Currency

The functional currencies of the Company’s foreign subsidiaries are the respective local currencies. Assets and liabilities of the Company’s foreign subsidiaries and affiliates are translated into U.S. dollars at the fiscal year-end exchange rates, and revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of accumulated other comprehensive (loss) income within the accompanying consolidated statements of shareholders’ equity (deficiency). Transaction gains and losses resulting from transactions entered into under contracts in a currency other than the subsidiary’s functional currency are accounted for on a transactional basis as a credit or charge to operations. The Company recognized foreign currency transaction gains (losses) in the amounts of $12,171, $777, $364 and $(220) for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the fiscal year ended June 30, 2013, respectively, which is recorded in Other income (expense) in the accompanying consolidated statements of operations and comprehensive income (loss).

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company has restricted cash deposited in an escrow account relating to contingent consideration from the June 9, 2011 acquisition of CD Cartondruck AG. Restricted cash was $1,985 and $2,425 as of June 30, 2015 and June 30, 2014, and is included as a component of Other Assets on the consolidated balance sheet.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented net of an allowance for doubtful accounts of $2,932 and $2,689 as of June 30, 2015 and 2014, respectively. The allowance for doubtful accounts reduces receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall and industry-specific economic conditions, statutory requirements, historical and anticipated customer performance, historical experience with write-offs and the level of past-due amounts. Changes in these conditions may result in additional allowances. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at the lower of cost or market value. Inventory costs include materials, labor and manufacturing overhead. Cost is determined by the first-in, first-out method. Obsolete inventory is identified based on an analysis of inventory for known obsolescence issues and a write-down or write-off is provided based on this analysis.

Property, Plant and Equipment

Property, plant and equipment was adjusted to fair value on August 15, 2013, which represents a new cost basis. Expenditures for maintenance and repairs are charged to current operations, while major improvements that materially extend useful lives are capitalized. Depreciation is computed over the estimated useful lives of the assets using the straight-line method as follows:

Buildings and improvements	3-40 years
Machinery and equipment	3-13 years
Furniture and fixtures	3-7 years

Depreciation expense was $78,035, $41,831, $2,824 and $27,457 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013, respectively.

Note 2—Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

Costs relating to obtaining debt financing are capitalized and amortized over the term of the related debt using effective interest method. Amortization of deferred financing costs charged to interest expense was $871, $478, $279 and $1,906 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013, respectively.

Goodwill and Intangible Assets

Goodwill represents the cost of acquired businesses in excess of the fair value of the assets acquired and liabilities assumed of such businesses at the acquisition date. Goodwill is not amortized, but is subject to impairment tests. The Company reviews the carrying amounts of goodwill by reporting unit at least annually on April 1 (the annual assessment date), or more frequently when indicators of impairment are present, to determine if goodwill may be impaired. The Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of goodwill is less than its carrying value. The Company would not be required to quantitatively determine the fair value of goodwill unless the Company determines, based on the qualitative assessment, that it is more likely than not that its fair value is less than the carrying value.

If the Company determines that the fair value is less than the carrying value based on the qualitative assessment, a quantitative assessment based upon discounted cash flow and market approach analyses is performed to determine the estimated fair value of the reporting units. The Company includes assumptions about expected future operating performance as part of a discounted cash flow analysis to estimate fair value. If the carrying values of goodwill are not recoverable, based on the discounted cash flow analysis, management performs the next step, which compares the fair value of the reporting unit to the carrying value of the tangible and intangible net assets of the reporting units. Goodwill is considered impaired if the recorded fair value of the tangible and intangible net assets exceeds the fair value of the reporting unit.

The Company did not recognize any impairment charges for goodwill during any of the periods presented, as the Company’s annual impairment testing indicated that all reporting unit goodwill fair values exceeded their respective carrying values.

Intangible assets have been acquired through various business acquisitions and include customer relationships, developed technology, licensing agreements, and a photo library. The intangible assets are initially valued at their acquisition date using either a discounted cash flow model or relief from royalty method. The relief from royalty method is used for developed technology and licensing agreements and assumes that if the acquired company did not own the intangible asset or intellectual property, it would be willing to pay a royalty for its use. The benefit of ownership of the intellectual property is valued as the relief from the royalty expense that would otherwise be incurred. Intangible assets are amortized on a straight-line basis, except for customer relationship intangibles that are amortized on an accelerated basis. Useful lives vary by asset type and are determined based on the period over which the intangible asset is expected to contribute directly or indirectly to the Company’s future cash flows.

Impairment of Long-Lived Assets

The Company reviews its definite-lived long-lived assets for impairment whenever events or changes in circumstances indicate that carrying amount of the asset may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the carrying value of the asset being evaluated exceed the estimated undiscounted future cash flows, an impairment loss would be

Note 2—Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets (continued)

indicated, at which point recognition of the impairment would occur based on a determination of the asset’s fair value. There was no impairment with respect to the Company’s definite-lived long-lived assets for any periods presented.

Investments in Unconsolidated Entities

Investments in unconsolidated entities over which the Company has significant influence are accounted for under the equity method of accounting, whereby the investment is carried at the cost of the acquisition, plus the Company’s equity in the undistributed earnings or losses. Investments in entities over which the Company does not have the ability to exert significant influence over the investees’ operating and financing activities are accounted for under the cost method of accounting. If there is objective evidence that indicates an equity or cost method investment is impaired, a loss is recognized. For the period from August 15, 2013 through June 30, 2014, the Company recorded an impairment loss of $1,006 related to an equity method investment (see Note 8). For the year ended June 30, 2013, the Company recorded an impairment loss of $1,000 related to its cost method investment (see Note 8). Unconsolidated entities were $0 and $50 as of June 30, 2015 and 2014, respectively, and are recorded in other assets on the Company’s consolidated balance sheets.

Available-For-Sale Securities

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Securities not classified as held to maturity or as trading, are classified as available for sale, and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income. The Company reviews its holdings on a regular basis to determine if there has been an other-than-temporary decline in market value. If it is determined that an other-than-temporary decline exists in a marketable equity security, the Company writes down the investment to its fair market value and records the related write-down as an investment loss in its consolidated statement of operations and comprehensive income. For the year ended June 30, 2013, the Company recorded an impairment loss on its available-for-sale security of $1,112 (see Note 8). Available-for-sale securities were $253 and $238 as of June 30, 2015 and 2014, respectively, and are recorded in other assets on the Company’s consolidated balance sheets.

Derivative Instruments

The Company uses derivative instruments to manage its exposure to certain risks relating to its ongoing business operations. The Company has not elected hedge accounting for these derivative instruments, and accordingly are valued at fair value with unrealized gains or losses reported in earnings during the period of the change. No derivative instruments are entered into for speculative purposes.

One risk managed by the Company using derivative instruments is interest rate risk. To manage interest rate exposure, the Company enters into hedge transactions (interest rate swaps) using derivative financial instruments. The objective of entering into interest rate swaps is to eliminate the variability of cash flows in the London Interbank Offered Rate (“LIBOR”) interest payments associated with variable-rate loans over the life of the loans. As changes in interest rates affect the future cash flow of interest payments, the hedges provide a synthetic offset to interest rate movements.

The Company is also exposed to foreign-currency exchange-rate fluctuations in the normal course of business, primarily related to the Great Britain Pound Sterling, Euros and the Polish Zloty denominated liabilities within its international subsidiaries whose functional currency is other than the U.S. dollar. The Company manages these fluctuations, in part, using non-deliverable forward foreign exchange contracts and foreign currency forward

Note 2—Summary of Significant Accounting Policies (continued)

Derivative Instruments (continued)

contracts, that are intended to offset changes in cash flow attributable to currency exchange movements. These contracts are intended primarily to economically address exposure related to merchandise inventory expenditures made by the Company’s international subsidiaries whose functional currency is other than the U.S. dollar.

For the year ended June 30, 2015 and the period from August 15, 2013 through June 30, 2014, the change in the fair value of interest rate swaps was $(1,918) and $391, respectively, which is recorded in other income (expense), net in the accompanying statements of operations and comprehensive income (loss). For the year ended June 30, 2015 and for the period from August 15, 2013 through June 30, 2014, the change in the fair value of the forward foreign-exchange contracts was $(124), and $157, which is recorded as selling, general and administrative expenses in the accompanying statement of operations and comprehensive income (loss). The Company had no derivative instruments in the other periods presented.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels with the highest priority given to Level 1, as these are the most transparent or reliable. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company calculates the fair value of financial instruments and includes this additional information in the notes to the consolidated financial statements where the fair value is different from the book value of those financial instruments. When the fair value approximates book value, no additional disclosure is made.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company places its cash and cash equivalents with high quality financial institutions and limits the amount of credit exposure with any one institution. At times, the Company’s cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limits or comparable insurance in Europe.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures. The Company

Note 2—Summary of Significant Accounting Policies (continued)

Concentrations (continued)

performs credit evaluations of its customers, but generally does not require collateral to support accounts receivable. At June 30, 2015 and June 30, 2014, no customers accounted for more than 10% of accounts receivable. For the year ended June 30, 2015 and the period from August 15, 2013 through June 30, 2014, no customers accounted for more than 10% of net sales. For the period from July 1, 2013 through August 14, 2013, one customer accounted for approximately 11% of net sales. During the year ended June 30, 2013, one customer accounted for approximately 12% of net sales.

Revenue Recognition

The Company produces packaging products, principally cartons, labels, inserts and rigid packaging for sale to manufacturers of branded and private label consumer goods, pharmaceutical, medical and multi-media products. Products are printed on board, paper or plastic substrates and converted via printing presses and oftentimes subsequently finished in a folding or gluing or other operation. The Company records revenue on the sales of products manufactured when title to the product transfers, which is generally at the time of shipment to the customer.

In all of the above cases, revenue is recorded only when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed and determinable and (iv) collectability of the sales is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded when they are determined to be probable and estimable.

Shipping and Handling Fees and Expenses

The Company records shipping and handling related fees charged to customers in net sales and records the related expenses in costs of goods sold in the consolidated statements of operations and comprehensive income (loss).

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013 were approximately $828, $585, $28 and $122, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

Equity-Based Compensation

The Company and its affiliates have sponsored an equity compensation plan and other equity-based compensation more fully described in Note 20. The Predecessor measured the cost of employee services received in exchange for equity-based compensation based upon the grant date fair value of the equity issued. The Successor measured the cost of employee services received in exchange for equity-based compensation based on the fair value of the equity award at the balance sheet date. The cost is recognized as compensation expense over the requisite service period, which is generally as the equity instruments vest.

Excess tax benefits realized from the exercise of equity-based awards are classified in cash flows from financing activities. The Predecessor has elected the “with and without approach” regarding ordering of windfall tax benefits to determine whether the windfall tax benefit actually reduces taxes payable in the current year. Under this approach, recognition of the deferred tax assets and related tax benefits associated with the excess tax benefits on equity-based compensation occurs when the related tax deduction reduces taxes payable.

Note 2—Summary of Significant Accounting Policies (continued)

Income Taxes

The Company recognizes income taxes in accordance with guidance established by GAAP, which requires an asset and liability approach for financial accounting and reporting for income taxes and establishes a minimum threshold for financial statement recognition of the benefit of tax positions. The provision for income taxes is based upon income or loss after adjustment for those items that are not considered in the determination of taxable income.

Deferred income taxes represent the tax effects of differences between the financial reporting and tax bases of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method).

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Numerator:
Net income (loss) available to common shareholders—basic and diluted	$6,499	$(51,864)	$(23,710)	$58

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Denominator:
Weighted average number of common shares outstanding—basic	61,939,432	44,228,626	116,373	116,110
Effect of dilutive stock options	—	—	—	2,963

Weighted average number of common shares outstanding—diluted	61,939,432	44,228,626	116,373	119,073
Basic earnings (loss) per share	$0.10	$(1.17)	$(203.74)	$0.50

Dilutive earnings (loss) per common share	$0.10	$(1.17)	$(203.74)	$0.49

Stock options and unvested restricted stock units in the amounts of 1,992,000 and 9,810 for the period from August 15, 2013 through June 30, 2014 and the period from July 1, 2013 through August 14, 2013, respectively, are excluded from the diluted earnings (loss) per common share as their inclusion would be anti-dilutive. There were no stock options in the Company’s stock for the year ended June 30, 2015.

Note 2—Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income, which adds additional disclosure requirements for items reclassified out of accumulated other comprehensive income. This guidance was effective for private companies for financial periods beginning after December 15, 2013. ASU 2013-02 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. In April 2014, FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which amends the requirements for reporting discontinued operations. This ASU requires the disposal of a component of an entity or a group of components of an entity to be reported in discontinued operations if the disposal represents a strategic shift that will have a major effect on the entity’s operations and financial results. This ASU also requires additional disclosures about discontinued operations and disclosures about the disposal of a significant component of an entity that does not qualify as a discontinued operation. This ASU is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605—Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. On July 9, 2015, the FASB modified ASU 2014-09 to be effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. As modified, the FASB permits the adoption of the new revenue standard early, but not before the annual periods beginning after December 31, 2016. A public organization would apply the new revenue standard to all interim reporting periods within the year of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial position and results of operations.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial position and results of operations.

In July 2015, the FASB issued ASU No. 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory.” This standard requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The new standard will not apply to inventories that are measured by using either the last-in, first-

Note 2—Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

out (LIFO) method or the retail inventory method. The new standard will be effective for fiscal years beginning after December 15, 2016, and interim periods in fiscal years beginning after December 15, 2016. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial position and results of operations.

Note 3—Acquisitions

MDP Transaction

On August 15, 2013, the Predecessor and its primary shareholder, IPC/Packaging LLC (solely in its capacity as shareholder representative), entered into the Transaction under which the Predecessor was purchased by Mustang, an entity controlled by funds advised by MDP. Following completion of the Transaction, Mustang owned 100% of the outstanding equity of the Predecessor.

MDP acquired 100% of the stock of the Predecessor for an aggregate purchase price of approximately $646,749. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value estimates for the assets and liabilities assumed were based on estimates and analysis using widely recognized valuation models. The purchase price allocation included acquired intangible assets related to customer relationships and photo library. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill which is not deductible for income tax purposes.

The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is as follows:

Assets
Cash and cash equivalents	$16,646
Accounts receivable	70,985
Inventories	51,668
Prepaid expenses and other current assets	5,878
Deferred income taxes	3,438
Property, plant and equipment	147,845
Other assets	4,588
Intangible assets	229,052
Goodwill	269,084

Less: Liabilities
Current liabilities	(70,122)
Deferred income taxes	(73,678)
Other long-term liabilities	(8,635)

Purchase price	$646,749

The consolidated statement of cash flows excludes certain non-cash activity of the Company on August 15, 2013 resulting from the Transaction. The following table reconciles the Predecessor’s ending cash at August 14, 2013 to the Successor’s beginning cash at August 15, 2013:

Cash at August 14, 2013 (Predecessor):	$22,653
Issuance of common stock	160,750
Issuance of long-term debt, net	465,561
Settlement of Predecessor debt	(369,047)
Settlement of Predecessor equity and option holders	(244,240)
Settlement of transaction and other fees	(19,031)

Cash at August 15, 2013 (Successor)	$16,646

Note 3—Acquisitions (continued)

Chesapeake/Multi Packaging Solutions Merger

On February 14, 2014, MDP and the Carlyle Group (“Carlyle”) entered into a Combination Agreement, whereby MDP contributed 100% of the outstanding equity of Mustang to a subsidiary of Chesapeake Finance 2, Ltd. (“CF2”), in exchange for a 50% equity interest in CF2. The other 50% equity interest in CF2 is held by funds advised by Carlyle. CF2 emerged from the Merger as the new Parent entity, incorporated under the laws of England and Wales. Subsequent to the Merger, the name of CF2 was changed to Multi Packaging Solutions Global Holdings Limited.

In accordance with the terms of the Merger Agreement, Chesapeake issued shares of Chesapeake stock for all of the outstanding shares of MPS. Additionally, MPS paid Chesapeake an equalization payment of approximately $101,917. Chesapeake, an international manufacturer of consumer packaging, is a leading supplier of printed folding cartons, ridged cartons, tubes, booklets, leaflets and labels, as well as other specialist packaging to the pharmaceutical, healthcare, confectionery, spirits, agrichemical and food markets with annual sales of approximately $841,323. This Merger creates an extensive global network strategically positioned to service the healthcare, consumer, personal care, confectionery, premium drinks, and multi-media markets with manufacturing locations in the United States, Europe, and Asia. The merger was accounted for as a reverse acquisition in accordance with ASC 805, whereby MPS was the accounting acquirer. The equity of the Successor was adjusted to reflect the exchange of shares pursuant to the Merger Agreement.

The Company recorded Chesapeakes’s assets and liabilities based on their estimated fair values at the date of the Merger. The assets included intangible assets related to customer relationships and technology. The fair value estimates for the assets and liabilities assumed were based on estimates and analysis using widely recognized valuation models. The goodwill comprised of expected synergies from combining Chesapeake’s operations with that of the Company, reduction in future combined research and development expenses and overall overhead costs. The goodwill is not deductible for tax purposes.

The operations of the acquired Chesapeake business are included in the Company’s consolidated statements of operations and comprehensive income (loss) since February 14, 2014. For the period from August 15, 2013 through June 30, 2014, $306,928 is included in the consolidated net sales and $(11,345) in the consolidated net income (loss).

The allocation of the purchase price to the fair value of the assets and liabilities assumed is as follows:

Assets
Cash and cash equivalents	$35,175
Accounts receivable	107,246
Inventories	90,001
Prepaid expenses and other current assets	16,532
Deferred income taxes	10,730
Property, plant and equipment	290,528
Other assets	1,847
Intangible assets	261,748
Goodwill	201,632

Less: Liabilities
Current liabilities	(168,259)
Debt	(487,781)
Deferred income taxes	(57,125)
Other long-term liabilities	(28,015)

Purchase price	$274,259

Note 3—Acquisitions (continued)

JLI Acquisition, Inc.

On April 4, 2014, the Company acquired 100% of the stock of JLI Acquisition, Inc. (“Jet”) for a purchase price of $36,294, comprised of cash consideration of $36,140 and contingent consideration of $154. The contingent consideration is based upon future performance of the acquired business, with a maximum potential payment of $500. The Company acquired Jet to create a comprehensive end-to-end solution for the credit, debit, gift, loyalty and insurance card markets.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price allocation included acquired intangible assets related to customer relationships, patented technology and licensing agreement. The fair value estimates for the assets and liabilities acquired were based on estimates and analysis using widely recognized valuation models. Adjustments may be made to the estimated fair values during the measurement period as the Company’s obtains additional information. Goodwill is comprised of expected synergies from combining Jet’s operations with that of the Company. The goodwill is not deductible for income tax purposes.

The operations of Jet are included in the Company’s consolidated statements of operations and comprehensive income (loss) since April 4, 2014. For the period from August 15, 2013 through June 30, 2014, $10,680 is included in the consolidated net sales and $155 is included in consolidated net income (loss).

The allocation of the purchase price to the fair value of the assets and liabilities assumed is as follows:

Assets
Cash and cash equivalents	$334
Accounts receivable	6,971
Inventories	6,486
Prepaid expenses and other current assets	317
Deferred income taxes	402
Property, plant and equipment	10,055
Intangible assets	12,630
Goodwill	11,609

Less: Liabilities
Current liabilities	(6,682)
Deferred income taxes	(5,822)
Other long-term liabilities	(6)

Purchase price	$36,294

Integrated Printing Solutions, LLC

On April 4, 2014, the Company acquired 70% of the outstanding Class A Common Units of Integrated Printing Solutions, LLC (“IPS”) for an aggregate purchase price of approximately $14,708 in cash. The Company acquired IPS to create a comprehensive end-to-end solution for the credit, debit, gift, loyalty and insurance card markets.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, including a 30% non-controlling interest. The fair value estimates for the assets acquired, liabilities assumed, and the non-controlling interest for the acquisition were based on estimates and analysis using widely recognized valuation models. Adjustments may be made to the estimated fair values during the measurement period as the Company’s obtains additional information.

Note 3—Acquisitions (continued)

Integrated Printing Solutions, LLC (continued)

The purchase price allocation included acquired intangible assets related to developed technology and customer relationships. Goodwill is comprised of expected synergies from combining IPS’s operations with that of the Company, reduction in future combined research and development expenses and overall overhead costs. The goodwill is not deductible for income tax purposes.

The operations of IPS are included in the Company’s consolidated statements of operations and comprehensive income (loss) since April 4, 2014. For the period from August 15, 2013 through June 30, 2014, $9,260 is included in consolidated net sales and $(200) is included in consolidated net income (loss).

The allocation of the purchase price to the fair value of the assets and liabilities assumed is as follows:

Assets
Cash and cash equivalents	$928
Accounts receivable	4,005
Inventories	1,788
Prepaid expenses and other current assets	292
Property, plant and equipment	6,906
Intangible assets	5,560
Goodwill	5,197

Less: Liabilities
Current liabilities	(6,521)
Other long-term liabilities	(147)
Non-controlling interest	(3,300)

Purchase price	$14,708

Armstrong Packaging Limited

On July 8, 2014, the Company acquired 100% of Armstrong Packaging Limited (“Armstrong”) for an aggregate purchase price of approximately $12,747 in cash. The Company acquired Armstrong to expand the Company’s global platform for luxury packaging, gift sets, travel retail, and commemorative editions. Armstrong’s product development and rigid box manufacturing complements the Company’s existing manufacturing, creative design, project management, and global sourcing capabilities.

The preliminary purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value estimates for the assets acquired and liabilities assumed for the acquisition were based on estimates and analysis using widely recognized valuation models. Adjustments may be made to the estimated fair values during the measurement period as the Company obtains additional information.

Goodwill is comprised of expected synergies from combining Armstrong’s operations with that of the Company, reduction in future combined research and development expenses and overall overhead costs. The goodwill is not deductible for income tax purposes.

The operations of Armstrong are included in the Company’s consolidated statements of operations and comprehensive income (loss) since July 8, 2014. For the year ended June 30, 2015, $14,456 is included in the consolidated net sales and $1,905 is included in consolidated net income (loss).

Note 3—Acquisitions (continued)

Armstrong Packaging Limited (continued)

The preliminary allocation of the purchase price to the fair value and related tax effects of the assets and liabilities assumed pending finalization of, but not limited to, tangible and intangible assets is as follows:

Assets
Cash and cash equivalents	$3,866
Accounts receivable	2,986
Inventories	2,844
Prepaid expenses and other current assets	352
Property, plant and equipment	1,474
Other long-term assets	125
Goodwill	3,446

Less: Liabilities
Current liabilities	(2,346)

Preliminary purchase price	$12,747

Presentation Products Group

On February 28, 2015, the Company acquired 100% of the outstanding Class A Common Units of Presentation Products Group (“Presentation Products”) for an aggregate purchase price of approximately $15,615 in cash. The Company acquired Presentation Products to expand its manufacturing operations and sourcing expertise in rigid packaging.

The preliminary purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value estimates for the assets acquired and the liabilities assumed for the acquisition were based on estimates and analysis using widely recognized valuation models. Adjustments may be made to the estimated fair values during the measurement period as the Company obtains additional information.

The preliminary purchase price allocation included acquired intangible assets related to customer relationships. Goodwill is comprised of expected synergies from combining Presentation Products operations with that of the Company, reduction in future combined research and development expenses and overall overhead costs. The goodwill is not deductible for income tax purposes.

The operations of Presentation Products are included in the Company’s consolidated statements of operations and comprehensive income (loss) since February 28, 2015. For the year ended June 30, 2015, $12,529 is included in consolidated net sales and $250 is included in consolidated net income.

Note 3—Acquisitions (continued)

Presentation Products Group (continued)

The preliminary allocation of the purchase price to the fair value and related tax effects of the assets and liabilities assumed pending finalization of, but not limited to, tangible and intangible assets is as follows:

Assets
Cash and cash equivalents	$1,621
Accounts receivable	7,355
Inventories	7,947
Prepaid expenses and other current assets	807
Property, plant and equipment	1,259
Intangibles	6,973
Goodwill	2,664

Less: Liabilities
Current liabilities	(7,496)
Other long-term liabilities	(5,515)

Preliminary purchase price	$15,615

AGI Shorewood

On November 21, 2014, the Company acquired the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. and the US Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC (collectively, “ASG”) for an aggregate purchase price of approximately $134,309 in cash. The Company acquired ASG to further expand the Company’s global network and customer base.

The preliminary purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value estimates for the assets acquired and liabilities assumed were based on estimates and analysis using widely recognized valuation methods. Adjustments may be made to the estimated fair values during the measurement period as the Company’s obtains additional information.

The preliminary purchase price allocation included acquired intangible assets related to developed technology and customer relationships. Goodwill is comprised of expected synergies from combining ASG’s operations with that of the Company, reduction in future combined research and development expenses and overall overhead costs. The goodwill is not deductible for income tax purposes.

The operations of ASG are included in the Company’s consolidated statements of operations and comprehensive income (loss) since November 21, 2014. For the year ended June 30, 2015, $173,936 is included in the consolidated net sales and $4,974 is recorded in consolidated net income.

Note 3—Acquisitions (continued)

AGI Shorewood (continued)

The preliminary allocation of the purchase price to the fair value and related tax effects of the assets and liabilities assumed pending finalization of, but not limited to, tangible and intangible assets is as follows:

Assets
Cash and cash equivalents	$19,401
Accounts receivable	76,435
Inventories	33,312
Prepaid expenses and other current assets	6,795
Deferred income taxes	15,256
Property, plant and equipment	49,683
Other long-term assets	3,610

Less: Liabilities
Current liabilities	(64,130)
Other long-term liabilities	(6,568)

Preliminary purchase price	$133,794

Pro Forma Financial Information (Unaudited)

Unaudited pro forma net sales, net income (loss) and earnings (loss) per share data, calculated under the premise that the acquisitions of IPS, Jet, Chesapeake, Armstrong, Presentation Products and the MDP Transaction occurred at the beginning of the earliest period presented, are as follows:

	For the year ended June 30, 2015	For the year ended June 30, 2014
Net sales	$1,807,513	$1,902,429
Net income (loss)	14,172	(120,420)
Earnings (loss) per share
Basic	.22	(1.94)
Diluted	.22	(1.94)
Weighted average shares outstanding
Basic	61,939,432	61,939,432
Diluted	61,939,432	61,939,432

CD Cartondruck AG

The Company has contingent consideration relating to the June 9, 2011 purchase of CD Cartondruck AG (“Cartondruck”), of $2,136 payable on June 9, 2016. The value of the contingent consideration is being recorded as future compensation expense on a straight-line basis over the period of a required employment agreement. Compensation expense of $427, $374, $53 and $427 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013, respectively, is recorded in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). The contingent consideration is subject to satisfaction of certain employment contingencies. The Company has a restricted cash balance in the amounts of $1,946 and $2,425 at June 30, 2015 and June 30, 2014, respectively, which is recorded in other assets on the accompanying consolidated balance sheets.

Additionally, with the purchase of Cartondruck, there could also be an additional payment (the “Earnout”), which is based on the future performance of the acquired company. The Earnout will be recorded as future compensation ratably over the period it becomes probable of achievement. The Earnout ranges from $0 to $3,475

Note 3—Acquisitions (continued)

CD Cartondruck AG (continued)

based on cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA” as defined in the Share Purchase Agreement) achieved over a five-year period. As of June 30, 2015 and 2014, the Company concluded the Earnout was not probable of achievement and, therefore, no amount has been recognized to date.

Transaction Expenses

Transaction expenses are summarized below for the year ended June 30, 2015, for the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
The Transaction	$579	$16,953	$28,354	$—
The Merger	5,138	18,889	—	—
Jet	428	549	—	—
IPS	69	566	—	—
Armstrong	202	—	—	—
ASG	4,861	—	—	—
Presentation Products	257	—	—	—
Other transaction related expenses	2,096	1,887	16	3,080

Transaction expenses	$13,630	$38,844	$28,370	$3,080

Note 4—Inventories

Inventories consisted of the following:

	Successor
	June 30, 2015	June 30, 2014
Raw materials	$60,549	$39,290
Work in progress	28,677	28,155
Finished goods	104,658	81,099

Total inventories	193,884	148,544

Reserves	(22,048)	(4,202)

Inventories	$171,836	$144,342

Note 5—Intangible Assets

Intangible assets consisted of the following:

Successor
June 30, 2015	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Useful Life (Years)
Customer relationships	$479,778	$(78,457)	$401,321	14
Developed technology	19,907	(5,508)	14,399	5
Photo library	1,259	(403)	856	5
Licensing agreements	3,524	(367)	3,157	4

Total	$504,468	$(84,735)	$419,733

Successor
June 30, 2014	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Useful Life (Years)
Customer relationships	$491,851	$(29,924)	$461,927	14
Developed technology	21,522	(1,653)	19,869	5
Photo library	1,052	(169)	883	5
Licensing agreements	1,330	(66)	1,264	4

Total	$515,755	$(31,812)	$483,943

Estimated future amortization expense related to intangible assets at June 30, 2015 is as follows:

For the Year Ending June 30,	Amount
2016	$55,121
2017	53,956
2018	50,084
2019	42,270
2020	34,046
Thereafter	184,256

Future Amortization	$419,733

Amortization expense for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013 was $53,668, $31,812, $958 and $12,109, respectively.

Note 6—Goodwill

As a result of the Transaction, the carrying value of the Company’s goodwill as of August 15, 2013 was eliminated and new goodwill was recorded. The changes in the carrying value of goodwill by reportable segment are as follows:

Predecessor	North America	Europe	Asia	Total
Balance at June 30, 2013 and August 14, 2013	$63,289	$—	$—	$63,289

Successor
Balance at August 15, 2013	$—	$—	$—	$—
Purchase accounting adjustments (Note 3):
Impact of the Transaction	213,145	55,939	—	269,084
Impact of the Merger	20,833	180,623	176	201,632
Acquisition of Jet	11,609	—	—	11,609
Acquisition of IPS	5,197	—	—	5,197
Impact of foreign exchange	—	3,216	—	3,216

Balance at June 30, 2014	250,784	239,778	176	490,738
Purchase accounting adjustments (Note 3):
Acquisition of Armstrong	—	3,446	—	3,446
Acquisition of Presentation Products	—	1,998	666	2,664
Impact of foreign exchange and other	—	(21,947)	—	(21,947)

Balance at June 30, 2015	$250,784	$223,275	$842	$474,901

Note 7—Fair Value of Financial Instruments

The following table sets forth the Company’s financial assets and liabilities carried at fair value on a recurring basis by level within the fair value hierarchy:

	Successor
	June 30, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$55,675	$—	$—	$55,675
Restricted cash	1,985	—	—	1,985
Available for sale securities	253	—	—	253
Foreign currency contracts	—	57	—	57

Liabilities:
Interest rate swap	—	(2,988)	—	(2,988)
Foreign currency swap	—	(34)	—	(34)

	Successor
	June 30, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$27,533	$—	$—	$27,533
Restricted cash	2,425	—	—	2,425
Available-for-sale securities	238	—	—	238
Interest rate swap	—	2,761	—	2,761
Foreign currency contracts	—	184	—	184

Liabilities:
Interest rate swap	—	(3,831)	—	(3,831)
Foreign currency forward contracts	—	(38)	—	(38)

Note 7—Fair Value of Financial Instruments (continued)

Available-for-sale securities are reported at their estimated fair value based on quoted market prices from a recognized pricing service and are recorded in other assets in the consolidated balance sheets. The fair value of interest rate swap contracts are indicative values based on mid-market levels as of the close of business on the balance sheet date. The valuations are derived from the banks’ proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions.

The Company maintains two amortizing interest rate swaps that mature in December 2017. The swaps are being used to hedge the exposure to changes in the market LIBOR or EURIBOR rates. At June 30, 2015, one of the swaps had a notional amount of $182,322, whereby the Company pays a fixed rate of interest of 1.1649% and receives a variable rate based on LIBOR on the amortizing notional amount. This swap had a fair value of $260 and is included in other long term liabilities on the consolidated balance sheet. The other swap had a notional amount of $148,360, whereby the Company pays a fixed rate of interest of 1.0139% and receives a variable rate based on EURIBOR (Euro Interbank Offered Rate) on the amortizing notional amount. This swap had a fair value of $2,728 and is included in other long term liabilities on the consolidated balance sheet.

Note 8—Other Income (Expense), net

Other income (expense), net is comprised of the following for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Equity in net earnings of unconsolidated entities	$138	$225	$23	$599
Gain on retirement of Series C preferred stock (see Note 14)	—	—	—	3,159
Foreign currency gains (losses)	12,171	777	364	(220)
Gain on settlement of multiemployer pension liability	—	—	676	—
Impairment on investments	—	(1,006)	—	(2,112)
(Loss)/gain on derivatives	(2,307)	391	—	—
Other income (loss)	623	(17)	—	—

Other income, net	$10,625	$370	$1,063	$1,426

During the year ended June 30, 2011, the Company invested $1,093 for a 50% ownership in a SR3 Solutions, LLC (“SR3”), a packaging brokerage business, which is accounted for using the equity method of accounting. The Company recorded its portion of the net earnings of SR3 for the period of August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013 in the amount of $225, $23, and $599, respectively. The Company received cash dividends from SR3 of $407, $225, and $381 for the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013, respectively. In June 2014 the two principals of SR3 informed the Company that they would not renew their employment agreements that were to expire in August 2014 and began discussions to dissolve the partnership. Due to the principals’ decision the Company determined the investment was fully impaired and has recorded an impairment loss of $1,006 for the period from August 15, 2013 through June 30, 2014.

The Company maintains an investment in IMO Entertainment LLC (“IMO”) with an original cost of $1,000 for a 5% ownership. The investment is accounted for using the cost method. IMO is a provider of online audio and video services offering a selection of television shows, music, movies, clips, eBooks, games, audiobooks, music

Note 8—Other Income (Expense), net (continued)

videos, and other content. Due to IMO’s lack of resources and the inability of IMO to generate enough revenue to support costs, the Company determined the investment was fully impaired and has recorded an impairment loss of $1,000 for the year ended June 30, 2013.

The Company maintains an investment in Zoo Digital Group PLC (“Zoo”) with an original cost of $1,341 for a 9% ownership. Zoo is a provider of software and software-led services for the filmed entertainment and pharmaceutical markets. At June 30, 2015 and 2014, the fair market value of Zoo was $253 and $238, respectively. The investment is classified as an available-for-sale security. At June 30, 2013, management determined the decline in the fair value of Zoo was other than temporary, and recognized an impairment loss of $1,112.

Note 9—Accounts Receivable Securitization

The Company previously had an accounts receivable factoring arrangement to sell on a regular basis up to €12,000 ($15,608) of certain accounts receivable of its foreign subsidiary in Germany to a foreign financial institution at a discount rate of 0.21% and an interest surcharge of 1.90% on annual sales. At June 30, 2013, approximately €8,555 ($11,127) of accounts receivables were sold under this factoring arrangement. The Company was required to continue to service sold accounts receivable and maintain credit insurance, although title to the balances belonged with the financial institution, and no recourse or interests had been retained by the Company. These accounts receivable and the related funding are not included in the Company’s balance sheet. Proceeds received from the sale of the accounts receivables are included in cash flows from operating activities on the accompanying consolidated statements of cash flows. This factoring arrangement was terminated effective June 29, 2014.

Note 10—Indebtedness

Total borrowings outstanding at June 30, 2015 and 2014 are summarized as follows:

	Successor
	June 30, 2015	June 30, 2014
Short-term foreign borrowings	$3,488	$7,883

Term notes:
Bonds Payable, due August 2021, net of discount	196,327	195,727
Dollar Tranche A Term Loan, due August 2020, net of discount	119,109	120,002
Dollar Tranche B Term Loans, due August 2020, net of discount	319,822	320,734
Dollar Tranche C Term Loans, due August 2020, net of discount	130,030	—
Sterling Term Loan, due September 2020, net of discount	219,933	242,329
Euro Term Loan, due September 2020, net of discount	189,831	231,122

Other borrowings:
Foreign debt	8,049	14,483
Other financing	1,800	922

Total borrowings outstanding	1,188,389	1,133,202
Less: short-term foreign borrowings and current portion of long-term debt	(15,228)	(20,533)

Long-term debt, less current portion	$1,173,161	$1,112,669

Note 10—Indebtedness (continued)

Scheduled annual future maturities of debt are as follows:

For the Year Ending June 30,
2016	$15,228
2017	8,727
2018	7,564
2019	7,321
2020	6,579
Thereafter	1,142,970

Total	$1,188,389

Short-Term Foreign Borrowings

The Company finances the working capital needs of certain foreign operations using short-term borrowing arrangements in various currencies. At June 30, 2015, there were borrowings outstanding under these arrangements and additional borrowing capacity of $3,488 and $6,685, respectively. At June 30, 2014, there were borrowings outstanding under these arrangements and additional borrowing capacity of $7,883 and $3,865, respectively. The weighted average interest rate on these arrangements was 6.0% and 5.7%, respectively, at June 30, 2015 and 2014. The short-term foreign borrowing arrangements are secured by land and buildings with a carrying value totaling $12,521 at June 30, 2015.

Bonds Payable

On August 15, 2013, the Company issued $200,000 principal amount of its 8.5% Bonds Payable due 2021 (the “Bonds Payable”) in a private placement offering without registration rights. Interest on the Bonds Payable is payable semiannually. The Bonds Payable are governed by a Base Indenture and a First Supplemental Indenture between the Company and Wells Fargo Bank N.A., as trustee (collectively the “2013 Indenture”). The Senior Notes are the Company’s unsecured and unsubordinated obligations, ranking equally in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness and are guaranteed on an unsubordinated, unsecured basis by certain of the Company’s subsidiaries. The Bonds are not entitled to mandatory redemption or sinking fund payments. The Company may redeem the Bonds in whole or in part at any time and from time to time for cash at the redemption prices described in the 2013 Indenture.

Credit Agreement

On February 14, 2014, the Company entered into an Amended and Restated Credit Agreement, as subsequently amended, (collectively, the “Credit Agreement”) with Barclays Bank PLC as Administrative Agent and certain other participating banks. The Credit Agreement provides for various borrowings under term notes and revolving credit facilities. The term notes provided under the Credit Agreement are as follows: $122,000 Dollar Tranche A Term Loan (the “Term Loan A”), $280,000 Dollar Tranche B Term Loan (the “Term Loan B”), £145,000 Sterling Term Loan (the “Sterling Loan”), and £145,000 Euro Term Loan (the “Euro Loan”) (collectively, the “Term Notes”). The revolving credit facilities provided under the Credit Agreement are as follows: $50,000 Dollar Revolving Credit Facility (the “US Dollar Revolver”) and £50,000 Multi Currency Revolving Credit Facility (the “Non-US Dollar Revolver”). On April 4, 2014 the Company borrowed an additional $50,000 under the B Term Loan, the proceeds were used to complete the Jet and IPS acquisitions (see Note 3). No amounts were outstanding under the US Dollar Revolver or the non-US Dollar Revolver at June 30, 2015 and 2014. Obligations under the Credit Agreement are guaranteed by substantially all of the Company’s assets.

The Term Loan A and Term Loan B bear interest equal to the greater of a) Barclay’s prime rate, b) 0.50% above the Federal Funds Rate or c) one month Euro Dollar rate plus 1.00% plus an applicable margin of 2.25%, or the

Note 10—Indebtedness (continued)

Credit Agreement (continued)

LIBOR rate of 1.00% plus an applicable margin of 3.25%. The Sterling Loan bears interest equal to the greater of a) LIBOR rate or b) 1.00% plus an applicable margin of 5.0%. The Euro Loan bears interest equal to the greater of a) LIBOR rate or b) 1.00% plus an applicable margin of 4.5%.

The Company had no amounts outstanding and $135,000 in available aggregate borrowings under the US Dollar Revolver or the non-US Dollar Revolver at June 30, 2015. The US Dollar Revolver bears interest equal to the greater of a) Barclay’s prime rate, or b) 0.50% above the Federal Funds Rate plus an applicable margin of 2.25% or the LIBOR rate plus an applicable margin of 3.25%. The Company is also required to pay an unused commitment fee of 0.5%. The Non-US Dollar Revolver bears interest equal to LIBOR plus 4.0%. The Company is also required to pay an unused commitment fee of 1.6%. The Company is required to remain compliant with certain covenants under its various debt instruments, including a Total Net Leverage Ratio, as defined in the Credit Agreement. The Company was in compliance with all covenants under its various debt instruments as of June 30, 2015.

On November 21, 2014, the Company entered into a Second Incremental Joinder Agreement and Amendment with Barclays Bank PLC as Administrative Agent and certain other participating banks. This amended agreement provided the Company borrowings in the amount of $135,000 under a term loan Dollar Tranche C (“Term Loan C”). The proceeds were used to complete the ASG acquisition (see Note 3). Term Loan C bears interest equal to or the LIBOR rate of 1.00% plus an applicable margin of 3.25%.

On December 16, 2014, the Company entered into the Fourth Amendment to the Credit Agreement with Barclays Bank PLC as Administrative Agent and certain other participating banks. This amendment reduced the applicable margin on the Euro Loan to 1% plus an applicable margin of 3.75% and on the Sterling Loan to 1% plus an applicable margin of 4.5%.

Extinguishment of Debt

On August 15, 2013, the Company settled the remaining principal balance of its previous First and Second Lien Credit Agreements dated December 6, 2012 of $368,600, together with accrued interest and fees of $490. Upon completion of such payment, the First and Second Lien Credit Agreements were terminated in their entirety.

On December 16, 2014, the Company entered into the Fourth Amendment to the Credit Agreement, as discussed above, and recorded a loss on extinguishment of debt in the amount of $1,019 for the pro rata share of the deferred financing fees and original issue discount that was extinguished which is recorded in the accompanying statements of operations and comprehensive income (loss).

As result of these debt retirements, the Company recorded a loss on the extinguishment of debt as follows:

	Successor		Predecessor
	For the year ended June 30, 2015	For the period August 15, 2013 through June 30, 2014	For the period July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Prepayment fee	$—	$—	$2,400	$—
Write-off of original issue discount	690	—	—	—
Write-off of deferred financing fees on debt	329	—	11,642	4,140

Total loss on extinguishment of debt	$1,019	$—	$14,042	$4,140

Note 10—Indebtedness (continued)

Foreign Debt

The Company’s foreign debt bears interest at rates ranging from 2.15% to 5.35%, with varying maturities through 2021. At June 30, 2015 and 2014, the weighted-average interest rate on these foreign debt instruments was approximately 3.4% and 3.8%, respectively.

The foreign debt instruments are generally issued in support of specific capital expenditures and are secured by the underlying value of these assets. The carrying value of these secured assets approximates $18,615 at June 30, 2015.

Cash paid for interest was approximately $70,609, $41,456, $3,703 and $22,871 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013, respectively.

During the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013 and for the year ended June 30, 2013, respectively, the Company amortized debt discount of $3,582, $2,189, $— and $—, respectively.

Note 11—Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) represents net earnings and any revenue, expenses, gains and losses that, under U.S. GAAP, are excluded from net earnings and recognized directly as a component of stockholders’ equity.

The change in accumulated other comprehensive income (loss) during the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013 and for the year ended June 30, 2013 is as follows:

	Foreign Currency Translation Adjustments	Available for Sale Securities	Pension Adjustments	Total
Predecessor
Balance as of July 1, 2012	$(2,077)	$(968)	$—	$(3,045)
Other comprehensive income (loss) before reclassifications (1)	391	(144)	—	247
Amounts reclassified from other comprehensive income (loss) (2)	—	1,112	—	1,112

Balance as of June 30, 2013	$(1,686)	$—	$—	$(1,686)

Other comprehensive income (loss) before reclassifications (1)	731	8	—	739

Balance as of August 14, 2013	$(955)	$8	$—	$(947)

Successor
Balance as of August 15, 2013	$—	$—	$—	$—
Other comprehensive income (loss) before reclassifications (1)	5,919	9	6,963	12,891

Balance as of June 30, 2014	5,919	9	6,963	12,891
Other comprehensive income (loss) before reclassifications (1)	(38,964)	6	12,780	(26,178)

Balance as of June 30, 2015	$(33,045)	$15	$19,743	$(13,287)

(1)	Other comprehensive income (loss) is reported net of taxes and noncontrolling interest.
(2)	Amounts reclassified are included in other income (expense), net.

Note 12—Income Taxes

The Company’s provision for income taxes consists of the following for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Current:
State	$270	$127	$(395)	$453
Federal	—	3	—	64
Foreign	7,327	4,504	375	2,437

Total current	7,597	4,634	(20)	2,954

Deferred:
State	(2,880)	(2,043)	(1,535)	173
Federal	(7,497)	(17,850)	(13,818)	1,707
Foreign	900	(4,222)	(248)	(639)

Total deferred	(9,477)	(24,115)	(15,601)	1,241

Income tax expense (benefit)	$(1,880)	$(19,481)	$(15,621)	$4,195

The geographic components of income (loss) before income taxes are as follows:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
United States	$(29,377)	$(68,079)	$(41,656)	$3,810
Rest of World	34,523	(3,050)	2,350	9,718

Income (loss) before income taxes	$5,146	$(71,129)	$(39,306)	$13,528

Income tax expense for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Income tax expense at statutory rate	$1,801	$(24,895)	$(13,757)	$4,738
Non-deductible transaction costs	608	3,907	1,467	101
Foreign tax rate differentials	(4,245)	723	(455)	(1,609)
State taxes, net of federal benefit	(2,880)	(1,916)	(2,461)	468
Adjustment of uncertain tax positions and interest	(1,253)	—	—	—
Permanent differences	2,849	1,354	16	315
Valuation allowance	316	1,445	—	—
Other	924	(99)	(431)	182

Income tax expense (benefit)	$(1,880)	$(19,481)	$(15,621)	$4,195

Note 12—Income Taxes (continued)

Foreign rate differentials are attributable to lower foreign statutory tax rates in multiple jurisdictions outside of the United States and based on economic zone status and foreign government tax reduction approval.

Our effective tax rate for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, and the year ended June 30, 2013 was (36.5)%, 27.4% and 31.0%, respectively.

Included in the year ending June 30, 2015 is a benefit of $1,253 reflecting the recognition of previously unrecognized tax benefits due to the expirations of statute of limitations for certain foreign uncertain tax positions and a benefit of $2,880 related to a change in the state income tax rate from 3.5% to 2%.

For the period from August 15, 2013 through June 30, 2014 and the year ended June 20, 2013, our effective tax rate was lower than the U.S. federal statutory rate primarily due to earnings taxed at lower rates in foreign jurisdictions.

Deferred income taxes

The Company’s deferred tax assets and liabilities at June 30, 2015 and 2014 consist of the following:

	Successor
	June 30, 2015	June 30, 2014
Deferred tax assets:
Inventories	$2,194	$1,414
Net operating loss and other carryforwards	37,342	36,431
Allowance for doubtful accounts	894	401
Stock based and other compensation	1,502	2,509
Post-retirement benefits	6,125	14,670
Interest	—	688
Goodwill	2,057	—
Accrued expense and other	9,306	7,634

Gross deferred tax assets	59,420	63,747
Valuation allowance	(10,050)	(9,280)

Deferred income tax asset	49,370	54,467
Deferred income tax liabilities:
Property and equipment	(19,469)	(29,792)
Goodwill	—	(1,786)
Intangible assets	(99,940)	(117,301)

Deferred income tax liabilities	(119,409)	(148,879)

Net deferred tax liability	$(70,039)	$(94,412)

As of June 30, 2015, the Company has net operating loss carryforwards of approximately $104,939. U.S. Federal net operating loss carryforwards comprise approximately $68,699, which can be carried forward for 10-20 years. Foreign net operating loss carryforwards comprise approximately $36,239 of which $14,607 can be carried forward indefinitely, $6,180 can be carried forward for 6-10 years and $15,452 can be carried forward for 1-5 years.

The gross deferred income tax asset for these net operating losses is approximately $35,471 with recorded valuation allowances of approximately $10,050. Approximately $12,200 of the deferred tax asset is attributable to net operating losses in the US that are subject to limitations under Section 382 of the Internal Revenue Code for transactions resulting in ownership changes in the prior periods. A valuation allowance has not been recorded on

Note 12—Income Taxes (continued)

Deferred income taxes (continued)

these deferred tax assets as the limitations imposed by the US tax laws do not result in a change in judgment as to the realizability of such assets.

Cash paid (refunded) for income taxes was approximately $6,158, $6,207, $(19) and $1,862 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013, and the year ended June 30, 2013, respectively.

Uncertain Tax Positions

As of June 30, 2015, the total liability for uncertain tax benefits was $2,794, including accrued interest and penalties and net of related benefits. While the Company believes its tax estimates are reasonable and that it prepares its tax filings in accordance with applicable tax laws, the final determination with respect to any tax audit could be materially difference from our estimates or from our historical income tax provisions and accruals.

Unrecognized tax benefits represent the aggregate tax effect of differences between tax return positions and the amounts otherwise recognized in the Company’s consolidated financial statements and are reflected in “Other long-term liabilities” in the Consolidated Balance Sheet. A reconciliation of the beginning and ending amount of unrecognized tax benefits, including interest and penalties, is as follows:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
At the beginning of the period	$1,601	$348	$348	$348
Acquisitions	2,636	1,253	—	—
Accrued Interest and Penalty	65	—	—	—
Decreases for tax positions related to prior periods	(255)	—	—	—
Decreases due to lapsed statutes of limitations	(1,253)	—	—	—

At the end of the period	$2,794	$1,601	$348	$348

Included in the balance of unrecognized tax benefits as of June 30, 2015, June 30, 2014 and June 30, 2013 are $2,794, $1,601 and $348, respectively, of tax benefits that, if recognized, would affect the effective tax rate.

The unrecognized tax benefits accrual for the year ended June 30, 2015 consists of federal and foreign tax matters. It is unlikely that the Company’s total unrecognized tax benefits will decrease during the next year. The Company has elected to treat interest and penalties attributable to income taxes to the extent they arise, as a component of its income tax expense or benefit. For the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 to August 14, 2013, and for the year ended June 30, 2013, no interest or penalties were required to be recorded. During the year ended June 30, 2015, the Company recorded $65 of interest and penalties.

As part of the acquisition the Company received indemnification for all taxes payable and unrecognized tax positions incurred by ASG prior to the date of acquisition from the prior owners. As of June 30, 2015, the Company has an indemnification receivable balance of $2,007 due from the former owners of ASG.

The Company files tax returns in multiple jurisdictions and is subject to examination by tax authorities in these jurisdictions. Significant tax jurisdictions include the US, UK and Germany. Tax years from fiscal 2012 through 2015 remain open and subject to examination in the Company’s major taxing jurisdictions.

Note 12—Income Taxes (continued)

Uncertain Tax Positions (continued)

As of June 30, 2015, the Company is under tax audit in Mexico for 2008 and in the United States for 2012-2014.

It is the intention of the Company to reinvest the earnings of its subsidiaries outside of the UK. At June 30, 2015, approximately $67.5 million of accumulated earnings were indefinitely reinvested. Determining the deferred tax liability for these undistributed foreign earnings is not practicable. A deferred tax liability may be required in the future if the Company’s business strategy changes and requires distributions of previously indefinitely reinvested earnings.

Note 13—Employee Benefit Plans

Defined Contribution Plans

The Company maintains various defined contribution benefit plans (the “Plans”). The Plans cover substantially all North America non-union employees and substantially all the European work force of the Company and include provisions for the Company to match a percentage of the employees’ contributions at a rate determined by the Board of Directors each year.

Contributions to the Plan were approximately $7,920, $3,927, $295 and $1,908 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013 and for the year ended June 30, 2013, respectively. Contributions are recorded in cost of goods sold and selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

Defined Benefit Plans

The Company maintains a number of defined benefit pension plans for the benefit of its employees throughout the world, which vary depending on the conditions and practices in the countries concerned. The principal defined benefit pension plan is the Field Group Pension Plan in the United Kingdom. The assets of the plan are held in an external trustee-administered fund. The Company also operates two further defined benefit pension plans in the United Kingdom (known as the Chesapeake pension plan and the GCM pension plan), as well as a number of defined benefit arrangements in France and Germany. The defined benefit pension plans in the United Kingdom are funded while the French and German plans are mainly unfunded. The benefits are based on a fixed rate of pay per year depending on the department worked in and function of the participant. Charges to expense are based upon costs computed by an independent actuary.

Note 13—Employee Benefit Plans (continued)

Defined Benefit Plans (continued)

The following table presents, for the fiscal years noted, a summary of the changes in the projected benefit obligation, plan assets and funded status of the Company’s pension plans:

	Successor
	June 30, 2015	June 30, 2014
Change in benefit obligation:
Benefit obligation at beginning of year	$579,708	$3,494
Acquisitions	—	547,033
Service cost	3,676	1,331
Interest cost	22,891	9,165
Curtailment gain	—	(75)
Foreign exchange impact	(42,855)	14,367
Actuarial loss	39,891	9,684
Employee contributions	1,394	576
Benefits paid	(18,922)	(5,867)

Benefit obligation at end of year	$585,783	$579,708

Change in plan assets:
Fair value of plan assets at beginning of year	$557,271	$—
Acquisitions	—	515,221
Actual return on plan assets	81,813	28,026
Foreign exchange impact	(41,234)	13,557
Employer contributions	14,447	5,758
Employee contributions	1,394	576
Benefits paid	(18,922)	(5,867)

Fair value of plan assets at end of year	$594,769	$557,271

Overfunded/(underfunded) status at end of year	$8,986	$(22,437)

Components of the amounts recognized in the Consolidated Balance Sheet:
Current liabilities	$—	$(747)
Non-current assets/(liabilities)	8,986	(21,690)

Total overfunded/(underfunded) status	$8,986	$(22,437)

The accumulated benefit obligation totaled $562,230 and $560,900 as of June 30, 2015 and 2014, respectively.

The following table is a summary of the annual cost of the Company’s pension plans:

Components of Net Periodic Benefit Costs:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013

Service cost	$3,676	$1,331	$—	$—
Interest cost	22,891	9,127	38	221
Expected return on plan assets	(25,730)	(9,905)	—	—
Curtailment gain	—	(75)	—	—

Net periodic benefit cost	$837	$478	$38	$221

Note 13—Employee Benefit Plans (continued)

Defined Benefit Plans (continued)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Income):

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Actuarial gain, net of tax	$(12,758)	$(6,861)	$—	$—
Effect of foreign exchange rates	(22)	(82)	—	—

Total recognized in other comprehensive (income)	$(12,780)	$(6,943)	$—	$—

The weighted average assumptions used to determine benefit for the Company’s pension plans as follows:

	Successor		Predecessor
	2015	2014	2013
Discount rate	2.60%-4.30%	2.60%-4.30%	4.00%
Expected rate of return	2.15%-5.05%	2.50%-5.15%	n/a
Rate of compensation increase	2.00%-3.90%	2.00%-3.90%	2.00%
Rate of price inflation	1.80%-3.20%	2.00%-3.30%	n/a

The analysis of the plan assets fair value was as follows:

	Successor
Description	2015	2014
Investment funds	99.03%	97.41%
Debt securities	0.02%	0.07%
Insurance contracts	0.60%	0.80%
Cash and cash equivalents	0.35%	1.72%

The Company’s employs a dynamic de-risking investment strategy where target investments are updated quarterly to match the funding status of the plan. As the funding status increases there is a gradual de-risking of the plan assets. At June 30, 2015, the plan asset investments are comparative to the current investment strategy.

The expected return on assets assumptions are derived by considering market expectations of the long-term rates of return on the plan investments. The overall expected return assumption is a weighted average of the expected returns on each asset class in which the schemes invest, reflecting the plan asset allocations.

The long-term rates of return on equities and real estate are derived by considering current risk free rates of return with the addition of an appropriate future risk premium. The long-term rate of return from gilt yields, bonds and cash investments are set in line with market yields at the balance sheet date. The return assumption is a net rate after expenses.

Note 13—Employee Benefit Plans (continued)

Defined Benefit Plans (continued)

The following are the major categories of assets measured at fair value on a recurring basis as of June 30, 2015 and 2014, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

June 30, 2015	Level 1	Level 2	Level 3
Description	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Observable Inputs	Total at June 30, 2015
Investment funds	$1,307	$587,743	$—	$589,050
Debt securities	113	—	—	113
Insurance contracts	3,254	284	—	3,538
Cash and cash equivalents	2,068	—	—	2,068

	$6,742	$588,027	$—	$594,769

June 30, 2014	Level 1	Level 2	Level 3
Description	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total at June 30, 2014
Investment funds	$—	$542,779	$—	$542,779
Debt securities	407	—	—	407
Insurance contracts	—	4,494	—	4,494
Cash and cash equivalents	9,591	—	—	9,591

	$9,998	$547,273	$—	$557,271

Benefit payments of the defined benefit pension plans are expected to be paid as follows:

For the Year Ending June 30,	Amount
2016	$17,448
2017	18,069
2018	18,427
2019	19,208
2020	19,499
2021-2025	105,868

$198,519

Expected Contributions

Based on estimates as of June 30, 2015, the Company expects to make contributions to the pension plan during the year ended June 30, 2016 of $13,600.

The estimated net loss, net transition asset (obligation) and prior service credit for the plan that will be amortized from accumulated other comprehensive income into net periodic pension cost over the next fiscal year are $0, $0 and $0, respectively.

Note 13—Employee Benefit Plans (continued)

Other Post-Employment Obligations

Shorewood Packaging Corporation of Canada operates a post-retirement medical plan (the “Shorewood Medical Plan”), which is unfunded. The following table presents a summary of the changes in the projected benefit obligation, plan assets and funded status of the Shorewood Medical Plan which was assumed in the Company’s acquisition of AGI Shorewood as of June 30, 2015 and for the year ended June 30, 2015.

Total
Change in benefit obligation:
Benefit obligation at beginning of period	$—
Acquisition	2,582
Service cost	44
Interest cost	62
Benefits paid	(2)
Actuarial gain	(419)

Benefit obligation at end of period	$2,267

Fair value of plan assets at end of period:	$—

Underfunded status at end of period	$(2,267)

Total
Components of the amounts recognized in the Consolidated Balance Sheet
Non-current assets	$—
Current liabilities	(61)
Non-current liabilities	(2,206)

Underfunded status at end of period	$(2,267)

Total
Components of Net Periodic Benefit Cost
Service cost	$44
Interest cost	62
Expected return on plan assets	—

Net Periodic Benefit Cost	$106

Total
Other Changes in Benefit Obligations Recognized in Other Comprehensive (Income):
Actuarial gain, net of tax	$419

Total Recognized in Other Comprehensive (Income)	$419

Note 13—Employee Benefit Plans (continued)

Other Post-Employment Obligations (continued)

The weighted average assumptions used to determine the benefit obligation for the Shorewood Medical Plan are as follows:

Discount rates:	•	3.9% for benefit cost determination
	•	4.0% for June 30, 2015 funded status
Health care cost trend rates:
Hospital		4.5%
Prescription drugs		8.26% grading down to 4.5% after 2029
Other medical		4.5%
Mortality:		Canadian Pensioner’s Mortality (“CPM”) 2014 Private Mortality Table with Projection Scale CPM-B

The effects of a 1% change in health care cost trend rates on the benefit obligation at June 30, 2015 are as follows:

•	One-percentage point increase	$138 or 6.1%
•	One-percentage point decrease	($124) or (5.5%)

Expected Contributions

Based on estimates as of June 30, 2015, the Company expects to make contributions to the Shorewood Medical Plan during the year ended June 30, 2016 of $61.

The estimated net gain, net transition asset (obligation) and prior service credit for the Shorewood Medical Plan that will be amortized from accumulated other comprehensive income into net periodic pension cost over the next fiscal year are $16, $0 and $0, respectively.

Note 14—Multiemployer Pension Plans

The Company contributed to multiemployer pension plans covering employees under collective bargaining agreements that were assumed as part of the acquisition of certain assets and assumption of certain liabilities of Ivy Hill Corporation (“Ivy Hill”) in April 2009.

The risks of participating in multiemployer plans are different from single-employer plans in the following aspects:

•	Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If the Company chooses to stop participating in some of its multiemployer plans, it may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans is outlined in the table below. The contributions to these plans are recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

Note 14—Multiemployer Pension Plans (continued)

The Company contributed to the Graphic Communications Conference of the International Brotherhood of Teamsters National Pension Fund (the “GCC-IBT Fund”), the PACE Industry Union-Management Pension Fund (the “PACE Fund”), and the Graphic Arts Industry Joint Pension Trust (the “JPT Trust”). As discussed below, the Company triggered a complete withdrawal from each of these multiemployer plans. The “EIN/Pension Plan Number” column provides the Employer Identification Number (“EIN”). The Pension Protection Act (“PPA”) Zone Status is based on information the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The “Surcharge Imposed” column indicates whether the Company contribution rate included an amount in addition to the contribution rate specified in the applicable collective bargaining agreement, as imposed by a plan in “critical status,” in accordance with the requirements of the Code. There have been no significant changes affecting the comparability of contributions.

					Cash Contributions by the Company
		PPA Zone Status			Successor		Predecessor
Plan	EIN Number	2014	2013	FIP/RP Status	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013	Surcharge Imposed
GCC-IBT Fund	52-6118568	Red	Red	Implemented	$99	$25	$16	$160	Yes
PACE Fund	11-6166763	Red	Red	Implemented	197	60	34	266	Yes

Total					$296	$85	$50	$426

The Company closed a manufacturing facility located in Terre Haute, Indiana in October 2013. The employees of this plant were participants in the GCC-IBT Fund and PACE Fund. In letters dated January 13, 2014 and April 29, 2014, the administrators of these funds notified the Company that it had triggered a complete withdrawal from the GCC-IBT Fund and PACE Fund, which was caused by the Company’s permanent cessation of contributions to the funds in December 2013. As a result, the Company is required to contribute its share of the respective plans’ unfunded benefit obligations as calculated by the funds’ actuaries.

The withdrawal liabilities were calculated using a method that was adopted by the trustees of the respective funds and approved by the Pension Benefit Guaranty Corporation (the “PBGC”) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA).

Based upon this calculation, the Company was obligated to make 240 monthly payments of approximately $31, or approximately $378 per annum, to the GCC-IBT Fund beginning on March 31, 2014 and make 193 monthly payments of approximately $45, or approximately $539 per annum, to the PACE Fund beginning on June 1, 2014. At June 30, 2014, the Company recorded a long-term liability of $8,953, representing the present value of the remaining quarterly payments using the Company’s effective borrowing rate of 7.0%. The balance on this long-term liability was $8,640 at June 30, 2015.

The Company closed a manufacturing facility located in Louisville, Kentucky in 2012. The employees of this plant were participants in the JPT Trust from which the Company withdrew in June 2012, triggering a withdrawal liability. The withdrawal liability requires the Company to make payments of $424 per annum, to the JPT Trust. On August 12, 2013, the Company paid $3,722 to the JPT Trust in full settlement of the withdrawal liability. As a result of the payment, the Company recorded a gain of $676, which has been recorded in other income on the accompanying consolidated statements of operations and comprehensive income (loss) in the period from July 1, 2013 through August 14, 2013 (see Note 8).

Note 15—Series C Shares

In connection with the acquisition of Ivy Hill, the Company was fully indemnified by the seller for the withdrawal liabilities related to the three multiemployer pension plans discussed in Note 13. The purchase price for Ivy Hill was paid, in part, through the delivery of 7,750 Series C Shares, valued at $7,750. The Series C Shares issued in connection with the Ivy Hill acquisition were held in an escrow arrangement to guarantee the payment of all indemnification obligations of the seller associated with any withdrawal liabilities resulting from the three multiemployer plans the Company assumed in connection with the acquisition. As a result of the indemnification, on June 30, 2012, the Company recorded $4,591 as due from the seller, which was recorded as an equity secured receivable in the consolidated statements of shareholders’ equity (deficiency). On April 26, 2013, the Company and the sellers of Ivy Hill entered into a Mutual Settlement and Release Agreement whereby the parties agreed to release the Series C Shares from escrow to the Company in satisfaction of the sellers’ indemnification obligations and to mutually release each other from any future claims. The Series C Shares were retired by the Company upon receipt. The Company recorded a gain of $3,159, which represents the excess of the $7,750 value of the Series C Shares over the $4,591 equity secured receivable due from the sellers. The gain has been recorded in other income on the accompanying consolidated statements of operations and comprehensive income (loss) (see Note 8).

As of April 26, 2013, the date of the settlement, the Series C Shares had accumulated unpaid dividends of approximately $2,813. However, pursuant to the terms of the Series C Shares, to the extent that the Series C Shares are transferred to MPS to satisfy the indemnification, then any dividends accrued with respect to the Series C Shares shall be disregarded and terminated in all respects as if the Series C Shares had never been issued and outstanding. Accordingly, the entire amount of the Series C Share dividends was reversed to paid-in-capital during the year ended June 30, 2013.

Note 16—Restructuring

During 2014, the Company announced its intention to reorganize its operations and cease operations in its Terre Haute, Indiana, Evansville, Indiana and Fairfield, New Jersey facilities. The reorganization will position the Company for further, profitable growth.

The following is a summary of the activity with respect to a reserve established by the Company in connection with the Restructuring Plan, by category of costs.

	Severance and employee related	Costs associated with exit or disposal activities	Total
Balance at August 15, 2013	$—	$—	$—
Restructuring costs	4,797	2,855	7,652
Amounts paid	(2,737)	(605)	(3,342)

Balance at June 30, 2014	2,060	2,250	4,310
Amounts paid	(1,324)	(1,474)	(2,798)
Adjustments (1)	(480)	—	(480)

Balance at June 30, 2015	$256	$776	$1,032

(1)	All adjustments were changes in estimates whereby decreases were recorded to cost of goods sold in the accompanying consolidated statements of operations and comprehensive income (loss).

These charges are recorded in cost of goods sold in the accompanying consolidated statements of operations and comprehensive income (loss) for the period from August 15, 2013 through June 30, 2014. Accrued restructuring costs are included in other current liabilities on the consolidated balance sheet.

Note 17—Operating Leases

The Company has various operating leases for certain facilities and equipment. Future minimum rental payments at June 30, 2015 under non-cancelable operating leases with initial terms of one year or more for the next five years and thereafter are as follows:

For the Year Ending June 30,	Amount
2016	$13,399
2017	10,427
2018	7,540
2019	5,326
2020	4,075
Thereafter	13,621

Total	$54,388

Rent expense under all operating leases were $14,504, $6,788, $519 and $4,413 for the year ended June 30, 2015, the period from August 15, 2013 through June 30, 2014, the period from July 1, 2013 through August 14, 2013 and the year ended June 30, 2013, respectively.

Note 18—Commitments And Contingencies

The Company participates in multiple collective bargaining agreements with various unions, which provide specified benefits to certain union employees. Approximately 7% of the Company’s employees in North America are unionized and approximately 72% of the Company’s employees in Europe are members of a union or works counsel or otherwise covered by labor agreements. The collective bargaining contract agreements with the various unions are set to expire at various dates between 2015 and 2017, at which time, the Company expects to negotiate a renewal of the agreements.

The Company is involved in various proceedings, legal actions and claims arising in the normal course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. The Company records amounts for losses that are deemed to be probable and subject to reasonable estimate. The Company does not anticipate losses as a result of these proceedings that would materially affect the Company’s consolidated financial statements.

Note 19—Related Party Transactions

The Company previously maintained a management agreement with an affiliate of the Predecessor’s majority shareholder, which provided for quarterly payments equal to the greater of a fixed annual fee or a variable annual fee based upon the Company’s annual EBITDA. The management agreement was terminated on August 15, 2013 in connection with the Transaction (see Note 1).

Management fees and related expenses totaled $264 and $2,315 for the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013, respectively. The management agreement was terminated on August 15, 2013 in connection with the Transaction (see Note 1).

Also in connection with the Transaction, the Company paid fees of $3,500 and $4,000 to IPC and MDP, respectively. These amounts were recorded in transaction related expenses in the consolidated statement of operations and comprehensive income (loss) for the period from July 1, 2013 through August 14, 2013.

In connection with the Merger, the Company paid a fee of $5,000 to Carlyle. This amount was recorded in transaction related expenses in the consolidated statement of operations and comprehensive income (loss) for the period from August 15, 2013 through June 30, 2014.

Note 19—Related Party Transactions (continued)

On February 13, 2014 the Company loaned Lux Finco, a Carlyle owned entity, and Lux Newco, a MDP owned entity, each $1,677 to enable them to purchase 5.1% of the outstanding capital stock of CD Cartondruck GmbH, a MPS owned entity. The notes bear interest at a rate of 2.0%, compounded annually, and had a maturity date of February 14, 2015. The loan automatically renews for one year periods unless terminated through a written notice no less than four weeks prior to maturity. The $3,354 note receivable is recorded in other assets on the consolidated balance sheet as of June 30, 2015 and June 30, 2014.

Note 20—Stock Based Compensation

2006 Long-Term Option Plan

The 2006 Long-Term Stock Option Plan (the “2006 Plan”), which was approved by the Company’s Board of Directors, allowed the Company to grant options to purchase common stock to directors, officers and employees of the Company. In January 2013, the Board of Directors amended and increased the maximum number of options allowed to be issued under the 2006 Plan from 6,350 to 10,000.

There were no options granted for the period from July 1, 2013 through August 14, 2013. During the year ended June 30, 2013, the Company granted options to purchase 4,450 shares as follows:

Number of Options Issued	Exercise Price Per Share
3,600	$1,850
850	$ 100

The 3,600 grant of options were subject to time vesting (“time vesting options”). Time vesting options are exercisable, in whole or in part, at twenty percent per year from either the date of grant or a later date, as per the respective option agreement. All time vesting options were to become exercisable within five years from the date of grant. The 850 options granted vest upon the occurrence of a sale of the Company, provided the participant is still employed by the Company, which represented a performance condition. Accordingly, no compensation expense related to these 850 options has been recorded for the period from July 1, 2013 through August 14, 2013 and for the year ended June 30, 2013. All options granted during the year ended June 30, 2013 had a maximum term of ten years and were to expire on January 31, 2023.

Due to a change in control of the Company on August 15, 2013 (Note 1), the stock options under the 2006 Plan immediately vested. The Company recognized compensation expense of $10,360 and $362 for the period from July 1, 2013 through August 14, 2013 and for the year ended June 30, 2013, respectively, which is recorded as selling, general and administrative in the accompanying consolidated statements of operations and comprehensive income (loss). The income tax benefit recognized in the consolidated statements of operations and comprehensive income (loss) for stock-based compensation arrangements was approximately $3,989 and $139 for the period from July 1, 2013 through August 14, 2013, and for the year ended June 30, 2013, respectively.

In accordance with certain preexisting provisions included in the terms of the 2006 Plan, all share-based awards outstanding at the time of the Transaction were settled.

All options granted from 2008 through 2010 under the 2006 Plan were time vesting options, and had a maximum term of ten years and were to expire on various dates through March 31, 2020.

The options issued prior to 2008 under the 2006 Plan had a maximum term of ten years and were to expire on June 28, 2016. Fifty percent of these options were time vesting options. The remaining fifty percent of the options were subject to vesting based upon the investor’s return (“Return Vest Options”). The Return Vest Options were to vest based on the investor realizing an internal rate of return, as defined in the option agreement.

Note 20—Stock Based Compensation (continued)

2006 Long-Term Option Plan (continued)

There has been no vesting of Return Vest Options through August 15, 2013. In the event the investors of the Company, or the Company itself consummates a transaction for the sale of the Company, the participants of the 2006 Plan shall receive the same form and amount of consideration per share as all other holders of the same class or series of shares, which occurred on August 15, 2013.

In the event of a 2006 Plan participant termination, the Company has the right to repurchase the options or shares issued thereunder (“Call Option”). The purchase price for each option repurchased shall be the fair market value at the date the Call Option is exercised if the termination is not for cause pursuant to other terms of the option agreements. Included in compensation expense is additional compensation expense of $104 relating to the option repurchases for the year ended June 30, 2013.

2013 Equity Incentive Plan

The 2013 Equity Incentive Plan (the “2013 Plan”), which was approved by the Company’s Board of Directors on August 23, 2013, allowed the Company to grant options to purchase common stock to directors, officers and employees of the Company. During the period from August 15, 2013 through June 30, 2014, the Company issued 823,700 time-vested options and 649,800 performance based options. Time vesting options are exercisable, in whole or in part, at twenty percent per year from either the date of grant or a later date, as per the respective option agreement. All time vesting options were to become exercisable within five years from the date of grant and have a ten-year life. The performance based options vest based on the Company’s principal investor’s obtaining various thresholds of an internal rate of return as defined in the 2013 Plan. The time vested options and the performance-based options were cancelled on February 14, 2014 in connection with the Merger Agreement (see Note 1) and accordingly there was no stock compensation expense recorded for any periods presented.

Stock Options Valuation

For options issued under the 2013 Plan and the 2006 Plan, the Company calculated the estimated fair value of each option award on the date of grant using the Black–Scholes option valuation model that uses the assumptions noted in the table below. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a “calculated value,” which substitutes the volatility of an appropriate index for the volatility of the entity’s own share price.

Note 20—Stock Based Compensation (continued)

Stock Options Valuation (continued)

Currently, there is no active market for the Company’s common shares. Therefore, as a substitute for the Company’s volatility, the Company has elected to use the historical volatility of the Dow Jones U.S. Containers & Packaging Index, which is representative of the Company’s industry. The Company has used the historical closing values of that index to estimate volatility, which was calculated to be 28.01% and 27.30% over the expected life of the options for the period from August 15, 2013 through June 30, 2014 and for the year ended June 30, 2013, respectively. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Expected term (in years)	N/A	6.5	N/A	6.5
Expected volatility	N/A	28.01%	N/A	27.3%
Risk-free rate	N/A	2.27%	N/A	1.4%
Expected dividends	N/A	—	N/A	—

Stock Option Activity

Stock option activity under the 2006 Plan is summarized as follows:

	Shares Subject to Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance Outstanding at July 1, 2012	7,405	$258.91	4.7
Options granted pursuant to the 2006 Plan	4,450	1,523.08	9.6
Options exercised	(110)	332.56	—
Options expired/cancelled/repurchased	(1,935)	108.81	—

Balance Outstanding at June 30, 2013	9,810	866.28	6.8
Options expired/cancelled/repurchased	(9,810)	(866.28)	—

Balance Outstanding at August 15, 2013	—	$—	—

A summary of the status of the Company’s unvested shares as of August 15, 2013, and changes during the period from July 1, 2013 through August 14, 2013 and the year ended June 30, 2013 is presented below:

	Shares Subject to Option	Weighted Average Grant-Date Fair Value
Balance Unvested at July 1, 2012	1,324	$197.77
Restricted shares granted pursuant to the 2006 Plan	4,450	792.99
Restricted shares vested	(532)	196.93
Restricted shares expired/cancelled/repurchased	(40)	192.87

Balance Unvested at June 30, 2013	5,202	704.39
Restricted shares expired/cancelled/repurchased	(5,202)	(704.39)

Balance Unvested at August 15, 2013	—	$—

Note 20—Stock Based Compensation (continued)

Stock Option Activity (continued)

As of August 15, 2013, there was no unrecognized compensation cost related to unvested share-based compensation arrangements granted under the 2006 Plan since all unvested options were cancelled during the period. The total fair value of shares vested for the year ended June 30, 2013 was $105.

Stock option activity under the 2013 Plan summarized as follows:

	Shares Subject to Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance Outstanding at August 15, 2013	—	$—	—
Options granted pursuant to the 2013 Plan	1,473,500	10.00	10.0
Options expired/cancelled/repurchased	(1,473,500)	(10.00)	(10.0)

Balance Outstanding at June 30, 2014	—	$—	—

A summary of the status of the Company’s unvested shares as of June 30, 2014, and changes during the period from August 15, 2013 through June 30, 2014 is presented below:

	Shares Subject to Option	Weighted Average Grant-Date Fair Value
Balance Unvested at August 15, 2013	—	$—
Restricted shares granted pursuant to the 2013 Plan	1,473,500	3.33
Restricted shares expired/cancelled/repurchased	(1,473,500)	(3.33)

Balance Unvested at June 30, 2014	—	$—

The weighted-average grant-date fair value of restricted shares granted during the period from August 15, 2013 through June 30, 2014 was $3.33.

Restricted Stock Units

The Company issued 528,500 restricted stock units (“RSU’s”) under the 2013 Plan, which was approved by the Company’s Board of Directors in August 2013. Time vesting RSU’s vest, in whole or in part, at twenty percent per year from either the date of grant or a later date, as per the respective RSU’s. All time vesting RSU’s were to vest within five years from the date of grant and has a ten-year life. The performance based RSUs vested based on the Company’s principal investors obtaining various thresholds of an internal rate of return as defined in the 2013 Plan. The time vested RSU’s and the performance based RSU’s were cancelled on February 14, 2014 in connection with the Merger Agreement (see Note 1) and accordingly no expense has been recorded during any of the periods presented.

RSU’s activity under the 2013 Plan summarized as follows:

	Shares Subject to RSU’s	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance Outstanding at August 15, 2013	—	$—	—
RSU’s granted pursuant to the 2013 Plan	528,500	10.00	10.0
RSU’s expired/cancelled/repurchased	(528,500)	(10.00)	(10.0)

Balance Outstanding at June 30, 2014	—	$—	—

Note 20—Stock Based Compensation (continued)

Performance Based Units

In connection with Carlyle’s acquisition of Chesapeake, certain members of Chesapeake’s management were allowed to co-invest with Carlyle in an entity controlled by Carlyle that holds an investment in the Company. At the time of the grant, those members of management that invested alongside Carlyle received a specified number of ordinary shares, which were subject to a performance-based ratchet (the “Ratchet”). Pursuant to the Ratchet, members of management’s ownership percentage can increase based on Chesapeake completing an “Exit” that results in a specified return on invested capital (“MOIC”) and internal rate of return (“IRR”) for certain investors. An Exit is defined as the completion of a liquidating event, which includes the completion of an initial public offering (“IPO”). Since a liquidity event, including an IPO, is generally not probable until it occurs, no compensation cost has been recognized in the financial statements.

2014 Equity Incentive Plan (Mustang Investment Holdings L.P.)

The 2014 Equity Incentive Plan (the “2014 Plan”) allows profits interests and restricted capital interests in Mustang Investment Holdings L.P. (“Holdings”) to be granted to directors, officers and employees of the Company. During the period from August 15, 2013 to June 30, 2014, Holdings issued 823,700 time-vesting profits interests and 649,800 performance-vesting profits interests and during the year ended June 30, 2015, Holdings issued 90,600 time-vesting profits interests and 60,400 performance-vesting profits interests. Time-vesting profits interests vest twenty percent per year on each of the first five anniversaries of August 15, 2013, as per the applicable award agreement. All performance-vesting profits interests vest based on Holdings’ principal investors obtaining various thresholds of an internal rate of return as defined in the 2014 Plan, which represents a performance condition. The performance condition is not probable of being achieved, and accordingly, no compensation expense related to the performance-vesting profits interests has been recorded.

In addition, during the period from August 15, 2013 through June 30, 2014, Holdings issued 528,500 restricted capital interests under the 2014 Plan. The restricted capital interests vest twenty percent per year on each of the first five anniversaries of August 15, 2013, as per the applicable award agreement.

The Company recognized compensation expense related to awards under the 2014 Plan as follows:

	Successor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014
Time vesting profit interests	$3,210	$618
Time vesting restricted capital interests	1,949	445

	$5,159	$1,063

Since the profits interests issued under the 2014 Plan are for interests in Holdings, which is outside of the consolidated group, the value of the profits interests were marked to market at each of the Company’s reporting periods.

2014 Plan—Profits Interests Valuation

As an input to the Black-Scholes model, and for valuation of the profits interest and restricted capital interest awards, the Company estimates the fair value of Holdings equity quarterly. The Company relies on the results of a discounted cash flow analysis but also considers other widely recognized valuation models. The discounted cash flow analysis is dependent on a number of significant management assumptions regarding the expected future financial results of the Company and Holdings as well as upon estimates of an appropriate cost of capital.

Note 20—Stock Based Compensation (continued)

2014 Plan—Profits Interests Valuation (continued)

A sensitivity analysis is performed in order to establish a narrow range of estimated fair values for the equity of Holdings. The market approach consists of identifying a set of guideline public companies. Multiples of historical and projected EBITDA determined based on the guideline companies are applied to Holdings EBITDA in order to establish a range of estimated fair value for the equity of Holdings. After considering all of these estimates of fair value, the Company then determines a single estimated fair value of the equity to be used in accounting for equity-based compensation.

For profits interests issued under the 2014 Plan the Company calculates the estimated fair value of each award on the date of grant using the Black–Scholes option valuation model that uses the assumptions noted in the table below and considers a lack of marketability discount. Currently, there is no active market for Holding’s equity. Therefore, as a substitute for Holding’s volatility, the Company has elected to use the historical volatility of various publically traded companies in the printing industry. The Company has used the historical volatilities of these entities to estimate volatility. The Company uses historical data to estimate employee terminations within the valuation model. The expected term of profits interests granted is derived from the output of the option valuation model and represents the period of time that profits interests granted are expected to be outstanding. The risk-free rate for periods within the life of the profits interests is based on the U.S. Treasury yield curve in effect at the time of grant.

	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014
Expected term (in years)	4.52	6.5
Expected volatility	42%	46.58%
Risk-free rate	1.48%	2.13%
Expected dividends	—	—
Weighted average grant date fair-value	$7.88	$4.77

Weighted average fair-value at end of period of all profits interest issued under the 2014 Plan	$13.37	$4.77

Total unrecognized compensation expense related to unvested profit interests at June 30, 2015 amounted to $6,826 and is expected to be recognized over a weighted average period of 3.5 years.

Profits interests activity under the 2014 Plan summarized as follows:

	Incentive Units Subject to Profits Interests	Weighted Average Exercise Price (or Distribution Threshold)	Weighted Average Remaining Life (Years)
Balance Outstanding at August 15, 2013	—	$—	—
Profits interests granted pursuant to the 2014 Plan	1,473,500	10.00	10.0
Profits interests expired/cancelled/repurchased	(10,000)	—	—

Balance Outstanding at June 30, 2014	1,463,500	10.00	9.2
Profits interests granted pursuant to the 2014 Plan	151,000	20.00	10.0
Profits interests expired/cancelled/repurchased	(10,000)	—	—

Balance Outstanding June 30, 2015	1,604,500	$10.94	8.3

Balance Vested at June 30, 2015	292,700	10.00	8.2

Note 20—Stock Based Compensation (continued)

2014 Plan—Restricted Capital Interests Valuation

For Restricted Capital Interests issued under the 2014 Plan the Company calculates the estimated fair value of each award using the Black-Scholes option valuation model that uses the assumptions noted in the table below and considers a lack of marketability discount. Currently, there is no active market for Holding’s equity. Therefore, as a substitute for Holding’s volatility, the Company has elected to use the historical volatility of various publically traded companies in the printing industry. The Company uses historical data to estimate employee terminations within the valuation model. The expected term of profits interests granted is derived from the output of the option valuation model and represents the period of time that profits interests granted are expected to be outstanding. The risk-free rate for periods within the life of the profits interests is based on the U.S. Treasury yield curve in effect at the time of grant.

	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014
Expected term (in years)	4.52	6.5
Expected volatility	42%	46.58%
Risk-free rate	1.48%	2.13%
Expected dividends	—	—
Weighted average grant date fair-value	$—	$4.77

Weighted average fair-value at end of period of all Restricted Capital Interests issued under the 2014 Plan	$13.43	$4.77

Restricted capital interests activity under the 2014 Plan is summarized as follows:

	Shares Subject to RSU’s	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance Outstanding at August 15, 2013	—	$—	—
Restricted capital interests granted pursuant to the 2014 Plan	528,500	10.00	10.0

Balance Outstanding at June 30, 2014	528,000	10.00	9.2

Balance Outstanding at June 30, 2015	528,500	$10.00	8.3

There were no restricted capital interests expired, cancelled or repurchased during the periods presented.

Total unrecognized compensation expense related to unvested restricted capital interests at June 30, 2015 amounted to $3,994 and is expected to be recognized over a weighted average period of 3.5 years.

Note 21—Segments

The Company operates its business along three operating segments, which are grouped on the basis of geography: North America, Europe and Asia. The Company believes this method of segment reporting reflects both the way its business segments are managed and the way the performance of each segment is evaluated. The three segments consist of similar operating activities as each segment produces similar products.

The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies, except that the disaggregated financial results for the segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting internal operating decisions. Generally, the Company evaluates performance based on stand-alone segment net income (loss) before income taxes, interest, depreciation, amortization, restructuring, transaction and other costs related to acquisitions (“Adjusted

Note 21—Segments (continued)

EBITDA”) and accounts for inter-segment sales and transfers, which were not material, as if the sales or transfers were to third parties, at current market prices.

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Net Sales
North America	$737,888	$452,031	$58,728	$480,050
Europe	820,391	354,396	15,353	99,351
Asia	59,361	7,786	—	—

Total Net Sales	$1,617,640	$814,213	$74,081	$579,401

Depreciation and Amortization
North America	$63,194	$46,924	$3,164	$32,751
Europe	69,548	28,461	893	6,815
Asia	3,414	482	—	—

Total Depreciation and Amortization	$136,156	$75,867	$4,057	$39,566

Operating Income (Loss)
North America	$18,317	$(37,181)	$(24,524)	$28,808
Europe	46,442	8,711	2,188	11,980
Asia	6,218	186	—	—

Total Operating Income (Loss)	$70,977	$(28,284)	$(22,336)	$40,788

Adjusted EBITDA (1)
North America	$97,001	$71,290	$7,390	$67,761
Europe	126,350	46,816	3,081	18,914
Asia	7,611	684	—	—

Total Adjusted EBITDA	$230,962	$118,790	$10,471	$86,675

Capital Expenditures
North America	$19,407	$12,540	$2,624	$14,152
Europe	38,189	27,218	117	8,281
Asia	1,939	130	—	—

Total Capital Expenditures	$59,535	$39,888	$2,741	$22,433

	Successor		Predecessor
	June 30, 2015	June 30, 2014	June 30, 2013
Total Assets
North America	$915,601	$789,836	$271,624
Europe	866,214	1,037,900	75,881
Asia	100,310	16,419	—

Total Assets	$1,882,125	$1,844,155	$347,505

Note 21—Segments (continued)

The Company’s product offerings consist of print-based specialty packaging products across the consumer, health care and multi-media end markets. The Company produces similar products including labels, cartons, inserts and rigid packaging (the “Specific Products”) in all of the geographies it serves, and in all of the end markets it serves. These Specific Products represent one product line. The nature of a specific carton, label, insert or rigid package is similar from end market to end market and geography to geography. Oftentimes, the Specific Products sold to the customer are bundled, including both label and carton, or label, carton and insert or any combination thereof. The following is a summary of gross sales estimated by product category for the respective periods:

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Premium folding cartons	$1,051,028	$513,253	$52,828	$368,544
Inserts	268,000	138,691	9,246	81,247
Labels	126,240	79,872	8,224	69,664
Rigid packaging	70,463	10,786	—	—
Other consumer products	216,372	127,270	10,088	108,160

Total	1,732,103	869,872	80,386	627,615
Sales reserves and eliminations (2)	(114,463)	(55,659)	(6,305)	(48,214)

Total	$1,617,640	$814,213	$74,081	$579,401

The following is a summary of net sales estimated by end markets for the respective fiscal years indicated.

	Successor		Predecessor
	For the year ended June 30, 2015	Period from August 15, 2013 through June 30, 2014	Period from July 1, 2013 through August 14, 2013	For the year ended June 30, 2013
Net Sales:
Consumer	$815,882	$367,895	$26,094	$220,901
Health Care	643,982	330,018	20,929	191,400
Media	157,776	116,300	27,058	167,100

	$1,617,640	$814,213	$74,081	$579,401

Note 21—Segments (continued)

(1)

	Successor		Predecessor
(Dollars in thousands)	For the year ended June 30, 2015	Period from August 15, 2013 to June 30, 2014	Period from July 1, 2013 to August 14, 2013	For the year ended June 30, 2013
Adjusted EBITDA	$230,962	$118,790	$10,471	$86,675
Transaction costs	(13,630)	(38,844)	(28,370)	(3,080)
Management fees	—	—	(264)	(2,315)
Stock based and deferred compensation	(5,722)	(1,534)	(125)	(2,578)
Multiemployer plan exits	—	(9,250)	676	—
Debt extinguishment costs	(1,019)	—	(14,042)	(4,140)
Purchase accounting adjustments	(3,094)	(10,836)	—	—
Severance costs	(6,419)	(2,385)	(3)	(736)
Restructuring charge	—	(7,652)	—	—
(Gain) loss on sale of fixed assets	(584)	(2,278)	96	853
Impairment charges	—	(1,006)	—	(2,112)
Foreign currency gains (loss)	12,171	777	364	(220)
Other adjustments to EBITDA	(379)	(490)	(346)	2,387

EBITDA	212,286	45,292	(31,543)	74,734
Income tax expense (benefit)	(1,880)	(19,481)	(15,621)	4,195
Interest expense	75,437	43,215	3,991	24,546
Depreciation and amortization	131,703	73,206	3,772	36,660

Net income (loss)	$7,026	$(51,648)	$(23,685)	$9,333

(2)	Represents estimated interplant eliminations, rebates, discounts and the inclusion of certain products as part of bundled transactions that are not able to be allocated to a specific product produced.

Note 22—Subsequent Event (Unaudited)

On July 1, 2015, the Company completed the acquisition of BP Media, Ltd. (“BluePrint”). The acquisition of BluePrint provides the Company with pre-press and digital services in the European market, facilitating the processes surrounding translation and interchangeability of print content for foreign locations. In addition, BluePrint provides the Company with an established sales presence in the media markets in Europe, which will enable the Company to serve the European needs of global media releases. BluePrint had annual sales of approximately $23,000 for the 12 months immediately prior to the acquisition. The purchase price allocation is not material to the financial statements.

Bermuda Reincorporation

On October 7, 2015, 100% of the share capital of Multi Packaging Solutions Global Holdings Limited was acquired by Multi Packaging Solutions International Limited, a company incorporated and organized under the laws of Bermuda (the “Company”) from Chesapeake Finance 1 Limited and Mustang Investment Holdings L.P. The consideration for such acquisition was the issuance of shares in the Company to Chesapeake Finance 1 Limited and Mustang Investment Holdings L.P. In connection with the issuance of shares, the number of shares was increased as a result of the par value changing from one British Pound Sterling to one U.S. dollar.

Stock-split

On October 8, 2015, the Company’s board of directors approved and the Company executed a 1 for 5.08 reverse stock split of its common shares, satisfying a pre-condition requiring it to complete a reverse stock split prior to completing its proposed initial public offering. All share and per share data for the successor has been presented to reflect this reverse split.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the year ended June 30, 2013 (Predecessor), for the period of July 1, 2013 through August 14, 2013 (Predecessor), for the period of August 15, 2013 through June 30, 2014 (Successor) and for the year ended June 30, 2015:

(in thousands)	Balance at beginning of period	Additions charged (credited) to expenses	Net (deductions) recoveries	Other activity		Balance at end of period
Allowance for doubtful receivables
Successor
For the year ended June 30, 2015	$2,689	$1,945	$(1,489)	$(213)		$2,932
For the period from August 15, 2013 through June 30, 2014	$1,168	$1,834	$(315)	$2		$2,689

Predecessor
For the period from July 1, 2013 through August 14, 2013	$1,054	$106	—	$8		$1,168
For the year ended June 30, 2013	$1,886	$(319)	$(513)	—		$1,054

Deferred tax valuation allowance
Successor
For the year ended June 30, 2015	$9,280	$1,185	$(1,429)	$1,014		$10,050
For the period from August 15, 2013 through June 30, 2014	$—	$1,435	$—	$7,845	(a)	$9,280

Predecessor
For the period from July 1, 2013 through August 14, 2013	—	—	—	—		—
For the year ended June 30, 2013	—	—	—	—		—

(a)	Includes the effect of acquisitions

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED (FORMERLY CHESAPEAKE FINANCE 2 LIMITED)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013

(SUCCESSOR)

FOR THE PERIOD 31 DECEMBER 2012 TO 30 SEPTEMBER 2013 AND THE 52 WEEKS

ENDED 30 DECEMBER 2012 (PREDECESSOR)

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Multi Packaging Solutions Global Holdings Limited

Nottingham, United Kingdom

We have audited the accompanying consolidated financial statements of Multi Packaging Solutions Global Holdings Limited and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as at 29 December 2013 (Successor) and 30 December 2012 (Predecessor), and the related consolidated statements of profit and loss account, total recognised gains and losses, and cash flows for the period from 13 June 2013 (date of inception) through 29 December 2013 (Successor), for the period from 31 December 2012 through 29 September 2013 (Predecessor), and for the 52 weeks ended 30 December 2012 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United Kingdom; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Multi Packaging Solutions Global Holdings Limited and its subsidiaries as at 29 December 2013 (Successor) and 31 December 2012 (Predecessor), and the results of their operations and their cash flows for the period from 13 June 2013 (date of inception) to 29 December 2013 (Successor), for the period from 31 December 2012 through 29 September 2013 (Predecessor), and for the 52 weeks ended 30 December 2012 (Predecessor), in accordance with accounting principles generally accepted in the United Kingdom.

INDEPENDENT AUDITOR’S REPORT

Emphasis of Matter

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 30 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

/s/ Deloitte LLP

DELOITTE LLP

London

United Kingdom

18 June 2015

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012

(PREDECESSOR)

		Successor	Predecessor
	Note	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
		£’000	£’000	£’000
Turnover: Group and share of joint venture		132,029	433,529	551,274
Less: Share of joint venture		—	(7,260)	(7,596)

Group turnover	2	132,029	426,269	543,678
Cost of sales		(103,172)	(326,983)	(418,803)

Gross profit		28,857	99,286	124,875
Other operating expenses (net)	3	(31,602)	(83,479)	(66,342)

Operating (loss) / profit		(2,745)	15,807	58,533
Share of joint venture’s operating profit		—	611	633

(Loss) / profit on ordinary activities before finance charges		(2,745)	16,418	59,166
Finance charges (net)
Group	4	(4,901)	(4,546)	(8,885)
Joint venture	4	—	(10)	(8)

(Loss) / profit on ordinary activities before taxation	5	(7,646)	11,862	50,273
Tax on loss / profit on ordinary activities	6	(1,010)	(6,258)	(4,679)

(Loss) / profit on ordinary activities after tax		(8,656)	5,604	45,594
Equity minority interests		—	(147)	(81)

(Loss) / profit for the financial period		(8,656)	5,457	45,513

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012

(PREDECESSOR)

		Successor	Predecessor
	Note	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
		£’000	£’000	£’000
(Loss) / profit for the financial period
Group		(8,656)	4,983	45,048
Joint venture		—	474	465

Currency translation differences on net foreign currency investments offset in reserves
Group		(686)	5,116	(4,272)
Joint venture		—	125	(112)

Actuarial losses relating to the pension schemes	23	(6,551)	(7,455)	(17,851)
Credit for current tax attributable to actuarial loss		1,157	6	2,866

Total recognised gains and losses relating to the financial period		(14,736)	3,249	26,144

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

AS AT 29 DECEMBER 2013 (SUCCESSOR) AND 30 DECEMBER 2012 (PREDECESSOR)

		Successor	Predecessor
	Note	29 December 2013	30 December 2012
		£’000	£’000
Fixed assets
Negative goodwill	7	—	(63,124)
Positive goodwill	7	224,211	29,540

		224,211	(33,584)
Other intangibles	7	45	62
Tangible assets	8	180,032	180,251
Investments in joint ventures	9
Share of gross assets		—	6,251
Share of gross liabilities		—	(756)

		—	5,495
Other investments	9	91	99

		404,379	152,323

Current assets
Stocks	11	49,704	52,549
Debtors	12	85,827	91,410
Cash at bank and in hand		16,553	23,513

		152,084	167,472
Creditors: Amounts falling due within one year	13	(113,652)	(125,145)

Net current assets		38,432	42,327

Total assets less current liabilities		442,811	194,650
Creditors: Amounts falling due after more than one year	14	(277,212)	(78,794)

Net assets excluding pension liability		165,599	115,856
Pension liability	23	(15,362)	(33,669)

Net assets including pension liability		150,237	82,187

Capital and reserves
Called-up share capital	16	164,948	459
Profit and loss account	17	(14,711)	80,549
Other reserves	17	—	31

Shareholders’ funds		150,237	81,039
Minority interests		—	1,148

Total Capital Employed		150,237	82,187

The financial statements were approved by the board of Directors and authorised for issue on 18 June 15.

They were signed on its behalf by:

Director

/s/ Rick Smith

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

CONSOLIDATED CASHFLOW STATEMENT

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012

(PREDECESSOR)

		Successor	Predecessor
	Note	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
		£’000	£’000	£’000
Net cash (outflow)/inflow from operating activities	19	(20,803)	42,630	45,963
Returns on investments and servicing of finance	20	(3,298)	(6,113)	(2,318)
Taxation	20	(1,350)	(2,179)	(2,420)
Capital expenditure and financial investment	20	(2,760)	(21,192)	(22,754)
Acquisition and disposals	20	(354,340)	(527)	(3,625)

Cash (outflow)/inflow before management of liquid resources and financing		(382,551)	12,619	14,846
Financing	20	399,226	(7,279)	(440)

Increase in cash in the period	21	16,675	5,340	14,406
Opening cash balance		—	23,513	9,219
Foreign exchange movements		(122)	158	(112)

Closing cash balance		16,553	29,011	23,513

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies

The principal accounting policies are summarised below. They have all been applied consistently throughout all the periods presented.

The Company

Successor

“MPS”, the “Company”, and the “Successor” refer to Multi Packaging Solutions Global Holdings Ltd., formerly Chesapeake Finance 2 Limited. MPS is a leading, global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer, and multi-media end markets. MPS provides its customers with print-based specialty packaging, including premium folding cartons, labels and inserts booklets, tubes, rigid boxes and other specialty packaging across a variety of substrates and finishes.

Although the Company was incorporated on 13 June 2013, it had no assets or liabilities (other than proceeds of the ordinary shares issued on incorporation) and no operations prior to the acquisition on 30 September 2013 of the paperboard operations of Chesapeake Holdings S.à r.l. The Successor financial statements present the period 13 June 2013 to 29 December 2013 which includes trading from the acquisition date of 30 September 2013. Prior to 30 September 2013 the Successor had no operations.

Predecessor

Since the Company had no operations at the time of the acquisition, Chesapeake Holdings S.à r.l. is considered to be the predecessor of the Company (the “Predecessor”).

The financial statements of the Predecessor include the operations of both the paperboard and plastics businesses for the periods presented. The paperboard business represented substantially all of the operations of the Predecessor.

The revenues of the former plastics operations of the Predecessor for the periods ended 30 September 2013 and 30 December 2012 which were not acquired by the Company amounted to £47,134,000 and £58,606,000 respectively.

Since the Company accounted for the acquisition of the paperboard operations of the Predecessor under the acquisition method, the Successor and Predecessor periods are not comparable due to the application of acquisition accounting and the fact that the Company did not acquire the plastics business of the Predecessor.

References in the consolidated financial statements to the Group refer to the Predecessor and its subsidiaries in the periods prior to the acquisition of the paperboard operations, and to the Company and its subsidiaries in the period subsequent to the acquisition.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies (continued)

Basis of accounting

Chesapeake Holdings S.à r.l. (the Predecessor) was authorised on 23 March 2010 by the Luxembourg Ministry of Justice to prepare its consolidated financial statements in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”). The consolidated financial statements have been prepared under the historical cost convention.

The Successor is a UK incorporated company and also prepares its financial statements in accordance with UK GAAP.

Basis of consolidation

The financial statements consolidate the financial statements of the Company and its subsidiaries drawn up to the Sunday closest to 31 December each year. The majority of Group companies prepare financial statements to this date and therefore the consolidated financial statements are also prepared to the Sunday closest to 31 December each year.

The results of subsidiaries acquired or sold are consolidated for the periods from or to the date on which control passed. Acquisitions are accounted for under the acquisition method.

Going concern

The Group shows net assets on its balance sheet of £150,237,000 at 29 December 2013.

The Group incurred a £20,803,000 cash outflow from operating activities during the period ended 29 December 2013, and the Group’s cash balances at 29 December 2013 were £16,553,000. Of the £20,803,000 cash outflow, £34,249,000 relates to deficit reducing pension contributions and £17,346,000 relates to expenses in respect of the acquisition of the paperboard business.

The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group will be able to operate within the level of its current facilities.

The directors and management of the Group seek to ensure that adequate liquidity is available to all members of the Group, through a combination of making internally generated funds available where needed and by arranging borrowing facilities to be available to the Group as needed.

After making enquiries, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the financial statements.

Intangible assets—goodwill

Goodwill arising on the acquisition of subsidiary undertakings, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies (continued)

Intangible assets—goodwill (continued)

off on a straight-line basis over its estimated useful economic life, which is presumed to be 5-7 years unless a more accurate estimate can be made. Provision is made for any impairment.

Negative goodwill is included in the balance sheet and is credited to the profit and loss account in the periods in which the acquired non-monetary assets are recovered through depreciation or sale. Negative goodwill in excess of the fair values of the non-monetary assets acquired is credited to the profit and loss account in the periods expected to benefit.

Intangible assets—research and development

Research expenditure is written off as incurred. Development expenditure is also written off, except where the Directors are satisfied as to the technical, commercial and financial viability of individual projects. In such cases, the identifiable expenditure is deferred and amortised over the period during which the Group is expected to benefit. This period is between three and five years. Provision is made for any impairment.

Tangible fixed assets

Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets, other than assets in the course of construction and freehold land, at rates calculated to write off the cost or valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Freehold buildings	2 - 5% per annum
Leasehold land and buildings	term of lease
Plant and machinery	8 - 10% per annum

Residual value is calculated on prices prevailing at the date of acquisition.

Investments

Fixed asset investments are shown at cost less provision for impairment. Current asset investments are stated at the lower of cost and net realisable value.

Joint Ventures

Investments in joint ventures are accounted for using the equity method. The consolidated profit and loss account includes the Group’s share of the joint venture’s profits less losses while the Group’s share of the net assets of the joint venture is shown in the consolidated balance sheet.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies (continued)

Stocks

Stocks are stated at the lower of cost and net realisable value. Cost includes materials, direct labour and an attributable proportion of manufacturing overheads based on normal levels of activity. Net realisable value is based on estimated selling price, less further costs expected to be incurred to completion and disposal. Provision is made for obsolete, slow-moving or defective items where appropriate.

Taxation

Current tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the Group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

A net deferred tax asset is regarded as recoverable and therefore recognised only to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is recognised in respect of the retained earnings of overseas subsidiaries and associates only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future has been entered into by the subsidiary or joint venture.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Turnover

Turnover is stated net of VAT and trade discounts. Turnover from the sale of goods is recognised when the goods are physically delivered to the customer. Turnover from the supply of services represents the value of services provided under contracts to the extent that there is a right to consideration and is recorded at the value of the consideration due. Where a contract has only been partially completed at the balance sheet date turnover represents the value of the service provided to date based on a proportion of the total contract value. Where payments are received from customers in advance of services provided, the amounts are recorded as Deferred Income and included as part of creditors due within one year.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies (continued)

Pension costs

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised gains and losses.

Certain defined benefit schemes are funded, with the assets of the scheme held separately from those of the Group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred tax, is presented separately after other net assets on the face of the balance sheet.

For defined contribution schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

Foreign currency

Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate.

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations and on foreign currency borrowings, to the extent that they hedge the Group’s investment in such operations, are reported in the statement of total recognised gains and losses. All other exchange differences are included in the profit and loss account.

Share based compensation

The group has applied the requirements of Financial Reporting Standard (“FRS”) 20, Share Based Payments. The group has issued equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value (excluding the effect of non-market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the company’s estimate of shares that will eventually vest and adjusted for the effect of non-market-based vesting conditions.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies (continued)

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

Leases

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term, except where the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate is shorter than the full lease term, in which case the shorter period is used.

Finance costs

Finance costs of financial liabilities are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

Finance costs which are directly attributable to the construction of tangible fixed assets are capitalised as part of the cost of those assets. The commencement of capitalisation begins when both finance costs and expenditures for the asset are being incurred and activities that are necessary to get the asset ready for use are in progress. Capitalisation ceases when substantially all the activities that are necessary to get the asset ready for use are complete.

Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Bank borrowings

Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums payable on settlement or redemption and direct issue costs, are accounted for on an accruals basis in the profit or loss account using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise. Finance costs are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

1. Accounting policies (continued)

Derivative financial instruments

The Group may use derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. Such transactions are not recorded on the balance sheet. The Group does not hold or issue derivative financial instruments for speculative purposes.

Government grants

Government grants relating to tangible fixed assets are treated as deferred income and released to the profit and loss account over the expected useful lives of the assets concerned. Other grants are credited to the profit and loss account as the related expenditure is incurred.

Related party transactions

The company has taken advantage of the exemption under FRS 8, Related Party Disclosures, whereby wholly-owned subsidiaries are not required to disclose intra group transactions and balances.

2. Turnover and segmental reporting

Turnover represents the amounts derived from provision of goods and services which fall within the Group’s ordinary activities, stated net of value added tax. Turnover for the period by destination is analysed as follows:

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Geographical segment
United Kingdom	55,956	191,456	225,087
Continental Europe and Republic of Ireland	60,646	186,900	257,684
United States of America	12,212	39,537	47,461
Rest of the World	3,215	8,376	13,446

	132,029	426,269	543,678

In the opinion of the Directors the disclosure of further segmental information would be seriously prejudicial to the interests of the group and has therefore not been provided.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

3. Other operating expenses (net)

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Distribution costs	3,875	13,021	16,127
Administrative expenses	16,143	73,697	67,551
Costs for closures and other restructuring activity	754	6,428	4,260
Foreign exchange (gains) / losses	(553)	2,768	(3,705)
Amortisation of goodwill / (negative goodwill)	11,776	(12,103)	(16,073)
Amortisation of intangible fixed assets	4	13	20
Gain on sale of tangible fixed assets	(126)	(352)	(1,207)
Impairment of tangible fixed assets	—	725	620
Other operating income	(271)	(718)	(1,251)

Other operating expenses (net)	31,602	83,479	66,342

4. Finance charges (net)

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Interest payable and similar charges	5,145	4,231	7,060
Less: Interest receivable and similar income	(21)	(76)	(75)
Other finance (income) / charges	(223)	401	1,908

	4,901	4,556	8,893

Group	4,901	4,546	8,885
Joint ventures	—	10	8

	4,901	4,556	8,893

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

4. Finance charges (net) (continued)

Interest payable and similar charges

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Series 1 Preferred Equity Certificates	—	2,146	4,175
Bank facilities	4,705	912	1,230
Amortisation of deferred debt costs	434	33	166
Finance leases	6	1,130	1,481

	5,145	4,221	7,052
Share of joint venture’s interest payable and similar charges	—	10	8

	5,145	4,231	7,060

Other finance charges / (income)

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Interest cost on defined benefit schemes (see note 23)	3,521	10,533	13,823
Expected return on scheme assets (see note 23)	(3,812)	(10,241)	(11,866)
Other finance charges / (income)	68	109	(49)

	(223)	401	1,908

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

5. Loss / (profit) on ordinary activities before taxation

Loss / (profit) on ordinary activities before taxation is stated after charging/(crediting):

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Research and development expenditure	204	618	627
Government grant amortisation	—	(452)	(415)
Operating lease rentals:
Plant and machinery	251	946	1,121
Other	1,158	4,348	5,435
Depreciation of tangible fixed assets
Owned	7,039	15,633	19,448
Held under finance leases	69	363	653

6. Tax on (loss)/profit on ordinary activities

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
The tax charge comprises:
Current tax
UK Corporation tax	(693)	2,191	—
Non-UK tax	1,140	2,607	2,566

Current tax charge	447	4,798	2,566

Deferred tax
Origination and reversal of timing differences (see note 15)	(5,082)	825	865
Deferred tax in relation to pension funding under FRS 17 (see note 23)	5,645	508	1,088

Total deferred tax charge (see note 15)	563	1,333	1,953

Share of joint venture’s tax	—	127	160

Total tax on (loss)/profit on ordinary activities	1,010	6,258	4,679

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

6. Tax on (loss)/profit on ordinary activities (continued)

In addition to the above amounts recorded in the profit and loss account, a current tax credit of £1,157,000 for the period ended 29 December 2013 (period ended 30 September 2013: £6,000; 52 weeks ended 30 December 2012: £2,866,000) was recorded in the statement of total recognised gains and losses in respect of pension funding under FRS 17, Retirement Benefits (“FRS 17”).

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the loss before tax is as follows:

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
(Loss)/profit on ordinary activities before tax	(7,646)	11,862	50,273
Less: share of joint ventures’ profit before tax	—	(601)	(625)

Gross (loss)/profit on ordinary activities before tax	(7,646)	11,261	49,648

Tax on (loss) / profit on ordinary activities at standard UK corporation tax rate of 23.25% (Luxembourg tax rate of 2013: 28.8%; 2012: 28.8%)	(1,778)	3,240	14,299
Effects of:
Income not taxable net of expenses not deductible	2,509	6,069	(8,912)
Depreciation in excess of capital allowances	1,363	(851)	(3,264)
Higher/(lower) tax rates on overseas earnings	170	(790)	(67)
Other timing differences	(1,817)	(2,870)	510

Current tax charge for period	447	4,798	2,566

The Successor earns its profits primarily in the UK. The standard rate of corporation tax is 23.25%. The Predecessor is Luxembourg based and is taxed at an effective rate of 28.8% .

The Group’s planned level of capital investment is expected to remain at similar levels of investment. Capital allowances were in excess of depreciation in the predecessor periods. This position has reversed in the Successor period where capital allowances have not been claimed in full because of the availability of other reliefs.

A reduction in the standard rate of corporation tax from 24% to 23% was effective from 1 April 2013. Accordingly, the group’s profits for this financial period are taxed at an effective rate of 23.25%. Finance Act 2013 provides for a further reduction in the standard rate of tax from 23% to 21% effective from 1 April 2014 and to 20% effective from 1 April 2015. This change was substantively enacted on 2 July 2013. These reduced rates have been reflected in the calculation of deferred tax as they were substantively enacted at the balance sheet date.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

7. Intangible fixed assets

	Negative Goodwill	Goodwill	Other Intangibles
	£’000	£’000	£’000
Cost (Predecessor)
At 2 January 2012	(132,556)	33,992	66
Additions	—	1,632	—
Adjustment	—	(623)	—
Foreign exchange	—	(63)	14

At 30 December 2012	(132,556)	34,938	80

Amortisation (Predecessor)
At 2 January 2012	50,496	(2,535)	(4)
Credit / (charge) for the year	18,936	(2,863)	(20)
Foreign exchange	—	—	6

At 30 December 2012	69,432	(5,398)	(18)

Net book value
At 30 December 2012 (Predecessor)	(63,124)	29,540	62
At 2 January 2012 (Predecessor)	(82,060)	31,457	62

Negative Goodwill (Predecessor)

Negative goodwill arose on the acquisition of the business and trading assets of the former Chesapeake Corporation on 30 April 2009. It is being written back on a straight line basis over a period of 7 years, which is equal to the estimated average period over which the related non-monetary assets of the acquired business are being depreciated.

Positive Goodwill (Predecessor)

Positive goodwill arose in the 52 weeks ended 30 December 2012 on the acquisition of Pharmapost SAS on 30 April 2012. It is being amortised on a straight line basis over its estimated useful economic life of 7 years.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

7. Intangible fixed assets (continued)

Positive Goodwill (Successor)

	Goodwill	Other Intangibles
	£’000	£’000
Cost (Successor)
Acquisition of subsidiary undertaking (see note 10)	235,987	49

At 29 December 2013	235,987	49

Amortisation (Successor)
Charge for the period	(11,776)	(4)

At 29 December 2013	(11,776)	(4)

Net book value
At 29 December 2013 (Successor)	224,211	45

Positive goodwill arose in the period 13 June 2013 to 29 December 2013 on the acquisition of the paperboard operations of the Chesapeake group on 30 September 2013. It is being amortised on a straight-line basis over its estimated useful economic life of 5 years.

8. Tangible fixed assets

	Land and buildings	Plant and machinery	Assets in the course of construction	Total
	£’000	£’000	£’000	£’000
Cost (Predecessor)
At 2 January 2012	71,085	138,283	9,689	219,057
Additions	490	18,736	12,789	32,015
Acquisition of subsidiary undertakings	—	1,937	—	1,937
Disposals	(153)	(5,174)	(10)	(5,337)
Transfers	11	11,612	(11,623)	—
Exchange adjustment	(727)	(2,477)	(96)	(3,300)

At 30 December 2012 (Predecessor)	70,706	162,917	10,749	244,372

Depreciation and impairment (Predecessor)
At 2 January 2012	3,686	45,438	—	49,124
Charge for the period	1,297	18,804	—	20,101
Disposals	(125)	(3,504)	—	(3,629)
Impairments	44	576	—	620
Exchange adjustment	(141)	(1,954)	—	(2,095)

At 30 December 2012 (Predecessor)	4,761	59,360	—	64,121

Net book value (Predecessor)
At 30 December 2012	65,945	103,557	10,749	180,251

At 2 January 2012	67,399	92,845	9,689	169,933

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

8. Tangible fixed assets (continued)

	Land and buildings	Plant and machinery	Assets in the course of construction	Total
	£’000	£’000	£’000	£’000
Cost (Successor)
Additions	128	1,854	4,863	6,845
Acquisition of subsidiary undertakings (see note 10)	49,294	128,744	3,460	181,498
Disposals	—	(381)	(30)	(411)
Transfers	193	1,367	(1,560)	—
Exchange adjustment	(294)	(549)	(45)	(888)

At 29 December 2013	49,321	131,035	6,688	187,044

Depreciation and impairment (Successor)
Charge for the period	456	6,652	—	7,108
Disposals	—	(70)	—	(70)
Exchange adjustment	(2)	(24)	—	(26)

At 29 December 2013	454	6,558	—	7,012

Net book value (Successor)
At 29 December 2013	48,867	124,477	6,688	180,032

Leased assets included above:

	Land and buildings	Plant and machinery	Assets in the course of construction	Total
	£’000	£’000	£’000	£’000
Net book value
At 29 December 2013	198	2,533	—	2,731

At 30 December 2012	—	4,519	—	4,519

Predecessor

Freehold land and buildings in the UK with a total net book value at 30 December 2012 of £19,400,000 and plant and machinery in the UK with a net book value at 30 December 2012 of £46,800,000 have been pledged through a combination of fixed charges and general debentures to Lloyds TSB group as security for term loans given under the Asset Based Financing Agreement entered into on 5 October 2010. Certain of the above freehold land and buildings in the UK have also been pledged with a first priority up to an amount of £2,100,000 to the Boxmore Group Pension Scheme as security for the obligation of the Group to make good the deficit in the scheme.

Land and buildings includes £39,199,000 of freehold land which is not depreciated.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

8. Tangible fixed assets (continued)

Successor

Land and buildings includes £32,743,000 of freehold land which is not depreciated. No freehold land and buildings were pledged in the Successor period.

9. Fixed asset investments

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Investments in joint ventures	—	5,495
Other investments	91	99

	91	5,594

Other Investments

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Opening balance	—	2,496
Balance obtained through acquisition (see note 10)	131	—
Revaluations	(39)	39
Transferred against FRS 17 pension liability	—	(2,436)
Exchange movement	(1)	—

	91	99

These consist of trade investments that have been acquired and set aside to fund future liabilities under un-funded defined benefit pension obligations in Germany. The investments are not held in separate trustee-administered funds and so are not classed as pension assets.

Investments in subsidiary undertakings

On 30 September 2013 the Company acquired 100% of the share capital of Chesapeake U.S. Holdings Inc, Chesapeake German Holdings GMBH, Chesapeake Packaging BV, Chesapeake Packaging Asia Ltd., and Chesapeake UK Holdings Ltd. Chesapeake German Holdings GMBH in turn acquired Chesapeake Packaging GMBH and Chesapeake U.S. Holdings Inc in turn acquired Chesapeake U.S. Inc. Together with their subsidiary undertakings these companies represented the paperboard operations of the Chesapeake group.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

9. Fixed asset investments (continued)

Subsidiary Undertakings

The parent Company and the Group have investments in the following subsidiary undertakings, and other investments which principally affected the profits or net assets of the Group. To avoid a statement of excessive length, details of investments which are not significant have been omitted.

					Successor	Predecessor
Subsidiary Undertakings	Country of Incorporation	Principal activity	Holding	%	29 December 2013	30 September 2013	30 December 2012
Multi Packaging Solutions Acquisitions 2 Limited* (formerly Chesapeake Holdings Limited)	United Kingdom	Holding Company	£1.00 Ord shares	100	✓	✓	✓
Multi Packaging Solutions Acquisitions Limited (formerly Chesapeake UK Acquisitions Limited)	United Kingdom	Holding Company	£1.00 Ord shares	100	✓	✓	✓
Multi Packaging Solutions UK Limited (formerly Chesapeake Limited)	United Kingdom	Packaging manufacturer	£0.10 Ord shares £0.01 Irredeemable Preference shares	100 100	✓	✓	✓
Multi Packaging Solutions NI Limited (formerly Chesapeake Packaging NI Limited)	United Kingdom	Holding Company	£0.10 Ord shares	100	✓	✓	✓
Multi Packaging Solutions GB Limited (formerly Chesapeake & Sons Limited)	United Kingdom	Holding Company	£1.00 Ord shares	100	✓	✓	✓
Multi Packaging Solutions Belfast Limited (formerly Chesapeake Belfast Limited)	United Kingdom	Packaging manufacturer	£0.01 Ord shares £1.00 Deferred Ord £1.00 Preference	100 100 100	✓	✓	✓
Multi Packaging Solutions Hillington Limited (formerly Chesapeake Hillington Limited)	United Kingdom	Packaging manufacturer	£0.50 Ord shares £0.50 1980 Pref shares	100 100	✓	✓	✓
Multi Packaging Solutions Bristol Limited (formerly Chesapeake Bristol Limited)	United Kingdom	Packaging manufacturer	£1.00 Ord shares	100	✓	✓	✓
Multi Packaging Solutions Limerick Limited (formerly Chesapeake Pharmaceutical and Healthcare Packaging (Limerick) Limited)	Republic of Ireland	Packaging manufacturer	€1.27 Ord shares	100	✓	✓	✓
Multi Packaging Solutions Dublin Limited (formerly Chesapeake Pharmaceutical and Healthcare Packaging (Dublin) Limited)	Republic of Ireland	Packaging manufacturer	€1.27 Ord shares	100	✓	✓	✓

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

9. Fixed asset investments (continued)

Subsidiary Undertakings (continued)

					Successor	Predecessor
Subsidiary Undertakings	Country of Incorporation	Principal activity	Holding	%	29 December 2013	30 September 2013	30 December 2012
Multi Packaging Solutions Westport Limited (formerly Chesapeake Pharmaceutical and Healthcare Packaging (Westport) Limited	Republic of Ireland	Packaging manufacturer	€1.27 Ord shares	100	✓	✓	✓
Multi Packaging Solutions Gent NV (formerly Chesapeake Gent NV)	Belgium	Packaging manufacturer	No Par Value shares	100	✓	✓	✓
Multi Packaging Solutions Bornem NV (formerly Chesapeake Bornem NV)	Belgium	Packaging manufacturer	No Par Value shares	100	✓	✓	✓
Multi Packaging Solutions France SA (formerly Chesapeake France SA)	France	Holding Company	€15.25 shares	100	✓	✓	✓
Multi Packaging Solutions SAS (formerly Chesapeake Pharmaceutical and Healthcare Packaging SAS)	France	Packaging manufacturer	€0.60 shares	100	✓	✓	✓
Multi Packaging Solutions Montargis SAS (formerly Pharmapost SAS)	France	Packaging manufacturer	€2,301.98 shares	100	✓	✓	✓
Multi Packaging Solutions Oss BV (formerly Chesapeake Oss BV)	The Netherlands	Packaging manufacturer	€45.38 Standard shares	100	✓	✓	✓
Multi Packaging Solutions Netherlands BV (formerly Chesapeake Packaging BV)*	The Netherlands	Holding Company	€1.00 shares	100	✓	✓	✓
Multi Packaging Solutions Holdings 1 GmbH (formerly Chesapeake German Holdings GmbH)*	Germany	Holding Company	€1.00 shares	100	✓	×	×
Multi Packaging Solutions Holdings 2 GmbH (formerly Chesapeake Services GmbH)*	Germany	Holding Company	€1.00 shares	100	✓	✓	✓
Multi Packaging Solutions Stuttgart GmbH (formerly Chesapeake Stuttgart GmbH)	Germany	Packaging manufacturer	€1.00 shares	100	✓	✓	✓
Multi Packaging Solutions Duren GmbH (formerly Chesapeake Duren GmbH)	Germany	Packaging manufacturer	€0.51 shares	100	✓	✓	✓
Multi Packaging Solutions Melle GmbH (formerly Chesapeake Melle GmbH)	Germany	Packaging manufacturer	€0.51 shares	100	✓	✓	✓
Multi Packaging Solutions NI GmbH (formerly Chesapeake Neu-Isenburg GmbH)	Germany	Packaging manufacturer	€0.51 shares	100	✓	✓	✓

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

9. Fixed asset investments (continued)

Subsidiary Undertakings (continued)

					Successor	Predecessor
Subsidiary Undertakings	Country of Incorporation	Principal activity	Holding	%	29 December 2013	30 September 2013	30 December 2012
Multi Packaging Solutions Bialystok Sp. z o.o (formerly Chesapeake Polska Sp. z o.o)	Poland	Packaging manufacturer	PLN 1 Ord A shares	100	✓	✓	✓
Multi Packaging Solutions Hong Kong Limited (formerly Chesapeake Packaging Asia Limited)*	Hong Kong	Holding Company	HK$ 1 shares	100	✓	✓	×
Multi Packaging Solutions (Kunshan) Co Limited (formerly Chesapeake Pharmaceutical & Healthcare Packaging (Kunshan) Company Limited)	PR China	Packaging manufacturer	Registered Capital	100	✓	✓	✓
MPS/CSK Holdings, Inc (formerly Chesapeake US Holdings Inc)*	USA	Holding Company	Common Stock	100	✓	✓	✓
MPS/CSK US, Inc (formerly Chesapeake US Inc)	USA	Holding Company	Common Stock	100	✓	✓	✓
MPS HRL, LLC (formerly Chesapeake Pharmaceutical Packaging Company LLC)	USA	Packaging manufacturer	Common Stock	100	✓	✓	✓
MPS Evansville, Inc (formerly Chesapeake Pharmaceutical Packaging Indiana Inc	USA	Packaging manufacturer	Common Stock	100	✓	✓	✓
MPS Fairfield, Inc (formerly Chesapeake Pharmaceutical Packaging New Jersey Inc)	USA	Packaging manufacturer	Common Stock	100	✓	✓	✓
Chesapeake Plastics Limited	United Kingdom	Packaging manufacturer	£1.00 Ord shares	100	×	✓	✓
Boxmore Plastics Limited	Republic of Ireland	Packaging manufacturer	€1.27 Ord shares	100	×	✓	✓
Chesapeake Plastics SAS	France	Packaging manufacturer	€15.25 shares	100	×	✓	✓
Chesapeake Plastics Packaging (Kunshan) Company Limited	PR China	Packaging manufacturer	Registered Capital	100	×	✓	✓
Chesapeake Plastics Kft	Hungary	Packaging manufacturer	Outstanding Capital	51	×	✓	✓
CACS Netherlands Holdings BV (formerly Chesapeake Holdings BV)	Netherlands	Holding Company	€1 shares	100	×	✓	✓

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

9. Fixed asset investments (continued)

Subsidiary Undertakings (continued)

					Successor	Predecessor
Subsidiary Undertakings	Country of Incorporation	Principal activity	Holding	%	29 December 2013	30 September 2013	30 December 2012
Specialty Chemical Packaging Limited	United Kingdom	Holding Company	£1 shares	100	×	✓	✓
Chesapeake Asia Packaging Limited	Hong Kong	Holding Company	HK$1 shares	100	×	✓	✓

Joint Venture
Jiangsu Rotam Boxmore Plastic Packaging Company Limited	PR China	Packaging manufacturer	Registered Capital	50	×	✓	✓
Rotam Boxmore (Tianjin) Packaging Company Limited	PR China	Packaging manufacturer	Registered Capital	50	×	✓	×
Rotam Boxore Packaging Company Limited	British Virgin Islands	Holding Company	Registered Capital	50	×	✓	✓

*	Held directly by Multi Packaging Solutions Global Holdings Limited

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

9. Fixed asset investments (continued)

Joint ventures

	Successor	Predecessor
	December 29, 2013	December 30, 2012
	£’000	£’000
Share of net assets
Opening balance	—	5,141
Share of retained profit for the period	—	466
Foreign exchange	—	(112)

	—	5,495

The following information is given in respect of the Group’s share of its joint ventures:

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Turnover	—	7,260	7,596

Profit before tax	—	601	625

Taxation	—	(127)	(159)

Profit after tax	—	474	466

Fixed assets	—	2,860	2,861

Current assets	—	4,035	3,390

Liabilities due within one year	—	(785)	(756)

Liabilities due after one year	—	—	—

10. Acquisition of subsidiary undertaking

Successor

On 30 September 2013 the Company acquired 100% of the share capital of Chesapeake US Holdings Inc, Chesapeake German Holdings GMBH, Chesapeake Packaging BV, Chesapeake Packaging Asia Ltd and Chesapeake UK Holdings Ltd. Chesapeake German Holdings GMBH in turn acquired Chesapeake Packaging GMBH and Chesapeake US Holdings Inc in turn acquired Chesapeake US Inc. Together with their subsidiary undertakings these companies represented the paperboard operations of the Chesapeake group.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

10. Acquisition of subsidiary undertaking (continued)

Successor (continued)

The table on the following page sets out the aggregate book values of the identifiable assets and liabilities acquired and their fair value to the Group:

	Book value	Fair value adjustments	Fair value to Group
	£’000	£’000	£’000
Fixed assets
Intangible assets	49	—	49
Tangible fixed assets	170,060	11,438	181,498
Other investments	131	—	131

Current assets
Stocks	50,117	—	50,117
Trade debtors	79,732	—	79,732
Deferred tax asset	2,746	(786)	1,960
Other debtors	4,715	(299)	4,416
Cash	24,352	—	24,352

Total assets	331,902	10,353	342,255

Creditors less than one year
Bank loans and overdrafts	(279)	—	(279)*
Obligations under finance leases and hire purchase contracts	(511)	—	(511)
Trade creditors	(67,100)	—	(67,100)
Corporation tax	(3,097)	—	(3,097)
Other taxation and social security	(9,704)	—	(9,704)
Other creditors	(9,171)	—	(9,171)
Deferred government grants	(765)	765	—
Accruals and deferred income	(23,059)	1,599	(21,460)

Creditors greater than one year
Bank loans and overdrafts	(43,903)	—	(43,903)*
Obligations under finance leases and hire purchase contracts	(225)	—	(225)
Deferred government grant	(5,743)	5,743	—
Other creditors	(602)	—	(602)
Deferred tax liability	(3,042)	—	(3,042)

Provisions
Pension liability	(36,073)	(1,725)	(37,798)

Total liabilities	(203,274)	6,382	(196,892)

Net assets	128,628	16,735	145,363

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

10. Acquisition of subsidiary undertaking (continued)

Successor (continued)

	Book value	Fair value adjustments	Fair value to Group
	£’000	£’000	£’000
Net assets	128,628	16,735	145,363

Goodwill			235,987

			381,350

Satisfied by
Cash consideration			364,004
Deal expenses			17,346

			381,350

*	Bank loans included in net assets on acquisition above includes £43,299,000 relating to asset based lending and term loans with Lloyds Bank PLC which were repaid concurrent to completion of the acquisition.

The fair value adjustment to the acquired pension liability and deferred tax assets reflects changes in the rate used to calculate deferred tax from 23% and 24% to 20% as this change in tax rate was substantively enacted by the acquisition date.

The fair value of the acquired tangible and intangible fixed assets was established by obtaining third party valuations for all major assets. Of the fair value adjustment of £11,438,000, £12,763,000 relates to land, (£10,096,000) relates to freehold buildings and £8,771,000 relates to plant and machinery.

Prebates, deferred rent incentives and deferred government grants at the balance sheet date where considered to have a fair value of £nil at the acquisition date. The resulting fair value adjustments made were £299,000, £6,508,000 and £1,599,000 respectively.

Net cash outflows in respect of the acquisition comprised cash consideration of £364,004,000 and deal expenses of £17,346,000.

Of the £381,350,000 acquisition costs, £290,000,000 was funded by new external borrowings taken out by the company and its subsidiaries at completion. The remaining funding was obtained from equity investors, being affiliates of the Carlyle Group and management, who invested in the company via its parent, Chesapeake Finance 1 Limited.

The Chesapeake paperboard operations formed part of the larger Chesapeake Holdings S.à r.l. group during the 52 weeks ended 30 December 2012 and for the period from 31 December 2012 to 30 September 2013 no separate profit and loss was prepared for the paperboard operations during these periods. The turnover and profit after tax for the 52 weeks ended 30 December 2012 for the Chesapeake Holdings S.à r.l. group were £543,678,000 and £45,513,000 respectively. Of the turnover of £543,678,000, £485,085,000 of revenues relates to the paperboard operations acquired. The turnover and profit after tax for the period between 31 December 2012 and 30 September 2013 for the Chesapeake Holdings S.à r.l. group were £426,268,000 and £3,648,000 respectively. Of the turnover of £426,269,000, £379,161,000 relates to the paperboard operations acquired.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

10. Acquisition of subsidiary undertaking (continued)

Predecessor

On 30 April 2012 the predecessor acquired 100 per cent of the issued share capital of Multi Packaging Solutions Montargis SAS (formerly known as Pharmapost SAS), a company incorporated in France, for a total consideration of cash of £3,829,000.

The table on the following page sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group:

	Book value	Fair value adjustments	Fair value to Group
	£’000	£’000	£’000
Fixed assets
Tangible fixed assets	1,443	494	1,937

Current assets
Stocks	248	—	248
Debtors	1,265	—	1,265
Cash	361	—	361

Total assets	3,317	494	3,811

Creditors less than one year
Trade creditors	(417)	—	(417)
Accruals	(463)	—	(463)
Obligations under finance leases and hire purchase contracts	(102)	—	(102)

Creditors greater than one year
Obligations under finance leases and hire purchase contracts	(346)	—	(346)

Provisions
Pension liability	(128)	—	(128)

Total liabilities	(1,456)	—	(1,456)

Net assets	1,861	494	2,355

Goodwill			1,632

			3,987

Satisfied by
Cash consideration			3,829
Deal expenses			158

			3,987

There were no adjustments for accounting policy realignment or other adjustments.

Plant and equipment were revalued from their historical net book values in the books of the acquired companies to their fair value.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

10. Acquisition of subsidiary undertaking (continued)

Predecessor (continued)

Net cash outflows in respect of the acquisition comprised cash consideration of £3,829,000 and deal expenses of £158,000.

Pharmapost SAS earned a profit before taxation of £185,000 in 2012, of which a £148,000 loss arose in the period from 1 January 2012 to 30 April 2012. The summarised consolidated profit and loss account for the period from 1 January 2012 to 30 April 2012 is as follows:

£’000
Turnover	1,824
Cost of sales	(1,036)

Gross profit	788
Other operating expenses (net)	(935)

Operating loss	(147)
Finance charges (net)	(1)

Loss on ordinary activities before taxation	(148)

11. Stocks

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Raw materials and consumables	15,314	15,391
Work in progress	8,946	7,788
Finished goods and goods for resale	25,444	29,370

	49,704	52,549

There is no material difference between the balance sheet value of stocks and their replacement cost.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

12. Debtors

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Amounts falling due within one year:
Trade debtors	70,458	77,399
Amounts owed by joint ventures	—	41
VAT and other sales taxes	659	1,225
Other debtors	2,876	3,328
Prepayments and accrued income	7,367	6,397

	81,360	88,390

Amounts falling due after more than one year:
Other debtors	326	257
Deferred tax assets (see note 15)	4,141	2,763

	4,467	3,020

Total	85,827	91,410

13. Creditors—amounts falling due within one year

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Bank loans and overdrafts	1,432	9,918
Obligations under finance leases and hire purchase contracts	354	785
Trade creditors	63,769	63,955
Corporation tax	1,165	960
Other taxation and social security	10,095	9,360
Other creditors	9,722	10,798
Deferred government grants	—	670
Accruals and deferred income	27,115	28,699

	113,652	125,145

Bank loans and overdrafts as at 29 December 2013 consists of loan repayments due within one year of £3,168,000 less deferred debt costs to be amortised within one year of £1,736,000 (30 December 2012: £10,337,000 of loan repayments less deferred debt costs of £419,000).

Pursuant to the credit agreement the company and certain subsidiaries entered into security arrangements such as cross-guarantees, debentures and share pledges in favour of Barclays Bank PLC acting as administrative agent and Letter of Credit issuer, in support of the acquisition funding bank debt and revolving credit facility.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

14. Creditors—amounts falling due after more than one year

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Bank Loans	276,407	28,824
Series I Preferred Equity Certificates (PECS)	—	37,534
Class A Convertible Preferred Equity Certificates (CPECs)	—	6,182
Obligations under finance leases and hire purchase contracts	195	554
Other creditors	18	614
Deferred government grant	592	5,086

	277,212	78,794

Bank loans as at 29 December 2013 consist of loan repayments due of £286,387,000 less deferred debt costs of £9,980,000 (30 December 2012: £29,471,000 of loan repayments due less deferred debt costs of £647,000).

Pursuant to the credit agreement the Successor company and certain subsidiaries entered into security arrangements such as cross-guarantees, debentures and share pledges in favour of Barclays Bank PLC acting as administrative agent and L/C issuer, in support of the acquisition funding bank debt and revolving credit facility.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

14. Creditors—amounts falling due after more than one year (continued)

Borrowings are repayable as follows:

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
The Group

Bank loans
On demand or within one year	1,432	9,918
Between two and five years	5,002	28,824
After five years	271,405	—

	277,839	38,742

PECs and CPECs
After five years	—	43,716

		43,716

Finance leases
On demand or within one year	354	785
Between two and five years	195	554

	549	1,339

Total borrowings including finance leases
On demand or within one year	1,786	10,703
Between two and five years	5,197	29,378
After five years	271,405	43,716

	278,388	83,797

Deferred debt costs included in total borrowings are as follows:

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Opening balance	—	1,567
Additions	12,150	—
Charge in profit and loss account	(434)	(501)

Deferred debt costs carried forward	11,716	1,066

Within one year	1,736	419
Between two and five years	6,944	647
After five years	3,036	—

	11,716	1,066

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

14. Creditors—amounts falling due after more than one year (continued)

Successor

The Group used a £290,000,000 multi currency term loan facility for the original acquisition of the Chesapeake paperboard operations. Of this £290,000,000, an amount of £145,000,000 was borrowed in GBP and the equivalent of £145,000,000 was borrowed in Euros. The Group also had access to a £50,000,000, multi currency revolving credit facility which was undrawn at closing and undrawn at the balance sheet date. Under the credit agreement, the company and its subsidiaries have entered into certain security arrangements as outlined in note 25.

The term loans are repayable at a rate of 0.25% per quarter and the loans mature in September 2020 subject to the provisions in the credit agreement.

The interest on the GBP denominated term loans amounts to 5% above LIBOR per annum, with a LIBOR floor of 1%.

The interest on the EURO denominated term loans amounts to 4.5% above EURIBOR per annum with a EURIBOR floor of 1%.

The revolving credit facility attracts interest at up to 4% per annum above EURIBOR or LIBOR depending on the underlying currency of the draw down. The revolving credit facility expires in September 2019.

Subject to the provisions of the credit agreement the company incurs certain customary fees and expenses. The initial issue costs paid at inception are deferred and expensed over the duration of the facility.

Predecessor

The Bank Loans were entered into on 5 October 2010 and were advanced by Lloyds TSB Commercial Finance Limited and Lloyds TSB Bank plc (together Lloyds TSB). The facility is for up to 5 years, totals up to £75,000,000 and bears interest at variable rates linked to Interbank Borrowing Rates for each currency. The facility comprises three elements; a £10,155,000 term loan supported by property in the UK (the Property Loan), a £10,497,500 term loan supported by plant and machinery in the UK (the Equipment Loan) and the balance a multi-currency revolving credit facility supported by accounts receivable in the UK, Republic of Ireland, Germany, Belgium and France (the Receivables Facility). Of the Property Loan, 50% is being amortised over 5 years, with the remainder payable at the end of 5 years. The Equipment Loan is being amortised over 4 years. Lloyds reviewed and revalued the assets secured against the Property and Equipment Loans in December 2012 resulting in additional funding being made available. The Property and Equipment Loans were subsequently increased to £9,674,000 and £14,839,000 respectively, repayable over the same term as the original agreement. The Receivables Facility expires at the end of 5 years. In addition to the assets pledged as support for the loans, Lloyds TSB have the benefit of pledges over the share capital of the Group’s major trading subsidiaries and cross guarantees from most significant trading subsidiaries.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

14. Creditors—amounts falling due after more than one year (continued)

Predecessor (continued)

The PECs carry an entitlement to a yield of 8% per annum, payable if declared by the Board of Managers on each annual anniversary of their issue. If payment is not declared then the yield accrues and can be paid at any time if declared by the Board of Managers. The PECs shall remain outstanding until 2058 but may be redeemed earlier, at the Company’s sole discretion. The PECs shall be redeemed at their par value together with any accrued but unpaid annual yield. In respect of any payment rights the PECs rank pari passu with the CPECs, ahead of the Ordinary Share capital of the Company but are subordinate to all other present and future obligations of the company whether secured or unsecured. The PECs carry no voting rights.

The CPECs do not carry any entitlement to a yield, and carry no voting rights. The CPECs must be redeemed in 2058 if they have not been converted or redeemed before then. The holders of the CPECs may request conversion of their CPECs into A Ordinary shares at any time, and the conversion rate shall be one A Ordinary share for every CPEC. In the event of a request, the Company may decide, at its sole discretion, not to agree to conversion but instead to redeem the shares, at a price based on the fair market value at the time of the A Ordinary shares. In respect of any payment rights the CPECs rank pari passu with the PECs, ahead of the Ordinary Share capital of the Company but are subordinate to all other present and future obligations of the company whether secured or unsecured.

Deferred debt costs included in total borrowings are as follows:

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Opening balance	—	1,567
Additions	10,944	—
Charge in profit and loss account	(392)	(501)

Deferred debt costs carried forward	10,552	1,066

Within one year	1,563	419
Between two and five years	6,254	647
After five years	2,735	—

	10,552	1,066

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

15. Deferred taxation

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Net deferred tax asset / (liability)
Opening balance	—	3,499
Balance on acquisition	(1,082)	—
Credit/(charge) in profit and loss account	5,082	(865)
Exchange difference	141	129

Deferred tax asset carried forward (see note 13)	4,141	2,763

Deferred tax is provided as follows:

Accelerated capital allowances	(2,601)	(1,154)
Other timing differences	(143)	214
Tax losses available	6,885	3,703

Provision for deferred tax	4,141	2,763

Deferred tax in respect of the Group’s defined benefit pension scheme is disclosed in note 23.

The deferred tax asset has been recognised on the basis that the directors are of the opinion, based on recent forecast trading, that it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal can be deducted.

The Group has unrecognised tax losses carried forward which would otherwise produce a deferred tax asset of £5,765,000 (30 September 2013: £5,765,000, 30 December 2012: £7,163,000). These losses are expected to remain unutilised and therefore unrecognised for the foreseeable future.

16. Called-up share capital

	Successor	Predecessor
	29 December 2013	30 December 2012
	£’000	£’000
Allotted, called-up and fully-paid
164,948,144 Ordinary shares of £1 each	164,948	—

53,958 A Ordinary shares of €1 each	—	44

498,102 B Ordinary shares of €1 each	—	408

8,235 C Ordinary shares of €1 each	—	7

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

16. Called-up share capital (continued)

Successor

On incorporation 1 Ordinary share of £1 was issued at par. On 30 September 2013, 164,948,143 Ordinary shares of £1 each were issued at par.

Predecessor

Subsequent to the period end, 164,948,144 Ordinary shares of £1 each were issued at par in relation to the merger with the Multi Packaging Solutions group (see note 29).

The Company has a call option over the C shares which may be exercised in the event that the holder ceases employment with the company. The exercise price of the option is dependent upon the nature of the holder’s cessation of employment with the Company and may be either the issue price or fair value. In the event of a sale of substantially all of the business, the holder of the C Shares is entitled to receive, in consideration for their shares, an amount equal to 100 times the distribution on each A share.

17. Reserves

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Profit and loss account
Opening balance	—	80,549	54,467
(Loss)/profit for the financial period	(8,656)	5,457	45,513
Credit to equity for equity settled share-based payments	25	—	—
Currency translation difference on net foreign currency investments offset in reserves	(686)	5,241	(4,384)
Net charge relating to pension scheme	(5,394)	(7,449)	(14,985)
Purchase of own shares	—	—	(31)
Advanced payment for repurchase of C Shares	—	(26,582)	—
Transfer	—	—	(31)

	(14,711)	57,216	80,549

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Reserve for own shares
Opening balance	—	31	—
Transfer	—	—	31

	—	31	31

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

17. Reserves (continued)

Under the terms of the C Share Executive Security Holders Agreement, the Company is obligated to repurchase the C Shares in the event of a Company Sale. A liability of £26,582,000 has been recorded to reflect amounts which are payable to the C shareholders following the sale of the paperboard business. Further distributions will become payable to C Shareholders when the Company’s residual activities are successfully disposed of.

18. Reconciliation of movements in shareholders’ funds

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Opening funds	—	81,039	54,937
(Loss)/profit for the financial period	(8,656)	5,457	45,513
Credit to equity for equity settled share-based payments	25	—	—
Purchase of own shares	—	—	(31)
Dividends declared	—	(583)	—
Other recognised gains and losses relating to the period (net)	(6,080)	(1,625)	(19,369)

	(14,711)	84,288	81,050
Shares issued	164,948	—	—
Foreign exchange	—	13	(11)

Closing shareholders’ funds	150,237	84,301	81,039

19. Reconciliation of operating (loss)/profit to operating cash flows

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Operating (loss)/profit	(2,745)	15,807	58,533
Depreciation and amortisation	18,889	3,896	4,048
Impairment of fixed assets	—	725	620
Profit on sale of fixed assets	(126)	(352)	(1,207)
Decrease/(increase) in stocks	413	(3,338)	3,800
Decrease/(increase) in debtors	5,928	(5,171)	(5,957)
(Decrease)/increase in creditors	(7,935)	28,454	(2,832)
Adjustment for pension funding	(34,249)	(2,685)	(6,499)
Government grant amortisation	—	(452)	(415)
Foreign exchange	(1,003)	5,746	(4,128)
Share based compensation	25	—	—

Net cash (outflow)/inflow from operating activities	(20,803)	42,630	45,963

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

20. Analysis of cash flows

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Returns on investments and servicing of finance
Interest received	21	76	75
Interest paid	(3,313)	(6,156)	(2,227)
Interest element of finance lease rentals	(6)	(33)	(166)

Net cash outflow	(3,298)	(6,113)	(2,318)

Taxation
Tax paid	(1,350)	(2,179)	(2,420)

Net cash outflow	(1,350)	(2,179)	(2,420)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(3,829)	(23,578)	(27,935)
Sale of tangible fixed assets	467	511	2,915
Government grants	602	1,875	2,266

Net cash outflow	(2,760)	(21,192)	(22,754)

Acquisitions and disposals
Purchase of subsidiary undertaking, net of cash acquired	(354,340)	—	(3,625)
Investment in joint venture	—	(527)	—

Net cash outflow	(354,340)	(527)	(3,625)

Financing
Issue of ordinary share capital	164,948	—	—
Purchase of own ordinary share capital	—	(581)	(31)
Bank loans drawn	277,850	9,481	2,100
Repayment of bank loans	(43,384)	(15,566)	—
Capital element of finance lease rental payments	(188)	(613)	(2,509)

Net cash inflow/(outflow)	399,226	(7,279)	(440)

The £277,850,000 (30 September 2013: £9,481.000; 2012: £2,100,000) bank loans drawn represents a drawdown of funds of £290,000,000 (30 September 2013: £9,481,000; 2012: £2,100,000) less £12,150,000 (30 September 2013: £nil; 2012: £nil) in deferred debt costs.

Subsidiary undertakings acquired in the period contributed the following to the Group’s net cash flows: £21,912,000 (52 weeks ended 30 December 2012: £142,000 cash inflow) cash outflow to net operating cash flows, £971,000 (52 weeks ended 30 December 2012: £1,000 cash outflow) cash inflow to net returns on

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

20. Analysis of cash flows (continued)

investment and servicing of finance, £1,350,000 (52 weeks ended 30 December 2012: £nil) cash flows to taxation payments, £2,760,000 (52 weeks ended 30 December 2012: £32,000) cash outflows to capital expenditure and £15,985,000 (52 weeks ended 30 December 2012: £56,000) cash outflows to financing.

21. Analysis and reconciliation of net debt

	Cash flow	Other non-cash changes	Exchange movement	29 December 2013
	£’000	£’000	£’000	£’000
Cash in hand, at bank	16,675	—	(122)	16,553

	16,675

Debt due after 1 year	(233,751)	(43,903)	1,247	(276,407)
Debt due within 1 year	(715)	(713)	(4)	(1,432)
Finance leases	188	(736)	(1)	(549)

	(234,278)

Net debt	(217,603)	(45,352)	1,120	(261,835)

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Increase in cash in the period	16,675	5,340	14,406
Cash (inflow)/outflow from debt and lease financing	(234,278)	6,698	409

Change in net debt resulting from cash flows	(217,603)	12,038	14,815
Loans and finance leases acquired with subsidiary	(44,918)	—	(448)
Amortisation of debt costs	(434)	(1,066)	(501)
Translation difference	1,120	(1,678)	866

Movement in net debt in period	(261,835)	9,294	14,732
Net debt—Opening balance	—	(60,284)	(75,016)

	(261,835)	(50,990)	(60,284)

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

22. Financial commitments

Capital commitments

Capital commitments are as follows:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
The Group
Contracted for but not provided for	5,555	14,291	11,368

	5,555	14,291	11,368

Operating lease commitments

Annual commitments of the group under non-cancellable operating leases are as follows:

Predecessor

	30 September 2013		30 December 2012
	Land and buildings	Other	Land and buildings	Other
	£’000	£’000	£’000	£’000
Expiry date
- Within one year	64	91	353	205
- Between two and five years	2,275	673	1,616	866
- After five years	1,594	150	2,364	88

	3,933	914	4,333	1,159

Leases of land and buildings are typically subject to rent reviews at specified intervals and provide for the lessee to pay all insurance, maintenance and repair costs.

Successor

	29 December 2013
	Land and buildings	Other
	£’000	£’000
Expiry date
- Within one year	950	237
- Between two and five years	1,718	957
- After five years	1,586	413

	4,254	1,607

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

23. Retirement benefit schemes

Background

At 29 December 2013, the Group operated a number of defined benefit and defined contribution pension schemes for the benefit of its employees throughout the world, which vary depending on the conditions and practices in the countries concerned. The expense for defined contribution schemes is the amount of employer contributions paid into each scheme over the reporting period.

The principal defined benefit pension scheme of the Group is the Field Group Pension Plan in the United Kingdom. The assets of the scheme are held in an external trustee-administered fund. The Group also operates two further defined benefit plans in the UK, as well as a number of defined benefit arrangements in France, Germany and Ireland, which are included in these disclosures in accordance with FRS17. The schemes in the UK and Ireland are funded. The schemes in France and Germany are both funded and unfunded.

Valuations of the schemes are carried out at least every three years. The most recent actuarial valuation of the Field Group Pension Plan was prepared as at 13 June 2011. The present value of the defined benefit obligation, the related current service cost and past service cost was measured using the projected unit credit method.

During the period, it was decided to close the Irish defined benefit schemes. This closure was completed in January 2014. The amount paid out on closure of the scheme was inline with the provision recorded in the balance sheet as at 29 December 2013.

During the periods, the group made additional contributions to the defined benefit schemes of £6,067,000 and £26,300,000 (30 September 2013 : £nil and £nil; 2012: £nil and £nil) to cover the Section 75 cost related to the carve out of the plastics operations of the Chesapeake group (which remained under previous ownership) and to reduce the pension deficit respectively.

Defined contribution

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Contributions payable by the Group in the period	566	1,835	2,344
Contributions payable to the fund at the period end and included in creditors	244	141	98

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

23. Retirement benefit schemes (continued)

Defined benefit schemes

The principal actuarial assumptions used for estimating the Group’s defined benefit obligations are set out below:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
Weighted average actuarial assumptions used:
Discount rate	4.47%	4.37%	4.37%
Rate of compensation increase	2.93%	2.68%	2.67%
Rate of price inflation	3.06%	2.87%	2.65%
Rate of pension increases	2.74%	2.47%	2.44%

Mortality assumptions:

Mortality assumptions used are consistent with those recommended by the individual scheme actuaries and are based on published mortality tables, adjusted to reflect the characteristics of the scheme membership where appropriate. The largest scheme in the Group is the Field Group Pension Plan in the UK and the tables used for this scheme indicate assumed life expectancies on retirement at age 65 are:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	Years	Years	Years
Member age 65 years (current life expectancy):
Males	22.1	22.1	21.7
Females	24.5	24.5	24.4
Member age 40 years (life expectancy at age 65):
Males	24.3	24.3	24.1
Females	26.9	26.9	26.7

Amounts recognised in the profit and loss account in respect of the defined benefit schemes are as follows:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Current service cost	414	2,064	2,182
Interest cost	3,521	10,533	13,823
Expected return on scheme assets	(3,812)	(10,241)	(11,866)
Past service costs	32	2	(80)
Plan curtailment	(65)	—	(487)

	90	2,358	3,572

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

23. Retirement benefit schemes (continued)

Mortality assumptions (continued):

Of the current and past service cost for the period, £235,000 (30 September 2013: £773,000; 2012: £854,000) has been included in cost of sales and £179,000 (30 September 2013: £1,293,000; 2012: £1,248,000) has been included in administrative expenses. Interest cost less expected return on scheme assets of £291,000 (30 September 2013: £292,000; 2012: £1,957,000) net has been included as components of Finance Charges. Plan curtailment costs of £65,000 (30 September 2013: £nil; 2012: £487,000) have been included as a component of administrative expenses. Actuarial gains and losses have been reported in the statement of total recognised gains and losses.

The actual return on scheme assets was £2,108,000 (30 September 2013: £10,764; December 2012: £19,872,000).

The actuarial gains and losses recognised in the statement of total recognised gains and losses includes a charge of £766,000 (30 September 2013 credit of: £911,000; December 2012 credit of: £559,000) relating to the asset ceiling applied to cap the pension asset being offset against the pension liability.

The cumulative amount of actuarial gains and losses recognised in the statement of total recognised gains and losses since the adoption of FRS 17 is losses of £6,551,000 (excluding deferred tax) (30 September 2013: £7,455,000; December 2012: £17,851,000).

The amount included in the balance sheet arising from the Group’s obligations in respect of its defined benefit retirement benefit schemes is as follows:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Present value of wholly or partly funded obligations	(330,792)	(338,457)	(323,194)
Fair value of scheme assets	312,915	290,510	281,258

Deficit in scheme	(17,877)	(47,947)	(41,936)
Present value of wholly unfunded obligations	(761)	(1,520)	(1,389)
Effect of asset limit	(766)	33	(911)
Deferred tax	4,042	9,972	10,567

Liability recognised in the balance sheet	(15,362)	(39,462)	(33,669)

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

23. Retirement benefit schemes (continued)

Mortality assumptions (continued):

Movements in the present value of defined benefit obligations were as follows:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Benefit obligation at the beginning of the period	—	324,583	290,994
Upon acquisition	326,116	—	—
Current service cost	414	2,064	2,182
Interest cost	3,521	10,533	13,823
Contributions from scheme members	258	797	1,253
Actuarial losses	4,083	8,889	27,128
Exchange difference	(22)	211	(382)
Benefits paid from scheme/company	(2,538)	(7,308)	(10,153)
Plan amendment	(1)	35	(80)
Plan curtailment	(65)	—	(487)
Business combination	(179)	179	316
Others	(34)	(6)	(11)

Benefit obligation at end of the period	331,553	339,977	324,583
Present value of wholly unfunded obligations	(761)	(1,520)	(1,389)

Present value of wholly or partly funded obligations	330,792	338,457	323,194

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

23. Retirement benefit schemes (continued)

Mortality assumptions (continued):

Movements in the fair value of scheme assets were as follows:

	Successor		Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Fair value of scheme assets at the beginning of the period	—	281,258	259,117
Upon acquisition	278,632	—	—
Expected return on scheme assets	3,812	10,241	11,866
Actuarial gains (losses) on scheme assets	(1,702)	523	8,718
Exchange difference	—	75	(256)
One-off contributions from the sponsoring companies	32,367	—	—
Normal contributions from the sponsoring companies	2,085	4,930	8,114
Contributions from scheme members	258	797	1,253
Benefits paid	(2,538)	(7,308)	(10,153)
Premiums paid	(13)	(6)	(11)
Expenses paid	(21)	—	—
Business combination	—	—	187
Transfer	—	—	2,423
Adjustments	35	—	—

Fair value of scheme assets at end of the period	312,915	290,510	281,258

The analysis of the scheme assets and the expected rate of return at the balance sheet date were as follows:

	Successor		Predecessor
	29 December 2013		30 September 2013		30 December 2012
	Expected return %	Fair value of assets %	Expected return %	Fair value of assets %	Expected return %	Fair value of assets %
Equity Securities	7.10	44.22	6.58	53.76	6.53	54.60
Bond Securities	3.95	54.11	3.67	45.43	3.38	44.58
Real Estate	5.39	0.12	5.27	0.22	0.35	0.20
Other assets	0.37	1.55	2.21	0.59	0.14	0.62

	5.29	100.00	5.23	100.00	5.12	100.00

The schemes have no direct investments in the Group’s equity securities or in property currently used by the Group.

The expected return on assets assumptions are derived by considering market expectations of the long term rates of return on the scheme investments. The overall expected return assumption is a weighted average of the

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

23. Retirement benefit schemes (continued)

Mortality assumptions (continued):

expected returns on each asset class in which the schemes invest, reflecting the scheme asset allocations. The long term rates of return on equities and real estate are derived by considering current risk free rates of return with the addition of an appropriate future risk premium. The long term rate of return from gilt yields, bonds and cash investments are set in line with market yields at the balance sheet date. The return assumption is a net rate after expenses.

The history of experience gains and losses is set out below:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012	1 January 2012	2 January 2011	3 January 2010
	£’000	£’000	£’000	£’000	£’000	£’000
Defined benefit obligations	(331,553)	(339,977)	(324,583)	(290,994)	(268,354)	(255,673)
Fair value of plan assets	312,915	290,510	281,258	259,117	247,800	216,957

Deficit	(18,638)	(49,467)	(43,325)	(31,877)	(20,554)	(38,716)
Difference between expected and actual return on plan assets:
Amount	1,704	(523)	(8,006)	166	(15,007)	(29,259)
Percentage of plan assets	0.5%	0.2%	2.0%	0%	(6.0)%	(13.0)%
Experience gains on plan liabilities:
Amount	808	(716)	1,820	76	647	2,267
Percentage of present value of plan liabilities	0.2%	0.2%	1.0%	0%	0%	1.0%

The group expects to pay £9,445,000 in contributions to defined benefit pension plans in the next 12 months. This consists of £6,296,000 in recovery plan payments and £3,149,000 in ongoing contributions.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

24. Derivatives

The fair value of derivatives which are not recorded in the financial statements is as follows:

	Principal	Fair Value
		£’000
29 December 2013 (successor)
Interest rate swap 1	See below	1,565
Interest rate swap 2	See below	(905)
Foreign currency option contracts	Sell EUR/Buy GBP €16,650,000	(123)
Foreign currency option contracts	Sell EUR/Buy PLN €4,930,000	14
Foreign currency forward contracts	Buy EUR/Sell USD €3,575,815	138
Foreign currency forward contracts	Buy EUR/Sell GBP €8,000,000	(6)

30 December 2012 (predecessor)
Foreign currency forward contracts	Sell USD 1,100,000	(1)
Foreign currency forward contracts	Buy USD 1,010,000	6
Foreign currency forward contracts	Sell PLN 1,200,000	(2)
Foreign currency forward contracts	Buy PLN 1,700,000	1
Foreign currency option contracts	Buy EUR 3,600,000	87
Foreign currency option contracts	Buy GBP 17,904,000	316
Foreign currency option contracts	Sell GBP 20,784,000	(372)
Foreign currency spot contracts	Sell EUR 300,000	(1)

At 29 December 2013 the Group had two interest rate swaps in place. Interest rate swap 1 is an amortising swap, with a notional amount at 29 December 2013 of £116,000,000, whereby the Group pays a fixed rate of interest of 1.1649% and receives a variable rate based on LIBOR on the amortising notional amount. The swap is being used to hedge the exposure to changes in market LIBOR rates. The secured loan and interest rate swap have the same critical terms.

Interest rate swap 2 is an amortising swap, with a notional amount at 29 December 2013 of €133,724,800, whereby the Group pays a fixed rate of interest of 1.0139% and receives a variable rate based on EURIBOR on the amortising notional amount. The swap is being used to hedge the exposure to changes in market EURIBOR rates. The secured loan and interest rate swap have the same critical terms.

The Group uses the derivatives to hedge its exposures to changes in foreign currency exchange rates and to manage its exposure to interest rate movements on its bank borrowings. The fair values are based on market values of equivalent instruments at the balance sheet date.

25. Contingent liabilities

Pursuant to the credit agreement the company and certain subsidiaries entered into security arrangements such as cross-guarantees, debentures and share pledges in favour of Barclays Bank PLC, acting as administrative agent and L/C issuer, in support of the acquisition funding bank debt and revolving credit facility.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

25. Contingent liabilities (continued)

The group is subject to various claims and actions in the ordinary course of business, some of which are covered by insurance. Whilst the outcome of these claims and actions cannot be predicted with certainty the company believes that the aggregate expected outcomes of all these claims and actions would not have a material effect on the Group’s financial position or result for the period.

One of the subsidiaries of the Group is subject to a continuing guarantee in respect of certain lease obligations of IPACKCHEM Limited (formerly Chesapeake Plastics Limited), a former subsidiary of Chesapeake Limited, in relation to premises at Crewe. There is also an indemnity obtained from the sellers of the paperboard group, in respect of this guarantee.

26. Related party transactions

Successor

The Carlyle Group, as majority shareholder of the Chesapeake group, charged a total amount of £110,000 to the Group for management services and an amount of £4,000,000 in respect of the acquisition of the Group.

Predecessor

The Group is party to Professional Services Agreements with Irving Place Capital Management LP (“IPC”) and Oaktree Capital Management LP (“OCM”), under which each of the parties provides strategic, corporate planning and other business advisory and business monitoring services to the Group. These agreements expired on 30 September 2013 with respect to the paperboard operations sold. In the period to 30 September 2013 the cost to the Group of these professional services was £725,000 (year to 30 December 2012: £923,000) and £713,000 (year to 30 December 2012: £985,000) respectively for IPC and OCM, of which £889,000 (year to 30 December 2012: £1,011,000) and £1,249,000 (year to 30 December 2012: £458,000) was invoiced in the year by IPC and OCM respectively. At 30 September 2013 no amounts were outstanding (30 December 2012: £164,000 and £526,000) on the balance sheet towards IPC and OCM respectively.

Details of the Group’s financing arrangements provided by IPC and OCM are provided in Note 14. During the year the group paid £nil in interest and principal repayments to IPC and OCM under these arrangements, and these loans remained with the sellers of the paperboard business.

27. Controlling party

As at the balance sheet date the immediate parent undertaking is Chesapeake Finance 1 Limited (formerly known as Chase Midco 1 Limited). The ultimate parent company and controlling party is Chesapeake Holdings Limited, which is the largest group to consolidate these financial statements. Copies of the accounts of Chesapeake Holdings Limited may be obtained from the corporate administration office, c/o Chesapeake Limited, Millennium Way West, Phoenix centre, Nottingham, Nottinghamshire, NG8 6AW.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

28. Share based payments

Certain members of the Successor company’s management were allowed to co-invest with the majority shareholders in Multi Packaging Solutions Global Holdings Limited. They could either directly or indirectly purchase A shares at a value equal to the value paid by the majority shareholders for the other share classes. Although the initial purchase price was equal to the price paid by the other investors the shares could attract a higher payout (Ratchet) if certain performance criteria are met (subject to the provisions in the articles of association of Chesapeake Holdings Limited) and if there is a liquidity event. The valuation analysis performed in order to determine the charge to the profit and loss account takes into account estimating the enterprise value at Exit under the guideline public company method of the market approach, discounting the future proceeds from the Ratchet at a required return computed for the A Shares Ratchet and accounting for the variability in management’s forecasted financial results using a Monte Carlo simulation.

29. Subsequent events

On 19 November 2013, the Carlyle Group (as majority shareholder of the Company) and Madison Dearborn Partners, LLC (as majority shareholder of the Multi Packaging Solutions group) announced that they had entered into a definitive agreement to merge the Company and Multi Packaging Solutions Inc ., a complimentary business of similar size to the Company, subject to regulatory compliance. This transaction completed on February 14, 2014 and creates a leading global provider of print-based specialty packaging. The transaction was accounted for as a reverse acquisition by Multi Packaging Solutions of Chesapeake. As part of the acquisition the company also refinanced certain of its debt facilities.

On 4 April 2014, the Group, through one of its subsidiaries, acquired 70% of the share capital of Integrated Printing Solutions, Inc. and 100% of the share capital of Jet Lithocolor, Inc. to create a comprehensive end-to-end solution for the credit, debit, gift, loyalty, and insurance card markets.

In April 2014 the Group also announced its intention to reorganise its US operations and anticipates that (subject to the completion of legal, financial and other closure procedures) it will cease operations at its Evansville, Indiana and Fairfield, New Jersey facilities. This reorganisation is a consequence of the merger with Multi Packaging Solutions and will position the Group for further, profitable growth.

On 8 July 2014, the Group acquired the entire share capital of Armstrong Packaging Ltd, a speciality rigid box packaging company based in Arbroath, Scotland. Then on 28 February 2015 the Group acquired 100% of the share capital of Presentation Products Group ltd. also based in Arbroath, Scotland with subsidiaries in Hong Kong and China. Both acquisitions expand the Group’s global platform for luxury packaging, gift sets, travel retail, and commemorative editions. Armstrong’s product development and rigid box manufacturing perfectly complement the Company’s existing manufacturing, creative design, project management, and global sourcing capabilities.

On 21 November 2014 the Group acquired 100% of the North American and Asian operations of ASG as well as a subsidiary leasing company and certain holding companies in Europe. The transaction excludes the European manufacturing operations of ASG which will remain independent from Multi Packaging Solutions. The acquisition of ASG, a highly respected manufacturer of print and packaging in the United States, Canada, Mexico and China, will further expand the group’s global network and customer base.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America

The consolidated financial statements are prepared in accordance with UK GAAP, which differ in certain respects from accounting principles generally accepted in the United States of America (“US GAAP”). Differences which have a significant effect on the consolidated (loss) / profit, shareholders’ funds and the financial position of the Group are set out below.

Effect on net loss / profit of differences between UK and US GAAP

			Successor	Predecessor
			13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
			£’000	£’000	£’000
Net (loss) / profit in accordance with UK GAAP			(8,656)	5,457	45,513
US GAAP adjustments:
Business combinations	(a	)
Transaction expenses	(ai	)	(17,346)	—	(158)
Inventory step up	(aii	)	(3,114)	—	(32)
Amortisation of goodwill	(aiii	)	11,776	(12,103)	(16,073)
Amortisation of intangible fixed assets	(aiv	)	(3,687)	(1,544)	(2,041)
Contingent consideration	(av	)	—	—	625
Short term employee benefits—compensated absences	(b	)
Cost of goods sold			196	(210)	36
Administrative costs			167	(152)	(4)
Derivatives and hedging activities	(c	)	973	(257)	439
Leases	(d	)	—	(64)	(86)
Share compensation costs	(e	)	26	—	—
Revenue recognition	(f	)			—
Sales			132	(263)	52
Cost of goods sold			(138)	217	(190)
Pensions	(g	)	(631)	(779)	(593)
Minority interest	(h	)	—	147	81
Interest payable	(i	)	—	(4,885)	(12,122)
Taxation	(j	)
Taxation GAAP differences	(ji	)	(123)	(1,809)	(630)
Tax effect of US GAAP adjustments	(jii	)	1,224	896	598

Net (loss)/profit in accordance with US GAAP			(19,201)	(15,349)	15,415

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

Cumulative effect on shareholders’ equity of differences between UK and US GAAP:

			Successor	Predecessor
			13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
			£’000	£’000	£’000
Shareholders’ funds in accordance with UK GAAP			150,237	57,719	81,039
US GAAP adjustments:
Business combinations
Adjustment of positive and negative goodwill	(ai	)	(131,471)	45,350	57,008
Adjustment of intangible fixed assets	(aiv	)	153,712	9,009	10,554
Short term employee benefits—compensated absences	(b	)	(544)	(909)	(547)
Derivatives and hedging activities	(c	)
Other debtors due after one year			1,565	—	—
Other creditors due after one year			(905)	—	—
Other creditors due within one year			(302)	(616)	(432)
Prepayments			326	325	397
Leases	(d	)	—	(425)	(360)
Revenue recognition	(f	)
Inventory			1,390	1,528	1,311
Trade receivables			(1,791)	(1,923)	(1,660)
Pensions	(g	)	766	130	944
Interest payable	(i	)	—	(275,017)	(270,132)
Tax effect of US GAAP adjustments	(j	)
Taxation GAAP differences	(ji	)	(1,861)	(3,783)	(3,783)
Tax effect of US GAAP adjustments	(jii	)	(30,841)	(2,156)	(3,062)
Minority interest	(h	)	—	1,295	1,148

Shareholders’ funds in accordance with US GAAP			140,281	(169,473)	(127,575)

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

Reconciliation of shareholders’ funds under US GAAP:

	Successor	Predecessor
	29 December 2013	30 September 2013	30 December 2012
	£’000	£’000	£’000
Opening balance	—	(127,575)	(124,456)
Shares issued	164,948	—	—
Net (loss)/profit	(19,201)	(15,349)	15,415
Actuarial loss relating to pension plans	(4,257)	(5,668)	(14,305)
Foreign currency translation adjustment	(1,209)	5,701	(4,198)
Advanced payment for repurchase of C Shares	—	(26,582)	—
Purchased share capital	—	—	(31)

Closing balance	140,281	(169,473)	(127,575)

(a) Business combinations

Under UK GAAP the acquiring entity allocates consideration for the transaction to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition with the difference treated as goodwill. The Group accounts for these business combinations on a consistent basis under US GAAP with the following exceptions:

i.	Transaction expenses

Under UK GAAP, transaction expenses are capitalised as part of acquisition consideration. Under US GAAP these expenses are recognised in the income statement as an administrative expense in the period in which the acquisition occurred.

ii.	Inventory step up

Under US GAAP, manufactured inventory is recorded at estimated selling price less any future disposal costs and a reasonable profit margin and an adjustment has been recorded to step up the inventory carrying value this amount. Under UK GAAP acquired inventory is recorded at the lower of replacement costs and net realisable value. The adjustment for US GAAP is recorded against cost of goods sold and amortised over the stock turn period.

iii.	Amortisation of goodwill

Recognition of goodwill

Under UK GAAP, both positive and negative goodwill arising on acquisitions is capitalised and amortised over its estimated useful life.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

Negative goodwill was created upon the original acquisition of the Predecessor in 2009 and recorded on the balance sheet. Negative goodwill in excess of the fair values of the non-monetary assets acquired is then credited to the profit and loss account in the periods expected to benefit. Under US GAAP negative goodwill arising from a bargain purchase in excess of fair values allocated to the non-monetary assets is immediately credited to the income statement on the acquisition date.

Under US GAAP, positive goodwill is not amortised but is tested at least annually for impairment or whenever an event occurs or circumstances change that would reduce the fair value of a reporting unit to a value below its carrying value.

The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for potential impairment and if there is an implied impairment, the second step measures the amount of impairment, if any, by comparing the implied fair value of goodwill with the carrying value of the goodwill. The evaluation of impairment of existing goodwill at the Successor and Predecessor period ends indicated no impairment under US GAAP at that time.

Currency denomination

Under UK GAAP, goodwill arising on an acquisition is typically denominated in the currency of the acquirer, which in the case of the acquisitions to date was Sterling.

Under US GAAP, goodwill and intangible fixed assets are recorded in the functional currency of the operations to which they relate. The amounts are retranslated at each balance sheet date with the foreign exchange gain or loss being recorded directly within other comprehensive income.

iv.	Amortisation of intangible fixed assets

Under UK GAAP, the Group recognises intangible assets separately in a business combination only when they can be disposed of separately without disposing of the business and their value can be measured reliably on initial measurement. Under US GAAP, the Group recognises acquired intangible assets separately from goodwill if (i) they arise from contracted or other legal rights even if the assets are not transferable or separable from the acquired entity or from other rights and obligations or (ii) they are capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged.

The Group has recognised intangible assets relating to customer relationships and technology and intellectual property. These are being amortised over their respective estimated useful economic lives.

v.	Contingent consideration

Under UK GAAP, the fair value of the consideration includes an estimate of amounts which are deferred or contingent upon the future revenues of the acquired entity. Any reassessment of the deferred or contingent

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

consideration is adjusted against the goodwill balance in future periods. Under US GAAP the consideration is recorded at fair value and classified as a liability or equity depending on the nature of the underlying instrument. Any reassessment for considerations classified as a liability is expensed in the period in which the event occurred.

(b) Short term employee benefits—compensated absences

Under UK GAAP there is no specific requirement to accrue for earned but unused holiday entitlement, and management records a provision based on the laws of the jurisdiction in which the business is located. Under US GAAP there is a requirement to provide for the liability arising from accrued but unused holiday entitlement.

(c) Derivatives and hedging activities

Under UK GAAP, the Group does not recognise derivatives at fair value on the balance sheet. Interest differentials on derivative instruments are charged to the profit and loss account as interest costs in the period in which they are realised. Foreign currency gains and losses realised on forward currency contracts are recognised in the period in which they occur. Monetary assets and liabilities denominated in foreign currencies that are hedged by a foreign currency derivative are translated using the contract rate in the hedging derivative.

Under US GAAP hedge accounting is permitted only when, inter alia, the hedging relationship is documented formally. Derivatives that are not designated in a hedging relationship are recognised at fair value with gains and losses recognised in the profit and loss account. Since the Group had not formally documented its hedging relationship in accordance with US GAAP an adjustment is made to record the fair value of derivatives on the balance sheet with the movement in fair value recorded in the income statement each period.

US GAAP also requires all monetary assets and liabilities to be translated at the spot rate. The forward contract is separately recorded on the balance sheet as a derivative asset or liability at fair value.

(d) Leases

The Group has in the past entered into rent arrangements for facilities whereby it received a rent free period and or a lease incentive payment. Under UK GAAP these lease incentives are expensed over the related rental period to the first break clause in the contract. Under US GAAP the incentive expensed over the full term of the lease.

(e) Share compensation costs

The costs recognised in relation to the share based payment awards included in the UK GAAP financial statements has been reversed under US GAAP accounting regulations as the vesting of the awards is contingent upon the occurrence of a liquidity event.

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

(f) Revenue recognition

US GAAP contains more detailed requirements to be met in order to recognise revenue under a bill and hold arrangement compared with UK GAAP. Whilst the Company’s bill and hold arrangements are recognised as revenue under UK GAAP, these arrangements do not meet all of the criteria for revenue recognition under US GAAP as they do not contain fixed delivery schedules and the Company retains insurance risk over the goods until delivery. As such revenue relating to bill and hold arrangements is deferred under US GAAP until the goods have been delivered.

(g) Pensions

The main differences in the treatment of the pensions between UK GAAP and US GAAP which affect the Group are:

i.	Under UK GAAP past service credits are fully recognised in the income statement during the period in which they occurred. Under US GAAP, the effects of these plan amendments are written off over the expected future working lifetime of the participants

ii.	Under UK GAAP, actuarial losses or gains are recognised immediately through the statement of total recognised gains and losses during the year of occurrence. Under US GAAP, these are recognised in other comprehensive income and then amortised through the income statement over the expected remaining service period of members following the corridor approach, which allows the Company to defer amortization of actuarial losses or gains through the income statement which are lower than the greater of 10% of the fair value of the scheme’s assets or the projected benefit obligation at the start of the period.

iii.	Under UK GAAP an asset ceiling has been applied to cap the pension asset being offset against the pension liability. This limitation is not required under US GAAP.

Also, under UK GAAP the group has recorded the deferred tax asset relating the pension liability as a deduction to the liability recorded on the balance sheet. Under US GAAP the pension liability has to be shown gross of any related deferred tax. The liabilities at each balance sheet date were as follows: £43,292,000 at 30 December 2012, £49,304,000 at 30 September 2013 and £18,638,000 at 29 December 2013.

(h) Minority interest

Under UK GAAP, minority interest is deducted in determining the loss for the period. Under US GAAP, minority interests (called non-controlling interests) are not deducted in arriving at net loss for the period. Instead the net loss for the period is allocated between the non-controlling interests and the parent company shareholders.

(i) Interest payable—CPECs

Under UK GAAP the convertible preferred equity certificates (CPECs) are considered a debt instrument in line with Luxemburg law. Under US GAAP they are also considered a debt item. The CPECs do not attract interest

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

under UK GAAP, but are ultimately convertible into A ordinary shares and also contain an option for the Company to redeem the CPECs at the greater of (a) the fair value the underlying shares that the CPECs convert to and (b) the principal plus unpaid and accrued interest.

Under US GAAP the CPECs are recorded at fair value at the inception date. Since the holders of the CPECs control the Company the redemption feature is considered to be a put option at the option of the CPEC holders. Since the redemption feature is at the greater of fair value of the underlying shares and par value the conversion option is effectively net cash settled and therefore is accounted for an embedded derivative at fair value through profit and loss. Changes in the fair value of the conversion option are recorded as a finance charge within the income statement.
(j) Taxation

i.	Taxation GAAP differences

Under US GAAP, deferred taxation is provided for all temporary differences (differences between the carrying value of assets and liabilities and their corresponding tax bases) on a full liability basis. In contrast, certain of these items, such as non-qualifying industrial building allowances, are treated as permanent differences under UK GAAP.

For UK GAAP, adjustments to deferred tax balances initially recorded within the Statement of Total Recognised Gains and Losses resulting from changes in statutory tax rates were reflected back through this category of income. Under US GAAP, these deferred tax adjustments are required to be recognised through the income statement tax expense. This resulted in an increase to tax expense for US GAAP purposes, which would be offset by a decrease to Other Comprehensive Income.

Under UK GAAP, deferred tax assets are recognised only to the extent that, on the basis of all available evidence, it is considered that there will be sufficient future profits from which the reversal of the timing losses can be deducted. There is a general acceptance that an entity would look out between 1-3 years when considering future profitability to evaluate the probability of realising the assets. Under US GAAP, there is no accepted cap on the look-out period when the company has a history of profitability.

Under UK GAAP, deferred tax assets and liabilities are off-set across different tax jurisdictions and the net amount is presented with debtors, if a net asset, or with provision for liabilities, if a net liability. Under US GAAP, deferred taxes are classified in the balance sheet according to the classification of the balance sheet item to which they relate. Therefore deferred tax liabilities related to intangible assets are reclassified as long term liabilities. Deferred tax assets and liabilities are only off-set to the extent that they are short term or long term and are in the same tax jurisdiction.

ii.	Tax effect of other GAAP differences

In most cases, the UK GAAP differences described above generate a difference between the book and tax base of the relevant asset or liability. As a result, deferred taxes on such temporary differences are recognised under US GAAP at the tax rate applicable to the jurisdiction associated with the underlying activity and based on when

MULTI PACKAGING SOLUTIONS GLOBAL HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD 13 JUNE 2013 (DATE OF INCEPTION) TO 29 DECEMBER 2013 (SUCCESSOR), AND

FOR THE 39 WEEKS ENDED 30 SEPTEMBER 2013 AND THE 52 WEEKS ENDED 30 DECEMBER 2012 (PREDECESSOR)

30. Summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America (continued)

the temporary difference is expected to be settled. Notable exceptions to this are for US GAAP differences for transaction expenses, contingent consideration adjustments, and adjustments to positive and negative goodwill. These adjustments relate to items that are permanently non-deductible for tax purposes, or meet specific exclusion requirements under both standards.

Under US GAAP, additional deferred tax liabilities are recognised for the adjustments to identifiable intangible assets recorded as part of the purchase accounting for the Group’s acquisitions with a corresponding adjustment to increase goodwill.

Explanation of UK GAAP—US GAAP differences not quantified

Under UK GAAP, the Group’s financial statements include a cash flow statement which presents substantially the same information as that required under US GAAP, however US GAAP only requires presentation of cash flows from operating, investing, and financing activities. Set out below, is a summary consolidated statement of cash flows presented using the captions under US GAAP:

	Successor	Predecessor
	13 June 2013 to 29 December 2013	31 December 2012 to 30 September 2013	52 weeks ended 30 December 2012
	£’000	£’000	£’000
Net cash provided by operating activities	(42,797)	34,338	41,067
Net cash used in investing activities	(339,754)	(21,719)	(26,221)
Net cash used in financing activities	399,226	(7,279)	(440)

Net increase/(decrease) in cash and cash equivalents	16,675	5,340	14,406
Cash and cash equivalents at the start of the period	—	23,513	9,219
Foreign exchange	(122)	158	(112)

Cash and cash equivalents at the end of the period	16,553	29,011	23,513

Classification differences between UK GAAP and US GAAP

In addition to the differences between UK GAAP and US GAAP related to the recognition and measurement of transactions by the Group, there are also a number of differences in the manner in which items are classified in the consolidated profit and loss account and consolidated balance sheet. These classification differences have no impact on net less / profit or shareholders’ funds.

Under UK GAAP, the balance sheets are presented in ascending order of liquidity, whereas under US GAAP assets are presented in descending order of liquidity. Also under UK GAAP, the balance sheet is analysed between net assets and shareholders’ funds. Under US GAAP, the analysis is between total assets and total liabilities plus shareholders’ equity. Certain items which are disclosed in the notes under UK GAAP would be disclosed on the face of the balance sheet under US GAAP.

Carve-out Financial Statements of the US

Folding Carton and Lithographic Printing

Business of Atlas AGI Holdings LLC

As of September 30, 2014 and the Nine Month Period Ended September 30, 2014

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers and

Member of Atlas AGI Holdings LLC:

We have audited the accompanying financial statements of the US Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC, which comprise the balance sheet as of September 30, 2014, and the related statements of income, of invested capital, and of cash flows for the period from January 1, 2014 to September 30, 2014.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the US Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC as of September 30, 2014, and the related statements of income, of invested capital, and of cash flows for the period from January 1, 2014 to September 30, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Note 2 and Note 12 to the financial statements, amounts recorded for allocations of certain administrative and support services expenses of the US Folding Carton and Lithographic Printing Business are not necessarily representative of the amounts that would have been reflected in the financial statements had the US Folding Carton and Lithographic Printing Business operated as a separate, stand-alone entity. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 14, 2014

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

BALANCE SHEET

(Amounts in Thousands)

September 30, 2014
Current Assets:
Cash	$1,206
Accounts receivable, net	45,870
Inventories	18,601
Prepaid expenses and other current assets	2,298

Total Current Assets	67,975
Non-Current Assets:
Property, plant and equipment, net	11,604
Intangibles, net	440
Assets held for sale	1,568
Other assets	1,966

Total Non-Current Assets	15,578

Total Assets	$83,553

Current Liabilities:
Accounts payable	$14,165
Payables to related entities	2,196
Revolving line of credit	40,461
Accrued payroll and benefits	5,906
Accrued expenses	10,353

Total Current Liabilities	73,081
Non-Current Liabilities:
Deferred income taxes	19
Other long term liabilities	1,366

Total Non-Current Liabilities	1,385
Commitments and Contingencies (Note 10)	—

Total Invested Capital	9,087

Total Liabilities and Invested Capital	$83,553

The accompanying notes are an integral part of these carve-out financial statements.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

INCOME STATEMENT

(Amounts in Thousands)

Nine Month Period Ended September 30, 2014
Revenues, net	$148,626
Cost of goods sold	129,422

Gross profit	19,204
Operating Costs:
Selling, general and administrative	21,112
Transaction and restructuring costs	4,654

Total Operating Costs	25,766

Operating loss	(6,562)
Interest and Other (Income) Expense
Interest expense, net	1,271
Other (income) expense, net	(746)

Total Interest and Other (Income) Expense	525

Loss before income taxes	(7,087)
Income tax expense	9

Net Loss	$(7,096)

The accompanying notes are an integral part of these carve-out financial statements.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

STATEMENT OF INVESTED CAPITAL

(Amounts in Thousands)

Invested Capital—December 31, 2013	$21,343
Net distribution to parent	(5,160)
Net loss	(7,096)

Invested Capital—September 30, 2014	$9,087

The accompanying notes are an integral part of these carve-out financial statements.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS

(Amounts in Thousands)

Nine Month Period Ended September 30, 2014
Cash Flows From Operating Activities:
Adjustments to reconcile net loss to net cash from operating activities:
Net loss	$(7,096)
Depreciation and amortization	2,092
Amortization of deferred financing fees	334
Gain on sale of property, plant and equipment	(1,498)
Changes in operating assets and liabilities:
Accounts receivable, net	(18,548)
Inventories	(398)
Prepaid expenses and other current assets	2,813
Accounts payable and accrued expenses	19,830
Other	345

Net Cash Used in Operating Activities	(2,126)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(2,098)
Proceeds from sale of property, plant and equipment	3,825

Net Cash Provided by Investing Activities	1,727

Cash Flows From Financing Activities:
Net contribution to parent	(5,160)
Proceeds from revolver borrowings	204,408
Repayments of revolver borrowings	(199,617)

Net Cash Used in Financing Activities	(369)

Net Decrease in Cash and Cash Equivalents	(768)
Cash—Beginning	1,974

Cash—Ending	$1,206

Supplemental Disclosures
Cash paid for interest	$942
Cash paid for income taxes	$287
Non-cash accrual for purchase of construction in progress	$202

The accompanying notes are an integral part of these carve-out financial statements.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 1—Background and Organization and Nature of Business

Atlas AGI Holdings LLC (“Parent”) was formed on September 8, 2010 (“inception”) as a limited liability company pursuant to the Delaware Limited Company Act. The Parent remained dormant until it was funded by Atlas AGI Topco LLC (“TopCo”), the sole equity member of the Parent.

The Parent, through its wholly owned subsidiaries AGI Holdings LLC, AGI North America LLC, AGI Polymatrix Holdings LLC, and AGI Polymatrix LLC, purchased the AGI media and entertainment packaging businesses from MeadWestvaco Corporation (“MeadWestvaco”) on September 30, 2010. On December 31, 2011, the Parent, through its newly formed wholly-owned subsidiary, Shorewood Packaging Holdings LLC, purchased the United States (“US”) paper and paperboard packaging operations of Shorewood Packaging Corporation (“Shorewood”) from the International Paper Company (“International Paper”). Shorewood was immediately converted to a limited liability company. On January 1, 2014, the Parent merged AGI North America LLC into Shorewood Packaging LLC (the surviving entity following the conversion of Shorewood Packaging Corporation into a limited liability company as described in the preceding sentence) and AGI Holdings LLC into Shorewood Packaging Holdings LLC. On January 15, 2014, Shorewood Packaging LLC changed its name to AGI-Shorewood Group US LLC.

The Parent and its wholly-owned subsidiaries specialize in innovative printing and packaging solutions for consumer and personal care products, technology and telecommunications, Blu-ray discs, DVDs, music, and video games.

NOTE 2—Basis of Presentation and Principles of Consolidation

The accompanying carve-out financial statements present the financial position, results of operations, invested capital, and cash flows of the US Folding Carton and Lithographic Printing Business. During the nine month period ended September 30, 2014, the activities of the US Folding Carton and Lithographic Printing Business included certain assets, liabilities, and operations of AGI North America LLC, AGI Holdings LLC, Shorewood Packaging LLC, Shorewood Packaging Holdings LLC, and AGI-Shorewood Group US LLC (f/k/a Shorewood Packaging LLC). All intercompany balances and transactions have been eliminated in consolidation.

The Company has provided nine month financial information in lieu of twelve month information to satisfy the SEC reporting requirements.

These carve-out financial statements were extracted from the Parent’s consolidated financial statements as of September 30, 2014 and for the nine month period ended September 30, 2014. The assets, liabilities, and results of operations of the Parent’s Danville, Virginia, Elizabethtown, Kentucky, and Pittsfield, Massachusetts operations and have been excluded from these financial statements.

The US Folding Carton and Lithographic Printing Business and the Parent’s other businesses had access to the Parent’s debt facilities for liquidity to support their operations during the periods presented in the accompanying carve-out financial statements. The US Folding Carton and Lithographic Printing Business, which had been generating net cash outflows, had a need for liquidity to finance its operations which was principally obtained via borrowings on the Parent’s debt facilities and reductions in the working capital of the US Folding Carton and Lithographic Printing Business while the Parent’s other businesses had cash flows which would not have resulted in the need to be supported by the Parent’s debt facilities. Accordingly, the accompanying carve-out financial

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

statements of the US Folding Carton and Lithographic Printing Business include all of the Parent’s debt facilities which existed during the periods presented which management determined were all related to the activities of the US Folding Carton and Lithographic Printing Business.

These carve-out financial statements are prepared in accordance with accounting principles generally accepted in the US and reflect assumptions and allocations made by management to depict the US Folding Carton and Lithographic Printing Business on a basis that management believes is reasonable. As a result, the accompanying carve-out financial statements included herein may not necessarily be indicative of the US Folding Carton and Lithographic Printing Business’s financial position, results of operations or cash flows had the US Folding Carton and Lithographic Printing Business operated as a stand-alone entity during the periods presented.

The carve-out financial statements of the US Folding Carton and Lithographic Printing Business include all sales, costs, assets and liabilities directly attributable to the US Folding Carton and Lithographic Printing Business. The Parent had an allocation agreement with the AGI Global Holdings Coöperatief U.A., Coöp (“Coöp”) which allowed the Parent to allocate certain costs and expenses which mutually benefited the US Folding Carton and Lithographic Printing Business, the Parent’s other businesses not included in these carved-out financial statements, and the Coöp to each of those businesses. See Note 12 for amounts charged to the Parent’s other businesses not included in these carve-out financial statements and amounts charged to the Coöp. Management believes the allocation of these costs was made using assumptions and methodologies which were reasonable. However, such allocations may result in a level of actual expense that may not be indicative of the actual level of expense that would have been incurred by the US Folding Carton and Lithographic Printing Business if it had operated as a stand-alone entity during the period presented.

NOTE 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of the carve-out financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. Significant judgments and estimates relate to assessing the impairment of long lived assets, working capital reserves and accruals, capitalized inventory variances, and the allocation of costs to the US Folding Carton and Lithographic Printing Business, the Parent’s other businesses, and the Coöp. Actual results could differ from those estimates.

Cash

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable principally consists of receivables from the sale of packaging. The US Folding Carton and Lithographic Printing Business evaluates the collectability of its receivables and records the amount that it reasonably believes will be collected. Amounts determined to be a collection risk are immediately reserved against the gross receivable balance with the offset recorded to bad debt expense. The allowance for doubtful accounts as of September 30, 2014, was $285.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Inventories

Inventories are recorded at the lower of cost or market using the first-in, first-out (“FIFO”) cost method and include all costs directly associated with manufacturing products, including materials, labor and manufacturing overhead. The estimated market value is based on assumptions for future demand and related pricing. If market value is determined by management to be lower than carrying value, a reduction in the carrying value of inventory is recorded with the offset recorded to cost of goods sold in the period.

Revenue Recognition

The US Folding Carton and Lithographic Printing Business recognizes revenue as title to the products are transferred to customers, generally upon product shipment based on shipping terms when persuasive evidence of an arrangement exists and the selling price is fixed or determinable and collection is reasonably assured. Shipping and handling billings to customers are included in net revenues, with related costs recognized in cost of goods sold. Certain customers are offered rebates based on total volumes. Rebates are included in net revenues.

Long-lived Assets

Property, plant and equipment includes buildings and manufacturing equipment which are stated at cost, and depreciated over their estimated useful lives (2 to 25 years) using the straight-line method. Leasehold improvements are amortized over the lease term or, if shorter, the useful lives of the improvements. Maintenance, minor replacements and repairs are charged to expense as incurred. When property, plant, and equipment are retired or sold, the net carrying amount is eliminated with any gain or loss on disposal classified within other income (expense) excluding disposals associated with restructuring activities.

Intangible assets, which include customer relationships and trade names, were recorded at fair value on their acquisition date and are amortized on a straight-line basis over their estimated useful lives, ranging from 6 to 15 years.

Impairment of Long-Lived Assets

Finite-lived intangibles and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any long-lived asset may not be fully recoverable. In the event that facts and circumstances indicate that the carrying amount of any long-lived assets may be impaired, an evaluation of recoverability is performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset (or group of assets) would be compared to the assets’ (or group of assets’) carrying amount to determine if a write-down to fair value is required. Any impairment loss would adjust the carrying value to the assets’ fair value.

During the year ended December 31, 2013, the US Folding Carton and Lithographic Printing Business recorded a $1,732 charge related to the closure of its Indianapolis, Indiana facility. The planned closure was publically announced in January 2014. The subsequent sale of assets of the Indianapolis, Indiana facility resulted in additional income of $1,290 being recognized during the nine month period ended September 30, 2014. The remaining assets of the Indianapolis, Indiana facility which are expected to be disposed through sale are reflected as assets held for sale in the accompanying carve-out balance sheet at September 30, 2014 at an estimated fair value of $1,568, net of estimated disposal costs, which is comprised primarily of equipment, land, and building.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Deferred Financing Fees

Deferred financing fees include debt discounts and issuance costs which consist of amounts paid to lenders and third parties, respectively, in connection with obtaining debt financing. These costs are capitalized and amortized utilizing the effective interest method, over the term of the respective debt instruments to interest expense. On the accompanying carve-out balance sheets, the debt issuance costs are classified in other assets and the debt discounts are classified as a reduction to long-term borrowings. Amortization expense for deferred financing fees for the nine month period ended September 30, 2014 was $334. As of September 30, 2014 the gross carrying amount of deferred financial fees was $2,161 and the total accumulated amortization was $1,048.

Fair Value of Financial Instruments

The fair values of the US Folding Carton and Lithographic Printing Business’s financial instruments reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the US Folding Carton and Lithographic Printing Business as of September 30, 2014.

The US Folding Carton and Lithographic Printing Business has implemented the authoritative guidance for fair value measurements for all financial assets and liabilities and for non-financial assets and liabilities measured at fair value on a recurring basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. It also establishes a three level hierarchy that prioritizes the inputs used to measure fair value. The three levels of the hierarchy are defined as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the US Folding Carton and Lithographic Printing Business has the ability to access at the measurement date.

Level 2—Observable inputs other than quoted prices included in Level 1, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs derived principally from or corroborated by observable market data.

Level 3—Unobservable inputs reflecting the US Folding Carton and Lithographic Printing Business’s own assumptions about the inputs that market participants would use in pricing the asset or liability based on the best information available.

The US Folding Carton and Lithographic Printing Business’s financial instruments include cash, trade receivables, trade payables and long-term debt. The carrying amounts of cash, trade receivables and trade payables approximate fair value because of the short maturity of these instruments. The Parent’s debt obligations are not actively traded, and as a result no published fair value is available. The Parent estimated the fair value of long-term debt (Level 2) to be consistent with the aggregated carrying values at September 30, 2014 based on a sensitivity analysis for the interest rates using Level 2 inputs.

Income Taxes

Income tax obligations in the accompanying financial statements of the US Folding Carton and Lithographic Printing Business have been prepared on a separate-return basis as if the operations of the US Folding Carton and

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Lithographic Printing Business had been a stand-alone entity, on the same basis of presentation as the Parent had applied, during all periods presented. The Parent is a limited liability company (“LLC”) and is treated as a partnership for US federal and state income tax purposes. As a partnership for income tax purposes, the entity is not taxed and members of the Parent are taxed on the Parent’s flow through income or loss. Accordingly, the Parent and the US Folding Carton and Lithographic Printing Business do not record a provision for US federal income taxes.

In certain states, LLCs are considered taxable entities for state income tax purposes. The US Folding Carton and Lithographic Printing Business operates in two such states—Tennessee and Kentucky—which results in the US Folding Carton and Lithographic Printing Business recognizing state income tax obligations for its activities in these states. The amount of income taxes the Parent and the US Folding Carton and Lithographic Printing Business pays is subject to ongoing audits by income taxing authorities. The periods subject to examination for the Parent’s various state income tax returns are 2011 through 2013.

The US Folding Carton and Lithographic Printing Business evaluates uncertain income tax positions to determine if it is “more likely than not” that they would be sustained upon examination. The US Folding Carton and Lithographic Printing Business will record a liability for uncertain tax positions when such uncertainties fail to meet the “more likely than not” threshold and includes management’s assessment of relevant risk and the facts and circumstances existing at that time. The US Folding Carton and Lithographic Printing Business recognizes interest and penalties, if any, related to unrecognized tax benefits as well as tax-related interest and penalties as a component of income tax expense.

Income taxes are accounted for using the asset and liability method that requires the recognition of deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

NOTE 4—Inventories

The following table presents the components of inventories as of September 30, 2014:

September 30, 2014
Raw materials	$8,278
Work-in-process	3,124
Finished goods	7,199

Inventories	$18,601

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 5—Property, Plant and Equipment

The following table presents the components of property, plant and equipment as of September 30, 2014:

	September 30, 2014	Useful Life (Years)
Land	$1,540	n/a
Building	2,164	Up to 25
Leasehold improvements	891	Up to 10
Furniture and fixtures	388	3 to 5
Machinery and equipment	11,343	2 to 12
Computers and software	783	2 to 5

	17,109
Less: accumulated depreciation	(6,489)

	10,620
Construction in-progress	984

Property, Plant and Equipment, Net	$11,604

Depreciation expense totaled $1,990 for the nine month period ended September 30, 2014.

NOTE 6—Intangible Assets

The following table presents intangible assets as of September 30, 2014:

	September 30, 2014	Useful Life
Existing customer relationships	$500	15 years
Trade names	220	6 years

	720
Less: accumulated depreciation	(280)

Intangible Assets, Net	$440

Amortization expense totaled $52 for the nine month period ended September 30, 2014. Amortization expense for intangible assets is expected to be $18 for the remainder of 2014 and $70, $61, $33, $33, and $33 for the following five years. Thereafter, amortization expense for intangibles is expected to be $192.

NOTE 7—Above and Below Market Leases

In connection with the Shorewood acquisition, the US Folding Carton and Lithographic Printing Business recognized an asset of $335 for certain below market leases. The asset is included in other assets on the carve-out balance sheet and is amortized using the straight-line method as an increase to expense over the remaining term of the leases assumed which expire at various dates through 2016. Amortization for the nine month period ended September 30, 2014 was $50.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 8—Accrued Expenses, Insurance Reserves, Customer Incentives, and Warranty Reserves

Accrued Expenses

Certain expenses which are incurred, but not yet paid are estimated and accrued at each balance sheet date. The following table presents these accruals which are included in accrued expenses on the carve-out balance sheets as of September 30, 2014:

September 30, 2014
Ink and other materials	$1,584
Customer rebates	1,551
Real estate taxes	1,365
Workers’ compensation and health insurance	923
Freight	908
Warranty reserve	607
Restructuring reserve	543
Corporate card program	513
Audit fees	407
All other	1,952

Total	$10,353

Insurance Reserves

The Parent and its wholly-owned subsidiaries are self-insured for its workers’ compensation insurance program for all employees on its payroll up to certain retention limits. The costs of this workers’ compensation insurance program are recorded in the period incurred. The accompanying carve-out financial statements also reflect an accrued liability for the estimated claims to be paid in future periods which occurred prior to the balance sheet dates related to activities of employees of the of the US Folding Carton and Lithographic Printing Business. As of September 30, 2014, the estimated liability for such claims is $489.

The Parent and its wholly-owned subsidiaries are also self-insured for certain healthcare programs offered to its employees. During the nine month period ended September 30, 2014, the Parent and its wholly-owned subsidiaries are liable for medical claims up to $300 per eligible employee annually. The costs of these healthcare programs are recorded in the period incurred. The accompanying carve-out financial statements also reflect an accrued liability for the estimated liability arising from incurred, but not reported, claims for employees of the US Folding Carton and Lithographic Printing Business at September 30, 2014 of $434.

Customer Incentives

The US Folding Carton and Lithographic Printing Business enters into incentive arrangements with customers in the ordinary course of business. Payments under these arrangements are capitalized and amortized over the life of the arrangement if the arrangement permits recovery upon termination and it is probable the customer will make purchases from the US Folding Carton and Lithographic Printing Business in excess of the up-front consideration paid to the customer, if not, payments are immediately recognized as expense in the current period. Any obligations under the arrangements for future payments are recognized if the US Folding Carton and Lithographic Printing Business believes achievement of the milestone necessary to trigger the payment was probable at any time during the duration of the arrangement. At September 30, 2014, the US Folding Carton and

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Lithographic Printing Business recognized other assets of $682, and liabilities of $0, related to these arrangements. During the nine month period ended September 30, 2014, the US Folding Carton and Lithographic Printing Business recognized $884, as an offset to revenue related to these arrangements.

Warranty Reserves

Estimated warranty costs are accrued at the time of shipment based on historical warranty claims experience. The following represents a reconciliation of changes in the warranty reserve:

Nine Month Period Ended September 30, 2014
Warranty Reserve—Beginning	$509
Warranty claims settled	(1,821)
Provision for warranty	1,920

Warranty Reserve—Ending	$608

NOTE 9—Notes Payable and Long-Term Debt

Throughout all periods, the US Folding Carton and Lithographic Printing Business had a need for liquidity to finance its operations while the Parent’s other businesses had cash flows which would not have resulted in the need to be supported by the Parent’s debt facilities. Accordingly, the Parent’s debt facilities which existed during the periods presented all related to the activities of the US Folding Carton and Lithographic Printing Business.

Notes payable and long-term debt, related to the US Folding Carton and Lithographic Printing Business, consisted of the following as of September 30, 2014:

September 30, 2014
Revolving line of credit	$40,461
Less: Current maturities	(40,461)

Total Long-Term Debt	$—

Revolving Line of Credit

On March 27, 2012, acting through its agent, Wells Fargo Capital Finance, LLC, the Parent executed a senior secured credit facility (“Credit Facility”) with various lenders to borrow up to $70,000 utilizing a $60,000 revolving credit facility and a $10,000 machinery and equipment sub-line secured by the assets of the Parent. On July 17, 2013, the sublimit on the borrowing base was increased to $17,500 and the interest rates were lowered. The Credit Facility carries a variable interest rate based on LIBOR or prime plus a margin of .75% to 2.75% based on excess availability on the revolving credit facility and the machinery and equipment sub-line. An unused revolver fee, based on average monthly usage, equal to 0.375% to 0.50% of the unused portion of the Credit Facility is payable monthly in arrears. Per the Credit Agreement, the Fixed Charge Coverage Ratio, measured on a month-end basis, is required to be at least 1.10:1.00 on any date on which either (a) Excess Availability is less than $8,000 or (b) Excess Availability has been less than $10,000 for three consecutive business days. During the nine month period ended September 30, 2014, availability was in excess of the levels required to trigger the application of the financial covenant. As of September 30, 2014, remaining availability on

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

the Credit Facility was $15,322. On September 9, 2014, the lender provided a waiver which granted a grace period until December 8, 2014 for the Parent to settle a lien made by State of Illinois. Subsequent to September 30, 2014, the Company reached a settlement with the State of Illinois and the amount was paid in full and the lien was released. The Parent has the ability to lock in borrowings for fixed amounts, term and rate under LIBOR contracts. As of September 30, 2014, the interest rate on outstanding 30-day LIBOR contracts ranged from 2.407% to 2.907%, and the interest rate on prime borrowings ranged from 4.50% to 5.00% as of September 30, 2014. The weighted average interest rate on outstanding borrowings under the Credit Agreement was 3.07% as of September 30, 2014. Also as of September 30, 2014, there were outstanding letters of credit in the amount of $714, which reduced the amount of availability under the revolver. The revolver has an expiration date of March 27, 2017.

Substantially all assets of the Parent are placed as collateral under the Credit Facility. With the exception of required daily operating balances, all funds are swept daily against the Credit Facility. In addition, the credit facility contains a subjective acceleration clause. As a result, these borrowings are classified as current on the carve-out financial statements.

NOTE 10—Commitments and Contingencies

The US Folding Carton and Lithographic Printing Business leases a variety of assets for use in its operations. Leases for offices and manufacturing facilities generally contain options which allow the US Folding Carton and Lithographic Printing Business to extend lease terms. Minimum rental payments under operating leases that have non-cancelable terms in excess of twelve (12) months, as of September 30, 2014, are as follows:

September 30, 2014
Remainder of 2014	$2,043
2015	3,220
2016	1,607
2017	946
2018	891
Thereafter	3,912

Total	$12,619

On April 1, 2014, the US Folding Carton and Lithographic Printing Business resolved certain contingencies related to a prior transaction which resulted in proceeds and a gain of approximately $1,000 being recognized as other income during the nine month period ended September 30, 2014.

NOTE 11—Invested Capital

The net assets of the US Folding Carton and Lithographic Printing Business are represented by the net investment in the business made by its parent, Atlas AGI Holdings LLC which is presented as total invested capital in the accompanying carve-out statement of invested capital. Total invested capital comprises share capital, additional paid-in capital, and retained earnings (losses) of the US Folding Carton and Lithographic Printing Business.

Net contributions by the Parent to the US Folding Carton and Lithographic Printing Business during the reporting period are included in the accompanying carve-out statement of invested capital. All significant intercompany transactions between the US Folding Carton and Lithographic Printing Business, the Parent, and the Parent’s

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

other businesses, have been included in these financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as a financing activity in the accompanying carve-out statement of cash flows.

NOTE 12—Related Party Transactions

Management Services Agreement

On September 30, 2010, the Parent entered into a management services agreement (“MSA”) with Atlas Holdings LLC, an affiliate of TopCo, the Parent’s sole equity member. Under the MSA, the Parent and its wholly-owned subsidiaries were provided with various administrative and management services in exchange for an annual fee commencing November 1, 2010. The MSA’s initial term ends on September 30, 2015 with automatic five year renewal terms commencing thereafter. Either party can terminate the management services agreement upon delivering one year written notice and subject to certain terms and conditions. During the nine month period ended September 30, 2014, the US Folding Carton and Lithographic Printing Business expensed and paid $375 related to the MSA.

Distributions

The Parent generally pays distributions to its members in an amount sufficient for them to fund their tax obligations related to taxable income distributed to them. Tax distributions to members are included in net contributions to (distributions from) the Parent in the statement of invested capital for the nine month period ended September 30, 2014.

Product Sales

The US Folding Carton and Lithographic Printing Business sells products to parties under the common ownership of TopCo. During the nine month period ended September 30, 2014, the US Folding Carton and Lithographic Printing Business sold $1,504, to parties under common ownership of TopCo.

Machinery and Equipment Sales

The US Folding Carton and Lithographic Printing Business sold machinery and equipment to parties under the common ownership of TopCo for proceeds $2,231 which resulted in a gain on sale of $1,230 being recognized within other income during the nine month period ended September 30, 2014. This machinery and equipment had been in use at the US Folding Carton and Lithographic Printing Business’s Indianapolis, Indiana facility which ceased substantially all operations in May 2014.

Cost Allocations

On January 1, 2012, the Parent entered into an allocation agreement with the Coöp, an affiliate of TopCo. Under the allocation agreement, certain costs and expenses which mutually benefited the US Folding Carton and Lithographic Printing Business, the Parent’s remaining businesses, and the Coöp, were allocated amongst the parties. During the nine month period ended September 30, 2014, the US parent incurred information technology, executive operations and human resources management, administrative, marketing, insurance, purchasing, finance, accounting and legal costs, comprised of the costs of salaries and benefits, professional and other third-party costs, that mutually benefited the US folding carton and lithographic printing business operations, the

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

operations of the Parent’s other businesses, and the operations of the Coöp. In the accompanying carve-out financial statements, a portion of these mutually beneficial costs have been allocated to the Parent’s other businesses, and a portion of the remaining mutually beneficial costs have been allocated from the US Folding Carton and Lithographic Printing Business to the Coöp based on direct usage or benefit where identifiable, with the remainder allocated on the basis of revenues, headcount, or other measures.

Nine Month Period Ended September 30, 2014
Total mutually beneficial costs	$19,509
Less: Allocations made to Coöp	(6,155)
Allocations made to Parent’s other businesses	(941)

Mutually Beneficial Costs Attributed to the US Folding Carton and Lithographic Printing Business	$12,413

The allocation of these mutually beneficial costs to the Coöp was classified as a reduction of selling, general and administrative expenses in the accompanying carve-out financial statements. The allocation agreement expires after fifteen (15) years or upon a change of control of Topco or Coöp. The amounts that would have been or will be incurred by the US Folding Carton and Lithographic Printing Business for these activities on a stand-alone basis could differ from the residual amounts recognized by the US Folding Carton and Lithographic Printing Business following the allocation of a portion of these costs to the Coöp and the Parent’s other businesses.

As a result of all the related party transactions referred to above occurring during the nine month period ended September 30, 2014 there was a payable due to related parties of $2,069.

NOTE 13—Restructuring Costs

Following the acquisitions of the AGI media and entertainment packaging businesses from MeadWestvaco and paper and paperboard packaging operations in the US of Shorewood, the US Folding Carton and Lithographic Printing Business engaged in a series of restructuring activities intended to reduce costs and become more competitive in the marketplace. During the nine month period ended September 30, 2014, the US Folding Carton and Lithographic Printing Business incurred the following restructuring costs:

	Nine Month Period Ended September 20, 2014
	Melrose Park, Illinois Facility	Indianapolis, Indiana Facility	Other Programs	Total
Severance the termination benefits	$(135)	$1,794	$683	$2,342
Asset impairment charges	—	(1,290)	—	(1,290)
Other exit and restructuring costs	—	3,535	67	3,602

Total	$(135)	$4,039	$750	$4,654

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

A description of each of the significant restructuring programs conducted by the Company during the nine month period ended September 30, 2014 follows.

Melrose Park, Illinois facility

The US Folding Carton and Lithographic Printing Business has conducted a series of targeted restructurings at its Melrose Park, Illinois facility since its acquisition in order to optimize its manufacturing capabilities at the facility and across other facilities in the US Folding Carton and Lithographic Printing Business. Total restructuring costs incurred by the Company to conduct these restructuring programs were $2,774, of which ($135) was recorded during the nine month period ended September 30, 2014. The Company will continue to optimize its manufacturing capabilities at the facility and across other facilities in the US Folding Carton and Lithographic Printing Business in future periods which may result in future restructurings at this facility the costs of which cannot be estimated.

Indianapolis, Indiana facility closure

The US Folding Carton and Lithographic Printing Business has conducted a series of targeted restructurings at its facility in Indianapolis, Indiana since its acquisition. These targeted restructurings were part of its strategy to optimize its manufacturing capabilities across the US Folding Carton and Lithographic Printing Business.

On January 15, 2014, the US folding carton and lithographic printing business publically announced it would close its facility in Indianapolis, Indiana and all operations at the facility were ceased by September 2014. Total restructuring costs incurred to conduct the restructuring and closure of its facility in Indianapolis, Indiana were $7,008, of which $4,039 was incurred during the nine month period ended September 30, 2014. The Company has estimated it will incur and has accrued as of September 30, 2014 an additional $62 to finalize the closure of the facility which is expected to be finalized by December 2015.

Other restructuring programs

In addition to the restructuring efforts ongoing at the manufacturing facilities described above, the US Folding Carton and Lithographic Printing Business has been conducting terminations of various executive, selling, general, and administrative personnel during the nine month period ended September 30, 2014. Total restructuring costs incurred to conduct the restructuring of its various executive, selling, general, and administrative functions was $3,575, of which $750 was incurred during the nine month period ended September 30, 2014. The Company has estimated it will incur and has accrued as of September 30, 2014 an additional $481 for other restructuring programs currently in process.

The following table shows movements in the liability for restructuring costs recognized by the US Folding Carton and Lithographic Printing Business during the nine month period ended September 30, 2014

September 30, 2014
Balance—December 31, 2013	$427
Restructuring expenses incurred and charged to expense	4,789
Amounts paid or settled	(4,538)
Adjustments to previously recognized amounts	(135)

Balance—September 30, 2014	$543

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 14—Concentrations

Sales by the US Folding Carton and Lithographic Printing Business to its top four unaffiliated customers were approximately 8%, 7%, 6%, and 6% of its net revenues during the nine month period ended September 30, 2014. Accounts receivable from its top four unaffiliated customers represented approximately 5%, 7%, 9%, and 7% of its accounts receivable at September 30, 2014. In addition, there are several customers that relate to a supply arrangement entered into during the 2014 fiscal period with a third party that collectively account for 10% of aggregate revenues and 17% of accounts receivable during the nine month period ended and as of September 30, 2014, respectively.

NOTE 15—Employee Benefit Plans

The Parent sponsors a defined contribution retirement plan for its employees and those of its wholly-owned subsidiaries, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Employees of the US Folding Carton and Lithographic Printing Business are eligible to participate in the plan sponsored by the Parent. The plan sponsored by the Parent matches employee contributions at 100% of employee contributions for the first 3% of total salary and 60% of employee contributions on the subsequent 3%. For the nine month period ended September 30, 2014, the Parent paid $1,086, in matching contributions to employees of the US Folding Carton and Lithographic Printing Business.

As a means to align management’s incentives with those of the investors of the Parent, the Parent has adopted an annual Short Term Incentive Plan (“STIP program”) and Long Term Incentive Plan (“LTIP program”) for certain managers and key employees.

Short Term Incentive Plan

The STIP program allocates a portion of the annual Economic Value that is generated by the Parent and its wholly-owned subsidiaries to compensate certain managers and key employees. Economic Value is defined by the STIP program to be earnings before interest, taxes and depreciation and amortization (“EBITDA”), less capital spending, less a charge for capital employed in the business. EBITDA is adjusted from time-to-time to eliminate the effects of one-time or non-operational income or charges.

The amount of expense related to the STIP program recognized in the accompanying carve-out financial statements, related to participants in the STIP program of the US Folding Carton and Lithographic Printing Business, for the nine month period ended September 30, 2014 was ($10), and the related liability at September 30, 2014 was $38.

Long Term Incentive Plan

Once the initial amount of capital invested in the Parent is returned to its member, the LTIP program allocates a portion of the distributable earnings to the Parent’s member to certain managers and key employees as cash compensation. The amount of expense related to the LTIP program recognized in the accompanying carve-out financial statements, related to participants in the LTIP program of the US Folding Carton and Lithographic Printing Business, for the nine month period ended September 30, 2014 was ($32), and the related liability at September 30, 2014 was $0.

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 16—New Accounting Pronouncements

On April 10, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-08 (“ASU-2014-08”), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results, a business that upon acquisition qualifies as held for sale will also be a discontinued operation, and activities are no longer precluded from being presented as a discontinued operation if (i) there are operations and cash flows of the component that have not been eliminated from the reporting entity’s ongoing operations, or (ii) there is significant continuing involvement with a component after its disposal. ASU 2014-08 also introduces several new disclosures, including, but not limited to, a requirement to present in the statement of cash flows or disclose in a note either (i) total operating and investing cash flows for discontinued operations, or (ii) depreciation, amortization, capital expenditures, and significant operating and investing noncash items related to discontinued operations, additional disclosures when an entity retains significant continuing involvement with a discontinued operation after its disposal, including the amount of cash flows to and from a discontinued operation, and for disposals of individually significant components that do not qualify as discontinued operations, a disclosure of pre-tax earnings of the disposed component. ASU 2014-08 requires an entity to reclassify the assets and liabilities of a discontinued operation that are classified as held for sale or disposed of in the current period for the comparative periods presented in the statement of financial position

The guidance in ASU 2014-08 applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date and is required to be adopted by public business entities in annual periods beginning on or after December 15, 2014, and interim periods within those annual periods. It is effective for all other entities, including non-public entities, in annual periods beginning on or after December 15, 2015, and interim periods beginning on or after December 15, 2015, with early adoption permitted.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)(“ASU 2014-09”). ASU 2014-09 is a new comprehensive standard for revenue recognition that is based on the core principle that revenue be recognized in a manner that depicts the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Under the new standard, a good or service is transferred to the customer when (or as) the customer obtains control of the good or service, which differs from the risk and rewards approach under current guidance. The new standard provides guidance for transactions that were not previously addressed comprehensively, including service revenue and contract modifications, eliminates industry-specific revenue recognition guidance, including that for software, and requires enhanced disclosures about revenue. ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts to transfer nonfinancial assets outside of the entity’s ordinary activities except for certain contracts within the scope of other standards (such as leases). Areas of potential change include, but are not limited to, units of accounting, the determination of the transaction price, the allocation of the transaction price to multiple goods and services, transfer of control, software licenses, and capitalization of contract costs.

In August 2014 the FASB issued Accounting Standards Update No. 2014-15, Presentations of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define Management’s responsibility to evaluate whether

US FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS OF ATLAS AGI HOLDINGS

LLC AUDITED CARVE-OUT FINANCIAL STATEMENTS

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures as well as increasing consistency in the timing and content of footnote disclosures when the organization identifies conditions or events that raise substantial doubt. The amendments in the update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Implementation of these recent accounting pronouncements is not expected to have a material effect on the US Folding Carton and Lithographic Printing Business’s carve-out financial statements.

NOTE 17—Subsequent Events

Subsequent to September 30, 2014, the Parent, AGI Global I B.V. and AGI-Shorewood Group US Holdings, LLC entered into a definitive agreement on November 2, 2014 for the sale of the Non-European and US Folding Carton and Lithographic Printing Business to Multi Packaging Solutions (“MPS”). These financial statements have been prepared and are being presented as of the close of business on September 30, 2014 prior to the expected acquisition by MPS upon the closing of the transaction.

Carve-Out Combined

Financial Statements of the Non-European Folding

Carton and Lithographic Printing Business

of AGI Global Holdings Coöperatief U.A.

For the Nine Month Period Ended 30 September 2014

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

Independent Auditors’ Report on Carve-Out Combined Financial statements

To the directors and stockholders of AGI Global Holdings Coöperatief U.A.

We have audited the accompanying carve-out combined financial statements of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. (together “the Business”), a component of AGI Global Holdings Coöperatief U.A. as described in Note 1 Background and basis of preparation, which comprise the carve-out combined statement of financial position as at 30 September 2014 and the carve-out combined income statement, statement of comprehensive income, statement of changes in parent’s net investment in the business and statement of cash flows for the nine month period ended 30 September 2014.

Management’s Responsibility for the carve-out combined financial statements

Management is responsible for the preparation and fair presentation of the carve-out combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the carve-out combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the carve-out combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the carve-out combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Business’ preparation and fair presentation of the carve-out combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

International Financial Reporting Standards as issued by the International Accounting Standards Board requires that financial statements be presented with comparative financial information. These carve-out combined financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X. Accordingly no comparative financial information is presented.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

In our opinion, except for the omission of comparative financial information as discussed in the preceding paragraph, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of the Business as at 30 September 2014 and the results of its operations and its cash flows for the nine month period ending 30 September 2014 in accordance with IFRS.

International Financial Reporting Standards as adopted by the International Accounting Standards Board vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of profit for the nine months ended 30 September 2014 and the determination of parent’s net investment at 30 September 2014 to the extent summarised in Note 24 to the carve-out combined financial statements.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Chartered Accountants

Southampton, United Kingdom

13 November 2014

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

CARVE-OUT COMBINED STATEMENT OF FINANCIAL POSITION

As at 30 September 2014

	Note	As at 30 September 2014
		€’000
Assets
Non-current assets
Property, plant and equipment	6	29,735
Intangible assets	7	4,062
Deferred income tax assets	13	9,224
Trade and other receivables	8	474
Total non-current assets		43,495
Current assets
Inventories	9	16,356
Trade and other receivables	8	45,120
Income tax receivables		1,543
Cash and cash equivalents	10	19,856
		82,875
Assets of disposal group classified as held for sale	23	3,845
Total current assets		86,720
Total assets		130,215

Liabilities
Non-current liabilities
Related party borrowings	22	21,414
Other borrowings	12	517
Deferred income tax liabilities	13	2,505
Trade and other payables	11	72
Retirement benefit obligations	19	3,614
Total non-current liabilities		28,122
Current liabilities
Trade and other payables	11	43,648
Current income tax liabilities		381
Other borrowings	12	892
Provisions for other liabilities and charges	14	—
		44,921
Liabilities of disposal group classified as held for sale	24	1,032
Total current liabilities		45,953
Total liabilities		74,075
Parent’s net investment in the business
Parent’s net investment in the business		56,140
Total liabilities and parent’s net investment in the business		130,215

The accompanying notes are an integral part of these carved-out combined financial statements.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

CARVE-OUT COMBINED INCOME STATEMENT

For the nine month period ended 30 September 2014

	Note	Period ended 30 September 2014
		€’000
Continuing operations
Revenue		91,009
Raw materials		(45,720)
Changes in inventories of finished goods and work in progress	9	(99)
Employee benefit expense	15	(22,395)
Depreciation, impairment and amortisation	6, 7	(2,163)
Other operating expenses		(16,825)
Other income	5, 22	203
Operating profit		4,010
Finance income	17	119
Finance costs	17	(733)
Finance costs—net	17	(614)
Profit before income tax		3,396
Tax expense	18	(1,104)
Profit for the period from continuing operations		2,292
Loss for the period from discontinued operations, net of tax	23	(2,232)
Profit for the period attributable to owners of the parent		60

The accompanying notes are an integral part of these carved-out combined financial statements.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

CARVE-OUT COMBINED STATEMENT OF COMPREHENSIVE INCOME

For the nine month period ended 30 September 2014

	Note	Period ended 30 September 2014
		€’000
Profit for the period		60
Other comprehensive income
Items that will not be reclassified to profit and loss
Re-measurements of the net defined benefit liability		(234)

		(234)
Items that may be subsequently reclassified to profit or loss
Currency translation differences		1,230

		1,230
Other comprehensive income for the period		996
Total comprehensive income for the period attributable to owners of the parent		1,056
Total comprehensive income / (loss) attributable to owners of the parent arises from:
continuing operations		3,288
discontinued operations	23	(2,232)

		1,056

The accompanying notes are an integral part of these carved-out combined financial statements.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

CARVE-OUT COMBINED STATEMENT OF CHANGES IN PARENT’S NET INVESTMENT IN THE BUSINESS

For the nine month period ended 30 September 2014

		Currency translation differences	Invested capital	Total	Non controlling interest	Total parent’s net investment
	Notes	€’000	€’000	€’000	€’000	€’000
Balance at 31 December 2013		(4,407)	45,872	41,465	—	41,465
Profit for the period		—	60	60	—	60
Other comprehensive income / (loss)
Currency translation differences		1,230	—	1,230	—	1,230
Re-measurements of defined benefit liability		—	(234)	(234)	—	(234)
Total other comprehensive income		1,230	(234)	996	—	996
Total comprehensive income / (loss) for the period		1,230	(174)	1,056	—	1,056
Transactions with owners
Net contribution from parent		—	17,675	17,675	—	17,675
Dividends paid		—	(4,056)	(4,056)	—	(4,056)
Total transactions with owners		—	13,619	13,619	—	13,619
Balance at 30 September 2014		(3,177)	59,317	56,140	—	56,140

The accompanying notes are an integral part of these carved-out combined financial statements.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

CARVE-OUT COMBINED STATEMENT OF CASH FLOWS

For the nine month period ended 30 September 2014

	Note	Period ended 30 September 2014
		€’000
Cash flows from operating activities
Cash used from operations	20	(9,947)
Interest paid	17	(17)
Income tax paid		(1,006)
Net cash used from operating activities		(10,970)

Cash flows from investing activities
Purchases of property, plant and equipment	6	(10,026)
Sale of property, plant and equipment		145
Interest received	17	119

Net cash used in investing activities		(9,762)

Cash flows from financing activities
Proceeds from short term borrowings	12	7
Repayment of other borrowings	12	(760)
Net contributions from parent		17,675
Dividend paid		(4,056)

Net cash generated in financing activities		12,866

Net decrease in cash and cash equivalents		(7,866)
Cash and cash equivalents at beginning of period / year	10	26,462
Exchange gain on cash		1,260

Cash and cash equivalents at end of period	10	19,856

The accompanying notes are an integral part of these carved-out combined financial statements.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

1. Background and basis of preparation

1.1 Background

AGI Global Holdings Coöperatief U.A. (“Parent”) was formed on 30 September 2010. The parent was funded by the sole equity member, Atlas AGI Holdings (Cayman) LP, an affiliate of Atlas Holdings LLC, when it purchased the European and Australian AGI media and entertainment printing and packaging business from MeadWestvaco Corporation (“MeadWestvaco”) on 30 September 2010.

The parent and its wholly-owned subsidiaries specialise in printing and packaging solutions for consumer and personal care products, technology and telecommunications, Blu-ray discs, DVDs, music and video games. In addition the parent manufactures plastic cases for the European market in the home entertainment business sector.

During 2011, the parent entered into an agreement with International Paper Company to acquire its shareholdings in the business and assets of the international entities of its Shorewood packaging division. This acquisition closed on 1 January 2012 and was funded by the transfer of members’ capital from the parent’s controlling party to International Paper Company. As a result, from 1 January 2012, the ownership of the parent changed whereby 40% of the company became owned by International Paper Investments (Luxembourg) S.à.r.l., a wholly owned subsidiary of International Paper Company. The parent’s ultimate controlling party, Atlas AGI Holdings (Cayman) LP, was unchanged and retained a 60% ownership interest. As a result, the Shorewood packaging division was acquired by the parent by the way of a capital contribution from the parent’s controlling party.

This financial period consists of the period 1 January 2014 to 30 September 2014.

1.2 Basis of preparation

The business has historically operated as part of the parent and not as a separate stand-alone entity. The carve-out combined financial statements of the business have been prepared on a “carve-out” basis from the consolidated financial statements of the parent, to represent the financial position and performance of the business as if the business had existed on a stand-alone basis for the period 30 September 2014. The carve-out combined income statement, the carve-out combined statement of comprehensive income, the carve-out combined statement of changes in parent’s net investment in the business and the carve-out combined statement of cash flows for the period 30 September 2014 and statement of financial position at 30 September 2014 are presented on the same basis.

This carve-out combined statement of financial position is being “carved-out” of the parent’s consolidated financial statement as at 30 September 2014.

These carve-out combined financial statements of the Company have been prepared to be included in a registration statement with the SEC. Under SEC requirements only one year of financial statements of the Company is required, and accordingly a comparative period has not been presented. Additionally, the company has provided 9 month information in lieu of 12 month information to satisfy SEC reporting requirements.

During 2014, the parent’s management determined that the Canadian operation in Smith Falls would be transferred out of the carve-out combination at net book value to be held by a different subsidiary of the parent

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

within 12 months of 30 September 2014. The Smith Falls assets and liabilities have been shown as held for sale at 30 September 2014 and its results have been recorded as discontinued operations in accordance with IFRS 5 ‘Non-current assets held for sale and discontinued operations’.

Throughout the period presented in the accompanying carve-out combined financial statements, the parent had an allocation agreement with Atlas AGI Topco LLC, a related party of AGI Global Holdings Coöperatief U.A. which allowed Atlas AGI Topco LLC to allocate certain costs and expenses which mutually benefited the parent’s and Atlas AGI Topco LLC’s businesses including the Non-European Folding Carton and Lithographic Printing Business. See related parties note 22 for the amounts charged.

Current and deferred taxation has been separately calculated in each jurisdiction of the business operations and then presented on a combined basis and that position of the current and deferred taxation related to the business is included in these financial statements. Deferred tax adjustments have been made on consolidation as necessary.

The carve-out combined financial statements of the business are presented in Euros (€), and have been prepared on a historical cost basis, and on a going concern basis.

The carve-out combined financial statements have been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the IASB, except for the omission of comparative financial information as discussed above, by aggregating financial information from the components of the business described in Note 1.1 and include the assets, liabilities, revenues and expenses that management has determined are specifically attributable to the business, and allocations of direct and indirect costs and expenses related to the operations of the business. The business adopted IFRS for the first time as at 1 January 2012.

The business has not previously prepared or reported any carve-out combined financial information in accordance with any other generally accepted accounting principles (‘GAAP’). Consequently, it is not possible to provide IFRS 1 reconciliations between financial information prepared under any previous GAAP and the financial information prepared in accordance with IFRS included in this carve-out combined financial information, as required by IFRS 1 on transition to IFRS.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these carve-out combined financial statements are set out below. These policies have been applied consistently throughout the period presented, unless otherwise stated.

2.1 New standards and amendments:

Accounting standards not yet effective:

Certain new standards and amendments to existing standards have been published that are mandatory for future accounting periods. Those which the parent has not adopted early and effective date (periods beginning) are as follows:

•	IFRS 9, Financial instruments—1 January 2018; and

•	IFRS 15, Revenue from contracts with customers—1 January 2017.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

The business is currently assessing the impact of these policies, though they are not expected to have any material impact on the business.

2.2 Consolidation

(a) Subsidiaries

Subsidiaries are all entities (including structured entities) over which the business has control. The group controls an entity when the business is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the business. They are deconsolidated from the date that control ceases.

The business applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the business. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The business recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date through the carve-out combined income statement.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the carve-out income statements as a gain from a bargain purchase.

Inter-company transactions, balances, income and expenses on transactions between companies in the business are eliminated on consolidation. Profits and losses resulting from inter-company transactions that are recognized in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the business.

Identifiable net assets of subsidiaries contributed to the parent by its controlling party are measured at fair value on the date when control is transferred to the parent.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

(b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions—that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded within the carve-out combined statement of changes in the parent’s net investment in the Business. Gains or losses on disposals to non-controlling interests are also recorded within the carve-out combined statement of changes in the parent’s net investment in the Business.

2.3 Foreign currency translation

(a) Functional and presentation currency

Items included in the carve-out combined financial statements of each of the business entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The carve-out combined financial statements are presented in ‘Euro’s’ (“€”), which is the presentation currency.

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the carve-out combined income statement. Foreign exchange gains and losses are presented in the carve-out combined income statement within ‘other operating expenses’.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss.

(c) Consolidation

The results and financial position of all entities in the business (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(a)	Assets and liabilities are translated at the closing rate at the date of the statement of financial position.

(b)	Income and expenses are translated at the average exchange rate (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions).

(c)	All resulting exchange differences are recognized in the carve-out combined statement of comprehensive income.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to the carve-out combined statement of comprehensive income.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

2.4 Criteria for non-current and current

Assets and liabilities are carried as non-current items if their settlement is not expected in accordance with the contracted terms to occur within 12 months of the end of the financial period. Assets and liabilities that are expected to be settled within 12 months of the end of the financial period will be classified as current items.

2.5 Property, plant and equipment

Land and buildings comprise mainly factories and offices. Land and buildings are shown at cost, less subsequent depreciation for buildings. All other property, plant and equipment is stated at historical cost less depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Where applicable, fair value at acquisition is used instead as the business’ measure of historical cost.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the business and the cost of the item can be measured reliably. The carrying amount of the replaced part is de-recognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to amortize their cost or revalued amounts to their residual values over their estimated useful lives, as follows:

• Buildings	25-40 years

• Machinery	3-15 years

• Vehicles	3-6 years

• Furniture, fixtures and equipment	5-10 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within ‘other operating expense’ in the carve-out combined income statement.

2.6 Intangible assets

(a) Contractual customer relationships

Contractual customer relationships acquired in a business combination are recognized at fair value at the acquisition date. The contractual customer relationships have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship, which is five years.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

(b) Computer software

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the business are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	the usefulness of the intangible asset can be demonstrated;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

(c) Fair value of leases / land use rights

Fair value of leases / land use rights, otherwise known as favorable operating lease rights relative to market terms, acquired in a business combination are recognized at fair value at the acquisition date. These favorable operating lease rights are carried at fair market value less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the lease, which varies from six to twenty six years.

2.7 Impairment of non-financial assets

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (operating segment level). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8 Non-current assets (or disposal groups) held for sale

Non-current assets (or disposal groups) are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction and a sale is considered highly probable. They are stated at the lower of carrying amount and fair value less costs to sell.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

2.9 Financial assets

The business classifies its financial assets in the following categories: at fair value through profit or loss and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short-term. Derivatives are also categorized as held for trading unless they are designated as hedges. Assets in this category are classified as current assets.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period which are classified as non-current assets. Loans and receivables comprise trade and other receivables in the statement of financial position.

2.10 Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of finished goods and work-in-progress comprises design costs, raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). It excludes borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Spare parts and servicing equipment are carried in the carve-out combined financial statements as inventory with recognition as an expense taking place as and when such parts/equipment are used in the business.

2.11 Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as noncurrent assets.

Trade receivables are recognized initially at fair value, less provision for impairment if appropriate.

2.12 Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Invoice discounting facilities are shown within borrowings in current liabilities on the carve-out combined statements of financial position.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

2.13 Trade payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

2.14 Borrowings

Borrowings comprise amounts borrowed from third parties and related parties, and are recognized initially at fair value, net of issue costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of issue costs) and the redemption value is recognized in the carve-out combined income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as issue costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.

2.15 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the business’s carve-out combined income statement, except to the extent that it relates to items recognized directly in the carve-out combined statements of comprehensive income or changes in parent’s net investment in the business. In this case the tax is also recognized in other comprehensive income or directly in the carve-out combined statement of changes in parent’s net investment in the business, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the statement of financial position date in the countries where the business subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the carve-out combined financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit nor loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the statements of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that management believes it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the business and it is probable that the temporary difference will not reverse in the foreseeable future.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.16 Employee benefits

(a) Pension obligations

Companies in the business operate various defined contribution pension schemes. The schemes are generally funded through payments to insurance companies or publicly administered pension plans. A defined contribution plan is a pension plan under which the business pays fixed contributions into a separate entity.

For defined contribution plans, the business pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The business has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b) Termination benefits

Certain termination benefits are payable when employment is terminated by the business before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The business recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

(c) Bonus plans

The business recognizes a liability and an expense for bonuses and profit-sharing, based on a formula that takes into consideration the profit attributable to the parent’s shareholders after certain adjustments. The business recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

(d) Other post-employment obligations

Some companies in the business provide post-retirement healthcare benefits to their retirees. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment using the same accounting methodology as used for defined benefit pension plans. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to the carve-out combined statement of comprehensive income in the period in which they arise. These obligations are valued annually by independent qualified actuaries.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

2.17 Provisions

Provisions for environmental restoration, restructuring costs and legal claims are recognized when: the business has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

2.18 Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the business activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the business.

The business recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the business activities as described below. The business bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Sales of goods

The business manufactures and sells a range of printed products. Sales of goods are recognized when an entity in the business has delivered products to the customer, and there is no unfulfilled obligation that could affect the customer’s acceptance of the products. Delivery does not occur until the products have been shipped to the specified location, the risks of obsolescence and loss have been transferred to the customer, and either the customer has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the business has objective evidence that all criteria for acceptance have been satisfied.

The products are often sold with volume discounts; customers have a right to return faulty products. Sales are recorded based on the price specified in the sales contracts, net of the estimated volume discounts and returns at the time of sale. Accumulated experience is used to estimate and provide for the discounts and returns. The volume discounts are assessed based on anticipated annual purchases. No element of financing is deemed present as the sales are made with average credit terms approximating 45 days, which is consistent with market practice.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

2.19 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the carve-out combined income statement on a straight-line basis over the period of the lease.

The business leases certain property, plant and equipment. Leases of property, plant and equipment where the business has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.

2.20 Parent’s net investment in the business

Parent’s net investment in the business is comprised of capital stock, capital contributions and retained earnings. Capital stock is stated at cost.

Net contributions by the Parent to the non-European Folding Carton and Lithographic Printing Business during the reporting period are included in the accompanying carve-out statement of changes in Parent’s net investment in the business. These transactions arise through intercompany activities between the non-European Folding Carton and Lithographic Printing Business, the Parent and the Parent’s other businesses. The net contributions by the Parent are reflected as a financing activity in the accompanying carve-out combined statement of cash flows.

Comprehensive income consists of profit or loss for the period and items required by specific provision of IFRS to be reflected in other comprehensive income and they do not constitute contribution, reductions or distribution of capital stock, such as re-measurements of employee benefits.

2.21 Capital management

The business’s primary capital management objective is to provide optimum support to its business operations so as to ensure their effectiveness, efficiency and profitability, creating value for the parent as a result.

3. Financial risk management

The business activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The business overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the business financial performance.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

Risk management is carried out by the management of the parent and local finance functions with approval by the board of directors.

(a) Market risk

(i) Foreign exchange risk

The business operates internationally and is exposed to foreign exchange transaction risk arising from various currency exposures, primarily with respect to the Canadian dollar, Mexican Peso, Chinese renminbi and British pound. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

Management has set up a policy to require companies in the business to manage any significant foreign exchange risk against their functional currency. To manage their foreign exchange risk arising from future commercial transactions and recognized assets and liabilities, entities in the business use forward contracts where there is significant risk. Foreign exchange risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the entity’s functional currency.

No actions are taken to mitigate foreign exchange translation risk related to net investments in foreign operations. Exposure to Chinese renminbi, Canadian dollar, Mexican peso and British pound is present.

No cash flow hedging was applied for the forward contracts held as transactions are not material.

(ii) Price risk

Prices of key raw materials (paper and board) are affected by a wide range of global factors which are beyond the control of the business. The fluctuations in such prices may have favourable or unfavourable impacts on the business. Where possible, the business passes the effects of any price changes on to its customers. Raw material prices are regularly monitored by the business.

(iii) Cash flow and fair value interest rate risk

The business interest rate risk arises from short and long-term borrowings. Borrowings issued at variable rates expose the business to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the business to fair value interest rate risk. The level of risk on borrowings during the period was not considered significant. This is monitored closely.

(b) Credit risk

Credit risk is managed on a combined basis. Credit risk arises from cash and cash equivalents, as well as credit exposures to customers, including outstanding receivables and committed transactions. Credit control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the board. The

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

utilization of credit limits is regularly monitored. For cash and cash equivalents, credit risk is managed by ensuring that at an operating level at each entity cash balances are minimized, subject to any regulatory currency control restrictions that may be in place.

(c) Liquidity risk

Cash flow forecasting is performed in the operating entities of the business and aggregated by the business group finance management. The business group finance management monitors rolling forecasts of the business liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed invoice discounting facilities at all times so that the business does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. Such forecasting takes into consideration the business debt financing plans, covenant compliance, compliance with internal statements of financial position ratio targets and, if applicable, external regulatory or legal requirements—for example, currency restrictions.

The table below analyses the business non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

At 30 September 2014	Less than one year	Between one and two years	Between two and five years	Over five years
	€’000	€’000	€’000	€’000
Related party borrowings	—	—	25,683	—
Other borrowings	928	538	—	—
Trade and other payables	43,648	72	—	—

4. Critical accounting estimates and judgements

The business makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the corresponding actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below. For more details about how the items referred to are shown in the carve-out combined financial statements, please see the notes to the financial statements. When forming these judgments and making the estimates referred to, use was also made of the opinions and advice of external experts in the relevant area.

(a) Income taxes

The business is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The business recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

(b) Valuation of intangible assets

The business has value in intangible assets as disclosed in note 7. In estimating a valuation, discounted future cash flows are frequently used, which necessarily involve a forecast of expected future revenues and costs. Where more relevant the direct cost of creating the intangible is used. The impairment period chosen to amortize these intangibles is also based on future expectations. When determining the level of any impairments, management uses judgments to determine the likely future net cash flows generated by the assets and expected future growth and relevant discount factors to use.

(c) Property, plant and equipment

The accounting policy is shown in note 2.5. Where any uncertainty is present, an external valuer is used to assess such things as expected useful lives and valuations for impairment reviews and for ascertaining fair values.

5. Operating Segments

The Executive Management team of the carve-out business comprises the Chairman, Chief Financial Officer and the Executive Officers of the business, who together comprise the chief operating decision maker ‘CODM’. The information provided to them relates to the ‘Folding Carton and Lithographic Printing Business’, analyzed across two geographic areas; Americas and Asia.

The CODM consider performance based on revenue and on a measure of adjusted EBITDA, which is a measurement which excludes discontinued operations and the effects of non-recurring expenditure from the operating segment.

5.1 Adjusted EBITDA by region, reconciled to operating profit

Period ended 30 September 2014
€’000
Americas	201
Asia	6,616
Other	(12)
Adjusted EBITDA	6,805
Reconciliation adjustments;
Depreciation, impairment and amortisation and (loss) on disposal of property, plant and equipment	(2,319)
Foreign currency gain	353
Restructuring costs; headcount and facilities	(850)
Other non-cash or non-recurring items	21
Operating Profit	4,010

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

5.2 Information about geographic areas:

(i) Total revenue by country of origin:

Period ended 30 September 2014
€’000
Americas
Canada	34,220
Mexico	11,352
45,572
Asia
China	45,437

Total revenue	91,009

(ii) Total revenue by country of destination:

Period ended 30 September 2014
€’000
USA	41,025
China	22,762
Mexico	11,603
Canada	7,457
Other countries	8,162
Total revenue	91,009

(ii) Non-current assets by country:

As at 30 September 2014	U.K.	Canada	Mexico	China	Total
	€’000	€’000	€’000	€’000	€’000
Property, plant and equipment	5,757	7,743	4,829	11,406	29,735
Intangibles	—	946	250	2,866	4,062
Trade receivables	—	—	—	474	474
Total non-current assets	5,757	8,689	5,079	14,746	34,271

During 2013, a Chinese subsidiary within the carve-out established a new U.K. company, ASG Leasing Limited, incorporated in the United Kingdom. The principle activity of the company is to provide capital equipment to entities within the Parent group via operating leases. Operations commenced in 2014. The revenue from subsidiaries of the parent not included within the business is recognized as Other Income in the carve-out combined income statements.

5.3 Information about major customers

Within the combined carve-out group none of the customers exceed 10% of revenue. Therefore the carve-out group does not have reliance on any individual customer.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

6. Property plant and equipment

	Land and buildings €’000	Machinery, equipment and fittings €’000	Total €’000
At 31 December 2013
Cost or valuation	8,777	15,460	24,237
Accumulated depreciation	(466)	(2,318)	(2,784)

Net book amount	8,311	13,142	21,453

Period ended 30 September 2014
Opening net book amount	8,311	13,142	21,453
Additions	137	9,889	10,026
Disposals	—	(301)	(301)
Exchange differences	490	1,208	1,698
Transfer to assets held for sale	(735)	(1,015)	(1,750)
Depreciation charge	(173)	(1,218)	(1,391)

Closing net book amount	8,030	21,705	29,735

At 30 September 2014
Cost or valuation	9,090	27,563	36,653
Accumulated depreciation	(1,060)	(5,858)	(6,918)

Net book amount	8,030	21,705	29,735

7. Intangible assets

	Fair value of leases/land use rights €’000	Contractual customer relationships €’000	Software develop- ment costs €’000	Total €’000
At 31 December 2013
Cost or valuation	2,532	5,778	248	8,558
Accumulated amortization and impairment	(603)	(3,059)	(88)	(3,750)

Net book amount	1,929	2,719	160	4,808

Period ended 30 September 2014
Opening net book amount	1,929	2,719	160	4,808
Exchange differences	136	—	12	148
Amortization charge	(57)	(649)	(66)	(772)
Transfer assets out for held for sale	—	(122)	—	(122)

Closing net book amount	2,008	1,948	106	4,062

At 30 September 2014
Cost or valuation	2,712	4,418	268	7,398
Accumulated amortization and impairment	(704)	(2,470)	(162)	(3,336)

Net book amount	2,008	1,948	106	4,062

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

Intangibles are amortized over their expected useful lives, being five years for contractual customer relationships, three years for software development costs and the length of the lease or land rights for the fair value of leases and land use rights, being six to twenty years.

8. Trade and other receivables

	Note	30 September 2014
		€’000
Trade receivables		27,335
Less: provision for impairment of trade receivables		(52)
Trade receivables—net		27,283
Prepayments		855
Other receivables		4,826
Amounts due from related parties	22	8,529
Amounts due from subsidiaries of the parent not included within the business	22	4,101
		45,594
Non-current trade and other receivables		474
Current portion		45,120

There is not a material difference between the fair value and book value of trade and other receivables.

As at 30 September 2014, trade receivables of €2,918,000 were past due but not impaired. The credit quality of these relate to a number of customers where there is no recent history of default and the majority fall under the “AAA” or the “AA” credit rating (Moody ratings). The aging analysis of these trade receivables is as follows:

30 September 2014
€’000
Up to three months	2,537
Three to six months	309
Six to twelve months	25
Over twelve months	47
2,918

The amount of the provision as at 30 September 2014 was €52,000. The individually impaired receivables mainly relate to customers which are in unexpected difficult economic situations. It was assessed that a portion of the receivables is not expected to be recovered. The aging of these receivables is as follows:

30 September 2014
€’000
Up to three months	0
Three to six months	5
Six to twelve months	45
Over twelve months	2
52

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

The carrying amounts of the business trade and other receivables are denominated in the following currencies:

30 September 2014
€’000
British pound	30
US dollar	24,711
Chinese renminbi	11,163
Mexican peso	5,429
Canadian dollar	3,344
Other currencies	917
45,594

Movements on the business provision for impairment of trade receivables are as follows:

30 September 2014
€’000
At 1 January	130
Provision for receivables impairment	54
Receivables written off during the period as uncollectible	(28)
Unused amounts reversed	(104)
At 30 September	52

The creation and release of provision for impaired receivables have been included in ‘other operating expenses’ in the carve-out combined income statement.

The other classes within trade and other receivables do not contain impaired assets.

9. Inventories

30 September 2014
€’000
Raw materials	6,444
Work in-progress	2,905
Finished goods	6,242
Spare parts	765
Total inventories	16,356

10. Cash and cash equivalents

30 September 2014
€’000
Cash and cash equivalents	17,123
Short-term bank deposits	2,733
Total cash and cash equivalents	19,856

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

The cash and cash equivalent balances are maintained in the following currencies:

30 September 2014
€’000
US dollar	6,312
Chinese renminbi	9,382
Mexican peso	804
Canadian dollar	1,732
Euro	1,596
British pound	30
Total cash and cash equivalents	19,856

The cash and cash equivalent balances are located in the following countries;

30 September 2014
€’000
Canada	3,271
China	14,020
Mexico	890
The Netherlands	49
United Kingdom	1,626
Total cash and cash equivalents	19,856

Substantially all of the cash and cash equivalents are held in banks with credit rating (Moody ratings) of AA or above and where such ratings are not available, with banks of substantial scale and reputation in their local markets. The credit quality of cash financial assets has been considered in the preparation of these financial statements and no adjustments have been required.

11. Trade and other payables

	Note	30 September 2014
		€’000
Trade payables		17,604
Amounts due to related parties	22	7,506
Amounts due to subsidiaries of the parent not included within the business	22	4,349
Social security and other taxes		1,718
Accrued expenses and other payables		12,543
		43,720
Non-current accrued expenses and other payables		72
Current portion		43,648

The amounts owed to related parties are unsecured. The balance of amounts due to related parties are non-interest bearing.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

12. Other borrowings

30 September 2014
€’000
Non-current
Finance lease	517
Total non-current	517

Current
Invoice discount facility	7
Finance lease	885
Total current debt	892

Total other borrowings	1,409

The fair value of current and non-current borrowings equals their carrying amount, as the impact of discounting is not significant.

Invoice discounting facility

Shorewood Packaging Corporation of Canada is a participating member of the parent’s invoice discounting facility. The company joined the arrangement in March 2014. The facility is secured on certain trade receivables and inventory of a group of subsidiary companies of the parent. The borrowings are repayable in 16 months’ time and have variable interest rates; for Canadian Dollar borrowing CDOR + 3.0% and US Dollar borrowing LIBOR + 3.0%.

The parent and almost all other country divisions of the parent, including the carve-out entities, guarantee the entire arrangement.

The banking arrangements require the parent to meet certain minimum borrowing availability limits based upon eligible receivable and inventory balances. If these levels fall below the minimum level, certain covenant tests are required. This did not occur in the period. The covenants relate to minimum levels of EBITDA, maximum levels of capital expenditure and a minimum fixed charge ratio.

At 30 September 2014 there was €7,000 of invoice discounting facility utilized in respect to Shorewood Packaging Corporation of Canada, and €1,876,000 in total of the parent’s facility utilized.

The Business has the following undrawn borrowing facilities under the discounting facility:

30 September 2014
€’000
Expiring beyond one year	9,864

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

Finance Leases

Future minimum payments under finance leases are as follows:

30 September 2014
€’000
Finance leases which expire	885
No later than one year	517
Later than one year and no later than five years	1,402

The impact of discounting on the finance lease future minimum lease payments is not material.

13. Deferred tax

The analysis of deferred tax assets and deferred tax liabilities is as follows:

September 30, 2014
€’000
Deferred tax assets:
Deferred tax asset to be recovered after more than 12 months	7,271
Deferred tax asset to be recovered within 12 months	1,953
Total deferred tax assets	9,224
Deferred tax liabilities:
Deferred tax liability after more than 12 months	(2,505)
Deferred tax liability within 12 months	—
Total deferred tax liabilities	(2,505)
Deferred tax assets (net)	6,719
The gross movement on the deferred income tax account is as follows:
At 1 January	6,407
Exchange differences	620
Income statement charge to income tax expense	(249)
Transfer to assets held for sale	(59)
At 30 September	6,719

Deferred tax assets	Retirement benefit obligations	Property, plant and equipment temporary differences	Tax losses	Other provisions	Total
	€’000	€’000	€’000	€’000	€’000
At 31 December 2013	837	5,461	452	2,227	8,977
Credited / (charged) to income statement	52	(584)	627	(426)	(331)
Transfer to assets held for sale	—	(89)	—	—	(89)
Exchange differences	36	358	121	152	667
At 30 September 2014	925	5,146	1,200	1,953	9,224

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

Deferred tax liabilities	Property, plant and equipment temporary differences	Customer relationships	Other	Total
	€’000	€’000	€’000	€’000
At 31 December 2013	508	699	1,363	2,570
Credited / (charged) to income statement	127	(166)	(43)	(82)
Transfer to assets held for sale	—	(30)	—	(30)
Exchange differences	47	—	—	47
At 30 September 2014	682	503	1,320	2,505

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable. The group did not recognize deferred income tax assets of €1,131,000 in respect of losses amounting to €4,526,000 that can be carried forward against future taxable income, and deferred income tax assets of €383,000 in respect of tax depreciation.

Deferred income tax liabilities of €1,320,000 have been recognized for the withholding tax and other taxes that would be payable on the unremitted earnings of certain subsidiaries.

14. Provisions for other liabilities and charges

Movement
€’000
At 31 December 2013	483
Provisions utilized in the year	(483)
At 30 September 2014	—

During 2013 AGI Shorewood de Mexico S. de R.L. C.V. announced a facilities restructuring amounting to €483,000 which has been fully utilised in 2014.

All provisions relate to restructuring provisions.

15. Employee benefit expense

Period ended 30 September 2014
€’000
Wages and salaries, including restructuring costs, other termination benefits	21,227
Social security costs	2,184
Pension costs—defined contribution plans	346
Other wage and salary costs and post-retirement benefits	1,840
25,597
Less; employee benefit expense of discontinued operations	(3,202)
22,395

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

16. Average number of people employed

Period ended 30 September 2014
€’000
Average number of employees	996
Less: average number of employees of discontinued operations	(41)
955

17. Finance income and costs

Period ended 30 September 2014
€’000
Interest expense
Bank borrowings	17
Related party borrowings	597
Post-retirement benefits	119
Finance costs	733
Interest income on short-term bank deposits	(119)
Finance income	(119)
Net finance expense	614

18. Income tax expense

Period ended 30 September 2014
€’000
Current tax:
Current tax on profits for the period	1,049
Adjustments for prior period	(194)
Total current tax	855
Deferred tax:
Origination and reversal of temporary differences	(710)
Deferred tax (credit)/charge for future repatriation of unremitted earnings	(22)
Adjustments related to prior periods	981
Total deferred tax	249
Income tax expense	1,104

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

The tax on the group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the combined entities as follows:

Period ended 30 September 2014
€’000
Profit before income tax
Tax calculated at weighted average of domestic tax rates applicable to profits in the respective countries	353
Tax effects of:
Income not subject to tax	(791)
Expenses not deductible for tax purposes	501
Tax losses for which no deferred income tax asset was recognized	119
Recognition of previously unrecognized tax losses	(1)
Deferred tax (credit) for future repatriation of unremitted earnings	(22)
Irrecoverable withholding tax and other charges	158
Adjustment in respect of prior years	787
Tax charge	1,104

The statutory tax rates for the period in the Netherlands, UK, China, Canada and Mexico were 25%, 21.5%, 25%, 25% and 30%. The weighted average applicable tax rate for the period was 10.4%.

19. Post-retirement benefits

A subsidiary of the business, Shorewood Packaging Corporation of Canada Limited operates a post-retirement medical plan which is unfunded. Net periodic cost for the plan for the period ended 30 September 2014 is as follows:

Period ended 30 September 2014
€’000
Service cost	28
Past service credit	—
Interest cost	119
Cost / (credit) included in the income statement	147
Re-measurements (recognized in other comprehensive income)	234
Total cost recognized in statement of comprehensive income	381

The defined benefit cost for the fiscal period ending 30 September 2014 includes a credit due to special events (curtailment) of €nil in relation to past service costs.

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

As at 30 September 2014, the movement in the defined benefit obligation and the fair value of plan assets over the period is as follows:

Change in benefit obligation	30 September 2014
€’000
At 1 January	3,348
Service cost	28
Past service cost	—
Interest expense	119
Benefits paid	(138)
Effect of changes in demographic assumptions	(72)
Effect of changes in financial assumptions	303
Effect of experience adjustment	—
Reclassification of liabilities to assets held for sale	(120)
Exchange rate changes	146
At 30 September 2014	3,614

Change in plan assets	30 September 2014
€’000
At 1 January	—
Employer direct benefit payment	138
Benefit payment from employer	(138)
At 30 September 2014	—

The amounts recognized in the carve-out combined statement of comprehensive income are determined as follows:

30 September 2014
€’000
Present value of unfunded obligations	3,614
Fair value of plan assets	—
Deficit of unfunded plans	3,614
Effect of asset ceiling/onerous liability	—
Liability in the carve-out combined statements of financial position	3,614

Assumptions were selected based on the movements of key economic indicators in the region.

Weighted-average assumptions used to determine benefit obligations are as follows:

Period ended 30 September 2014
€’000
Discount rate	4.0%

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

Weighted-average assumptions used to determine net periodic benefit cost for the period ended 30 September 2014 are as follows:

Period ended 30 September 2014
€’000
Discount rate	4.8%

At 30 September 2014 the expected employer contributions for the next fiscal year is €196,000. The estimated future benefit payments are as follows:

30 September 2014
€’000
Year 1	196
Year 2	211
Year 3	225
Year 4	247
Year 5	274
Next 5 Years	1,978

20. Cash (used) / generated from operations

Period ended 30 September 2014
€’000
Profit / (loss) before income tax including discontinued operations	379
Adjustments for:
Depreciation	1,583
Amortization	803
Loss on disposal of fixed assets	156
Post retirement benefits	386
Provision for restructuring cost	(404)
Finance costs—net	495
Foreign exchange (gains) on operating activities	(1,082)
Changes in working capital (excluding the effects of exchange differences on consolidation):
Inventories	(1,324)
Trade and other receivables	(7,834)
Trade and other payables	(3,105)
Cash (used) / from operations	(9,947)

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

21. Commitments under operating leases

The business leases various offices and warehouses under non-cancellable operating lease agreements. The lease terms are between five and ten years, and the majority of lease agreements are renewable at the end of the lease period at market rate.

The business also leases various plant and machinery under non-cancellable operating lease agreements.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

Period ended 30 September 2014
€’000
Operating leases which expire:
No later than one year	655
Later than one year and no later than five years	3,282
Later than five years	120
4,057

The amount charged to the income statement in respect of operating lease charges for the period ended 30 September 2014 was €1,231,000.

22. Related parties

The following transactions were carried out with related parties:

(a) Sales of goods and services

Period ended 30 September 2014
€’000
Sales of goods
Atlas AGI Holdings LLC	8,621
International Paper Company	168

8,789

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

(b) Purchases of goods and services

Period ended 30 September 2014
€’000
Purchases of goods:
International Paper Company	9,575
Atlas AGI Holdings LLC	1,109

10,684
Purchases of services:
Subsidiaries of parent not included within the business	179
Atlas AGI Holdings LLC	6,927
Intertrust (Netherlands) B.V.	20

7,126

(c) Other Income

Period ended 30 September 2014
€’000
Other Income
Subsidiaries of the parent not included within the business	203

Other Income relates to revenue generated from the leasing operation started in 2014.

(d) Period end balances arising from sales / purchases of goods / services

30 September 2014
€’000
Receivables:
Amounts due from subsidiaries of the parent not included within the business	4,101
Amounts due from related parties:
Atlas AGI Holdings LLC	8,529

Total other related party receivable balances	8,529
Payables:
Amounts due to subsidiaries of the parent not included within the business	4,349
Amounts due to related parties:
Atlas AGI Holdings LLC	4,975
International Paper Company	2,516
Intertrust (Netherlands) B.V.	15

Total other related party payable balances	7,506

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

(e) Related party borrowing

From International Paper Investments (Luxembourg) S.à.r.l.

Movement
€’000
Subordinated loans from related party
At 31 December 2013	19,146
Interest paid during year	—
Interest charged during year	597
Foreign exchange movement	1,671

At 30 September 2014	21,414

This loan is not repayable until April 2019. Interest will accrue daily and compound quarterly at a rate of 4% per annum.

(f) Key management compensation

Key management of the parent includes the compensation paid to the members of the Executive Management team. On 1 April 2014 the position of Chairman was created with the previous position of Chief Executive Officer being eliminated. With this structure change, an increased level of autonomy was given to each of the regions making up the Parent; Europe, Americas and Asia. Prior to 1 April 2014, key management included the Chief Executive Officer and Chief Financial Officer only, and did not include the newly created positions of Chairman and Executive Officers. The compensation paid or payable for certain Executive Management team members for employee services is allocated via the allocation agreement between the Parent and Atlas AGI Holdings LLC. The total amount included for key management compensation within the carved-out business is shown below:

Period ended 30 September 2014
€’000
Salaries and other short-term employee benefits	325
Post-employment benefits	5

330

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

23. Assets held for sale

During 2014, the Parent’s management determined that the Canadian operation in Smith Falls would be transferred out of the carve-out combination to be held by a different subsidiary of the Parent within 12 months of 30 September 2014. The analysis below shows the income statement for this operation over the period.

Discontinued operations income statement

Period ended 30 September 2014
€’000
Revenue	2,974
Raw materials	(1,852)
Employee benefit expense	(3,202)
Depreciation and amortisation	(223)
Other operating expense	(714)
Total expenses and other income	(5,991)
Operating loss before tax	(3,017)
Tax credit	785
Loss after tax of discontinued operations	(2,232)

The major assets and liabilities of the Smith Falls operation classified as held for sale at 30 September 2014 were as follows:

30 September 2014
€’000
Assets of disposal group classified as held for sale
Property, plant and equipment	1,619
Intangible assets	92
Inventories	711
Trade and other receivables	1,356
Deferred tax assets	67
Total assets	3,845

Liabilities of disposal group classified as held for sale
Trade and other payables	119
Accrued expenses and other liabilities	691
Deferred tax liabilities	23
Retirement benefit obligations	120
Provisions	79
Total liabilities	1,032

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

The cash flows of the Smith Falls operation were as follows:

Period ended 30 September 2014
€’000
Operating cash flows	(3,925)
Investing cash flows	—
Financing cash flows	3,925
Total cash flows	—

24. Reconciliation between IFRS and US generally accepted accounting principles for the nine month period ended 30 September 2014

Accounting principles

The carve-out combined financial statements of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. have been prepared in accordance with IFRS which differs from US GAAP in certain respects. The application of the latter pursuant to Item 18 of Form 20-F would have affected the determination of profit for the nine months ended 30 September 2014 and the determination of parent’s net investment at 30 September 2014 is set out in the tables below:

1. Adjustments to net profit

			Period ended 30 September 2014
	Note		€’000
Profit for the period in accordance with IFRS			60
US GAAP adjustments:
Capitalised software	(a	)	54
Post Retirement Benefit	(b	)	103
Tax impact of above differences			(34)
Profit for the period in accordance with US GAAP			183

2 Adjustments to Parent’s Net Investment in the Business

			30 September 2014
	Notes		€’000
Parent’s Net Investment in the Business in accordance with IFRS			56,140
US GAAP adjustments:
Capitalised software	(a	)	(106)
Tax impact of above difference			16
Parent’s Net Investment in the Business in accordance with US GAAP			56,050

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

a)	Amortisation on Computer Software

IFRS permits the capitalisation of internally developed software expenditure if specific criteria are met. However US GAAP does not permit such expenditure to be capitalised and instead it should be expensed as and when it occurs. The amounts to be reversed in the income statement for amortisation charged is €54,000 in 2014.

b)	Post Retirement Benefit Scheme

Under US GAAP, certain costs relating to prior periods and actuarial gains are recognised in the income statement over a period of years, rather than taken to other comprehensive income (OCI) within reserves immediately as they are under IFRS. The adjustment of €103,000 for the period ended 30 September 2014 relates to the impact on the income statement of the reversal of such amounts in OCI within reserves in equity. In addition, the impact above includes the creation of the accumulated other comprehensive loss (AOCI) reserve within parent’s net investment in the business and the net change each year in this balance. As there are no differences between US GAAP and IFRS in the parent’s net investment in the business, there is no adjustment required to be made in the statement of financial position.

3 Intangible Assets

The estimated aggregate amortization expense for each of the next five years, and thereafter, is as follows:

Fiscal Year	€’000
Remainder of 2014	257
2015	1,026
2016	943
2017	77
2018	77
Thereafter	1,682

4. Deferred Taxes

The analysis of deferred tax assets and deferred tax liabilities as presented in accordance with IFRS would be presented according to US GAAP disclosure requirements as follows:

30 September 2014
€’000
Deferred tax assets:
Deferred tax asset to be recovered after more than 12 months	8,785
Deferred tax asset to be recovered within 12 months	1,953
Total deferred tax assets	10,738
Deferred tax liabilities:
Deferred tax liability to be recovered after more than 12 months	(2,505)
Deferred tax liability to be recovered within 12 months	—
Total deferred tax liabilities	(2,505)
Valuation allowance	(1,514)
Deferred tax assets (net)	6,719

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

5. Fair Value of Financial Instruments

The Non-European Folding Carton and Lithographic Printing Business’s financial instruments include cash, trade receivables, trade payables and long term debt. The carrying amounts of cash, trade receivables and trade payables approximate fair value because of the short maturity of these instruments. The Parent’s debt obligations are not actively traded, and as a result no published fair value is available. The Parent estimated the fair value of long-term debt (Level 2) to be consistent with the aggregated carrying values at 30 September 2014.

6 Cash flow statement for the nine month period ended 30 September 2014

The carve-out combined cash flow statement has been prepared under IFRS and presents substantially the same information as required under US GAAP. There are certain differences with regard to classification of items within the cash flow statement namely interest received. The following table presents cash flows as classified under US GAAP.

Period ended 30 September 2014
€’000
Net cash provided by operating activities	(10,851)
Net cash used in investing activities	(9,881)
Net cash used in financing activities	12,866
Net (decrease) in cash and cash equivalents	(7,866)
Exchange rate movements	1,260
Cash and cash equivalents at beginning of period	26,462
Cash and cash equivalents at end of period	19,856

New accounting pronouncements under US GAAP

On 10 April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-08 (“ASU-2014-08”), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results, a business that upon acquisition qualifies as held for sale will also be a discontinued operation, and activities are no longer precluded from being presented as a discontinued operation if (i) there are operations and cash flows of the component that have not been eliminated from the reporting entity’s ongoing operations, or (ii) there is significant continuing involvement with a component after its disposal. ASU 2014-08 also introduces several new disclosures, including, but not limited to, a requirement to present in the statement of cash flows or disclose in a note either (i) total operating and investing cash flows for discontinued operations, or (ii) depreciation, amortisation, capital expenditures, and significant operating and investing noncash items related to discontinued operations, additional disclosures when an entity retains significant continuing involvement with a discontinued operation after its disposal, including the amount of cash flows to and from a discontinued operation, and for disposals of individually significant components that do not qualify as discontinued operations,

NON-EUROPEAN FOLDING CARTON AND LITHOGRAPHIC PRINTING BUSINESS

AGI GLOBAL HOLDINGS COÖPERATIEF U.A.

NOTES TO THE CARVE-OUT COMBINED STATEMENTS

For the nine month period ended 30 September 2014

a disclosure of pre-tax earnings of the disposed component. ASU 2014-08 also requires an entity to reclassify the assets and liabilities of a discontinued operation that is classified as held for sale or disposed of in the current period for the comparative periods presented in the statement of financial position.

The guidance in ASU 2014-08 applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date and is required to be adopted by public business entities in annual periods beginning on or after 15 December 2014, and interim periods within those annual periods. It is effective for all other entities, including non-public entities, in annual periods beginning on or after 15 December 2015, and interim periods beginning on or after 15 December 2015, with early adoption permitted.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)(“ASU 2014-09”). ASU 2014-09 is a new comprehensive standard for revenue recognition that is based on the core principle that revenue be recognized in a manner that depicts the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Under the new standard, a good or service is transferred to the customer when (or as) the customer obtains control of the good or service, which differs from the risk and rewards approach under current guidance. The new standard provides guidance for transactions that were not previously addressed comprehensively, including service revenue and contract modifications, eliminates industry-specific revenue recognition guidance, including that for software, and requires enhanced disclosures about revenue. ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts to transfer nonfinancial assets outside of the entity’s ordinary activities except for certain contracts within the scope of other standards (such as leases). Areas of potential change include, but are not limited to, units of accounting, the determination of the transaction price, the allocation of the transaction price to multiple goods and services, transfer of control, software licenses, and capitalization of contract costs. The Business is evaluating the effect this ASU will have on its financial statements.

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures as well as increasing consistency in the timing and content of footnote disclosures when the organization identifies conditions or events that raise substantial doubt . The amendments in this Update are effective for the annual period ending after 15 December 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Implementation of these recent accounting pronouncements are not expected to have a material effect on the Non-European Folding Carton and Lithographic Printing Business’s special purpose carve-out financial statements.

25. Subsequent events

Subsequent to 30 September 2014 the Parent, AGI Global I B.V. and AGI-Shorewood Group US Holdings, LLC entered into a definitive agreement on 2 November 2014 for the sale of the Non-European and US Folding Carton and Lithographic Printing Business to Multi Packaging Solutions (“MPS”). These financial statements have been prepared and are being presented as at the close of business on 30 September 2014 prior to the expected acquisition by MPS upon the closing of the transaction.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The following tables set forth the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2015, which have been prepared to illustrate the effects of the following acquisitions (collectively, the “Acquisitions”) as if they had occurred on July 1, 2014:

•	the acquisition of, the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Coöperatief U.A. and the U.S. Folding Carton and Lithographic Printing Business of Atlas AGI Holdings LLC (collectively, “ASG”) on November 21, 2014, and

•	Armstrong Packaging Limited (“Armstrong”) acquired July 8, 2014, and

•	Presentation Products Group (Presentation Products”) acquired on February 28, 2015.

The pro forma adjustments and the assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial data is presented for informational purposes only. The unaudited pro forma combined financial data does not purport to represent what our results of operations would have been had the Acquisitions occurred on the date indicated, nor does it purport to project our results of operations for any future period. The unaudited pro forma combined financial data should be read in conjunction with the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Transactions,” “Summary—Summary Historical Audited Consolidated and Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations data give effect to adjustments that are (i) directly attributable to the Acquisitions, (ii) factually supportable, and (iii) expected to have a continuing impact or are recurring. The Acquisitions have been accounted for using the acquisition method of accounting.

The historical statements of operations information of MPS have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and derived from the audited financial statements of the MPS Successor for the year ended June 30, 2015, appearing elsewhere in this prospectus.

The historical statement of operations information of ASG was obtained from the unaudited financial information and reflects adjustments from International Financial Accounting Standards to US GAAP as well as currency conversion from Euros to US Dollars for the international entity only and have been converted from a December 31 reporting period to a fiscal year commencing July 1 on the basis of management’s adjustments utilizing books and records.

The historical statements of operations information of Presentation Products was obtained from the unaudited financial information which reflects adjustments from UK GAAP to US GAAP. Presentation Products was converted from a fiscal year ending February 28, to a fiscal year commencing July 1.

The unaudited pro forma combined financial information presented for the Acquisitions is based on preliminary estimates, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements will depend on a number of factors. Therefore, the actual adjustments will differ from the pro forma adjustments and the difference may be material. The unaudited pro forma combined financial information also does not project or forecast the Company’s consolidated results of operations for any future period. Additionally, the unaudited pro forma combined financial information does not reflect the use of proceeds from the offering.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2015

(in thousands, except per share data)

	MPS	ASG – for the period July 1, 2014 – November 21, 2014	Presentation Products for the period July 1, 2014 – February 28, 2015	Pro Forma Adjustments	Notes	Total Pro Forma
Net sales	$1,617,640	$161,354	$28,519	$—		$1,807,513
Cost of goods sold	1,285,673	137,601	23,764	749	a	1,447,787

Gross margin	331,967	23,753	4,755	(749)		359,726
Selling, general and administrative expenses:
Selling, general and administrative	247,360	21,534	1,901	578	b	271,373
Management fees and expenses	—	236	—	—		236
Transaction related expenses	13,630	106	—	(11,533)	c	2,203

Total selling, general and administrative expenses	260,990	21,786	2,854	(10,955)		273,812

Operating income	70,977	1,877	2,349	10,206		85,914
Other income (expense)
Other income	10,625	3,973	14	—		14,612
Debt extinguishment charges	(1,019)	—	—	—		(1,019)
Interest expense	(75,437)	(525)	(146)	(1,828)	d	77,936

Total other expense, net	(65,831)	3,448	(132)	(1,828)		64,343

Income before income taxes	5,146	5,325	2,722	8,378		21,571
Income tax benefit (expense)	1,880	(788)	(855)	(7,636)	e	(7,399)

Net income	$7,026	$4,537	$1,867	$742		$14,172

Earnings Per Common Share
Basic						$0.22

Diluted						$0.22

Weighted Average Common Shares Outstanding
Basic						61,939,432

Diluted						61,939,432

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 2015

(in thousands)

(a)	Cost of goods sold adjustments – Depreciation expense

Adjustment
Presentation Products	$46
ASG	703

Total	$749

To record additional depreciation on fixed asset step-up.

(b)	Selling, general and administrative expenses

Adjustment
Presentation Products	$578

Total	$578

To record depreciation and amortization expense on fair value adjustments on fixed assets and intangible asset step-ups.

(c)	Transaction costs

Adjustment
MPS	$579
Chesapeake—Predecessor	5,138
Jet	428
IPS	69
Presentation Products	257
Armstrong	202
ASG	4,860

Total	$11,533

To eliminate transaction costs paid by MPS directly attributable to the Acquisitions.

(d)	Interest expense

Adjustment
ASG	$1,828

Total	$1,828

To record the incremental interest expense related to debt directly attributable to the Acquisitions.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 2015—(Continued)

(in thousands)

(e)	Income taxes at effective rate

Adjustment
MPS	$(7,636)

Total	$(7,636)

To record the income tax impact of the pro forma adjustments and to adjust the tax rate to 34.3%, the historical effective rate of MPS.

10,000,000 Shares

Multi Packaging Solutions International Limited

Common Shares

PROSPECTUS

                    , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$17,823
FINRA Filing Fee	27,048
Printing and Engraving Expense	200,000
Legal Fees	500,000
Accounting Fees	200,000
Transfer Agent Fee	5,000
Miscellaneous	50,129

Total	$1,000,000

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

We have entered into indemnification agreements with each of our directors. These indemnification agreements provide the directors with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, us, members of our Board of Directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities. See “Item 17. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

Schedule I

Parent Company only Financial Statements required to be filed under this item are set forth in Item 8 of this registration statement and is incorporated in this Item 16(b) by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on May 16, 2016.

Multi Packaging Solutions International Limited

By:	/s/ Marc Shore
Marc Shore Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Marc Shore and William H. Hogan, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marc Shore Marc Shore	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 16, 2016

/s/ William H. Hogan William H. Hogan	Executive Vice President and Chief Financial Officer and Authorized Representative in the United States (Principal Financial Officer)	May 16, 2016

/s/ Ross Weiner Ross Weiner	Vice President — Finance, Chief Accounting Officer (Principal Accounting Officer)	May 16, 2016

/s/ Zeina Bain Zeina Bain	Director	May 16, 2016

/s/ George Bayly George Bayly	Director	May 16, 2016

/s/ Richard H. Copans Richard H. Copans	Director	May 16, 2016

/s/ Eric Kump Eric Kump	Director	May 16, 2016

/s/ Gary McGann Gary McGann	Director	May 16, 2016

/s/ Thomas S. Souleles Thomas S. Souleles	Director	May 16, 2016

/s/ Jason J. Tyler Jason J. Tyler	Director	May 16, 2016

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1**	Amended Memorandum of Association of Multi Packaging Solutions International Limited (the “Company”) (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

3.2**	Amendment to the Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-37598), filed with the SEC on November 13, 2015)

3.3**	Amended and Restated Bye-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-37598), filed with the SEC on November 13, 2015)

4.1**	Indenture governing the 8.500% Senior Notes due 2021, dated August 15, 2013 (the “Indenture”), among Multi Packaging Solutions, Inc. (successor by merger to Mustang Merger Corp.) as Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on August 10, 2015)

4.2**	Form of 8.500% Senior Note due 2021 (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on August 10, 2015)

4.3**	Second Supplemental Indenture to the Indenture, dated as of December 12, 2013, by and among Multi Packaging Solutions, Inc. (successor by merger to Mustang Merger Corp.), the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

5.1*	Opinion of Conyers Dill & Pearman Pte. Ltd.

10.1**	Second Amendment and Waiver to the Credit Agreement and First Amendment to the Security Agreement, dated as of December 24, 2013, by and among Chesapeake/MPS Merger Limited (f/k/a, Chesapeake Services Limited, f/k/a Chase BidCo Limited), Chesapeake US Holdings Inc. (f/k/a Chase US Holdco Inc.), Chesapeake Finance 2 Limited (f/k/a Chase MidCo 2 Limited), each Lender party thereto, Barclays Bank PLC as Administrative Agent, Collateral Agent, initial Dollar Tranche A Lender and initial Dollar Tranche B Lender, and the Lenders under the Dollar Revolving Credit Facility party thereto (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on August 10, 2015)

10.2**	Second Amended and Restated Employment Agreement between Marc Shore, Multi Packaging Solutions, Inc. and Chesapeake Finance 2 Limited, dated February 14, 2014. (incorporated by reference to Exhibit 10.2 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on September 30, 2015)

10.3**	Letter Agreement between Rick Smith and Multi Packaging Solutions UK Limited, dated November 25, 2014. (incorporated by reference to Exhibit 10.5 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on September 30, 2015)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.4**	2014/2015 Manager Incentive Plan (incorporated by reference to Exhibit 10.6 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.5**	2015 Incentive Award Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.6**	Separation Agreement between Mike Cheetham, Multi Packaging Solutions UK Limited, Chesapeake Holdings Ltd. and CEP III Chase S.à r.l, dated October 8, 2014. (incorporated by reference to Exhibit 10.8 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on September 30, 2015)

10.7**	Written Statement of Terms and Conditions of Employment between Rick Smith and Chesapeake, effective February 1, 2010 (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.8**	Form of Stock Option Agreement under the 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.9**	Form of Restricted Stock Agreement under the 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.10**	Form of Restricted Stock Unit Agreement under the 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.11**	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on October 9, 2015)

10.12**	Shareholders’ Agreement, dated as of October 21, 2015, by and among Mustang Investment Holdings L.P., CEP III Chase S.à r.l. and the Company (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-37598), filed with the SEC on November 13, 2015)

10.13**	Offer Letter between Ross Weiner and the Company, executed January 7, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-37598), filed with the SEC on January 25, 2016)

10.14	Summary of Director Compensation Program for Non-Employee Directors

21.1**	List of Subsidiaries of the Company (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-205278), originally filed with the SEC on August 10, 2015)

23.1*	Consent of Conyers Dill & Pearman Pte. Ltd. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte LLP

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of PricewaterhouseCoopers LLP

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

24.1	Powers of Attorney (included in the signature pages to this registration statement)

101.INS †	XBRL Instance Document, furnished herewith

101.SCH †	XBRL Schema Document, furnished herewith

101.CAL †	XBRL Taxonomy Extension Calculation Linkbase Document

101.INS †	XBRL Taxonomy Extension Label Linkbase Document

101.INS †	XBRL Taxonomy Extension Presentation Linkbase Document

101.INS †	XBRL Taxonomy Extension Definition Linkbase Document

*	To be filed by amendment
**	Previously filed
†	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Exchange Act of 1934, and otherwise is not subject to liability under these sections.